     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1998

                                                       REGISTRATION NO. [333- ]

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                   UNDER THE
                            SECURITIES ACT OF 1933

                               ----------------
                                TELIGENT, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     4812                    54-1866562
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                              8065 LEESBURG PIKE
                            VIENNA, VIRGINIA 22182
                                (703) 762-5100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           LAURENCE E. HARRIS, ESQ.
                                TELIGENT, INC.
                              8065 LEESBURG PIKE
                            VIENNA, VIRGINIA 22182
                                (703) 762-5100
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:

                              MARK C. SMITH, ESQ.
                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               919 THIRD AVENUE
                              NEW YORK, NY 10022
                                (212) 735-3000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                               ----------------
  If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                                        PROPOSED
                                          PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT       MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED          REGISTERED   PER NOTE(1)     PRICE(1)       FEE
-------------------------------------------------------------------------------
11 1/2% Series B Senior
 Discount Notes due 2008
 ......................   $440,000,000     54.5%      $239,800,000   $70,741

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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION DATED MAY 21, 1998

                                   PROSPECTUS

                       OFFER TO EXCHANGE ALL OUTSTANDING
                   11 1/2% SENIOR DISCOUNT NOTES DUE 2008 FOR
          11 1/2% SERIES B SENIOR DISCOUNT NOTES DUE 2008, WHICH HAVE
               BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                                 AS AMENDED, OF

                                [TELIGENT LOGO]

  The Exchange Offer will expire at 5:00 p.m., New York City time, on      ,
1998, unless extended.

                                  -----------

  Teligent, Inc. ("Teligent" or the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount at maturity of up to $440,000,000 of its 11 1/2% Series B Senior Discount Notes due 2008 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount at maturity of its issued and outstanding 11 1/2% Senior Discount Notes due 2008 (the "Old Notes" and, together with the New Notes, the "Notes") from the holders (the "Holders") thereof. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except for certain provisions under the Registration Rights Agreement (as defined herein), providing for liquidated damages on the Old Notes under certain circumstances relating to the timing of the Exchange Offer, which rights in each case will terminate upon consummation of the Exchange Offer.

  On February 20, 1998, Teligent issued $440,000,000 aggregate principal amount at maturity of the Old Notes (the "Old Notes Offering"). The Old Notes were issued pursuant to an offering exempt from registration under the Securities Act and applicable state securities laws.

  The New Notes will be issued pursuant to an indenture dated as of February 20, 1998 between the Company and First Union National Bank as Trustee (the "Trustee") (the "Indenture").

  For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. The Old Notes were issued at a substantial discount from their principal amount at maturity. Cash interest will not accrue on the Notes prior to March 1, 2003. Commencing September 1, 2003, cash interest on the Notes will be payable in cash semi-annually on March 1 and September 1 of each year at a rate of 11 1/2% per annum. Original Issue Discount (as defined herein) on the New Notes will accrue from the date of original issuance of the Old Notes.

  On or after March 1, 2003, the Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, at the redemption price set forth herein, together with interest accrued to the redemption date.

  The Notes will be senior unsecured obligations of the Company. The Notes will rank pari passu in right of payment with all other existing and future senior unsecured indebtedness of the Company, including $300 million principal amount of the Company's 11 1/2% Senior Notes due 2007 (the "Senior Notes"). The
Company expects to incur substantial additional indebtedness (including secured indebtedness) in the future. Such secured indebtedness, if incurred, will effectively rank senior to the Old Notes with respect to the assets securing such indebtedness. In addition, the Notes will be effectively subordinated to all liabilities of each subsidiary of the Company to its respective creditors. See "Risk Factors--Substantial Leverage; Ability to Service Indebtedness" and "Description of the Notes--General."
                                                        (continued on next page)

  SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS WHO TENDER THE OLD NOTES IN THE EXCHANGE OFFER.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                   THE DATE OF THIS PROSPECTUS IS     , 1998.

(continued from previous page)

  Upon the occurrence of a Change of Control (as defined herein), unless the Company has given a notice of redemption, each Holder will have the right to require the Company to repurchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value (as defined herein) thereof on any Change of Control Payment Date (as defined herein) occurring prior to March 1, 2003, or 101% of the principal amount thereof at maturity on any Change of Control Payment Date occurring on or after March 1, 2003, plus accrued and unpaid interest, if any, to such Change of Control Payment Date. There can be no assurance that the Company will have sufficient funds to pay the purchase price for all of the Notes that might be delivered by Holders upon a Change of Control.

  The New Notes are being offered hereunder in order to satisfy certain obligations of Teligent contained in the Registration Rights Agreement (as defined herein). Based on previous interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties, Teligent believes that the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any Holder which is an "affiliate" of Teligent within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement or understanding with any person to participate in the distribution of the New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. For a period of 90 days after the Expiration Date (as defined herein), Teligent will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  Teligent will not receive any proceeds from the Exchange Offer. Teligent will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event Teligent terminates the Exchange Offer and does not accept for exchange any Old Notes, Teligent will promptly return the Old Notes to the Holders thereof. See "The Exchange Offer."

  There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of Holders of the New Notes to sell their New Notes or the price at which such Holders may be able to sell their New Notes. Merrill Lynch & Co., Goldman, Sachs & Co., Salomon Smith Barney and TD Securities (the "Initial Purchasers"), have advised Teligent that they currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. Teligent does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

  THE EXCHANGE OFFER IS NOT BEING MADE, NOR WILL TELIGENT ACCEPT SURRENDERS FOR EXCHANGE FROM HOLDERS OF EXISTING NOTES, IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH
THE SECURITIES OR "BLUE SKY" LAWS OF SUCH JURISDICTION.

                          FORWARD-LOOKING STATEMENTS

  Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated or projected, forecasted, estimated or budgeted in or expressed or implied by such forward-looking statements. Such factors include, among others, the risk and other factors set forth under "Risk Factors" as well as the following: economic, key employee, competitive, regulatory, governmental and technological factors affecting the Company's growth, operations, markets, products, services, licenses and other factors discussed in the Company's other filings with the Securities and Exchange Commission. These factors may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

                             AVAILABLE INFORMATION

  The Company complies with the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at the following regional offices of the
Commission: 7 World Trade Center, New York, New York 1048; and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, it will furnish to the holders of the Notes and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K as if the Company were required to file such forms, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports in each case within the time periods set forth in the Commission's rules and regulations. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act. This Prospectus constitutes a part of a Registration Statement on Form S-4 filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the New Notes offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

  No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any of the securities offered hereby, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  17
Use of Proceeds..........................................................  31
Selected Financial Data..................................................  32
Management's Discussion And Analysis of Financial Condition and Results
 of Operations...........................................................  33
The Exchange Offer.......................................................  44
Business.................................................................  50
Telecommunications Industry Overview.....................................  64
Regulation...............................................................  66
Management...............................................................  73
Certain Transactions and Other Matters...................................  83
Certain Relationships and Related Transactions...........................  86
Security Ownership of Certain Beneficial Owners and Management...........  90
Description of the Notes.................................................  92
Exchange Offer; Registration Rights...................................... 120
Description of Certain Indebtedness...................................... 122
Certain Federal Income Tax Considerations................................ 127
Plan of Distribution..................................................... 128
Legal Matters............................................................ 128
Experts.................................................................. 128
Glossary................................................................. A-1
Index to Financial Statements............................................ F-1

                               PROSPECTUS SUMMARY

  The following summary is qualified by, and should be read in conjunction with, the more detailed information and the financial statements of the Company and notes thereto contained elsewhere in this Prospectus (the "Financial Statements"). Capitalized terms used in this Prospectus, which are not otherwise defined herein, have the respective meanings ascribed to them in the Glossary included as Annex A hereto.

                                  THE COMPANY

  Teligent, Inc. ("Teligent" or the "Company") intends to be a premier provider of high quality, low cost voice, data, Internet and video telecommunications services primarily to small and medium-sized businesses through its own fixed local wireless point-to-multipoint broadband networks and leased long distance facilities. Teligent anticipates offering an integrated package of services including local and long distance telephone services, high speed data connectivity, Internet access and videoconferencing. Teligent holds 24 GHz fixed wireless licenses in 74 of the most populous U.S. metropolitan market areas, covering over 50% of the nation's business telephone lines and a population of approximately 130 million. The Company intends to offer its integrated package of services in at least 10 market areas by the end of 1998, 30 by the end of 1999, and subsequently in all of its 74 currently licensed market areas. The Company may have the opportunity to accelerate the launch of commercial service on its digital wireless communications networks earlier than previously planned. If the Company is successful in accelerating these commercial launches, it may result in increased operating and capital expenditures in 1998. The Company currently provides commercial Internet access through fixed wireless point-to-point broadband systems.

  The predecessor to the Company, Associated Communications, L.L.C., was founded in 1996 as a limited liability company joint venture between a subsidiary of The Associated Group, Inc. ("Associated") and an affiliate of Telcom Ventures, L.L.C. ("Telcom Ventures"), both of which have extensive experience in pioneering wireless telecommunications businesses. In September 1996, Alex J. Mandl, formerly President and Chief Operating Officer of AT&T, joined Associated Communications, L.L.C. as Chairman of the Board and Chief Executive Officer. Associated Communications, L.L.C. was subsequently renamed Teligent, L.L.C. On November 26, 1997, the Company issued 6,325,000 shares of Class A Common Stock at $21.50 per share in its initial public offering (the "Equity Offering") and $300 million aggregate principal amount of 11 1/2% Senior Notes due 2007 (the "Senior Notes Offering"). Prior to and as a condition to the Senior Notes Offering and the Equity Offering (together with the Senior Notes Offering, the "Offerings"), Teligent, L.L.C. merged with and into the Company (the "Merger") with the Company surviving the Merger. See "Certain Transactions and Other Matters--The Reorganization." On February 20, 1998, the Company issued $440 million aggregate principal amount at maturity of 11 1/2% Senior Discount Notes due 2008 (the "Old Notes").

  The Company obtained the majority of its 24 GHz fixed wireless licenses in
(i) November 1997 through the contribution to Teligent, L.L.C. of the licenses by Teligent, L.L.C.'s founding members, Microwave Services, Inc. ("MSI"), a subsidiary of Associated, and Digital Services Corporation ("DSC"), an affiliate of Telcom Ventures, and (ii) July 1997 directly from the Federal Communications Commission ("FCC"). MSI and DSC began the process of applying for fixed wireless licenses in 1993 prior to the FCC's implementation of spectrum auctions. These licenses have been granted by the FCC and such grants are no longer subject to any petitions, challenges or administrative or judicial review. The Company's licenses are the subject of other proceedings pending before the FCC. See "Risk Factors--Relocation of Licenses to 24 GHz; Pending FCC Petitions" and "Regulation--Federal Regulation--Teledesic." The licenses contributed by MSI cover a population of approximately 91.9 million, which is approximately 71% of the population covered by all of the Company's 24 GHz licenses. The licenses contributed by DSC cover a population of approximately 83.3 million, which is approximately 64% of the population covered by all of the Company's 24 GHz licenses. Most of the licenses contributed by MSI and DSC are for the same markets, but there are some differences in the markets for which each company contributed 24 GHz licenses. Accordingly, the aggregate population covered by the licenses contributed by the two companies is approximately 95.3 million, or approximately 73.3% of the total population covered by all of the Company's 24 GHz licenses. See "Regulation--Federal Regulation--FCC Licensing." In addition, the Company obtained FCC licenses in three standard metropolitan statistical areas ("SMSAs") in connection with its acquisition of FirstMark Communications, Inc. ("FirstMark") in October 1997. See "Regulation--Federal Regulation--Transfer of Control of Wireless Licenses."

  In November 1997, Nippon Telegraph and Telephone Corporation ("NTT"), the world's largest telecommunications carrier, through its indirect wholly-owned subsidiary NTTA&T Investment, Inc. ("NTTA&T") made a strategic equity investment totaling $100 million in the Company. In connection with NTT's equity investment, the original members of Teligent, L.L.C. made additional cash contributions to Teligent, L.L.C. in the aggregate amount of $60 million. See "Certain Transactions and Other Matters."

  Associated is a publicly traded company (Nasdaq: AGRPA and AGRPB) principally engaged in the ownership and operation of a variety of wireless communications assets and businesses. Telcom Ventures is a privately held company owned by the family of Dr. Rajendra Singh, an investor in wireless technologies and network design, and investment partnerships formed by The Carlyle Group, a Washington, DC private investment firm. Telcom Ventures is engaged in investing in international wireless opportunities and developing, building and deploying emerging wireless technologies.

  Teligent believes that it is well positioned to capture revenues in the estimated $110 billion business telecommunications market. The Company intends to focus particularly on the estimated $47 billion business local exchange market. Local exchange services have historically been provided by regional monopolies known as incumbent local exchange carriers ("ILECs") that have typically utilized copper wire-based "legacy" networks. The ILECs' legacy networks, faced with increasing demand from businesses for cost-effective capacity to support bandwidth-intensive applications such as Internet access, have created a "last mile bottleneck" in the local loop between the customer premise and the ILEC network switch. In addition, Teligent's market research indicates that the ILECs have been unable to satisfy customer demands for cost-effective, flexible and responsive service and that a significant portion of Teligent's target customer base is currently dissatisfied with its ILEC service. The potential revenue opportunity in this market, coupled with changes in the regulatory environment designed to enable facilities-based competition, have created opportunities for competitive local exchange carriers ("CLECs"). The Company intends to alleviate this last mile local bottleneck and gain market share by deploying technologically advanced, high bandwidth digital wireless technology complemented by superior customer service and competitive pricing.

  Teligent expects to provide local coverage throughout its market areas with lower capital requirements than either fiber-based or point-to-point wireless CLECs, enabling it to offer its services to a broader customer base more quickly and at a lower cost. Wireless point-to-multipoint broadband networks allow transmissions between multiple customer antennas and a single base station antenna, thereby allowing Teligent to share the same spectrum among its customers and reduce its capital expenditures. The Company believes that a significant portion of small and medium-sized businesses are located in buildings that are not economically attractive to fiber-based providers. Teligent's capital expenditures are expected to be largely incremental or success-based, thereby minimizing the risk of deploying network equipment not associated with revenues.

TELIGENT'S COMPETITIVE ADVANTAGES

  Teligent believes that a number of factors will provide it with significant competitive advantages in offering telecommunications services, including lower network cost, success-based capital expenditures, speed to market, high bandwidth capacity and flexibility, high quality service and network control, flexible information systems and experienced management and sponsors.

  Lower Network Cost. Teligent expects that its incremental capital required for launching service in a market and for connecting each customer will be lower than that of its competitors. Unlike copper- and fiber-based systems that require installation and maintenance of a significant amount of wire and cable, the Company's system will have no physical wires to install and maintain between the customer's radio equipment and the base station. As a result, Teligent expects to enjoy a lower network cost structure than these systems. The majority of Teligent's capital expenditures should consist of electronics, which tend to decline in cost through time as economies of scale are achieved. Teligent expects to benefit from its radio frequency band (24 GHz), which allows communication with customer premise equipment at a greater distance than higher frequency bands. In addition, point-to-multipoint networks provide more efficient equipment utilization than the point-to-point systems currently used by other fixed wireless providers, as transmissions from multiple customer antennas can be concentrated at a single base station. The Company expects that its average coverage radius of a base station will be approximately three miles (five kilometers), depending on local conditions. Teligent also believes that its anticipated lower cost structure should allow it to economically access smaller buildings and more customers than fiber-based systems, and enjoy more pricing flexibility than copper-based systems.

  Success-Based Capital. Teligent's network is designed to be not only lower cost, but also lower risk, due to the significant variable component of the Company's planned capital expenditures. Teligent expects to minimize the deployment of network equipment not associated with revenues since (i) a significant portion of its planned capital expenditures will be the purchase and installation of customer premise equipment and switch electronics, which are generally deployed only when customers are acquired, (ii) Teligent's system does not need to cover an entire market prior to initiating service in that market and (iii) Teligent's equipment can be rapidly redeployed to meet changing customer requirements.

  Speed to Market. Teligent believes that its license coverage and network characteristics will allow it to (i) enter a significant number of markets and
(ii) maximize coverage within each market area, in each case more quickly than other new entrants. In entering numerous markets, Teligent will benefit from its existing licenses in 74 market areas covering over 700 municipalities in the United States. By utilizing its own facilities, Teligent expects to be able to provide last mile services to customers within three to five days after obtaining building access. Teligent believes that speed to market will allow it to establish a sustainable customer base, develop brand recognition and gain market share.

  High Bandwidth Capacity and Flexibility. Teligent's high capacity local network will be designed to alleviate the last mile bottleneck and accommodate the increasing demand for bandwidth-intensive applications. This network, which includes 320-400 MHz of spectrum in 27 of the 35 most populous market areas in the United States, and at least 80 MHz of spectrum in 47 other major market areas, is expected to provide customers with two-way data transfer rates of up to 40 Mbps, which is significantly more than the 1.5 Mbps capacity currently available on conventional T-1 lines. A typical Teligent base station is designed to provide 200 T-1 lines, the equivalent of 4,800 dedicated telephone lines. The Company believes that in the future, radio equipment vendors will make available radio/antenna units with even greater capacity.

  High Quality Service and Network Control. Teligent plans to engineer its network architecture to provide a minimum of 99.99% availability, a quality level comparable to fiber-based networks. Teligent also intends to provide high quality and value-added customer care service including integrated billing (consolidating multiple services into one statement), customized pricing and cross-marketing of services. The Company believes that its ability to provide last mile local loop service through its own networks will enhance its ability to ensure high quality service by minimizing its reliance on the ILEC for service deployment, maintenance and equipment upgrades. The Company believes that this ability will represent an additional advantage relative to fiber-based CLECs which frequently resell the last mile local loop from the ILEC.

  Flexible Information Systems. Teligent is designing, acquiring and integrating advanced flexible information systems to support billing, customer care, provisioning and maintenance operations. These information systems will be based on current technologies and platforms to meet current and anticipated customer demands, including service bundling, integrated billing and flexible pricing. Teligent expects that its information systems will give it the capability to adapt quickly and flexibly to changing market conditions and new customer requirements. The Company believes that legacy systems have historically constrained the industry's ability to provide customized offerings and new service features to customers on a timely basis.

  Experienced Management and Sponsors. Teligent's management team, led by Alex
J. Mandl, formerly President and Chief Operating Officer of AT&T Corporation ("AT&T"), has significant senior management experience at leading telecommunications companies including MCI Communications Corporation, PCS PrimeCo, L.P., MFS Communications Company, Inc. and UUNET Technologies, Inc. as well as other competitive providers and start-up businesses. This includes extensive experience in the operational, technical, sales, marketing, financial and regulatory areas. Teligent believes that its senior management team has been and will be critical in attracting high quality managers, salespeople and engineers needed to execute its business plan. See "Management." Teligent's original sponsors, Associated and Telcom Ventures, both have extensive experience in pioneering wireless telecommunications businesses. NTT, the world's largest telecommunications carrier, has extensive local telecommunications and wireless network experience and, through a subsidiary, has entered into a technical services agreement with Teligent to assist Teligent in designing and managing its network and deploying advanced services.

BUSINESS STRATEGY

  Teligent's goal is to be a premier facilities-based provider of voice, data, Internet and video telecommunication services to small and medium-sized businesses. The Company intends to leverage its ability to provide cost-effective, high bandwidth connectivity in order to offer an integrated package of local and long distance telephone service, high-speed data connectivity, Internet access and video-conferencing. The Company is implementing the following initiatives to achieve this objective:

  Target Small and Medium-Sized Businesses. Teligent plans to focus its primary marketing efforts on small and medium-sized businesses with 5 to 350 telephone lines. The Company expects to attract these customers through both a direct sales effort and indirect sales channels by offering (i) an integrated package of telecommunications services, (ii) competitive pricing, (iii) high quality and responsive customer service and (iv) high bandwidth services which may be difficult to obtain from other telecommunications providers. Teligent also intends to selectively pursue sales opportunities with larger businesses when its value proposition and its service offerings are competitively advantaged.

  End User Focus. Teligent intends to approach its target market primarily by offering services directly to end users, as opposed to positioning itself as a "carrier's carrier" offering wholesale network capacity. By deriving the majority of its revenues from providing local switched voice and data communications services directly to end user customers, Teligent believes that it will (i) establish a sustainable and broad base of its own customers, thereby minimizing the risk of generating substantial revenues from a limited number of sources, (ii) maximize revenues and profitability by accessing the higher priced retail market and (iii) achieve competitive differentiation based on high quality service that is responsive to the customer.

  Develop Brand Awareness. Teligent will seek to position itself as a high quality service provider by offering network reliability complemented by quality customer support. The Company is designing its marketing campaign to reflect these objectives and intends to build its reputation by (i) working closely with its customers to develop services tailored to their particular needs and (ii) targeting advertising and promotion efforts in its coverage areas, gradually expanding to mass media with market-wide and potentially nationwide coverage. The Company also believes that its speed to market advantage will assist its branding campaign, by enabling it to be one of the first widely available facilities-based competitors in a market.

  Achieve Market Share Via Competitive Pricing. As a new market entrant, Teligent's strategy will be to price its services competitively to gain market share early. For switched voice services and other services already provided by the ILEC, the Company expects to price at a discount. For certain data and bandwidth-intensive services that may not be provided by competitors or for which there may exist an underserved market demand, the Company may be able to price its services at a premium. The Company anticipates that some ILECs may reduce their prices as increased competition begins to erode their market share. The Company believes that it will be able to remain competitive if market prices decline because of its lower expected network cost. The Company also expects to price its bundled long distance service at a discount to market prices as a further incentive to attract potential customers and to broaden its revenue base.

  Rapid Deployment. Teligent intends to take advantage of its network flexibility and lower incremental capital requirements in order to quickly roll-out and penetrate its market areas. Teligent believes that this rapid deployment should allow it to become one of the first significant facilities-based competitors in many parts of its market areas. The Company believes that this rapid deployment should enable it to establish a level of market penetration which will further enhance the Company's relative cost advantage, attract additional customers and further enhance its brand reputation.

  Exploit Future Growth Opportunities. Teligent intends to continue building on the capabilities of its networks to expand its target market and service offerings. Such expansion may include targeting residential customers in multiple dwelling units as well as international opportunities, either through joint ventures or by direct entry.

COMMERCIAL ROLL-OUT

  Teligent is preparing to offer an integrated package of services including local and long distance telephone services, high speed data connectivity, Internet access and video conferencing. Teligent is licensed by the FCC to operate point-to-point and point-to-multipoint 24 GHz fixed wireless local systems in 74 market areas, covering over 700 municipalities in the United States, which licenses include 320-400 MHz of spectrum in 27 of the 35 most populous market areas in the United States, and at least 80 MHz of spectrum in 47 other major market areas. See "Risk Factors--Relocation of Licenses to 24 GHz; Pending FCC Petitions" and "Regulation." The Company intends to deploy its 24 GHz fixed wireless point-to-multipoint broadband networks to provide last mile connectivity in these licensed market areas. These networks may also include point-to-point links and resold local loops where economically attractive or strategically desirable.

  Teligent plans to begin rolling-out its integrated package of services. The Company intends to offer such commercial service in at least 10 market areas by the end of 1998, 30 by the end of 1999, and subsequently in all of its 74 currently licensed market areas. Depending on technical, economic and market considerations, the Company may have the opportunity to accelerate the launch of commercial service on its digital wireless communications networks earlier than previously planned. If the Company is successful in accelerating these commercial launches, it may result in increased operating and capital expenditures in 1998. The Company's ability to provide commercial service on a widespread basis and to generate positive operating cash flow will depend on its ability to, among other things, (i) develop its operational and support systems, (ii) acquire building access for its operations, (iii) obtain state authorizations to operate as a CLEC and an IXC in its market areas and any other required local authorizations, (iv) commercialize its 24 GHz point-to-multipoint technology on a market-by-market basis, (v) attract and retain an adequate customer base, (vi) raise additional capital, (vii) attract personnel and (viii) enter into and implement interconnection agreements with ILECs. Teligent intends to prioritize markets for roll-out based on a variety of factors including (i) market size, demographics and topography, (ii) expected market competition and pricing, (iii) proximity to other markets and (iv) local regulatory environment.

  Teligent has the ability to source key network components from a number of equipment vendors. Unlike many cellular and PCS networks, fixed local wireless networks can be constructed using equipment from different manufacturers utilizing different technologies because customers do not roam between base stations. Teligent believes that the flexibility provided by vendor diversity will assist in ensuring an adequate and prompt supply of equipment at attractive prices. The Company has entered into a Network Products Purchase Agreement dated December 11, 1997 (the "Network Products Purchase Agreement"), with Northern Telecom Inc. ("Nortel") for the purchase of certain telecommunications equipment, software and services. See "Description of Certain Indebtedness."

CERTAIN TRANSACTIONS

  The Reorganization. The Company was organized in September 1997 for the purpose of succeeding to the business of Teligent, L.L.C. On November 26, 1997, the Company issued $300,000,000 aggregate principal amount of its Senior Notes due 2007 (the "Senior Notes") and 6,325,000 shares of Class A Common Stock at $21.50 per share. Immediately prior, and as a condition, to the consummation of the Offerings, Teligent, L.L.C. merged with and into the Company, with the Company surviving the merger. As a result of the Reorganization, all Teligent, L.L.C. member interests were converted into and became shares of common stock of the Company, as follows: (i) the interest of Microwave Services, Inc., a wholly owned subsidiary of Associated ("MSI"), was converted into Series B-1 Common Stock; (ii) the interest of Telcom-DTS Investors, L.L.C., an affiliate of Telcom Ventures (the "Telcom Stockholder") which holds the member interest previously held by Digital Services Corporation ("DSC"), also an affiliate of Telcom Ventures, was converted into Series B-2 Common Stock; (iii) the interest of NTTA&T, which acquired a member interest in Teligent, L.L.C. pursuant to the NTT Purchase Agreement (see "The Strategic Equity Investment" below), was converted into Series B-3 Common Stock; and (iv) the interest of the FirstMark Sole Stockholder (see "The FirstMark Acquisition" below) was converted into Class A Common Stock. In each case, the number of shares of Common Stock received by each member of Teligent, L.L.C. pursuant to the Reorganization was proportionate to such member's percentage interest in Teligent, L.L.C. immediately prior to the Reorganization. See "Certain Transactions--The Reorganization," and "Security Ownership of Certain Beneficial Owners and Management." In connection with the Reorganization, the stockholders of the Company immediately after the consummation of the Reorganization, other than the FirstMark Sole Stockholder, entered into a Stockholders Agreement which provides for certain rights and obligations of the parties thereto with respect to their ownership interest in, and the governance of, the Company. See "Certain Relationships and Related Transactions--Stockholders Agreement."

  The Additional Sponsor Equity Contributions. In connection with the Strategic Equity Investment (see "The Strategic Equity Investment" immediately below), the original members of Teligent, L.L.C. made additional cash capital contributions to Teligent, L.L.C. in the aggregate amount of $60 million (the "Additional Sponsor Cash Contributions"). In addition, Associated agreed to contribute to Teligent Associated Communications of Los Angeles ("ACLA"), a wireless competitive access provider (the "ACLA Contribution" and, together with the Additional Sponsor Cash Contributions, the "Additional Sponsor Equity Contributions") and, in consideration of such agreement, received a 1% increase in its member interest in Teligent, L.L.C. The ACLA Contribution was completed in February 1998.

  The Strategic Equity Investment. The Company and NTT entered into a Securities Purchase Agreement on September 30, 1997 (the "NTT Purchase Agreement"), providing for NTT to make the Strategic Equity Investment. The NTT Purchase Agreement provided for the Strategic Equity Investment to close in two stages. At the first closing (the "First Closing"), which occurred on November 13, 1997, NTT, through NTTA&T, purchased for $40 million a 5% member interest in Teligent, L.L.C. (calculated as of the date of the NTT Purchase Agreement after giving pro forma effect to the consummation of the FirstMark Acquisition (as defined below) and the Additional Sponsor Equity Contributions, but before giving effect to the consummation of the Equity Offerings and the conversion of existing equity incentive awards into stock options in connection with the Reorganization). At the second closing (the "Second Closing"), which occurred on November 26, 1997,

NTT, through NTTA&T, purchased for $60 million a 7.5% equity interest in the Company (calculated as of the date of the NTT Purchase Agreement after giving pro forma effect to the consummation of the FirstMark Acquisition and the Additional Sponsor Equity Contributions, but before giving effect to the consummation of the Equity Offerings and the conversion of existing equity incentive awards into stock options in connection with the Reorganization).

  The FirstMark Acquisition. In October 1997, pursuant to a Stock Contribution Agreement dated as of March 10, 1997 (the "FirstMark Agreement") among Teligent, L.L.C., FirstMark and the sole stockholder of FirstMark (the "FirstMark Sole Stockholder"), the Company acquired all of the outstanding stock of FirstMark for an aggregate purchase price of approximately $10.5 million in cash and a 5% member interest in Teligent, L.L.C. (before giving effect to the Strategic Equity Investment) (the "FirstMark Acquisition"). FirstMark held licenses for fixed wireless channels in the 24 GHz band (which were relocated from the 18 GHz band) in the Los Angeles and San Francisco, CA and New York, NY markets. These licenses have been granted by the FCC and such grants are no longer subject to any petitions, challenges or administrative or judicial review. The Company's licenses are the subject of other proceedings pending before the FCC. See "Risk Factors--Relocation of Licenses to 24 GHz; Pending FCC Petitions" and "Regulation--Relocation of Licenses to 24 GHz."

  Vendor Financing. The Company has entered into a commitment letter with Nortel (as modified to date, the "Financing Commitment Letter") setting forth the anticipated terms and conditions under which Nortel will provide loans (the "Nortel Loans") in an aggregate amount of up to $780 million (the "Vendor Financing") which will be used to finance the purchase of certain telecommunications equipment, software and services pursuant to the Network Products Purchase Agreement and to provide working capital. The obligation of Nortel to provide the Vendor Financing is subject to numerous conditions, including the negotiation, execution and delivery of definitive documentation relating to the Vendor Financing. There can be no assurance that the parties will be able to reach agreement on the terms of such definitive documentation. Under the Financing Commitment Letter, Nortel has the right to engage financial institutions to underwrite a syndication of the Vendor Financing and in contemplation thereof, certain financial institutions (collectively, the "Arranging Agents") have entered into a commitment letter with Nortel (the "Arrangement Commitment Letter") pursuant to which the Arranging Agents have committed to provide the full amount of the Vendor Financing and to underwrite and arrange the syndication of the Vendor Financing on behalf of Nortel (other than $20 million of telecommunications assets debt thereunder), subject to certain terms and conditions. Subsequent thereto, the Arranging Agents and certain other financial institutions (collectively, the "Underwriting Agents") entered into a commitment letter directly with the Company (the "Underwriting Commitment Letter") pursuant to which the Underwriting Agents have committed to
(i) provide loans (the "Syndicated Loans") in an aggregate amount up to $800 million (the "Syndicated Vendor Financing") in lieu of the Vendor Financing, which Syndicated Vendor Financing will be provided to Teligent on behalf of Nortel, and (ii) to underwrite and arrange the syndication of the Syndicated Vendor Financing, subject to certain terms and conditions. The Company is currently negotiating the terms of definitive documentation for the Syndicated Vendor Financing with the Underwriting Agents. Unless and until such definitive documentation has been executed and delivered, Nortel shall remain obligated under the Financing Commitment Letter. If definitive documentation as contemplated either by the Financing Commitment Letter or the Underwriting Commitment Letter is not executed and delivered by July 31, 1998 (the "Option Date"), each of Nortel and the Company may, but shall not be obligated to, terminate the Network Products Purchase Agreement, subject to any extensions of the Option Date. See "Description of Certain Indebtedness."

FINANCING PLAN

  The development of the Company's business and deployment of its services and systems will require significant capital to fund capital expenditures, working capital, debt service and operating losses. The Company's principal capital expenditure requirements involve the purchase and installation of customer premise equipment, base stations, network switches and switch electronics and network operations center expenditures. The Company intends to offer its integrated package of services in at least 10 market areas by the end of 1998,

30 by the end of 1999, and subsequently in all of its 74 currently licensed market areas. See "--Commercial Roll-Out." Depending on technical, economic and market considerations, the Company may have the opportunity to accelerate the launch of commercial service on its digital wireless communications networks earlier than previously planned. The Company currently forecasts that its capital requirements (including capital expenditures, working capital, debt service and operating losses) from March 5, 1996 (inception) through December 2000 will be approximately $1 billion. Actual capital requirements may vary based upon the timing and success of the Company's roll-out. If demand for the Company's services is lower than expected, the Company expects to be able to reduce demand-driven capital expenditures such as customer premise equipment and switch electronics.

  Based on the Company's current business plan to offer its integrated package of services in at least 10 market areas by the end of 1998, 30 by the end of 1999, and subsequently in all of its 74 currently licensed market areas, the Company anticipates that the net proceeds from the Old Notes Offering, together with the existing cash balances and anticipated Syndicated Vendor Financing, will be sufficient to fund the Company's capital requirements through December 2000. If the Company accelerates implementation of its network roll-out, the Company may be required to obtain additional financing earlier than currently anticipated.

  The Company expects that its capital requirements after December 2000 will require it to obtain additional financing, which may include commercial bank borrowings, additional vendor financing or the sale or issuance of equity and debt securities either through one or more offerings or to one or more strategic investors. There can be no assurance that the Company will be successful in raising sufficient additional capital at all or on terms acceptable to the Company. See "Risk Factors--Significant Capital Requirements."

  Because the Company's cost of rolling-out its networks and operating its business, as well as the Company's revenues, will depend on a variety of factors (including the ability of the Company to meet its roll-out schedules, the ability of the Company to negotiate favorable prices for purchases of equipment, the number of customers and the services for which they subscribe, the nature and penetration of new services that may be offered by the Company, regulatory changes and changes in technology), actual costs and revenues will vary from expected amounts, possibly to a material degree, and such variations are likely to affect the Company's future capital requirements. Accordingly, there can be no assurance that the Company's actual capital requirements will not exceed the anticipated amounts described above. Further, the exact amount of the Company's future capital requirements will depend upon many factors, including the cost of the development of its networks in each of its markets, the extent of competition and pricing of telecommunications services in its markets and the acceptance of the Company's services.

  Teligent's principal place of business is 8065 Leesburg Pike, Vienna, VA 22182 and its telephone number is (703) 762-5100.

                                 CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1998. The Old Notes were issued on February 20, 1998 and as such are included in the accompanying table. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements contained elsewhere in this Prospectus.

                                                                        AS OF
                                                                      MARCH 31,
                                                                         1998
                                                                      ----------
                                                                       (DOLLARS
                                                                          IN
                                                                      THOUSANDS)
Cash and cash equivalents............................................  $636,933
                                                                       ========
Restricted cash(1)...................................................  $ 96,395
                                                                       ========
Debt
  11 1/2% Senior Notes due 2007......................................   300,000
  11 1/2% Senior Discount Notes due 2008(2)..........................   253,650
Stockholders' equity
  Common stock.......................................................       526
  Additional paid-in capital.........................................   442,982
  Deficit accumulated during the development stage...................  (190,245)
                                                                       --------
  Subtotal...........................................................   253,263
  Notes receivable from Executive....................................   (10,250)
                                                                       --------
    Total stockholder's equity.......................................   243,013
                                                                       --------
    Total capitalization.............................................  $796,663
                                                                       ========

--------
(1) Restricted cash consists of Pledged Securities in an amount sufficient to provide for payment in full of interest due on the Senior Notes through December 1, 2000.
(2) Reflects proceeds from the Old Notes Offering, as adjusted for the accretion of the issue discount to March 31, 1998.

                               THE EXCHANGE OFFER

Securities Offered..........  $440,000,000 principal amount at maturity of 11
                              1/2% Series B Senior Discount Notes due 2008 which have been registered under the Securities Act. The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except for certain provisions under the Registration Rights Agreement providing for liquidated damages on the Old Notes under certain circumstances relating to the timing of the Exchange Offer, which rights in each case will terminate upon consummation of the Exchange Offer.

The Exchange Offer..........  The New Notes are being offered in exchange for a like principal amount of Old Notes. The issuance of the New Notes is intended to satisfy obligations of Teligent contained in the Registration Rights Agreement, dated February 20, 1998, among Teligent and the Initial Purchasers (the "Registration Rights Agreement").
Expiration Date; Withdrawal
 Rights.....................  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on     , 1998, or such later date
                              and time to which it is extended (the "Expiration Date"). The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Old Notes," and "--
                               Withdrawal Rights."
Procedures for Tendering
 the Old Notes..............  Each Holder of Old Notes wishing to accept the
                              Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with either certificates for such Old Notes or a Book-Entry Confirmation (as defined herein) of such Old Notes into the Book-Entry Transfer Facility (as defined herein), if such procedure is available, and any other required documentation to the exchange agent (the "Exchange Agent") at the address set forth herein. By executing the Letter of Transmittal, each Holder will represent to Teligent, among other things, that (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of the Company, or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) any New Notes to be received by it were acquired in the ordinary course of business, (iii) at the time of the commencement of the Exchange Offer it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes and (iv) it is not acting on behalf of any Person who could not make the representations in clauses (i) through (iii). Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker or dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer-- Procedures for Tendering Old Notes" and "Plan of Distribution."

Special Procedures for
 Beneficial Owners..........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer--Procedures for Tendering Old Notes."

Guaranteed Delivery
 Procedures.................  Holders of Old Notes who wish to tender their Old
                              Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Certain Federal Income Tax
 Considerations.............  The exchange pursuant to the Exchange Offer will not result in the recognition of income, gain or loss to the Holders or the Company for federal income tax purposes. See "Certain Federal Income Tax Considerations."

Use of Proceeds.............  There will be no proceeds to the Company from the
                              Exchange Offer.

Exchange Agent..............  First Union National Bank is serving as Exchange
                              Agent in connection with the Exchange Offer. See "The Exchange Offer--Exchange Agent."

                      CONSEQUENCES OF EXCHANGING OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Teligent does not currently anticipate that it will register Old Notes under the Securities Act. See "Exchange Offer; Registration Rights." Based on previous interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, Teligent believes that the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any Holder which is an "affiliate" of Teligent within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account in exchange of Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. See "The Exchange Offer--Consequences of Exchanging Old Notes."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

  The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except for certain provisions under the Registration Rights Agreement providing for liquidated damages on the Old Notes under certain circumstances relating to timing of the Exchange Offer, which rights in each case will terminate upon consummation of the Exchange Offer.

Issuer......................  Teligent, Inc.

Securities Offered..........  $440,000,000 aggregate principal amount at maturity of 11 1/2% Series B Senior Discount
                              Notes due 2008.

                              The Old Notes were issued at a substantial discount to their aggregate principal amount at maturity which generated gross proceeds to the Company of $250,703,200. The yield to maturity of the Notes is 11 1/2% (computed on a semi-annual bond equivalent basis), calculated from February 20, 1998. See "Certain Federal Income Tax Considerations."

Maturity Date...............  March 1, 2008.

Ranking.....................  The Notes will be senior unsecured obligations of the Company. The Notes will rank pari passu in right of payment with all other existing and future senior unsecured indebtedness of the Company. The Company expects to incur substantial additional indebtedness (including secured indebtedness) following the Old Notes Offering. Such secured indebtedness, if incurred, will effectively rank senior to the Notes with respect to the assets securing such indebtedness. In addition, the Notes will be effectively subordinated to all liabilities of each subsidiary of the Company to its respective creditors. The Company's subsidiaries currently do not have any indebtedness outstanding. The Company has entered into a commitment letter with Nortel. Pursuant to such agreement, the Company can incur up to $780 million in indebtedness which is expected to be secured by all of the Company's assets and guaranteed by substantially all of the Company's subsidiaries. (See "Summary--Vendor Financing.") See "Risk Factors-- Substantial Leverage; Ability to Service Indebtedness", "Description of Certain Indebtedness," and "Description of the Notes-- General."

Interest Rate and Payment     Cash interest will not accrue on the Notes prior
 Dates......................  to March 1, 2003. Commencing September 1, 2003,
                              cash interest on the Notes will be payable semi-annually on March 1 and September 1 of each year at a rate of 11 1/2% per annum. For each Old Note accepted for exchange, the Holder of such Old
                              Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. Original Issue Discount on the New Notes will accrue from the date of original issuance of the Old Notes.

Optional Redemption.........  On or after March 1, 2003, the Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, at the redemption prices set forth herein, together with interest accrued to the redemption date. See "Description of the Notes--Optional Redemption."

Original Issue Discount.....  For United States federal income tax purposes, a
                              New Note received pursuant to the Exchange Offer will be treated as a continuation of the Old Note in the hands of a holder. As a result, such holder will have the same adjusted tax basis, holding period and original issue discount in the New Note as it had in the Old Note immediately before the exchange. See "Certain Federal Income Tax Considerations."

Change of Control...........  Upon the occurrence of a Change of Control (as defined herein), unless the Company has given a notice of redemption, each Holder will have the right to require the Company to repurchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value (as defined herein) thereof on any Change of Control Payment Date (as defined herein) occurring prior to March 1, 2003, plus any accrued and unpaid cash interest not otherwise included in the Accreted Value to such Change of Control Payment Date, or 101% of the principal amount at maturity thereof on any Change of Control Payment Date occurring on or after March 1, 2003, plus accrued and unpaid interest, if any, to such Change of Control Payment Date. There can be no assurance that the Company will have sufficient funds to pay the purchase price for all of the Notes that might be delivered by Holders upon a Change of Control. See "Risk Factors--Risk of Inability to Satisfy Change of Control Offer" and "Description of the Notes-- Change of Control."

Certain Covenants...........  The Indenture (as defined herein) contains certain covenants, including covenants with respect to the following: (i) a limitation on debt, (ii) a limitation on debt securities of, and guarantees by, certain subsidiaries, (iii) a limitation on liens, (iv) a limitation on restricted payments, (v) a limitation on dividend and other payment restrictions affecting certain subsidiaries, (vi) a limitation on issuances and sales of capital stock in certain subsidiaries,
                              (vii) a limitation on asset sales and (viii) a limitation on transactions with affiliates. See "Description of the Notes--Certain Covenants."

Exchange Offer;
 Registration Rights........  Holders of New Notes (other than as set forth below) are not entitled to any registration rights with respect to the New Notes. Pursuant to the Registration Rights Agreement (the "Registration Rights Agreement"), Teligent agreed to use its best efforts to file an Exchange Offer Registration Statement (as defined) with respect to the Old Notes. The Registration Statement of which this Prospectus is a part constitutes the Exchange Offer Registration Statement. Under certain circumstances, certain Holders of Old Notes (including Holders of Old Notes who may not participate in the

                              Exchange Offer) may in certain circumstances require Teligent to file, and cause to become effective, a shelf registration statement under the Securities Act which would cover resales of Old Notes by such Holders. See "Exchange Offer; Registration Rights."

                                  RISK FACTORS

  Holders of Old Notes should carefully consider the matters set forth under "Risk Factors," beginning on page 17, and all other information set forth in this Prospectus, before making a decision to tender their Old Notes in the Exchange Offer.

                             SUMMARY FINANCIAL DATA

  The following summary financial data presented below as of December 31, 1996 and 1997 and for the year ended December 31, 1997 was derived from the Company's audited financial statements. The summary financial data presented below as of March 31, 1997 and 1998 and for three months ended March 31, 1997 and 1998 and for the period from March 5, 1996 (date of inception) to March 31, 1998 has been derived from unaudited financial statements which, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the three months ended March 31, 1997 and 1998, and for the period March 5, 1996 (date of inception) to March 31, 1998 are not necessarily indicative of the results that may be expected for the full year. The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and the related notes thereto, contained elsewhere in this Prospectus.

                              PERIOD FROM                                                 PERIOD FROM
                             MARCH 5, 1996                    THREE MONTHS ENDED         MARCH 5, 1996
                          (DATE OF INCEPTION)  YEAR ENDED          MARCH 31,          (DATE OF INCEPTION)
                            TO DECEMBER 31,   DECEMBER 31,  ------------------------     TO MARCH 31,
                                 1996             1997         1997         1998             1998
                          ------------------- ------------  -----------  -----------  -------------------
                                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues................      $     1,386     $     3,311   $       635  $        98      $     4,795
Costs and expenses:
Cost of services........            1,625           4,785           547        7,391           13,801
Sales, general and ad-
 ministrative...........            9,583          43,466         4,556       19,229           72,277
Stock-based
 compensation...........            2,778          84,043         2,084        6,630           93,451
Depreciation and
 amortization...........              164           6,454            87        1,573            8,191
                              -----------     -----------   -----------  -----------      -----------
Total costs and ex-
 penses.................           14,150         138,748         7,274       34,823          187,720
                              -----------     -----------   -----------  -----------      -----------
Operating loss..........          (12,764)       (135,437)       (6,639)     (34,725)        (182,925)
Interest and other in-
 come...................               10           3,242             3        8,096           11,348
Interest expense........             (879)         (5,859)         (127)     (11,929)         (18,668)
                              -----------     -----------   -----------  -----------      -----------
Net loss................      $   (13,633)    $  (138,054)  $    (6,763) $   (38,558)     $  (190,245)
                              ===========     ===========   ===========  ===========      ===========
OTHER DATA:
Net loss per common
 share outstanding......      $     (0.29)    $     (2.94)  $     (0.15) $     (0.73)     $     (4.02)
Weighted average common
 shares outstanding.....       46,257,709      46,950,860    44,426,299   52,585,382       47,347,100
Modified EBITDA (1).....      $    (8,822)    $   (41,940)  $    (3,718) $   (25,772)     $   (76,533)
Cash used in operating
 activities.............           (6,047)        (34,428)       (4,513)     (20,190)         (59,496)
Cash used in investing
 activities.............           (3,709)       (114,587)       (6,958)     (10,968)        (130,432)
Cash provided by financ-
 ing activities.........           11,058         572,613        11,500      243,190          826,861
Ratio of earnings to
 fixed charges (2)......              --              --            --           --               --

                                              DECEMBER 31,       MARCH 31,
                                             ---------------- -----------------
                                              1996     1997    1997      1998
                                             ------  -------- -------  --------
                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................... $1,303  $424,901 $ 1,331  $636,933
Working capital (deficit)................... (6,978)  441,316 (19,682)  607,840
Property and equipment, net.................  3,545     8,186   4,846    58,019
Total assets................................  5,145   596,380  12,398   867,621
Long-term debt, less current portion........    --    300,000     --    553,650
Stockholders' equity (deficit).............. (3,575)  274,146  (9,588)  243,013

--------
(1) Modified EBITDA consists of earnings before interest, taxes, depreciation, amortization, non-cash charges for stock-based compensation and for the amortization of notes receivable from Executive. While not a measure under generally accepted accounting principles ("GAAP"), EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. Although EBITDA should not be construed as a substitute for operating income determined in accordance with GAAP, it is included herein to provide additional information with respect to the ability of the Company to meet future debt service, capital expenditures and working capital requirements. See the Financial Statements and the notes thereto. As all companies and analysts do not calculate these non-GAAP measurements in the same manner, the amount may not be comparable to other calculations.
(2) The ratio of earnings to fixed charges is computed by dividing pretax income from operations before fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense the Company believes to be representative of interest. For the period March 5, 1996 (date of inception) to December 31, 1996, the year ended December 31, 1997, the three months ended March 31, 1997 and 1998, and the period March 5, 1996 (date of inception) to March 31, 1998, earnings were insufficient to cover fixed charges by $13.6 million, $138.1 million, $6.8 million, $38.6 million and $190.2 million, respectively.

                                 RISK FACTORS

  Holders of Old Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risks before tendering their Old Notes in the Exchange Offer, although the risk factors set forth below (other than "--Consequences of Failure to Exchange and Requirements for Transfer of New Notes") are generally applicable to the Old Notes as well as the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE AND REQUIREMENTS FOR TRANSFER OF NEW NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Teligent does not currently anticipate that it will register Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, Teligent believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of Teligent within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distributions of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of Teligent, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. For a period of 90 days after the Expiration Date, Teligent will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. See "The Exchange Offer--Consequences of Exchanging Old Notes."

DEVELOPMENT STAGE COMPANY; LIMITED HISTORY OF OPERATIONS; NEGATIVE CASH FLOW AND OPERATING LOSSES

  The Company's business commenced in March 1996, and the Company has generated operating losses and negative cash flow from operating activities to date. The Company's primary activities have focused on the acquisition of licenses and authorizations, the acquisition of building access rights, the hiring of management and other key personnel, the establishment of necessary facilities, including a network operations center, corporate headquarters and various field offices and switch sites, the raising of capital, the acquisition of equipment, the development of operating systems, the negotiating of interconnection agreements, the design of networks, the testing and the preparation for use of switches, and the securing of necessary telephone numbers, service agreements and 911 agreements. Prospective investors have limited operating and financial data about the Company upon which to base an evaluation of the Company's performance and an investment in the Notes. The Company's ability to provide commercial service on a widespread basis and to generate positive operating cash flow will depend on its ability to, among other things, (i) develop its operational and support systems, (ii) acquire appropriate building access for its operations, (iii) obtain state authorizations to operate as a CLEC and an IXC in its market areas and any other required local authorizations, (iv) commercialize its 24 GHz point-to-multipoint technology on a market-by-market basis, (v) attract and retain an adequate customer base, (vi) raise additional capital, (vii) attract personnel and (viii) enter into and implement interconnection agreements with ILECs. See "Business--Business Strategy." Given the Company's limited operating history, there can be no assurance that it will be able to achieve these goals, generate sufficient revenues to make principal and interest payments on its indebtedness, including the Notes, or compete successfully in the telecommunications industry.

  The development of the Company's business and the deployment of its services and systems will require significant capital expenditures, a substantial portion of which will need to be incurred before the realization of significant revenues. Together with the start-up operating expenses, these capital expenditures will result in negative cash flow until an adequate revenue-generating customer base is established. From inception (March 5, 1996) through December 31, 1997, the Company had net losses of $151.7 million, of which $86.8 million resulted from non-cash stock-based compensation expense. During the three months ended March 31, 1998, the Company had net losses of $38.6 million, of which $6.6 million resulted from non-cash stock-based compensation expense. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company expects to continue to generate significant operating and net losses for at least the next several years. There can be no assurance that the Company will achieve or sustain profitability or generate sufficient positive cash flow to make principal and interest payments on its indebtedness, including the Notes. See "--Substantial Leverage; Ability to Service Indebtedness."

SIGNIFICANT CAPITAL REQUIREMENTS

  The development of the Company's business and deployment of its services and systems will require significant capital to fund capital expenditures, working capital, debt service and operating losses. The Company's principal capital expenditure requirements involve the purchase and installation of customer premise equipment ("CPE"), base stations, network switches and switch electronics and network operations center expenditures. The Company intends to offer its integrated package of services in at least 10 market areas by the end of 1998 and 30 by the end of 1999, and subsequently in all of its 74 currently licensed market areas. The Company may have the opportunity to accelerate the launch of commercial service on its digital wireless communications networks earlier than previously planned. If the Company is successful in accelerating these commercial launches, it may result in increased operating and capital expenditures in 1998. The Company currently forecasts that its capital requirements (including capital expenditures, working capital, debt service and operating losses) from March 5, 1996 (inception) through December 2000 will be approximately $1 billion. Based on the Company's current business plan, the Company anticipates that the net proceeds from the Notes Offering, together with the existing cash balances and anticipated Vendor Financing, will be sufficient to fund the Company's capital requirements through December 2000. Actual capital requirements may vary based upon the timing and success of the Company's roll-out. If demand for the Company's services is lower than expected, the Company expects to be able to reduce demand-driven capital expenditures such as CPE and switch electronics.

  The Company expects that its capital requirements after December 2000 will require it to obtain additional financing, which may include commercial bank borrowings, additional vendor financing or the sale or issuance of equity and debt securities either through one or more offerings or to one or more strategic investors. In addition, if (i) the Company's development plans or projections change or prove to be inaccurate, (ii) the net proceeds of the Old Notes Offering, the Offerings, the Additional Sponsor Cash Contributions, the Strategic Equity Investment and anticipated Vendor Financing, together with other, then-existing, financial resources, prove to be insufficient to satisfy the Company's capital requirements through December 2000, (iii) the Company purchases spectrum at auction or makes any acquisitions or (iv) the Company accelerates implementation of its network roll-out, the Company may be required to obtain additional financing earlier than anticipated.

  There can be no assurance that the Company will be successful in raising sufficient additional capital on terms that it will consider acceptable, that the terms of such indebtedness or other capital will not impair the Company's ability to develop its business, or that the Company's liquid capital from all of its sources will be available in sufficient amounts to service its debt. Failure to raise sufficient funds may require the Company to modify, delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's business, financial condition and results of operations, including the Company's ability to make principal and interest payments on its indebtedness, including the Notes. In addition, the Indenture contains, and other debt instruments governing existing and future indebtedness contain, or may contain, covenants that limit the operational and financial flexibility of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

  As of March 31, 1998, the Company had approximately $553.7 million of outstanding indebtedness, the Company's total debt as a percentage of capitalization, excluding the value of the licenses contributed pursuant to the FirstMark Acquisition, and the assignment of certain licenses held by certain of the Company's members or affiliates to the Company, (see "Certain Transactions--The FirstMark Acquisition") and the grant by the FCC of certain other applications to provide 24 GHz wireless services in Boston, MA and New York, NY, and excluding the ACLA Contribution, was 69.5% as of March 31, 1998 and the Company had a deficiency of earnings to fixed charges of $47.5 million for the three months ended March 31, 1998. See "Prospectus Summary-- Capitalization." In addition, the Indenture permits, and the Company's future credit facilities and vendor credit facilities are expected to permit, the incurrence of additional indebtedness. The Company expects to incur substantial additional indebtedness (including secured indebtedness) for the construction or acquisition and expansion of networks, the purchase of transmission and switching equipment, the introduction of new service offerings and the development and implementation of its information technology platform. The Company has entered into the Financing Commitment Letter with Nortel to provide credit facilities under which the Company can incur up to $780 million in indebtedness, and the Underwriting Commitment Letter with the Underwriting Agents, to provide credit facilities under which the Company can incur up to $800 million in indebtedness (which would be in lieu of the indebtedness contemplated by the Financing Commitment Letter). In either case, such indebtedness would be secured by all of the Company's assets and guaranteed by substantially all of the Company's subsidiaries. The Notes will be effectively subordinated to such additional indebtedness to the extent of the assets, securing such indebtedness. In addition, the Notes will be effectively subordinated to all liabilities of each subsidiary of the Company to its respective creditors. See "--Significant Capital Requirements" and "Description of Certain Indebtedness."

  The Company's ability to make principal and interest payments on the Notes will be dependent upon, among other things, the Company's future operating performance and anticipated cash flow and its ability to obtain additional debt or equity financing, which are themselves dependent upon a number of factors, many of which are out of the Company's control. These factors include prevailing economic, financial, competitive and regulatory conditions and other factors affecting the Company's business and operations, including the Company's ability to complete the roll-out of its networks on a timely and cost-effective basis. There can be no assurance that the Company will have adequate sources of liquidity to make required payments of principal and interest on its indebtedness (including the Notes), whether at or prior to maturity, finance anticipated capital expenditures and fund working capital requirements. If the Company does not have sufficient available resources to repay its outstanding indebtedness when it becomes due and payable, the Company may find it necessary to refinance such indebtedness, and there can be no assurance that refinancing will be available, or available on reasonable terms. If the Company were unable to obtain adequate financing or refinancing on satisfactory terms, it would have to consider various other options such as the sale of certain assets or additional equity to meet its debt service requirements or other options available to it under law.

  The Company's high degree of leverage could have important consequences, including, but not limited to, the following: (i) a substantial portion of the Company's sources of capital and cash flow from operations must be dedicated to debt service payments, thereby reducing the funds available to the Company for other purposes;

(ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions, repayment of indebtedness or other purposes may be impaired, whether as a result of the covenants and other terms of its debt instruments or otherwise; (iii) the Company is substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; (iv) the Company's high degree of leverage may limit its ability to expand capacity and otherwise meet its growth objectives; and (v) the Company's high degree of leverage may hinder its ability to adjust rapidly to changing market conditions and could make it more vulnerable in the event of a downturn in general economic conditions or its business.

DEPENDENCE ON KEY PERSONNEL

  The success of the Company depends, in large part, upon the continuing contributions of its key technical, marketing, sales and management personnel. The loss of the services of several key people within a short period of time could have a material adverse effect upon the business, financial condition and results of operations of the Company. The Company's future success is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Competition for such personnel is intense, and the Company's inability to attract and retain additional key employees could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that such key personnel will continue to be employed by the Company or that the Company will be able to attract and retain qualified personnel in the future. See "Management."

MANAGEMENT OF GROWTH

  The Company's business plan will, if successfully implemented, result in rapid expansion of its operations and the provision of broadband wireless local loop services on a widespread basis. Rapid expansion of the Company's operations may place a significant strain on the Company's management, financial and other resources. The Company's ability to manage future growth, should it occur, will depend upon its ability to monitor operations, control costs, maintain regulatory compliance, maintain effective quality controls and significantly expand the Company's internal management, technical, information and accounting systems and to attract, assimilate and retain additional qualified personnel. See "--Dependence on Key Personnel." Furthermore, as the Company's business develops and expands, the Company will need additional facilities for its growing work force. There can be no assurance that the Company will successfully implement and maintain such operational and financial systems or successfully obtain, integrate and utilize the employees and management, operational and financial resources necessary to manage a developing and expanding business in an evolving, highly regulated and increasingly competitive industry. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the business, financial condition and results of operations of the Company and the ability of the Company to make principal and interest payments on its indebtedness, including the Notes.

  If the Company were unable to hire staff, expand such facilities, retain labor, purchase adequate supplies of transmission or base station equipment, increase the capacity of its information systems and/or successfully manage and integrate such additional resources, customers could experience delays in connection of service and/or lower levels of customer service. Failure by the Company to meet the demands of customers and to manage the expansion of its business and operations could have a material adverse effect on the Company's business, financial condition and results of operations.

LACK OF DEPLOYMENT; RELIANCE ON EQUIPMENT SUPPLIERS

  Although fixed wireless point-to-point technology has been in use for a significant period of time, two-way point-to-multipoint technology has only been deployed on a limited basis. Teligent has deployed a point-to-multipoint system in Richardson, Texas on a trial basis and in March 1998 successfully completed the first telephone call made in the United States over a commercially installed point-to-multipoint digital wireless network located in Los Angeles. The Company has selected point-to-multipoint technology because the Company believes it will offer several advantages over other technologies. However, the Company's point-to-multipoint technology has not been fully tested on a commercial basis and may not perform as expected or provide the advantages expected by the Company.

  The Company currently plans to source equipment from multiple vendors. Any reduction or interruption in supply from any of its suppliers could have a disruptive effect on the Company. Although multiple manufacturers currently produce or are developing equipment that will meet the Company's current and anticipated requirements, no industry standard or uniform protocol currently exists for 24 GHz point-to-multipoint equipment. Further, the Company does not manufacture, nor does it have the capability to manufacture, nor does it anticipate establishing the capacity to manufacture, any of its telecommunications equipment. Additionally, there can be no assurance that the Company's suppliers will be able to manufacture and deliver the amount of equipment ordered or that such supply will in fact be sufficient to meet initial demand.

EMERGING MARKET; UNCERTAIN COMMERCIAL ACCEPTANCE OF 24 GHZ SERVICES

  The Company recently has begun to market its integrated package of fixed wireless broadband services to potential customers and has generated only nominal revenues to date. The provision of fixed wireless broadband services in the 24 GHz frequency band represents an emerging sector of the telecommunications industry, and the demand for such services is uncertain. Market acceptance may be adversely affected by historical perceptions of the unreliability and lack of security of previous wireless technologies using frequencies other than 24 GHz as well as the lack of wireless services previously provided over 24 GHz frequencies. The Company expects that substantial marketing effort, time and expense will be required to stimulate initial demand for the Company's fixed wireless broadband services. There can be no assurance that substantial markets will develop for 24 GHz fixed wireless broadband services, or, if such markets were to develop, that the Company would be able to attract and maintain a sufficient revenue-generating customer base or operate profitably.

  The Company's success in providing fixed wireless broadband services will be subject to certain factors beyond the Company's control. These factors include, without limitation, changes in general and local economic conditions, availability of equipment, changes in telecommunications service rates charged by other service providers, changes in the supply and demand for local exchange services, competition from wireline and wireless operators in the same market areas, changes in federal, state and local regulations affecting the operation of local telephone networks or fixed wireless broadband systems (including the enactment of new statutes and the promulgation of changes in the interpretation or enforcement of existing or new rules and regulations) and changes in technology that have the potential of rendering obsolete the Company's fixed wireless broadband equipment. In addition, the extent of the potential demand for fixed wireless broadband services in the Company's market areas cannot be estimated with certainty. There can be no assurance that one or more of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations.

  In addition, the Company has incurred and will continue to incur significant operating expenses, has made, and will continue to make, significant capital investments, has entered and plans to enter into operating leases, equipment supply contracts and service arrangements, and is attempting to secure financing, in each case based upon certain expectations as to the anticipated market acceptance of, and customer demand for, the Company's services in the market. Lack of acceptance of the Company's services in the market would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Significant Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DISTANCE AND WEATHER LIMITATIONS; LINE OF SIGHT; BUILDING ACCESS.

  Wireless broadband services require a direct line of sight between two antennas comprising a link and are subject to distance and rain attenuation. The Company expects that its average coverage radius of a base station will be approximately three miles (five kilometers), depending on local conditions, and it is expected that the Company's base stations will utilize power control to increase signal strength and mitigate the effects of rain attenuation. In areas of heavy rainfall, transmission links will be engineered for shorter distances and greater power to maintain transmission quality. The reduction of path link distances to maintain transmission quality may increase the cost of service coverage. While these increased costs may not be significant in all cases, such costs may render wireless broadband services uneconomical in certain circumstances.

  Due to line of sight limitations, the Company currently plans to install its transceivers and antennas typically on the rooftops of buildings. Line of sight and distance limitations generally do not present problems in urban areas, provided that suitable roof rights can be obtained, due to the existence of unobstructed structures from which to transmit and the concentration of customers within a limited area. Line of sight and distance limitations in non-urban areas can arise due to lack of structures with sufficient height to clear local obstructions. The Company expects generally to be able to construct intermediate links or use other means to resolve line of sight and distance issues. However, these limitations may render point-to-multipoint links uneconomical in certain locations. In such cases, the Company may (i) decide to provide services that are uneconomical in the short term,
(ii) use alternative methods of transmission to provide services on a more economical basis, or (iii) decide not to provide services to potential customers in these locations. There can be no assurance that such limitations will not have a material adverse effect on the Company's business, financial condition and results of operations.

  In order to obtain the necessary access to install its transceivers and antennas and connect its intended customers, the Company must secure roof and other building access rights (or rights to access other line of sight locations), including access to conduits and wiring from the owners of each building or other structure on which it proposes to install its equipment, and may require construction, zoning, franchises or other governmental permits. There can be no assurance that the Company will succeed in obtaining the roof rights and building access, including construction, zoning, franchises or other governmental permits necessary to establish wireless broadband services to all or most potential customers in its market areas at reasonable cost or on favorable terms, or at all, or that delays in obtaining such rights will not have a material adverse effect on the Company's business, financial condition and results of operations.

RELOCATION OF LICENSES TO 24 GHZ; PENDING FCC PETITIONS

  The FCC issued an Order (the "Relocation Order") on March 14, 1997 providing for the relocation of certain fixed wireless licensees in the 18 GHz band to a reallocated portion of the 24 GHz band. The FCC implemented this relocation without notice and comment procedures in order to give effect to the request of the National Telecommunications and Information Administration ("NTIA"), acting on behalf of the Department of Defense, which sought to protect national military satellite operations from harmful interference from 18 GHz fixed wireless stations. The Relocation Order provided for the relocation of these licenses from 100 MHz over five channels in the 18 GHz band to 400 MHz over five corresponding channels in the 24 GHz band. On June 24, 1997, the FCC issued a subsequent order (the "Modification Order") that implemented the Relocation Order by modifying the affected 18 GHz licenses, including those held by the Company, to authorize operations in the 24 GHz band. Pursuant to the Relocation Order, the 18 GHz fixed wireless operators in the Washington, DC and Denver, CO areas (including the Company's Washington, DC, Baltimore, MD and Denver, CO facilities) were required to relocate to corresponding channels in the 24 GHz band no later than June 5, 1997, with affected 18 GHz fixed wireless licensees in all other areas required to relocate to the 24 GHz band no later than January 1, 2001. See "Regulation."

  A number of parties have filed with the FCC petitions seeking reconsideration or review of one or both of these orders and the modification or revocation of the Company's licenses, contending, among other things, that the FCC's allocation of 400 MHz of 24 GHz spectrum for licenses was unnecessary and that the FCC should not have relocated the fixed wireless licensees without first conducting a notice and comment rulemaking proceeding. See "Regulation." In addition, one of these parties, DirecTV Enterprises, Inc. ("DirecTV"), has filed a petition for rulemaking with the FCC requesting permission for the construction and operation of broadcast satellite uplink facilities in areas of the 24 GHz band allocated to the former 18 GHz fixed wireless licensees. The Company has filed timely oppositions to all of these petitions.

  The Company cannot determine how the FCC will resolve the petitions for reconsideration or review of the Relocation Order and the Modification Order and the DirecTV rulemaking petition. The FCC could decide this relocation issue in the same way or make another ruling, which may be adverse to the Company. Thus, any construction or operation at 24 GHz prior to the final resolution of these petitions is at the Company's risk and expense. If the Relocation Order or Modification Order were subsequently modified or reversed, such a modification or reversal could have a material adverse effect on the Company's business, financial condition and results of operations. In particular, it cannot be determined whether, under a modified license relocation, the Company's equipment would be rendered unusable or usable only after significant expense and delay.

  Grant of the DirecTV rulemaking petition could materially and adversely affect the Company's business, financial condition and results of operations. If implemented, DirecTV's proposals could result in the construction and operation of satellite uplink facilities on 24 GHz frequencies currently allocated to fixed wireless services, which could interfere with the Company's operations in the vicinity of these satellite uplink facilities. In addition, in the Relocation Order, the FCC announced that it will commence a rulemaking proceeding to address future fixed wireless licensing in the 24 GHz band. There can be no assurance that the Company's point-to-point and point-to-multipoint equipment as currently designed will comply with the rules ultimately adopted by the FCC.

  The FCC's decisions upon reconsideration will be subject to judicial appeal to a U.S. court of appeals. There can be no assurance that the FCC will be able to defend any such litigation successfully. The court may affirm the Relocation Order or any order made by the FCC upon reconsideration, vacate and remand the matter to the FCC for initiation of a rulemaking proceeding, or make any other ruling. Failure by the court to affirm the terms of the Relocation Order or the Modification Order could have a material adverse effect on the Company's business, financial condition and results of operations.

  Uncertainty during an appeal period regarding the Company's prospects and the implications of the result of such litigation may adversely affect the market price of the Notes. In addition, such uncertainty may disrupt the Company's relationships with actual and potential customers, equipment vendors, lenders or other parties, which would have a material adverse effect on the Company's business, financial condition and results of operations.

CHANGES IN TECHNOLOGY, SERVICES AND INDUSTRY STANDARDS

  The telecommunications industry has been characterized by rapid technological advances, changes in end user requirements, frequent new service introductions, evolving industry standards and decreases in the cost of equipment. The Company expects these changes to continue, and believes that its long-term success will increasingly depend on its ability to offer services that exploit advanced technologies and anticipate or adapt to evolving industry standards. There can be no assurance that (i) the Company's wireless broadband services will not be economically or technically outmoded by technology or services now existing or developed and implemented in the future, (ii) the Company will have sufficient resources to develop or acquire new technologies or to introduce new services capable of competing with future technologies or service offerings, (iii) the Company's inventory of equipment will not be rendered obsolete or (iv) the cost of 24 GHz equipment will decline as rapidly as that of competitive alternatives. For example, there are several technologies that allow the transmission of high bandwidth data over existing copper lines. The occurrence of any of the events described above may have a material adverse effect on the operations of the Company and the ability of the Company to make principal and interest payments on its outstanding indebtedness, including the Notes. See "Business--Competition in the Telecommunications Industry" and "Telecommunications Industry Overview."

COMPETITION

  The telecommunications services industry is highly competitive. The Company has not begun to market its point-to-multipoint wireless local broadband services to potential customers on a widespread basis and is currently providing point-to-point services on a limited basis. The Company has not obtained significant market share in any of the areas where it offers its services or intends to offer services, nor does it expect to do so in the near future given the size of the local telecommunications market, the intense competition therein and the diversity of customer requirements. In each market area in which the Company is authorized to provide services, the Company competes or will compete with several other service providers and technologies. Many of the Company's competitors have long-standing relationships with customers and suppliers in their respective industries, greater name recognition and significantly greater financial, technical and marketing resources than the Company. The Company expects to compete on the basis of local service features, quality, price, reliability, customer service and rapid response to customer needs while bundling local, resold long distance and Internet services. The Company faces significant competition from ILECs, such as the Regional Bell Operating Companies ("RBOCs"). The Company may or will also compete with other fixed wireless service providers, CLECs, IXCs, cable television operators, ILECs operating outside their current local service areas, satellite licensees and Internet service providers ("ISPs"). There can be no assurance that the Company will be able to compete effectively in any of its market areas. See "Business--Competition in the Telecommunications Industry" and "Telecommunications Industry Overview."

  A number of companies are developing enhancements to increase the performance of ILEC's copper wire-based legacy networks. These generally consist of digital subscriber line products, such as ADSL (asymmetrical digital subscriber line), HDSL (high-speed digital subscriber line) and VDSL (very high data rate subscriber line). There can be no assurance that the Company will be able to compete effectively with these enhancements.

  The Company also faces potential competition from new entrants to the 24 GHz fixed wireless market, including ILECs, CLECs and other leading telecommunications companies. In the Relocation Order, the FCC announced that it will conduct a rulemaking proceeding to devise rules for the issuance of licenses for up to five 80 MHz channels in the 24 GHz spectrum band in each market except for those licenses already issued to the Company and other relocated 18 GHz licensees. See "Regulation." The grant of additional fixed wireless authorizations by the FCC in the 24 GHz band could result in increased competition and diminish the value of the Company's existing fixed wireless authorizations. The Company believes that any additional 24 GHz licenses will be available through an auction. The Company believes that, assuming that additional authorizations are made available by the FCC, additional entities having greater resources than the Company could acquire authorizations at auctions from the FCC to provide telecommunications services in the 24 GHz band. See "Regulation."

  The Company will also face competition from other terrestrial fixed wireless services, including Multichannel Multipoint Distribution Service ("MMDS"), 28 GHz Local Multipoint Distribution Service ("LMDS") and 38 GHz wireless communications systems, 2.8 GHz Wireless Communications Service ("WCS"), FCC
Part 15 unlicensed wireless radio devices, and other services that use existing point-to-point wireless channels on other frequencies. Additionally, other companies have filed applications for global broadband satellite systems proposed to be used for broadband voice and data services. If developed, these systems could also present significant competition to the Company.

  The FCC has conducted auctions for 28 GHz LMDS licenses in all markets for the provision of high capacity, wide-area fixed wireless point-to-multipoint systems. In addition, the FCC has adopted rules to auction geographical wide area licenses for the operation of fixed wireless point-to-point and point-to-multipoint communications services in the 38 GHz band, although many 38 GHz licenses have already been issued nationwide. The 28 GHz LMDS auction concluded in March 1998 and the 38 GHz auction is expected to occur later in 1998. The Company initially filed an application for and participated in the early rounds of the LMDS auction, but withdrew from the auction without acquiring any licenses or payment liabilities.

  The FCC has adopted rules to auction geographical area wide licenses for the operation of fixed wireless point-to-point and point-to-multipoint communications services in the 38 GHz band, although many 38 GHz licenses have already been issued nationwide. The 38 GHz auction is expected to occur later in 1998. The MMDS service, also known as "wireless cable," also currently competes for metropolitan wireless broadband services. At present, wireless cable licenses are used primarily for the distribution of video programming and have only a limited capability to provide two-way communications needed for wireless broadband telecommunications services, but there can be no assurance that this will continue to be the case. The FCC has initiated a proceeding to determine whether to provide wireless cable operators with greater technical flexibility to offer two-way services. Cellular, PCS and other mobile service providers may also offer fixed services over their licensed frequencies. Finally, the FCC has allocated a number of spectrum blocks for use by wireless devices that do not require site or network licensing. A number of vendors have developed such devices that may provide competition to the Company, in particular for certain low data rate transmission services. See "Business-- Competition in the Telecommunications Industry."

  The Company will also face both local and long distance competition from AT&T and other IXCs. The Company may face competition from electric utilities (several of whom have secured the necessary authorizations and have begun to provide local telephone service) ILECs operating outside their current local service areas, other IXCs such as WorldCom (which is seeking to acquire MCI) and Sprint (which has significant investment from international telecommunications carriers with significant financial resources), and other providers. These entities provide transmission services using technologies which may enjoy a greater degree of market acceptance than the Company's wireless broadband technology in the provision of last mile broadband services.

  The long distance market has relatively insignificant barriers to entry, numerous entities competing for the same customers and a high (and increasing) average churn rate as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. With respect to long distance services, the Company will compete with major carriers such as AT&T, MCI, Sprint and WorldCom, as well as other national and regional long distance carriers and resellers, many of whom own substantially all of their own facilities and are able to provide services at costs lower than the Company's current costs since the Company will generally lease its access facilities. The Company believes that the RBOCs also will become significant competitors in the long distance telecommunications industry. See "Business--Competition in the Telecommunications Industry."

TRANSFER OF CONTROL OF WIRELESS LICENSES; NON-RENEWAL AND FLUCTUATION IN VALUE

  MSI and DSC contributed their fixed wireless licenses to the Company. Pursuant to the FirstMark Acquisition, the Company acquired additional licenses in three SMSAs. The assignment or transfer of control of licenses issued by the FCC (including pro forma assignments and transfers) is subject to the prior consent of the FCC, which consent generally depends on a number of factors including the identity, background and the legal and financial qualifications of the assignee and the satisfaction of certain other regulatory requirements. The FCC granted the application for the transfer of control of FirstMark's fixed wireless licenses to the Company in July 1997. The FCC granted the applications to assign the MSI and DSC licenses to the Company in October 1997. There were no petitions to deny filed against the FirstMark transfer of control application or the MSI and DSC assignment applications and the FCC grants thereof have become final. See "Regulation-- FCC Licensing."

  The FCC's current policy is to align the expiration dates of all fixed wireless licenses of a particular service such that they mature concurrently and, upon expiration, to renew all such licenses for ten years. The initial term of most currently outstanding fixed wireless licenses, including the Company's licenses, expires on February 1, 2001. While FCC custom and practice establishes a presumption in favor of granting renewal of licenses to licensees, such presumption requires that the licensee substantially comply with its regulatory obligations during the license period. The FCC's failure to renew one or more licenses could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's licenses are integral assets of the Company, the value of which will depend significantly upon the success of the Company's wireless telecommunications operations and the future direction of the wireless segment of the telecommunications industry. The value of licenses to provide wireless services also may be affected by fluctuations in the level of supply and demand for such licenses. Any assignment of a license or transfer of control by an entity holding a license is subject to certain limitations relating to the identity and qualifications of the transferee and requires prior FCC approval (and in some instances state regulatory approval as it relates to the provision of telecommunications services in that state), thereby possibly diminishing the value of the licenses.

RESTRICTIONS ON FOREIGN OWNERSHIP

  Under the Communications Act, the FCC may, if it finds the public interest will be served, refuse to grant common carrier licenses to (or may revoke the licenses of) an entity directly or indirectly controlled by non-U.S. citizens or by a corporation, the capital stock of which is more than 25% owned or voted by non-U.S. citizens or companies. The Communications Act also prohibits any entity, more than 20% of whose capital stock is owned or voted by non-U.S. citizens or companies, from receiving a license for common carrier services. Since February 9, 1998, the FCC rules have provided for a rebuttable presumption that greater than 25% indirect ownership or control of a common carrier licensee by citizens or companies from a country (including Japan) that is a signatory to the World Trade Organization General Agreement on Trade in Services ("WTO Agreement") serves the public interest. The 20% restriction on direct foreign ownership still applies. The Company believes that foreign ownership of its Common Stock complies with the Communications Act. However, a significant amount of the Company's and Associated's common stock is held in nominee name and, accordingly, the Company is not aware of the citizenship of the actual beneficial owners of such shares. See "Regulation--Alien Ownership."

  If the FCC were to determine that the foreign ownership in the Company exceeded the Communications Act's foreign ownership limits, it could revoke the Company's licenses, require the Company to take actions necessary to reduce such foreign ownership so as not to exceed the statutory limits, or determine that it was in the public interest to allow the Company to maintain such foreign ownership levels. The Company's certificate of incorporation authorizes the Board of Directors to redeem equity securities owned by non-U.S. citizens and companies at their then-current market value in order to ensure compliance with the Communications Act and the FCC's rules. There can be no guarantee that the Company will remain in compliance with the Communications Act's foreign ownership limits or that such limits would not adversely affect the Company's ability to attract equity financing from entities that are from countries that are not signatories to the WTO Agreement.

  Based on currently available information, the Company estimates that its foreign ownership, after giving effect to the Strategic Equity Investment and the Offerings (assuming all 1.265 million shares of Class A Common Stock offered outside the United States and Canada and a nominal number of shares of Class A Common Stock offered in the United States and Canada, were sold to non-U.S. citizens or companies), is approximately 20%. However, this percentage is subject to change at any time upon any transfer of direct or indirect ownership of the Company's Common Stock. These restrictions on foreign ownership could also adversely affect the ability of the Company to attract additional equity financing from entities that are, or are owned by, non-U.S. persons.

  Pursuant to the Company's Certificate of Incorporation, the Board of Directors of the Company is empowered to take all actions which it deems appropriate to ensure compliance by the Company with applicable foreign ownership restrictions. In addition, under a Stockholders Agreement entered into by the Company and the members of Teligent, L.L.C. (other than the FirstMark Sole Stockholder) prior to consummation of the Equity Offerings (see "Certain Relationships and Related Transactions--Stockholders Agreement"), if the Company is required by a change in law or other circumstance to reduce the level of foreign ownership of the Company, the Company has the right, and would be required at NTT's election, to refuse to sell stock in the Company to any Foreign Owner (as defined) if such a transaction would adversely impact NTT's ability to hold its then existing share ownership in the Company, and, in addition, the Company has the right, and would be required, at the election of any of the stockholders which are parties to such Stockholders Agreement (including NTTA&T) to repurchase for cash (to the extent permitted by applicable Delaware corporation law) shares first from all other Foreign Owners (other than such parties, if applicable) and thereafter from each of such stockholders on a pro rata basis (based on the foreign ownership attributable to each such stockholder) at the fair market value thereof based on the Company's then public trading value. See "Certain Relationships and Related Transactions--Stockholders Agreement."

GOVERNMENT REGULATION

  The Company's telecommunications services are subject to varying degrees of federal, state and local regulation. Generally, the FCC exercises jurisdiction over all telecommunications services providers to the extent such services involve the provision of jurisdictionally interstate or international telecommunications. The Telecommunications Act expanded the FCC's jurisdiction to include interconnection and certain related issues that traditionally have been considered subject primarily to state regulation. The state regulatory commissions also retain jurisdiction over significant aspects of the provision of intrastate telecommunications services.

  The Telecommunications Act is intended ultimately to permit service providers in the long distance and local telecommunications services markets, as well as cable television providers, to compete freely in all telecommunications markets. For example, the Telecommunications Act will permit the RBOCs eventually to compete in the provision of long distance services upon the satisfaction of certain statutorily mandated criteria. The Telecommunications Act generally requires ILECs to provide competitors with interconnection and nondiscriminatory access to the local exchange network on more favorable terms than have been available in the past. Such interconnection and the terms thereof are subject to negotiation with each ILEC, however, which may involve considerable delays. Moreover, such interconnection may not necessarily be obtained on terms and conditions that are favorable to the Company. Although the Company may petition the proper state regulatory agency to arbitrate disputed issues, there can be no assurance that the Company will be able to obtain favorable interconnection agreements. Also, there can be no assurance that any interconnection agreements will actually be implemented or enforced in a favorable manner. To date, the Company has successfully negotiated comprehensive interconnection agreements with ILECs in over 30 markets in twelve states and the District of Columbia. In addition, it is currently negotiating comprehensive interconnection agreements with ILECs in 13 states. The Company has not resorted to arbitration with respect to its interconnection negotiations as of this date.

  As required by the Telecommunications Act, the FCC adopted in August 1996 new rules implementing the interconnection and resale provisions of the Telecommunications Act (the "Interconnection Order"), which are intended to remove or minimize regulatory, economic and operational impediments to full competition for local services, including switched local exchange service. A number of parties appealed the Interconnection Order in Federal court seeking to vacate some or all of the rules adopted therein. In a July 18, 1997 decision, the United States Court of Appeals for the Eighth Circuit vacated significant portions of the Interconnection Order, including its provisions governing the pricing of local telecommunications services and unbundled network elements, certain of its unbundling requirements and its "pick and choose" provision (which enabled a telecommunications carrier to demand any term of an ILEC's interconnection contract with another carrier). See "Business--Regulation." The Eighth Circuit's October 14 decision vacated an FCC rule that obligated ILECs, under certain circumstances, to provide combinations of network elements, rather than provide them individually. This decision may make it more difficult or expensive for competitors to use combinations of ILEC elements. Because the Company does not anticipate widespread use of combinations of ILEC elements, the decision should not have a material adverse effect on its operations. Moreover, because the decision may increase the cost and decrease the efficiency of ILEC network element-based competitive approaches, the Company believes that the decision may comparatively advantage the Company's entry strategy, which does not heavily rely on the use of ILEC network elements. The FCC, numerous IXCs and various other parties filed petitions for certiorari with the U.S. Supreme Court, which accepted the case for review on January 26, 1998. The Supreme Court is not expected to issue a decision before the end of 1998. Some of the same parties and certain other parties also have asked the FCC to reconsider these and other regulations implementing the Telecommunications Act. On January 22, 1998, the Eighth Circuit Court of Appeals ruled that the FCC cannot apply its local competition pricing rules in reviewing applications of the RBOCs for authorization to provide long distance service that originates and certain long distance services that terminate in one of their in-region states. If upheld, this decision could make it somewhat easier for the RBOCs to enter the market for in-region long distance services. Although the

Company believes that the final outcome of the Eighth Circuit cases, including any further proceedings or a Supreme Court appeal, will not materially adversely affect its operations, there can be no certainty in this regard. See "Business--Competition in the Telecommunications Industry,"
"Telecommunications Industry Overview" and "Regulation."

  On December 31, 1997, a United States District Court judge in Texas held unconstitutional certain sections of the Telecommunications Act, including
Section 271, which prohibits an RBOC from providing long distance service that originates (or in certain cases terminates) in one of its in-region states until the RBOC has satisfied certain statutory conditions in that state and has received the approval of the FCC. This decision would permit the three RBOCs that are parties to the case immediately to begin offering widespread in-region long-distance services. Unless overturned on appeal, this decision could have a material adverse effect on the Company. The District Court has granted the request of the FCC and certain IXCs for a stay, and the FCC and certain IXCs filed appeals of the decision with the United States Court of Appeals for the Fifth Circuit. Although there can be no assurance as to the outcome of this litigation, the Company believes that significant parts of the District Court decision may be reversed or vacated on appeal. A recent D.C. Circuit Court decision, in a separate case, held against a RBOC advocating a position similar to that espoused by the Texas District Court.

  In addition, pursuant to the Telecommunications Act, the FCC issued new regulations in 1997 regarding the implementation of the universal service program and the assessment of access charges on carriers obtaining access to local exchange networks. As a result of these changes, the costs of business and multiple residential telephone lines are expected to increase. Several parties have sought FCC reconsideration or have appealed various parts of the new FCC rules. The Company is unable to predict the final formula for universal service contribution or its own level of contribution.

  The Company is unable to predict what effect the Telecommunications Act will have on the telecommunications industry in general and on the Company in particular. Numerous FCC, state and local regulatory decisions are expected regarding issues that may materially affect the Company, including but not limited to universal service, preemption of barriers to competition and access to rights of way. Although the Company generally intends not to install facilities in public rights of way, some municipalities may claim nevertheless that the Company must pay franchise or rights-of-way fees. As have several other providers, the Company may become involved in litigation or FCC preemption proceedings regarding whether local franchise requirements must be satisfied and what constitutes use of public rights of way. On December 12, 1997, the Company accepted under protest a franchise with the City of Dallas which is similar to other Dallas franchises agreed to by other CLECs. On the same date, the Company filed a Complaint for Declaratory Judgment against the City of Dallas in the United States District Court for the Northern District of Texas alleging that the Company does not own, construct, install, maintain or use facilities located in public rights of way, and that the City of Dallas is therefore prohibited both by federal and state law from barring the Company's competitive entry into the Dallas market unless the Company first accepts a franchise. The Company can give no assurance as to the outcome of such litigation or whether it would have a material adverse effect on the Company. See "Regulation." No assurance can be given that any regulation, litigation or proceeding will broaden the opportunities available to the Company or will not have a material adverse effect on the Company's business, financial condition and results of operations. Further, there can be no assurance that the Company will be able to comply with additional applicable laws, regulations and licensing requirements or have sufficient resources to take advantage of the opportunities which may arise from this dynamic regulatory environment.

RADIO FREQUENCY EMISSION CONCERNS

  The use of wireless equipment may pose health risks to humans due to radio frequency ("RF") emissions from the radio/antenna unit. Any allegations of health risks, if proven, could result in liability on the part of the Company. If Teligent were held liable in any product liability suit, such liability could have a material adverse effect on the financial condition of the Company, including its ability to make principal and interest payments on its indebtedness, including the Notes. Concerns over RF emissions also may have the effect of discouraging the use of wireless communications devices, such as the radio/antenna unit to be used with the Company's systems.

See "--Emerging Market; Uncertain Commercial Acceptance of 24 GHz Services." These concerns could have a material adverse effect on the Company's business, financial condition and results of operations. The FCC recently adopted new guidelines and methods for evaluating the environmental effects of RF emissions from FCC-regulated transmitters, including wireless antennas. The updated guidelines and methods generally are more stringent than those previously in effect. The Company expects that the wireless equipment to be provided by its vendors will comply with applicable FCC guidelines. The FCC also incorporated into its rules provisions of the Telecommunications Act which preempt state or local government regulation of personal wireless services facilities based on RF environmental effects, to the extent such facilities comply with the FCC's rules concerning such RF emissions.

CONTROL BY PRINCIPAL STOCKHOLDER; POTENTIAL CONFLICTS OF INTEREST

  Associated owns approximately 41.4% of the Company's outstanding Common Stock and, pursuant to the Company's Certificate of Incorporation, currently has the right to elect a majority of the members of the Company's Board, subject to its ownership of the Company's outstanding Common Stock not falling below 20% and its obligations under the Members Agreement (as defined herein). As a result, Associated, through its Common Stock holdings and representation on the Company's Board, is currently able to exercise control over the policies and direction of the Company. The interests of Associated as a Common Stock holder may differ from the interests of the holders of the Notes. See "Certain Relationships and Related Transactions--Members Agreement."

INTELLECTUAL PROPERTY PROTECTION

  The Company relies upon a combination of licenses, confidentiality agreements and other contractual covenants to establish and protect its technology and other intellectual property rights. The Company currently has no patents or patent applications pending. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or other intellectual property or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Moreover, although the Company believes that its business as currently conducted does not infringe upon the valid proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against the Company and that, in the event of an unfavorable ruling on any such claim, a license or similar agreement to utilize technology relied upon by the Company in the conduct of its business will be available to the Company on reasonable terms. Loss of such rights or failure to obtain similar licenses or agreements may have a material adverse effect on the Company's business, financial condition and results of operations. Also, there can be no assurance that the intellectual property that ILECs or others claim to hold and that may be necessary for the Company to provide its services will be available on reasonable terms. See "Business--Intellectual Property."

RISK OF INABILITY TO SATISFY CHANGE OF CONTROL OFFER

  Upon the occurrence of a Change of Control, unless the Company has given a notice of redemption, each Holder will have the right to require the Company to repurchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value (as defined herein) thereof on any Change of Control Payment Date (as defined herein) occurring prior to March 1, 2003, plus any accrued and unpaid cash interest not otherwise included in Accreted Value to such Change of Control Payment Date, or 101% of the principal amount at maturity thereof on any Change of Control Payment Date occurring on or after March 1, 2003, plus accrued and unpaid interest, if any, to such Change of Control Payment Date. In the event a Change in Control occurs at a time when the Company is unable to purchase the Notes, the Company could seek to refinance the Notes. If the Company is unsuccessful in refinancing the Notes, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture. See "Description of the Notes--Change of Control."

INVESTMENT COMPANY ACT CONSIDERATIONS

  After giving effect to the Additional Sponsor Equity Contributions, the Strategic Equity Investment, the Old Notes Offering and the Offerings, the Company had substantial cash, cash equivalents and short-term investments.

The Company has invested the proceeds of the Offerings together with the proceeds from the issuance of the Old Notes so as to preserve capital (for use in its buildout) by investing in short-term instruments consistent with prudent cash management and not primarily for the purpose of achieving investment returns. See "Prospectus Summary--Pro Forma Capitalization." Investment in securities primarily for the purpose of achieving investment returns could result in the Company being treated as an "investment company" under the Investment Company Act of 1940 (the "1940 Act"). The 1940 Act requires the registration of, and imposes various substantive restrictions on, certain companies ("investment companies") that are, or hold themselves out as being, engaged primarily, or propose to engage primarily in, the business of investing, reinvesting or trading in securities, or that fail certain statistical tests regarding composition of assets and sources of income and are not primarily engaged in businesses other than investing, reinvesting, owning, holding or trading securities.

  The Company believes that it is primarily engaged in a business other than investing, reinvesting, owning, holding or trading securities and, therefore, is not an investment company within the meaning of the 1940 Act. If the Company were required to register as an investment company under the 1940 Act, it would become subject to substantial regulation with respect to its capital structure, management, operations, transactions with affiliated persons (as defined in the 1940 Act) and other matters. Application of the provisions of the 1940 Act to the Company would have a material adverse effect on the Company's business, financial condition and results of operations.

RESTRICTIONS ON RESALE; ABSENCE OF PUBLIC MARKET FOR THE NOTES; VOLATILITY

  The New Notes are being offered to the Holders of the Old Notes. The Old Notes were issued on February 20, 1998 to a small number of institutional investors and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market for trading of securities eligible for resale under Rule 144A. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of Holders of the New Notes to sell their New Notes or the price at which such Holders may be able to sell their New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than the initial offering price of the Old Notes depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Although the Initial Purchasers have informed Teligent that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. Teligent does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. See "Exchange Offer; Registration Rights" and "Plan of Distribution."

  In addition, the liquidity of and trading markets for the Notes may be adversely affected by declines in the market for high-yield securities generally. Such a decline may adversely affect liquidity and trading markets independent of the financial performance of and prospects for the Company.

ORIGINAL ISSUE DISCOUNT

  The Old Notes were issued with original issue discount ("Original Issue Discount") for United States federal income tax purposes. Since a New Note received pursuant to the Exchange Offer will be treated as a continuation of the Old Note in the hands of a holder, the holder of the New Note will be required to continue to include such original issue discount in gross income for federal income tax purposes as it accrues, in advance of the receipt of the cash attributable to such income. See "Certain Federal Income Tax Considerations."

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated herein, the Company will receive in exchange Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any change in the indebtedness of the Company.

  The net proceeds to the Company from the Old Notes Offering were approximately $243.1 million after deducting estimated discounts and offering expenses.

                            SELECTED FINANCIAL DATA

  The following summary financial data presented below as of December 31, 1996 and 1997 and for the year ended December 31, 1997 was derived from the Company's audited financial statements. The summary financial data presented below as of March 31, 1997 and 1998 and for three months ended March 31, 1997 and 1998 and for the period from March 5, 1996 (date of inception) to March 31, 1998 has been derived from unaudited financial statements which, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the three months ended March 31, 1997 and 1998, and for the period March 5, 1996 (date of inception) to March 31, 1998 are not necessarily indicative of the results that may be expected for the full year. The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and the related notes thereto, contained elsewhere in this Prospectus.

                              PERIOD FROM                                                 PERIOD FROM
                             MARCH 5, 1996                    THREE MONTHS ENDED         MARCH 5, 1996
                          (DATE OF INCEPTION)  YEAR ENDED          MARCH 31,          (DATE OF INCEPTION)
                            TO DECEMBER 31,   DECEMBER 31,  ------------------------     TO MARCH 31,
                                 1996             1997         1997         1998             1998
                          ------------------- ------------  -----------  -----------  -------------------
                                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues................      $     1,386     $     3,311   $       635  $        98      $     4,795
Costs and expenses:
Cost of services........            1,625           4,785           547        7,391           13,801
Sales, general and ad-
 ministrative...........            9,583          43,466         4,556       19,229           72,277
Stock-based
 compensation...........            2,778          84,043         2,084        6,630           93,451
Depreciation and
 amortization...........              164           6,454            87        1,573            8,191
                              -----------     -----------   -----------  -----------      -----------
Total costs and ex-
 penses.................           14,150         138,748         7,274       34,823          187,720
                              -----------     -----------   -----------  -----------      -----------
Operating loss..........          (12,764)       (135,437)       (6,639)     (34,725)        (182,925)
Interest and other in-
 come...................               10           3,242             3        8,096           11,348
Interest expense........             (879)         (5,859)         (127)     (11,929)         (18,668)
                              -----------     -----------   -----------  -----------      -----------
Net loss................      $   (13,633)    $  (138,054)  $    (6,763) $   (38,558)     $  (190,245)
                              ===========     ===========   ===========  ===========      ===========
OTHER DATA:
Net loss per common
 share outstanding......      $     (0.29)    $     (2.94)  $     (0.15) $     (0.73)     $     (4.02)
Weighted average common
 shares outstanding.....       46,257,709      46,950,860    44,426,299   52,585,382       47,347,100
Modified EBITDA (1).....      $    (8,822)    $   (41,940)  $    (3,718) $   (25,772)     $   (76,533)
Cash used in operating
 activities.............           (6,047)        (34,428)       (4,513)     (20,190)         (59,496)
Cash used in investing
 activities.............           (3,709)       (114,587)       (6,958)     (10,968)        (130,432)
Cash provided by financ-
 ing activities.........           11,058         572,613        11,500      243,190          826,861
Ratio of earnings to
 fixed charges (2)......              --              --            --           --               --

                                              DECEMBER 31,       MARCH 31,
                                             ---------------- -----------------
                                              1996     1997    1997      1998
                                             ------  -------- -------  --------
                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................... $1,303  $424,901 $ 1,331  $636,933
Working capital (deficit)................... (6,978)  441,316 (19,682)  607,840
Property and equipment, net.................  3,545     8,186   4,846    58,019
Total assets................................  5,145   596,380  12,398   867,621
Long-term debt, less current portion........    --    300,000     --    553,650
Stockholders' equity (deficit).............. (3,575)  274,146  (9,588)  243,013

--------
(1) Modified EBITDA consists of earnings before interest, taxes, depreciation, amortization, non-cash charges for stock-based compensation and for the amortization of notes receivable from Executive. While not a measure under generally accepted accounting principles ("GAAP"), EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. Although EBITDA should not be construed as a substitute for operating income determined in accordance with GAAP, it is included herein to provide additional information with respect to the ability of the Company to meet future debt service, capital expenditures and working capital requirements. See the Financial Statements and the notes thereto. As all companies and analysts do not calculate these non-GAAP measurements in the same manner, the amount may not be comparable to other calculations.
(2) The ratio of earnings to fixed charges is computed by dividing pretax income from operations before fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense the Company believes to be representative of interest. For the period March 5, 1996 (date of inception) to December 31, 1996, the year ended December 31, 1997, the three months ended March 31, 1997 and 1998, and the period March 5, 1996 (date of inception) to March 31, 1998, earnings were insufficient to cover fixed charges by $13.6 million, $138.1 million, $6.8 million, $38.6 million and $190.2 million, respectively.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIALCONDITION AND RESULTS OF
                                  OPERATIONS

  Except for any historical information contained herein, the matters discussed in this Prospectus contain certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including, but not limited to, economic, key employee, competitive, regulatory, governmental and technological factors affecting the Company's growth, operations, markets, products, services, licenses and other factors discussed in the Company's other filings with the Securities and Exchange Commission. These factors may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

GENERAL

  The following discussion and analysis is based upon the financial statements of the Company from its inception on March 5, 1996 to December 31, 1997 and 1996, and for the three months ended March 31, 1998 and 1997, and should be read in conjunction with the Financial Statements and notes thereto contained elsewhere in this Prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and "Business."

OVERVIEW

  Teligent intends to capitalize on a convergence of technological, regulatory and market developments to capture revenues in the estimated $110 billion business telecommunications market. Teligent's goal is to be a premier facilities-based provider of telecommunications solutions to small and medium-sized businesses. The Company intends to provide cost-effective, high bandwidth connectivity in order to offer an integrated package of local and long distance telephone service, high-speed data connectivity, Internet access and videoconferencing.

  The Company's business commenced on March 5, 1996, and the Company has generated only nominal revenues from operations to date. Prior to the transfer by MSI and DSC of their fixed wireless licenses to the Company in October 1997, revenues and cash flows associated with customers using the fixed wireless licenses were accounted for by MSI and DSC. Accordingly, Teligent's historic revenues principally reflect certain management and administration services to MSI and DSC in connection with the development, construction and operation of their 18 GHz and subsequently 24 GHz fixed wireless networks. The Company's primary activities have focused on the acquisition of licenses and authorizations, the acquisition of building access rights, the hiring of management and other key personnel, the establishment of necessary facilities, including a network operations center, corporate headquarters and various field offices and switch sites, the raising of capital, the acquisition of equipment, the development of operating systems, the negotiation of interconnection agreements, the design of networks, the testing and the preparation for the use of switches, and securing necessary telephone numbers, service agreements and 911 agreements.

  The Company has experienced significant operating and net losses and negative operating cash flow to date and expects to continue to experience operating and net losses and negative operating cash flow until such time as it develops a revenue-generating customer base sufficient to fund operating expenses. See "Risk Factors--Development Stage Company; Limited History of Operations; Negative Cash Flow and Operating Losses," "--Significant Capital Requirements" and "--Substantial Leverage; Ability to Service Indebtedness." After the Company initiates service in a significant number of markets, the Company expects to achieve positive operating margins over time by increasing the number of revenue-generating customers and providing additional capacity for its customers without significantly increasing related capital expenditures, costs of building access rights and other operating costs. Over time, the Company believes that its cost structure will be further enhanced as the majority of its network deployment costs will consist of electronics, which tend to decline in price through time as economies of scale are achieved. The Company expects that operating and net losses and negative operating cash flow will increase significantly as the Company implements its growth strategy. See "--Liquidity and Capital Resources."

FACTORS AFFECTING FUTURE OPERATIONS

  The Company's primary activities to date have focused on the acquisition of licenses and authorizations, the acquisition of building access rights, the hiring of management and other key personnel, the establishment of necessary facilities, including a network operations center, corporate headquarters and various field offices and switch sites, the raising of capital, the acquisition of equipment, the development of operating systems, the negotiating of interconnection agreements, the design of the networks, the testing and the preparation for use of switches, and securing necessary equipment, telephone numbers, service agreements and 911 agreements. The Company's ability to provide commercial service on a widespread basis and to generate revenues and positive operating cash flow will depend on its ability to, among other things, (i) develop its operational and support systems, (ii) acquire appropriate building access for its operations, (iii) obtain state authorizations to operate as a CLEC and an IXC in its market areas and any other required local authorizations, (iv) commercialize its 24 GHz point-to-multipoint technology on a market-by-market basis, (v) attract and retain an adequate customer base, (vi) raise additional capital, (vii) attract personnel and (viii) enter into an implement interconnection agreements with ILECs. Given the Company's limited operating history, there can be no assurance that it will be able to achieve these goals, generate sufficient revenues to make principal and interest payments on its indebtedness, or compete successfully in the telecommunications industry.

  Although fixed wireless point-to-point technology has been in use for a significant period of time, two-way point-to-multipoint technology has only been deployed on a limited basis, and not at the 24 GHz frequency (other than in connection with the Company's trial locations). The Company has selected point-to-multipoint technology because the Company believes it will offer several advantages over other technologies. However, the Company's point-to-multipoint technology has not been tested on a commercial basis and may not perform as expected or provide the advantages expected by the Company.

REVENUES

  Target Market and Penetration. Teligent's wireless licenses cover approximately 3.7 million U.S. businesses and 26.7 million business lines in 74 of the most populous U.S. metropolitan market areas. The Company intends to focus its marketing efforts on small and medium-sized businesses with 5 to 350 telephone lines. Teligent's market research indicates that a significant portion of its target customer base is currently dissatisfied with its ILEC service. To address this market opportunity, Teligent plans to initially focus its sales efforts on business customers whose needs are not well served by fiber-based services and whose bandwidth needs are not adequately met by copper-based services.

  The Company has compiled geographic databases of commercial buildings, business establishments and multi-tenant units. These databases will be used to optimize network deployment as well as target sales and marketing efforts in order to maximize capital efficiency. In addition, by using this data, the Company plans to measure its performance by market segment as it grows and then use this analysis to optimize deployment of its network in the future.

  Service Offering. Teligent generally intends to derive the majority of its revenues from local switched voice and data communications services directly provided to end user customers. Teligent also intends to offer an integrated package of local and long distance telephone services, value-added services, high speed data connectivity, Internet access and videoconferencing. As a result of regulatory constraints, local and long distance services have historically been purchased separately. Due to changes in the regulatory environment, the Company believes business customers will increasingly seek to purchase local and long distance service from the same provider. Where economically attractive, the Company may also enter into arrangements through which other carriers could resell Teligent's services to their own customers.

  Pricing. Teligent's pricing structures will vary according to service. Switched voice service revenues will typically consist of two types of charges: a fixed charge for access to the network and additional charges based on actual usage. Data service revenues will more commonly consist solely of fixed charges as the result of the current industry practice of providing service on a dedicated basis. In the future, the Company believes that its wireless local networks will be able to offer advanced functions, which would enable data services to be provided on an as-needed basis instead of on a dedicated basis. As a result, Teligent expects to be able to price its data services on a usage basis, which may prove more economical and attractive to potential customers than dedicated pricing, enabling Teligent to differentiate itself in the marketplace.

  As a new market entrant, Teligent's strategy will be to price its services competitively to gain market share early. For switched voice services and other services already provided by the ILEC, the Company expects to price at a discount. For certain data and bandwidth-intensive services that may not be provided by competitors or for which there may exist an underserved market demand, the Company may be able to price its services at a premium. The Company anticipates that some ILECs may reduce their prices as increased competition begins to erode their market share. The Company believes that it will be able to remain competitive if market prices decline because of its lower expected network cost. The Company also expects to price its bundled long distance service at a discount to market prices as a further incentive to attract potential customers and to broaden its revenue base.

  Churn. Similar to other telecommunications providers, the Company expects to encounter customer churn as its customer base grows. The Company believes that it will be able to mitigate churn through its competitive pricing, ability to provide last mile local loop service through its own networks, which will enhance its ability to ensure high quality service by minimizing its reliance on the ILEC for maintenance or equipment upgrades, and its bundled service offering. In the event of customer churn, the Company's customer premise equipment will be able to be redeployed at other customer premises thereby reducing the risk of stranded assets. To the extent the Company sells long distance service and Internet service to some customers without providing local service to such customers, churn may be higher than when the Company offers local service as part of the currently available package of services.

NETWORK RELATED COSTS

  In addition to the capital expenditures described below, additional costs are required to operate and maintain the networks, including: real estate leases for switching centers, base station sites and customer sites; preparation, installation, operation and maintenance of switching centers, base station sites and individual customer radio links, as well as customer premise equipment; leasing of backhaul facilities between base station sites and switching centers; network operation center facility expense; the cost to interconnect and terminate traffic with other network providers; software licensing fees; and network design and base station configuration planning.

  Site Leases. Site lease costs, particularly rooftop lease costs associated with providing service to customers, may represent a substantial ongoing operating expense. Teligent has developed a detailed strategy to minimize these costs. First, as part of its sales strategy, the Company will focus its marketing efforts in targeted buildings where site leases are being or have already been acquired. Multiple customers located in the same building can therefore share a single rooftop antenna, as opposed to having individual customers dispersed across multiple buildings, each of which would require an individual antenna and a rooftop lease. Second, Teligent may decide to sell services that it can provide through others' facilities, such as long distance and Internet, in order to establish a relationship with customers. Then, once a relationship is obtained, such customers may assist the Company in securing building access with building owners and managers so the Company can provide local service as well, all on one bill. Teligent is actively exploring alternative approaches to building access.

  Base Station Sites. Base station sites will be located primarily on rooftops of existing buildings. The Company anticipates that it will be able to utilize existing structures more frequently than PCS and cellular providers, which cover areas that Teligent does not intend to prioritize, such as highways and residential streets, where there may be a lack of suitable existing structures. Rather, the Company expects that most of its target customers will be located in business districts which contain existing commercial buildings suitable for base station sites, thereby minimizing site construction costs.

  Installation and Maintenance. The Company will require a significant number of network installation and maintenance personnel for each market. As the Company's customer base grows, so will its utilization of switching centers, the base station to switch transport network and base station sites, all of which require regular maintenance. While certain customer premise maintenance will be simple enough for customers to perform themselves, Company technicians will still be required to perform customer site maintenance and service changes.

  Base Station to Switch Transport. Traffic between base station sites and the Company's switching centers will be carried over a combination of Company-owned wireless microwave links as well as hybrid fiber optic transmission facilities, where appropriate. Additionally, as customers are added and the base station to switch transport capacity requirements increase, some of the wireless links initially deployed may be replaced with additional fiber-based facilities. In such cases, the wireless equipment may be redeployed elsewhere in the network, in order to reduce stranded assets.

  Interconnection Costs. Because the vast majority of local telecommunications users are currently served by ILECs, local calls originating on Teligent's network will most likely be to other parties served by an ILEC. In such cases, Teligent will be required to pay interconnection fees to connect calls to subscribers on the ILEC's network. Additionally, the Company expects to lease capacity from other network providers to carry much of its long distance and Internet traffic. As a facilities-based local access provider, Teligent will earn access charges for long distance services it provides to local customers on its network, thereby significantly enhancing its operating margins. The Company believes that this will become an added competitive advantage as it expands its revenue base by providing an increasing portion of long distance services. To the extent that customers buy long distance service from Teligent, but not local service, Teligent will not earn access charges.

COST OF OPERATIONS

  Teligent will incur operating costs common to all telecommunications providers including customer service and technical support, information systems, billing and collections, general management and overhead expense, office leases, bad debt expense and administrative functions. Those functional areas driven by headcount, such as customer service, will increase gradually as required by customer demand. Other areas, particularly information and billing systems, may require significant upfront capital expenditures and operating costs to the extent that the Company purchases or creates its own infrastructure. Because Teligent lacks any legacy systems, the Company believes that it has the opportunity to develop systems that provide greater functionality and flexibility than many existing operators.

  The Company's experienced management team has demonstrated past success in building and managing each of these functional areas. Company management is currently designing, developing and hiring the necessary staff for all of its operational departments. Management anticipates that centralized staff and operations will decrease as a portion of the Company's operating expenses over time. As the Company commercializes more markets and the customer base grows, the number of market-specific workers is expected to grow to represent the majority of the Company's employees. However, certain functions such as customer service call centers, network operations monitoring and billing and site planning are likely to remain centralized in order to achieve economies of scale.

  The success of the Company depends, in large part, upon the continuing contributions of its key technical, marketing, sales and management personnel. The Company's future success is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Competition for such personnel is intense, and the Company's inability to attract and retain additional key employees could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that such key personnel will continue to be employed by the Company or that the Company will be able to attract and retain qualified personnel in the future.

  Sales and Marketing Costs. Teligent intends to employ a significant direct sales force to focus on the end user. The salespeople will have performance incentives through a structure that will link a significant portion of each person's compensation to the actual revenue produced by that individual. Particularly in the first few years, the sales force will target the specific geographic areas covered by newly constructed base station sites. As the network's geographic coverage expands, Teligent expects it will broaden its marketing and advertising activities. In addition, to enhance profitability and maximize benefits of network architecture, salespeople will be encouraged to maximize penetration in "on net" buildings that already have installed CPE. The Company also intends to use alternate or indirect channels of distribution, including a sales agent program.

  Software and Development Costs. The Company expects to incur significant costs for rights to the software used within the wireless local loop, switching and network management portions of its network. The Company will incur significant software-related costs as it builds and maintains its advanced information systems to support functions such as billing and customer care.

  Stock-based Compensation. The Company granted Company Appreciation Rights ("CARs") to Alex Mandl and Appreciation Units to employees and directors (collectively "Equity Awards"). See "Management--Company Appreciation Rights; Long-Term Incentive Compensation Plan Awards and Conversion of CARs and Appreciation Units into Stock Options." See note 4 to the Financial Statements for the year ended December 31, 1997. These Equity Awards were considered to be variable awards due to certain provisions thereof, and therefore gave rise to compensation expense. In connection with the Offerings, the Equity Awards were converted, effective as of the consummation of the Offerings, into stock options of Teligent, Inc. having the same vesting schedule, vesting rights and term as the applicable Equity Award converted. This conversion created a measurement date whereby the variable Equity Awards were converted to nonvariable stock options. The intrinsic value of the Equity Awards upon conversion to stock options resulted in non-cash stock-based compensation expense of $186.3 million, of which $84.0 million, $2.8 million and $6.1 million were recorded in 1997, the period March 5, 1996 (date of inception) to December 31, 1996 and the three months ended March 31, 1998, respectively, and additional non-cash stock-based compensation expense of up to $99.5 million relating to the Equity Awards will be expensed over the remaining vesting period of the options as follows: $25.2 million per year through 2000, $21.4 million in 2001, and $2.5 million in 2002.

DEPRECIATION AND AMORTIZATION

  The Company depreciates and amortizes its property and equipment using the straight line method over the estimated useful life of the assets ranging from five to ten years for equipment and the lesser of the life of the asset or the lease term for leasehold improvements. FCC licenses are amortized over fifteen years.

  The Company uses certain property and equipment to provide service to customers on an 18 GHz frequency. However, the Company's future business plans are to deploy a 24 GHz frequency network in its capacity as a telecommunications provider. As such, the Company has recorded, as a component of depreciation expense in 1997, an impairment loss of $5.0 million, which represents the difference between the net book value of the assets prior to the impairment loss and the estimated future cash flows to be derived by the assets.

CAPITAL EXPENDITURES

  The Company's principal capital expenditure requirements involve the purchase and installation of CPE, base stations, network switches and switch electronics and network operations center expenditures.

  Customer Premise Equipment. The purchase and installation of CPE is the largest single capital expense component in Teligent's business plan, and represents a success-based capital expenditure. Success-based capital expenditures afford Teligent greater flexibility in its business plan and reduce the risk of deploying equipment and capital which are not associated with customers and revenues. While a certain amount of equipment must initially be installed at each base station, the majority of the equipment (and cost) will depend upon the number of customers acquired. As more customers are loaded onto a given base station area, the initial base station equipment will be augmented with additional sectors, radios, antennas and modems to meet customer demand.

  The Company's CPE costs include an integrated radio/antenna unit, modem(s), power supply, multiplexer and router equipment, line interface cards, and cables and installation materials. Portions of the CPE costs can also be shared among multiple customers in the same building, thereby reducing the capital expenditures required per customer. In addition, in the event of customer churn, the Company's CPE can be redeployed at other customer premises thereby reducing stranded assets.

  Base Station Site. A base station will be able to serve customers within a 360-degree coverage area, subject to lines of sight. Teligent expects its average coverage radius will be approximately three miles (five kilometers), depending on local conditions. A base station will typically comprise four to eight sectors, each of which cover a radial section of the service area depending on coverage and capacity requirements. Each sector requires one or more radio/antenna units and modems, depending on the system deployed. Construction costs per base station are typically higher than are construction costs per customer site. The Company expects that its sites will typically be built on top of buildings as opposed to towers constructed by the Company.

  Base Station to Switch Transport. Teligent will transport traffic between its base stations and switching sites. To the extent the Company uses wireless transport rather than leased fiber, it will incur capital expenditures as opposed to operating costs.

  Switching. Switching costs include traditional circuit-based switches, line cards for interfacing with the backhaul networks and with the networks of other carriers, packet- and cell-based switching systems, such as ATM and Frame Relay switches, power systems, and environmental maintenance equipment. The Company expects to eventually deploy a switch in each of its markets and thereafter will be able to add increased switching capacity by adding more ports to each existing switch. Accordingly, the cost structure for switches is expected to have both a fixed and variable cost component.

BUSINESS DEVELOPMENT, CAPITAL EXPENDITURES AND ACQUISITIONS

  From inception through March 31, 1998, expenditures for property and equipment total $64.2 million including $40.9 million of accrued capital expenditures. In addition, the Company has incurred significant other costs and expenses in the development of its business and has recorded cumulative losses from inception through March 31, 1998 of approximately $190.2 million. This amount includes $93.4 million of non-cash stock-based compensation, consisting primarily of expenses associated with the Equity Awards. In October 1997, the Company consummated its acquisition of FirstMark, whereby it acquired all of the capital stock of FirstMark, which holds additional FCC authorizations and licenses, for an aggregate purchase price (before related expenses) of approximately $42 million which consisted of $10.5 million in cash and a 5% member interest in the predecessor to the Company, Teligent, L.L.C (which such member interest was subsequently converted to 1,831,410 shares of Class A Common Stock in the Company as a result of the Merger.) The Company may, when and if the opportunity arises, acquire other spectrum rights or related businesses, incur expenses in the development of new technologies and expand its fixed wireless broadband services into new market areas.

YEAR 2000

  While the Year 2000 considerations are not expected to materially impact the Company's internal operations, they may have an effect on some of the Company's customers and suppliers, and thus indirectly affect the Company. It is not possible to quantify the aggregate cost to the Company with respect to customers and suppliers with Year 2000 problems, although the Company does not anticipate it will have a material adverse impact on its business.

RESULTS OF OPERATIONS

  Prior to the transfer by MSI and DSC of their fixed wireless licenses to the Company, revenues and cash flows associated with customers using the fixed wireless licenses were accounted for by MSI and DSC. Accordingly, the Company's historic revenues principally reflect certain management and administration services to MSI and DSC in connection with the development, construction and operation of their 18 GHz and subsequently 24 GHz fixed wireless networks. Additionally, Teligent has been reimbursed by MSI and DSC for the cost of certain services provided by Teligent prior to the transfer by MSI and DSC of their fixed wireless licenses to Teligent, in connection with the construction and operation of the fixed wireless links related to the 18 GHz and 24 GHz licenses. During the fourth quarter, the fixed wireless licenses previously owned by MSI and DSC were contributed to the Company, and the management service arrangements related to these licenses ended. During the first quarter of 1998, the Company continued to focus on the acquisition of licenses and authorizations, the acquisition of building access rights, the hiring of management and other key personnel, the raising of capital, the acquisition of equipment, the development of operating systems and the negotiation of interconnection agreements.

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO MARCH 31, 1997

  The Company generated revenue from communications services of approximately $0.1 million for the three months ended March 31, 1998. During the three months ended March 31, 1997, the Company generated revenue of $0.6 million for management and other services under arrangements that ended during 1997.

  During the three months ended March 31, 1998, the Company continued to grow and develop its infrastructure resulting in an overall increase in its operating expenses as compared with the three months ended March 31, 1997.

  Operating expenses for the three months ended March 31, 1998, were approximately $34.8 million relating primarily to the commencement of operations. Operating expenses included $7.4 million of cost of services, primarily consisting of headcount related costs and site rent and acquisition expenses related to network operations, $19.2 million of sales, general and administrative expenses, primarily consisting of headcount related costs, and $6.6 million of noncash expense associated with stock-based compensation. Depreciation and amortization for the three months ended March 31, 1998 was $1.6 million due to higher capital expenditures and amortization of intangibles acquired in the fourth quarter of 1997. Interest expense for the three months ended March 31, 1998 was $11.9 million, which comprised of interest on the 11 1/2% Senior Notes issued in November 1997, and the Old Notes issued in February 1998. Interest and other income for the three months ended March 31, 1998, was $8.1 million, primarily as a result of interest earned on cash and investments. The Company expects to generate significant operating and net losses for the next several years.

  For the three months ended March 31, 1997, the Company incurred operating expenses of approximately $7.3 million, including $0.5 million relating to the cost of services and $4.6 million of sales, general and administrative expenses, and $2.1 million of non-cash expense associated with stock-based compensation. Interest expense for the three months ended March 31, 1997 was $0.1 million.

TWELVE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO THE PERIOD MARCH 5, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996

  For the twelve months ended December 31, 1997, the Company generated revenues of approximately $3.3 million, including $2.7 million of management and other services primarily provided to MSI and DSC, and $0.6 million from equipment leases.

  For the period March 5, 1996 (inception) to December 31, 1996, the Company generated revenues of $1.4 million, including $1.2 million of management and other services primarily provided to MSI and DSC, and $0.2 million from equipment leases.

  For the year ended December 31, 1997, the Company incurred operating expenses (other than interest expense) of approximately $138.7 million, including $4.8 million relating to the cost of services, $43.5 million of sales, general and administrative expenses, primarily due to payroll and consulting costs relating to the commencement of operations of the Company, and $84.0 million of non-cash expense associated with the Equity Awards. Interest expense for 1997 was $5.9 million, due to borrowings under a Revolving Credit Agreement (terminated in November 1997) and a $300 million public debt offering which occurred in November 1997. Interest and other income for 1997 was $3.2 million, primarily as a result of interest earned on cash and investments. Depreciation and amortization for 1997 was $6.5 million due to higher capital expenditures, an impairment loss included in depreciation of $5.0 million and amortization of intangibles acquired in the year.

  For the period March 5, 1996 (inception) to December 31, 1996, the Company incurred operating expenses (other than interest expense) of approximately $14.1 million, including $1.6 million relating to the cost of services and $9.6 million of sales, general and administrative expenses, primarily due to payroll and consulting costs relating to the commencement of operations of the Company, and $2.8 million of non-cash expense associated with the Equity Awards. Interest expense for the period ending December 31, 1996 was $0.9 million, primarily due to the loan structuring fee for a certain Revolving Credit Agreement, which such Revolving Credit Agreement was subsequently terminated by the Company in November 1997. The Company expects to generate significant operating and net losses for the next several years.

LIQUIDITY AND CAPITAL RESOURCES

  Unlike other new wireless entrants that have expended considerable capital to acquire licenses, the majority of Teligent's licensed spectrum was contributed by MSI and DSC, and Teligent has no outstanding liabilities for license purchases. The development of the Company's business and deployment of its services and systems will require significant capital to fund capital expenditures, working capital, debt service and operating losses. The Company's principal capital expenditure requirements involve the purchase and installation of CPE, base stations, network switches and switch electronics and network operations center expenditures and information systems, platforms and interfaces. The Company intends to offer its integrated package of services in at least 10 market areas by the end of 1998 and 30 by the end of 1999, and subsequently in all of its 74 currently licensed market areas. Depending on technical, economic and market considerations, the Company may have the opportunity to accelerate the launch of commercial service on its digital wireless communications networks earlier than previously planned. Based on the Company's current business plan to offer its integrated package of services in at least 10 market areas by the end of 1998, 30 by the end of 1999, and subsequently in all of its 74 currently licensed market areas, the Company anticipates its existing cash balances, together with the Syndicated Vendor Financing and proceeds from its Old Notes Offering, will be sufficient to fund the Company's capital requirements through December 2000. Actual capital requirements may vary based upon the timing and success of the Company's roll-out. If demand for the Company's services is lower than expected, the Company expects to be able to reduce demand-driven capital expenditures such as CPE and switch electronics. If the Company accelerates implementation of its network roll-out, the Company may be required to obtain additional financing earlier than anticipated.

  The Company expects that its capital requirements after December 2000 will require it to obtain additional financing, which may include commercial bank borrowings, additional vendor financing or the sale or issuance of equity and debt securities either through one or more offerings or to one or more strategic investors. There can be no assurance that the Company will be successful in raising sufficient additional capital at all or on terms acceptable to the Company. See "Risk Factors--Significant Capital Requirements."

  Because the Company's cost of rolling-out its networks and operating its business, as well as the Company's revenues, will depend on a variety of factors (including the ability of the Company to meet its roll-out schedules, the ability of the Company to negotiate favorable prices for purchases of network equipment, the number of customers and the services for which they subscribe, the nature and penetration of new services that may be offered by the Company, regulatory changes and changes in technology), actual costs and revenues will vary from expected amounts, possibly to a material degree, and such variations are likely to affect the Company's future capital requirements. Accordingly, there can be no assurance that the Company's actual capital requirements will not exceed the anticipated amounts described above. Further, the exact amount of the

Company's future capital requirements will depend upon many factors, including the cost of the development of its networks in each of its markets, the extent of competition and pricing of telecommunications services in its markets, the acceptance of the Company's services and the development of new products.

INITIAL PUBLIC COMMON STOCK OFFERING

  In November 1997, the Company completed an initial public offering of 6,325,000 shares of Class A Common Stock at $21.50 per share, raising approximately $125.7 million of net proceeds, after deducting approximately $10.3 million of offering expenses.

PUBLIC DEBT OFFERING

  In November 1997, the Company issued $300 million of 11 1/2% Senior Notes due 2007. The Company used approximately $93.9 million of the net proceeds of this offering to purchase a portfolio of U.S. Treasury securities which are classified as restricted cash and investments on the balance sheet, and have been pledged as collateral for the payment of interest on the Senior Notes through December 1, 2000. Interest on the Senior Notes accrues at a rate of 11 1/2% per annum and is payable semi-annually on June 1 and December 1, commencing June 1, 1998.

SENIOR DISCOUNT NOTES OFFERING

  On February 20, 1998, the Company completed an offering (the "Old Notes Offering") of $440 million 11 1/2% Senior Discount Notes due 2008 (the "Old Notes"). The Old Notes carry zero-coupon interest until March 1, 2003, after which the Old Notes pay interest at 11 1/2% per annum payable March 1 and September 1, through March 1, 2008. The Company received approximately $243.1 million net proceeds from the Old Offering, after deductions for offering expenses of approximately $7.6 million.

VENDOR FINANCING

  Teligent has the ability to source key network components from a number of equipment vendors. Unlike many cellular and PCS networks, fixed wireless networks can be constructed using equipment from different manufacturers because customers do not roam between base stations. Teligent believes that the flexibility provided by vendor diversity will assist in ensuring an adequate and prompt supply of equipment at attractive prices.

  The Company has entered into the Network Products Purchase Agreement with Nortel for the purchase of certain telecommunications system equipment, software and services (collectively, the "Deliverables"). The Company has also entered into a commitment letter with Nortel (as modified to date, the "Financing Commitment Letter") setting forth the anticipated terms and conditions under which Nortel will provide loans in an aggregate amount of up to $780 million (the "Vendor Financing") which will be used to finance the purchase of the Deliverables and to provide working capital. The Financing Commitment Letter expires July 31, 1998 (the "Option Date"). The purchase of certain Deliverables from Nortel has commenced in advance of the signing of this agreement.

  The obligation of Nortel to provide the Vendor Financing is subject to numerous conditions, including the negotiation, execution and delivery of definitive documentation relating to the Vendor Financing. Under the Financing Commitment Letter, Nortel has the right to engage financial institutions to underwrite a syndication of the Vendor Financing, and in contemplation thereof, certain financial institutions (collectively, the "Arranging Agents") have entered into a commitment letter with Nortel (the "Arrangement Commitment Letter") pursuant to which the Arranging Agents have committed to provide the full amount of the Vendor Financing and to underwrite and arrange the syndication of the Vendor Financing on behalf of Nortel subject to certain terms and conditions. Subsequent thereto, the Arranging Agents and certain other financial institutions (collectively, the "Underwriting Agents") entered into a commitment letter directly with the Company (the "Underwriting Commitment Letter") pursuant to which the Underwriting Agents have committed to (i) provide loans in an aggregate amount up to $800 million (the "Syndicated Vendor Financing"), in lieu of the Vendor Financing, which Syndicated Vendor Financing will be provided to Teligent on behalf of Nortel and (ii) underwrite and arrange the syndication of the Syndicated Vendor Financing subject to certain terms and conditions. The Company is currently negotiating the terms of definitive documentation for the Syndicated Vendor Financing with the Underwriting Agents. Unless and until such definitive documentation has been executed and delivered, Nortel shall remain obligated under the Financing Commitment Letter. If definitive documentation as contemplated either by the Financing Commitment Letter or the Underwriting Commitment Letter is not executed and delivered by the Option Date, each of Nortel and the Company may, but shall not be obligated to, terminate the Network Products Purchase Agreement, subject to any extensions of the Option Date. There can be no assurance that the parties will be able to reach agreement on the terms of such definitive documentation. In addition, the Financing Commitment Letter is subject to, among other things, the completion of Nortel's due diligence review and the absence, as determined by Nortel in its reasonable discretion, of (i) material adverse changes in the U.S. financial or capital markets generally, or in the loan syndication market for comparable facilities and (ii) any material adverse change in the business, condition (financial or otherwise), operations, performance, prospects or properties of the Company and its subsidiaries, taken as a whole. See "Description of Certain Indebtedness."

HISTORICAL CASH FLOWS

  To develop its networks, the Company has relied upon several sources for its cash flow. The Company received cumulative cash contributions of approximately $70.4 million from MSI and DSC. MSI and DSC also lent $15.0 million to Alex J. Mandl in connection with his employment by the Company for the Company's benefit. The Company used $42.5 million of the Additional Sponsor Cash Contributions to repay the outstanding balance of the Revolving Credit Agreement. In November 1997, the Company received net proceeds of cash contributions totaling $99.0 million (net of transaction expenses) from NTT pursuant to a Securities Purchase Agreement, and the Company received an additional $414.3 million of net proceeds from its public debt and equity offerings. The Company used $93.9 million of the net proceeds from the debt offering to purchase a portfolio of U.S. Treasury Securities, pledged as collateral for the payment of interest on the Senior Notes through December 1, 2000.

  From inception through March 31, 1998, the Company used $59.5 million of cash in its operating activities and $130.4 million of cash in its investing activities. At March 31, 1998, the Company had working capital of $607.8 million and cash (including cash equivalents) of $636.9 million, as compared to working capital of $441.3 million and cash of $424.9 million at December 31, 1997. The increase in working capital from December 31, 1997 to March 31, 1998 is primarily the result of proceeds from the Old Notes Offering. The buildout of the Company's networks and the marketing of its services will require significant capital and operating expenditures. See "Risk Factors-- Significant Capital Requirements."

  The Company's total assets increased from $596.4 million at December 31, 1997 to $867.6 million at March 31, 1998. Property and equipment, net of accumulated depreciation, was $8.2 million at December 31, 1997, and $58.0 million at March 31, 1998.

  For the year ended December 31, 1997 and the three months ended March 31, 1998, the Company used cash in operations of $34.4 million and $20.2 million respectively, consisting primarily of the operating loss for the periods offset by non-cash stock-based compensation and current liabilities at the end of each period.

  For the year ended December 31, 1997, the Company used $114.6 million in investing activities, consisting primarily of $10.0 million relating to the purchase of property and equipment, $10.5 million of payments relating to the acquisition of FirstMark and $93.9 million related to the purchase of U.S. Treasury securities which are pledged as collateral for the payment of interest on the Senior Notes through December 1, 2000. For the three months ended March 31, 1998, the Company used cash in investing activities of $11.0 million, including $9.6 million for the purchase of property and equipment. The Company also accrued capital expenditures of $40.9 million which are not included in cash used in investing activities.

  Cash flows provided by financing activities for the year ended December 31, 1997 were $572.6 million, consisting primarily of $160.3 million of capital contributions from MSI, DSC and NTT, and $414.3 million of net proceeds from the Equity Offering and the offering of the Senior Notes, after costs of $21.7 million. The Company's cash flows provided by financing activities for the three months ended March 31, 1998 were $243.2 million, consisting primarily of net proceeds from the Old Notes Offering.

INFLATION

  Management does not believe that its business is impacted by inflation to a significantly different extent than is the general economy.

                              THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), Teligent will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m.,
New York City time, on [   ], 1998; provided, however, that if Teligent, in
its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

  As of the date of this Prospectus, $440 million aggregate principal amount at maturity of the Old Notes is outstanding. This Prospectus, together with
the Letter of Transmittal, is first being sent on or about [     ], 1998, to
all Holders of Old Notes known to Teligent. Teligent's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Conditions of the Exchange Offer" below.

  Teligent expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the Holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by Teligent. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  Old Notes tendered in the Exchange Offer must be in denominations of principal amount at maturity of $1,000 and any integral multiple thereof.

  Teligent expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Conditions of the Exchange Offer." Teligent will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

  The tender to Teligent of Old Notes by a Holder thereof as set forth below and acceptance thereof by Teligent will constitute a binding agreement between the tendering Holder and Teligent upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to First Union National Bank (the "Exchange Agent") at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE

ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO TELIGENT.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by Teligent in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by Teligent in its sole discretion, which determination shall be final and binding. Teligent reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Note which acceptance might, in the judgment of Teligent or its counsel, be unlawful. Teligent also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by Teligent shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as Teligent shall determine. Neither Teligent, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

  If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders appear on the Old Notes.

  If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by Teligent, proper evidence satisfactory to Teligent of their authority to so act must be submitted.

  By tendering, each Holder will represent to Teligent that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, and that neither the Holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. In the case of a Holder that is not a broker-dealer, each such Holder, by tendering, will also represent to Teligent that such Holder is not engaged in and does not intend to engage in a distribution of the New Notes. If any Holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of Teligent, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such Holder or any such other person (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering such a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, Teligent will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Conditions of the Exchange Offer" below. For purposes of the Exchange Offer, Teligent shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if Teligent has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

  For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. Original Issue Discount on the New Notes will accrue from the date of original issuance of the Old Notes.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  If a registered Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by Teligent (by facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the Expiration Date the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the Expiration Date.

WITHDRAWAL RIGHTS

  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address or, in the case of Eligible Institutions, at the facsimile number, set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such Old Notes), (iii) contain a statement that such holder is withdrawing his election to have such Old Notes exchanged,
(iv) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender and (v) specify the name in which such Old Notes are registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by Teligent, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with the Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

  The Exchange Offer is not conditioned upon any minimum principal amount at maturity of the Old Notes being tendered for exchange. However, notwithstanding any other provisions of the Exchange Offer, the

Company shall not be required to accept for exchange, or to issue the New Notes in exchange for, any Old Notes, if the Exchange Offer violates any applicable law or interpretation of the staff of the Commission. The Company expects that the foregoing conditions will be satisfied.

EXCHANGE AGENT

  First Union National Bank has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                   First Union National Bank, Exchange Agent
           By Mail Courier:                     By Overnight Courier:


              Mike Klotz                             Mike Klotz
       First Union National Bank              First Union National Bank
   First Union Customer Information       First Union Customer Information
                Center                                 Center
   Corporate Trust Operations NC1153      Corporate Trust Operations NC1153
    1525 West W.T. Harris Blvd--3C3        1525 West W.T. Harris Blvd--3C3
       Charlotte, NC 28288-1153                  Charlotte, NC 28262

                             For Information Call:
                                (704) 590-7408

                           By Facsimile Transmission
                       (for Eligible Institutions only):
                                (704) 590-7628

                     Attention: Corporate Trust Department

  DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

  Teligent will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by Teligent and are estimated in the aggregate to be approximately $150,000.

TRANSFER TAXES

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct Teligent to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF EXCHANGING OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Teligent does not currently anticipate that it will register Old Notes under the Securities Act. See "Exchange Offer; Registration Rights." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, Teligent believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of Teligent within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of Teligent, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.

                                   BUSINESS

THE COMPANY

  Teligent, Inc. ("Teligent" or the "Company") intends to be a premier provider of high quality, low cost voice, data, Internet and video telecommunications services primarily to small and medium-sized businesses through its own fixed local wireless point-to-multipoint broadband networks and leased long distance facilities. Teligent anticipates offering an integrated package of services including local and long distance telephone services, high speed data connectivity, Internet access and videoconferencing. Teligent holds 24 GHz fixed wireless licenses in 74 of the most populous U.S. metropolitan market areas, covering over 50% of the nation's business telephone lines and a population of approximately 130 million. The Company intends to offer its integrated package of services in at least 10 market areas by the end of 1998 and 30 by the end of 1999, and subsequently in all of its 74 currently licensed market areas. The Company currently provides commercial Internet access through fixed wireless point-to-point broadband systems.

  The predecessor to the Company, Associated Communications, L.L.C., was founded in 1996 as limited liability company joint venture between a subsidiary of The Associated Group, Inc. ("Associated") and an affiliate of Telcom Ventures, L.L.C. ("Telcom Ventures"), both of which have extensive experience in pioneering wireless telecommunications businesses. Associated Communications, L.L.C. was subsequently renamed Teligent, L.L.C. In September 1996, Alex J. Mandl, formerly President and Chief Operating Officer of AT&T, joined Associated Communications, L.L.C. as Chairman of the Board and Chief Executive Officer. On November 26, 1997, the Company issued 6,325,000 shares of Class A Common Stock at $21.50 per share in its initial public offering (the "Equity Offering") and $300 million aggregate principal amount of 11 1/2% Senior Notes due 2007 (the "Senior Notes Offering"). Prior to and as a condition to the Senior Notes Offering and the Equity Offering (together with the Senior Notes Offering, the "Offerings"), Teligent, L.L.C. merged with and into the Company (the "Merger") with the Company surviving the Merger. See "Certain Transactions and Other Matters--The Reorganization." On February 20, 1998, the Company issued $440,000 million aggregate principal amount at maturity of 11 1/2% Senior Discount Notes due 2008 (the "Old Notes.")

  The Company obtained the majority of its 24 GHz fixed wireless licenses in
(i) November 1997 through the contribution to Teligent, L.L.C. of the licenses by Teligent, L.L.C.'s founding members, Microwave Services, Inc. ("MSI"), a subsidiary of Associated, and Digital Services Corporation ("DSC"), an affiliate of Telcom Ventures and (ii) July 1997 directly from the FCC. MSI and DSC began the process of applying for fixed wireless licenses in 1993 prior to the Federal Communication Commission's ("FCC") implementation of spectrum auctions. These licenses have been granted by the FCC and such grants are no longer subject to any petitions, challenges or administrative or judicial review. The Company's licenses are the subject of other proceedings pending before the FCC. See "Risk Factors--Relocation to Licenses to 24 GHz; Pending FCC Petitions" and "Regulation--Federal Regulation--Teledesic." The licenses contributed by MSI cover a population of approximately 91.9 million, which is approximately 71% of the population covered by all of the Company's 24 GHz licenses. The licenses contributed by DSC cover a population of approximately
83.3 million, which is approximately 64% of the population covered by all of the Company's 24 GHz licenses. Most of the licenses contributed by MSI and DSC are for the same markets, but there are some differences in the markets for which each company contributed 24 GHz licenses. Accordingly, the aggregate population covered by the licenses contributed by the two companies is approximately 95.3 million, or approximately 73.3% of the total population covered by all of the Company's 24 GHz licenses. See "Regulation--Federal Regulation--FCC Licensing." In addition, the Company obtained FCC licenses in three standard metropolitan statistical areas ("SMSAs") in connection with its acquisition of FirstMark Communications, Inc. ("FirstMark") in October 1997. See "Regulation--Federal Regulation--Transfer of Control of Wireless Licenses."

  In November 1997, Nippon Telegraph and Telephone Corporation ("NTT"), the world's largest telecommunications carrier, through its indirect wholly owned subsidiary NTTA&T Investment, Inc. ("NTTA&T") made a strategic equity investment totaling $100 million in the Company. In connection with

NTT's equity investment, the original members of Teligent, L.L.C. made additional cash contributions to Teligent, L.L.C. in the aggregate amount of $60.0 million. See "Certain Transactions and Other Matters."

  Associated is a publicly traded company (Nasdaq: AGRPA and AGRPB) principally engaged in the ownership and operation of a variety of wireless communications assets and businesses. Telcom Ventures is a privately held company owned by the family of Dr. Rajendra Singh, an investor in wireless technologies and network design, and investment partnerships formed by The Carlyle Group, a Washington, DC private investment firm. Telcom Ventures is engaged in investing in international wireless opportunities and developing, building and deploying emerging wireless technologies.

  Teligent believes that it is well positioned to capture revenues in the estimated $110 billion business telecommunications market. The Company intends to focus particularly on the estimated $47 billion business local exchange market. Local exchange services have historically been provided by regional monopolies known as incumbent local exchange carriers ("ILECs") that have typically utilized copper wire-based "legacy" networks. The ILECs' legacy networks, faced with increasing demand from businesses for cost-effective capacity to support bandwidth-intensive applications such as Internet access, have created a "last mile bottleneck" in the local loop between the customer premise and the ILEC network switch. In addition, Teligent's market research indicates that the ILECs have been unable to satisfy customer demands for cost-effective, flexible and responsive service and that a significant portion of Teligent's target customer base is currently dissatisfied with its ILEC service. The potential revenue opportunity in this market, coupled with changes in the regulatory environment designed to enable facilities-based competition, have created opportunities for competitive local exchange carriers ("CLECs"). The Company intends to alleviate this last mile local bottleneck and gain market share by deploying technologically advanced, high bandwidth digital wireless technology complemented by superior customer service and competitive pricing.

  Teligent expects to provide local coverage throughout its market areas with lower capital requirements than either fiber-based or point-to-point wireless CLECs, enabling it to offer its services to a broader customer base more quickly and at a lower cost. Wireless point-to-multipoint broadband networks allow transmissions between multiple customer antennas and a single base station antenna, thereby allowing Teligent to share the same spectrum among its customers and reducing its capital expenditures. The Company believes that a significant portion of small and medium-sized businesses is located in buildings that are not economically attractive to fiber-based providers. Teligent's capital expenditures will be largely incremental or success-based, thereby minimizing the risk of deploying network equipment not associated with revenues.

OTHER BACKGROUND

  Prior to the Company's formation, MSI had applied for and received 18 GHz licenses for between one and four fixed wireless channels in 29 markets and DSC had applied for and received 18 GHz licenses for a single fixed wireless channel in 26 markets. All but two of DSC's licenses were for SMSAs in which MSI also acquired 18 GHz fixed wireless licenses. MSI and DSC assigned those licenses to the Company in November 1997. In July 1997, the Company's applications for licenses in 42 additional markets (including one market in which DSC had already acquired a license) were granted and in September 1997 its applications for Buffalo and Rochester, NY were granted. In October 1997, the FCC granted the Company licenses for four 24 GHz channels in each of New York and Boston pursuant to applications that previously had been filed by MSI and FirstMark. These Boston and New York licenses were for 320 MHz in each market, 80 MHz in New York granted pursuant to an application that had been filed by FirstMark and the remainder pursuant to applications that had been filed by MSI.

  On March 14, 1997, the FCC issued a Relocation Order providing for the relocation of certain fixed wireless licensees in the 18 GHz band to a reallocated portion of the 24 GHz band, pursuant to a request of the NTIA acting on behalf of the Department of Defense. The Relocation Order provided for the relocation of these licenses from 100 MHz over 5 channels in the 18 GHz band to 400 MHz over 5 corresponding channels in the 24 GHz band. On June 24, 1997, the FCC issued the Modification Order, which implemented the Relocation Order by modifying the affected 18 GHz licenses, including those held by the Company, to authorize operations at 24 GHz. Pursuant to the Relocation Order, these 18 GHz fixed wireless operators with facilities in the Washington, DC and Denver, CO areas (including the Company's Washington, Baltimore, MD and Denver, CO facilities) were required to relocate those facilities to corresponding channels in the 24 GHz band by no later than June 5, 1997. The Relocation Order and the Modification Order require these 18 GHz fixed wireless licensees in all other areas to relocate to corresponding channels in the 24 GHz band by no later than January 1, 2001. Although the Company is permitted to continue operations in the 18 GHz band outside of the Washington, DC and Denver, CO areas until that date, its intention is to convert all of its facilities to 24 GHz band operation as soon as possible.

BUSINESS STRATEGY

  Teligent's goal is to be a premier facilities-based provider of voice, data, Internet and video telecommunication services to small and medium-sized businesses. The Company intends to leverage its ability to provide cost-effective, high bandwidth connectivity in order to offer an integrated package of local and long distance telephone service, high-speed data connectivity, Internet access and video-conferencing. The Company is implementing the following initiatives to achieve this objective:

  Target Small and Medium-Sized Businesses. Teligent plans to focus its primary marketing efforts on small and medium-sized businesses with 5 to 350 telephone lines. The Company expects to attract these customers through both a direct sales effort and indirect sales channels by offering (i) an integrated package of telecommunications services, (ii) competitive pricing, (iii) high quality and responsive customer service and (iv) high bandwidth services which may be difficult to obtain from other telecommunications providers. Teligent also intends to selectively pursue sales opportunities with larger businesses when its value proposition and its service offerings are competitively advantaged.

  End User Focus. Teligent intends to approach its target market primarily by offering services directly to end users, as opposed to positioning itself as a "carrier's carrier" offering wholesale network capacity. By deriving the majority of its revenues from providing local switched voice and data communications services directly to end user customers, Teligent believes that it will (i) establish a sustainable and broad base of its own customers, thereby minimizing the risk of generating substantial revenues from a limited number of sources, (ii) maximize revenues and profitability by accessing the higher priced retail market and (iii) achieve competitive differentiation based on high quality service that is responsive to the customer.

  Develop Brand Awareness. Teligent will seek to position itself as a high quality service provider by offering network reliability complemented by quality customer support. The Company is designing its marketing campaign to reflect these objectives and intends to build its reputation by (i) working closely with its customers to develop services tailored to their particular needs and (ii) targeting advertising and promotion efforts in its coverage areas, gradually expanding to mass media with market-wide and potentially nationwide coverage. The Company also believes that its speed to market advantage will assist its branding campaign, by enabling it to be one of the first widely available facilities-based competitors in a market.

  Achieve Market Share Via Competitive Pricing. As a new market entrant, Teligent's strategy will be to price its services competitively to gain market share early. For switched voice services and other services already provided by the ILEC, the Company expects to price at a discount. For certain data and bandwidth-intensive services that may not be provided by competitors or for which there may exist an underserved market demand, the Company may be able to price its services at a premium. The Company anticipates that some ILECs may reduce their prices as increased competition begins to erode their market share. The Company believes that it will be able to remain competitive if market prices decline because of its lower expected network cost. The Company also expects to price its bundled long distance service at a discount to market prices as a further incentive to attract potential customers and to broaden its revenue base.

  Rapid Deployment. Teligent intends to take advantage of its network flexibility and lower incremental capital requirements in order to quickly roll-out and penetrate its market areas. Teligent believes that this rapid deployment should allow it to become one of the first significant facilities-based competitors in many parts of its market areas. The Company believes that this rapid deployment should enable it to establish a level of market penetration which will further enhance the Company's relative cost advantage, attract additional customers and further enhance its brand reputation.

  Exploit Future Growth Opportunities. Teligent intends to continue building on the capabilities of its networks to expand its target market and service offerings. Such expansion may include targeting residential customers in multiple dwelling units as well as international opportunities, either through joint ventures or by direct entry.

TELIGENT'S COMPETITIVE ADVANTAGES

  Teligent believes that a number of factors will provide it with significant competitive advantages in offering telecommunications services, including lower network cost, success-based capital expenditures, speed to market, high bandwidth capacity and flexibility, high quality service and network control, flexible information systems and experienced management and sponsors.

  Lower Network Cost. Teligent expects that its incremental capital required for launching service in a market and for connecting each customer will be lower than that of its competitors. Unlike copper- and fiber-based systems that require installation and maintenance of a significant amount of wire and cable, the Company's systems will have no physical wires to install and maintain between the customer's radio equipment and the base station. As a result, Teligent expects to enjoy a lower network cost structure than these systems. The majority of Teligent's capital expenditures will consist of electronics, which tend to decline in cost through time as economies of scale are achieved. Teligent expects to benefit from its radio frequency band (24
GHz), which allows communication with customer premise equipment at a greater distance than higher frequency bands. In addition, point-to-multipoint networks provide more efficient equipment utilization than the point-to-point systems currently used by other fixed wireless providers, as transmissions from multiple customer antennas can be concentrated at a single base station. The Company expects that its average coverage radius of a base station will be approximately three miles (five kilometers), depending on local conditions. Teligent also believes that its anticipated lower cost structure should allow it to economically access smaller buildings and more customers than fiber-based systems, and enjoy more pricing flexibility than copper-based systems.

  Success-Based Capital. Teligent's networks are designed to be not only lower cost, but also lower risk, due to the significant variable component of the Company's planned capital expenditures. Teligent expects to minimize the deployment of network equipment not associated with revenues since (i) a significant portion of its planned capital expenditures will be the purchase and installation of customer premise equipment and switch electronics, which are generally deployed only when customers are acquired, (ii) Teligent's system does not need to cover an entire market prior to initiating service in that market and (iii) Teligent's equipment can be rapidly redeployed to meet changing customer requirements.

  Speed to Market. Teligent believes that its license coverage and network characteristics will allow it to (i) enter a significant number of markets and
(ii) maximize coverage within each market area, in each case more quickly than other new entrants. In entering numerous markets, Teligent will benefit from its existing licenses in 74 market areas covering over 700 municipalities in the United States. By utilizing its own facilities, Teligent expects to be able to provide last mile services to customers within three to five days after obtaining building access. Teligent believes that speed to market will allow it to establish a sustainable customer base, develop brand recognition and gain market share.

  High Bandwidth Capacity and Flexibility. Teligent's high capacity local networks will be designed to alleviate the last mile bottleneck and accommodate the increasing demand for bandwidth-intensive applications. These networks, which include 320-400 MHz of spectrum in 27 of the 35 most populous market areas in the

United States, and at least 80 MHz of spectrum in 47 other major market areas, are expected to provide customers with two-way data transfer rates of up to 40 Mbps, which is significantly more than the 1.5 Mbps capacity currently available on conventional T-1 lines. A typical Teligent base station is designed to provide 200 T-1 lines, the equivalent of 4,800 dedicated telephone lines. The Company believes that in the future, radio equipment vendors will make available radio/antenna units with even greater capacity.

  High Quality Service and Network Control. Teligent plans to engineer its network architecture to provide a minimum of 99.99% availability, a quality level comparable to fiber-based networks. Teligent also intends to provide high quality and value-added customer care service including integrated billing (consolidating multiple services into one statement), customized pricing and cross-marketing of services. The Company believes that its ability to provide last mile local loop service through its own network will enhance its ability to ensure high quality service by minimizing its reliance on the ILEC for service deployment, maintenance and equipment upgrades. The Company believes that this ability will represent an additional advantage relative to fiber-based CLECs which frequently resell the last mile local loop from the ILEC.

  Flexible Information Systems. Teligent is designing, acquiring and integrating advanced flexible information systems to support billing, customer care, provisioning and maintenance operations. These information systems will be based on current technologies and platforms to meet current and anticipated customer demands, including service bundling, integrated billing and flexible pricing. Teligent expects that its information systems will give it the capability to adapt quickly and flexibly to changing market conditions and new customer requirements. The Company believes that legacy systems have historically constrained the industry's ability to provide customized offerings and new service features to customers on a timely basis.

  Experienced Management and Sponsors. Teligent's management team, led by Alex
J. Mandl, formerly President and Chief Operating Officer of AT&T, has significant senior management experience at leading telecommunications companies including MCI Communications Corporation, PCS PrimeCo, L.P., MFS Communications Company, Inc. and UUNET Technologies, Inc. as well as other competitive providers and start-up businesses. This includes extensive experience in the operational, technical, sales, marketing, financial and regulatory areas. Teligent believes that its senior management team has been and will be critical in attracting high quality managers, salespeople and engineers needed to execute its business plan. See "Management." Teligent's sponsors, Associated and Telcom Ventures, both have extensive experience in pioneering wireless telecommunications businesses. NTT, the world's largest telecommunications carrier, has extensive local telecommunications and wireless network experience and has entered into a technical services agreement with Teligent to assist Teligent in designing and managing its network and deploying advanced services.

TELIGENT'S NETWORK ARCHITECTURE

  The Company intends to deploy its own 24 GHz fixed wireless point-to-multipoint broadband local networks to provide last mile connectivity in its licensed market areas. Prior to commercial deployment of the point-to-multipoint networks, and where otherwise economically attractive, the networks may also include point-to-point links and resold local services. The Company believes that this flexibility will allow it to accommodate new customers quickly, as well as expand its addressable customer base. Teligent also expects to offer long distance service on a resale basis, and intends to connect each local exchange network to an inter-exchange carrier's ("IXC") point of presence.

  The network equipment will use digital wireless technology to deliver high quality voice, data and videoconferencing services that Teligent believes will provide comparable performance to that of fiber optic-based systems. The Company's networks will also incorporate encryption and authentication to increase privacy and reduce the potential for fraud. Each market area is expected to be served by a voice switching and data routing center. The Company will use a combination of wired and wireless facilities to connect the center to the base stations distributed throughout the market area. The base stations will transmit to and receive signals from wireless equipment at a customer premise (the "customer premise equipment," or, "CPE"), allowing transmissions between multiple customer antennas and a single base station antenna. The customer premise equipment includes two components: (i) an integrated radio/antenna unit installed either on the roof, an exterior wall or inside a window of the customer's building and (ii) the indoor customer interface equipment installed within the building which is connected to the internal building wiring. The radio/antenna unit will communicate with the base station via microwave signal operating within the 24 GHz band. The base stations will have an average service radius of approximately three miles (five kilometers), depending on a number of factors such as power levels used, customer density, local weather environment and network design. A base station will have the capability to support customers within a 360-degree coverage area, depending on line of sight. The modular design of the CPE is intended to make equipment installation easier and ensure short service activation intervals.

  The Company's point-to-multipoint hardware and network capacity is expected to be shared among all the customers within the coverage area of a base station sector. A key feature of the Company's network architecture will be the future capability to allocate and share network capacity on an as-needed basis. In the future, Teligent's system is intended to dynamically allocate spectral bandwidth, and therefore capacity, among the several customers served by a base station sector based on individual customer demand enabling a customer to instantaneously increase or decrease the capacity required.

  Traffic between base station sites and the Company's switching centers will be carried over a backhaul network that will be a combination of Company-owned wireless microwave links as well as fiber optic transmission facilities, where appropriate.

  Additionally, as customers are added and the backhaul capacity requirements increase, some of the wireless links initially deployed may be replaced with additional fiber-based facilities. In such cases, the wireless equipment may be redeployed elsewhere in the network, in order to reduce stranded assets.

  Teligent expects to deploy digital voice switches and data switches in each of its principal market areas. Such voice and data switches will consist of traditional circuit-based systems as well as more advanced packet and cell-based switching systems. These switching systems will be engineered to provide interconnection of customer traffic with other local exchange networks, long distance networks and the Internet, as well as with other locations the customer may have within the Teligent network.

  The Company has constructed a central Network Operation Center ("NOC") which will monitor its networks 24 hours a day, seven days a week and provide real-time alarm, status and performance information. The Company intends to build a back-up NOC facility to further enhance network reliability. The NOC will provide customers remote circuit provisioning to ensure service availability. At the NOC, the network will be managed and maintained on an end-to-end basis using an integrated Network Management System ("NMS"). The NMS will allow the Company to monitor various network elements to ensure consistent and reliable performance. This monitoring capability will be designed to allow the Company to plan for and conduct preventative maintenance activities in order to avoid network outages and to respond promptly to any network disruption that might occur. Teligent's NOC will be designed to permit enhancements such as providing end customers with the capability to manage their segments of the network.

DEPLOYMENT STRATEGY

  Teligent is building out and commercializing its networks based upon the following strategy:

  Integrated Market Research and Base Station Site Optimization. Within each market area, Teligent will conduct market research and identify and target specific geographic areas with favorable customer characteristics. Such areas need not be contiguous or centrally located since Teligent's stand-alone base stations are intended to be able to serve geographically dispersed pockets of businesses.

  Base Station Site Construction. The Company intends to determine which potential base station sites offer the best lines of sight, gain access to those sites on a cost-effective basis and prepare installation to coincide with customer activations.

  Initiate Sales. As base station sites are identified, Teligent's sales force will target those buildings accessible by line of sight, prioritize buildings based upon their revenue potential, and then begin selling Teligent's voice and data services within each building. This should allow the Company to deploy CPE in most cases only after signing a customer.

  Customer Premise Equipment Installation. When Teligent acquires customers in a building, two additional sets of equipment will be deployed. First, a radio/antenna unit (and related equipment) will be installed on the roof of the customer's building, which will transmit and receive all of that building's communications back and forth from a base station site. Due to the small size of the radio/antenna unit (less than two feet long) and ease of installation, the Company believes customer installation can be accomplished within approximately three to five days. Second, equipment will be deployed at each customer's premise to connect their phone system, PBX or computer network to the radio on the roof. The Company may, however, selectively utilize unbundled local loops on an opportunistic basis to complement the Company's core wireless local loop deployment strategy.

  Leverage Capital Deployed. Teligent plans to maximize the return on its infrastructure in two ways. First, the sales force will be encouraged to acquire additional customers in "on net" buildings, which have already installed customer units. Additionally, the Company will seek to sell incremental products to existing customers.

SALES AND MARKETING

  Overview. Teligent plans to address its initial target markets as a high quality and lower cost single source provider of telephony services. To develop the market potential of its fixed local wireless network, the Company has organized its operations into two geographic regions. Each region has its own Division President in charge of operations, field service, site acquisition and sales. Teligent believes that the reputation and quality of its senior management will afford it a critical advantage in attracting the highest quality sales people as it builds its sales force throughout its market areas. The extent of sales activity in each market will depend upon a number of factors including (i) number of license areas, (ii) geographic size of license areas, (iii) end user density within licensed areas and (iv) competitive landscape. In order to gain market share, the Company intends to competitively price its service by leveraging the network cost advantages which it expects to achieve as it acquires customers.

  Sales Force/Customer Care. Teligent's goal is to complement its full array of services for small- and medium-sized businesses with a level of customer service and sales professionalism significantly higher than that of its principal competitors. The Company seeks to recruit salespeople with successful experience in competitive telephony businesses, including individuals with backgrounds in CLECs, competitive long distance, telecommunications equipment and data services. The salespeople will have performance incentives through a structure that ties a significant portion of their compensation to the actual revenue they produce. In addition, salespeople will be encouraged to maximize penetration in "on net" buildings. The sales force will be trained to sell the Company's full product line of local, long distance, Internet and data services.

  This ability to bundle multiple services is intended to attract customers looking for a single point of contact for their telecommunications needs. Teligent will emphasize responsive, proactive service allowing small and medium-sized businesses access to seven day, 24 hour in-house technical support.

  Marketing. The Company plans to supplement its direct sales force through various marketing plans, including direct mail, partnership marketing (in specific buildings or associated properties) and targeted advertising and promotional efforts in Teligent's coverage areas. In addition, the Company intends to use alternate or indirect channels of distribution, including an active sales agent program.

  The Company has developed a centralized marketing group responsible for developing the Teligent product line and for ensuring that each of its components and overall package of services are competitive. Teligent's initial focus is on local exchange service, but the Company expects that where demand exists, it will bundle additional product lines, such as resold long distance and Internet access, with its local service.

  Teligent intends to offer multiple product service packages to business customers. By offering services both as a bundled package and on a component basis (i.e., local, long distance or Internet access, individually), Teligent intends to capitalize upon the potential revenue opportunities in the marketplace. Teligent believes that this flexible sales strategy should help reduce switching barriers for those customers who may initially be reluctant to switch all of their services and vendors at once or for those who have existing contracts.

SERVICE OFFERINGS

  The Company intends to deploy its networks on an initial basis to support a comprehensive and fully integrated product line that is designed to meet the broad telecommunications needs of small and medium-sized business customers. These services will typically include the basic telephone services, including local and long distance, and data services that customers have today. Over time, the Company also expects to offer high-speed data connectivity required for new applications, such as high-speed Internet access, multimedia, virtual workgroups, application and document sharing, and two-way videoconferencing. Teligent intends to address customer demand for bundled service offerings to provide the convenience of dealing with a single telecommunications provider.

  Teligent intends to provide its local retail services to end users using its own broadband wireless local networks. However, the Company will also consider providing its local retail product offering on a case by case basis using other telecommunications carriers' transport facilities, such as unbundled local loops from ILECs or facilities from other CLECs where it can use such facilities to penetrate the market more quickly and/or cost efficiently. As the Company extends its wireless local service to such buildings, it intends to migrate any such customers to its own facilities.

  The Company began deployment efforts in Dallas, TX, Los Angeles, CA and Washington, DC during the fourth quarter of 1997. The Company currently provides commercial Internet access through fixed wireless point-to-point broadband systems.

END USER SERVICES

  The Company plans to offer an integrated package of services including local and long distance services (domestic and international) as well as Internet services, frame relay, voice mail, conference bridges, videoconferencing, advanced fax management, integrated single number service, call screening, call forwarding and other advanced telecommunications services.

  Local Exchange Services. Teligent intends to provide a complete range of local exchange services by developing and implementing its own nationwide network of central office class switches and related hardware and software. These services are expected to include basic local services, access to long distance and intra-LATA switched and dedicated lines, direct inward dialing, Digital PBX and custom calling services.

  Long Distance. As a complement to its local exchange services, Teligent also plans to offer long distance services as part of a product bundle to its customers through resale agreements with national long distance companies. These long distance services will include domestic intrastate, interstate and international calling, toll-free services (800, 888), calling card, and conference call bridging and other enhanced services. When the Company's coverage area spans multiple LATAs, it plans to use its own facilities to provide inter-LATA long distance service.

  Internet and Data Services. The Company intends to offer transport for Internet services from the customer premise to an Internet access point in each city, using the high bandwidth capacity of its 24 GHz networks. It also intends to offer Internet access through resale, partnership or outsourcing, as a part of a bundled offering under the Teligent brand name. These Internet services are expected to include routing, addressing, domain name service ("DNS"), registration services, network security and fire walls, intranet services, e-mail, news servers, hosting and peering.

  Dedicated Private Line. Teligent intends to provide local dedicated data access circuits as well as the long distance portion of those circuits on a resale basis. These lines, which link customers' LANs together to create MANs and WANs, are used by banks, billing clearinghouses, advertising agencies, hospitals and other businesses to exchange large data files as well by any business to connect offices for file sharing, e-mail and workgroup applications.

WHOLESALE SERVICES

  Although not its core strategy, after penetrating a market area, the Company may sell excess capacity to generate additional revenue and increase local network utilization. The marketplace demand for telecommunications services is experiencing substantial growth as a result of the increased acceptance and reliance on the Internet by business users as well as the emergence of bandwidth intensive applications such as videoconferencing, Internet telephony, and large data file transfers. The Company may also offer wireless backhaul services to connect the cell sites of cellular and PCS companies to their mobile switching centers.

24 GHZ WIRELESS LICENSES

  The Company is licensed by the FCC to operate point-to-point and point-to-multipoint 24 GHz fixed wireless systems in 74 SMSAs, covering over 700 municipalities in the United States, including 320-400 MHz of spectrum in 27 of the 35 most populous market areas in the United States, and at least 80 MHz of spectrum in 47 other major market areas. See "Risk Factors--Relocation of Licenses to 24 GHz; Pending FCC Petitions." The following chart lists the Company's license areas in descending order of size based on the estimated 1994 population of the market (based on U.S. Census Bureau data and Claritas Inc. data), the Company's licensed spectrum bandwidth in each market area and the estimated 1994 number of business employees in each market area (based on American Business Information Inc. data).

                                                                      BUSINESS
 SMSA                                          BANDWIDTH            EMPLOYEES IN
 RANK MARKET AREAS                               (MHZ)   POPULATION MARKET AREA
 ---- ------------                             --------- ---------- ------------
  1   New York, NY...........................     400    9,434,000   3,597,000
  2   Los Angeles, CA........................     400    9,132,000   3,229,000
  3   Chicago, IL............................     400    7,538,000   3,113,000
  4   Philadelphia, PA.......................     320    4,913,000   1,701,000
  5   Detroit, MI............................     400    4,322,000   1,517,000
  6   Dallas, TX.............................     400    4,302,000   1,729,000
  7   Houston, TX............................     400    3,925,000   1,471,000
  8   Washington, DC.........................     400    3,850,000   1,693,000
  9   San Francisco, CA......................     320    3,814,000   1,629,000
 10   Boston, MA.............................     400    3,194,000   1,436,000
 12   Atlanta, GA............................     400    3,015,000   1,236,000
 13   San Diego, CA..........................     320    2,674,000     908,000
 15   Minneapolis, MN........................     400    2,586,000   1,271,000
 17   St. Louis, MO..........................     400    2,473,000     893,000
 18   Baltimore, MD..........................     320    2,435,000     762,000
 19   Phoenix, AZ............................     400    2,309,000     894,000
 20   Seattle, WA............................     400    2,135,000     894,000
 21   Pittsburgh, PA.........................     400    2,100,000     665,000
 22   Denver, CO.............................      80    2,069,000     890,000
 23   Miami, FL..............................     400    2,058,000     768,000
 24   Tampa, FL..............................     400    2,016,000     698,000
 26   Cleveland, OH..........................     320    1,848,000     803,000
 27   Portland, OR...........................     320    1,573,000     618,000
 28   San Jose, CA...........................     240    1,541,000     643,000
 29   Cincinnati, OH.........................     240    1,510,000     578,000
 30   Kansas City, MO........................     320    1,509,000     643,000

                                                                      BUSINESS
 SMSA                                         BANDWIDTH             EMPLOYEES IN
 RANK    MARKET AREAS                           (MHZ)   POPULATION  MARKET AREA
 ----    ------------                         --------- ----------- ------------
  31     Sacramento, CA....................      320      1,482,000     442,000
  32     Milwaukee, WI.....................      320      1,469,000     660,000
  33     San Antonio, TX...................      320      1,402,000     435,000
  35     Indianapolis, IN..................      320      1,333,000     551,000
  36     Columbus, OH......................      160      1,302,000     586,000
  37     Salt Lake City, UT................       80      1,214,000     499,000
  38     Orlando, FL.......................       80      1,206,000     573,000
  39     Buffalo, NY.......................       80      1,201,000     442,000
  40     New Orleans, LA...................       80      1,178,000     469,000
  41     Hartford, CT......................       80      1,154,000     540,000
  43     Nashville, TN.....................       80      1,060,000     508,000
  44     Norfolk, VA.......................       80      1,040,000     321,000
  45     Rochester, NY.....................       80      1,038,000     444,000
  46     Memphis, TN.......................       80      1,034,000     470,000
  47     Jacksonville, FL..................       80      1,009,000     433,000
  48     Oklahoma City, OK.................       80        977,000     434,000
  49     Greensboro, NC....................       80        963,000     486,000
  50     Louisville, KY....................       80        931,000     414,000
  51     West Palm Beach, FL...............       80        931,000     316,000
  52     Las Vegas, NV.....................       80        931,000     445,000
  53     Birmingham, AL....................       80        905,000     386,000
  54     Austin, TX........................       80        884,000     396,000
  55     Honolulu, HI......................       80        881,000     344,000
  56     Dayton, OH........................       80        864,000     389,000
  57     Albany, NY........................       80        851,000     377,000
  58     Charlotte, NC.....................       80        840,000     467,000
  60     Richmond, VA......................       80        792,000     369,000
  61     Tulsa, OK.........................       80        788,000     321,000
  62     Raleigh, NC.......................       80        788,000     385,000
  63     Fresno, CA........................       80        734,000     240,000
  65     Tucson, AZ........................       80        717,000     280,000
  66     Allentown, PA.....................       80        713,000     269,000
  68     Ventura, CA.......................       80        694,000     223,000
  69     Syracuse, NY......................       80        681,000     298,000
  70     Akron, OH.........................       80        680,000     284,000
  71     Greenville, SC....................       80        674,000     301,000
  72     El Paso, TX.......................       80        663,000     209,000
  75     Omaha, NE.........................       80        631,000     304,000
  78     Wilmington, DE....................       80        609,000     291,000
  79     Albuquerque, NM...................       80        592,000     272,000
  80     Springfield, MA...................       80        581,000     235,000
  82     Baton Rouge, LA...................       80        562,000     218,000
  84     Charleston, SC....................       80        545,000     197,000
  86     New Haven, CT.....................       80        528,000     227,000
  87     Stockton, CA......................       80        522,000     165,000
  97     Newport News, VA..................       80        470,000     170,000
 120     Santa Barbara, CA.................       80        378,000     134,000
 135     Trenton, NJ.......................       80        330,000     165,000
                                                        -----------  ----------
         TOTAL.............................             130,027,000  51,663,000
                                                        ===========  ==========

COMPETITION IN THE TELECOMMUNICATIONS INDUSTRY

 LOCAL TELECOMMUNICATIONS MARKET

  Competition from ILECs. The local telecommunications market is intensely competitive for newer entrants and currently is dominated by the Regional Bell Operating Companies ("RBOCs") and other ILECs. The Company has not begun to market its point-to-multipoint wireless local broadband services to potential customers on a widespread basis and is currently providing point-to-point services on a limited basis. The Company has not obtained significant market share in any of the areas where it offers its services or intends to offer services, nor does it expect to do so in the near future given the size of the local telecommunications market, the intense competition therein and the diversity of customer requirements. In each market area in which the Company is authorized to provide services, the Company competes or will compete with several other service providers and technologies. Many of the Company's competitors have long-standing relationships with customers and suppliers in their respective industries, greater name recognition and significantly greater financial, technical and marketing resources than the Company. The Company expects to compete on the basis of local service features, quality, price, reliability, customer service and rapid response to customer needs while bundling local resold long distance and Internet access. The Company faces significant competition from ILECs, such as the RBOCs. The ILECs have long standing relationships with their customers, have significant name recognition and financial resources, have the potential to subsidize competitive services with revenues from a variety of business services, and benefit from existing state and federal regulations that favor the ILECs over the Company in certain respects. Regulatory decisions and recent legislation, such as the Telecommunications Act of 1996 (the "Telecommunications Act"), have reduced barriers to entry into new segments of the industry. In particular, the Telecommunications Act, among other things, (i) enhances local exchange competition by preempting laws prohibiting, or that have the effect of prohibiting, competition in the local exchange market, by requiring ILECs to provide fair and equal standards for interconnection, by requiring ILECs to unbundle their facilities and services, and by requiring ILECs to make certain services available for resale and (ii) permits an RBOC to compete in the inter-LATA long distance service market outside of its local territory immediately, and within its local service territory on a state-by-state basis once certain market-opening requirements are implemented and entry is determined to be in the public interest. The Company believes that these requirements of the Telecommunications Act promote greater competition and will help provide opportunities for broader entrance into the local exchange markets. However, as ILECs face increased competition, regulatory decisions are likely to provide them with increased pricing flexibility, which in turn may result in increased price competition. There can be no assurance that such increased price competition will not have a material adverse effect on the Company's business, financial condition and results of operations. Nor can there be any assurance that substantial local exchange competition will develop in the near future.

  A number of companies are developing enhancements to increase the performance of ILECs' copper wire-based legacy networks. These generally consist of digital subscriber line products, such as ADSL, HDSL and VDSL. There can be no assurance that the Company will be able to compete effectively with these enhancements.

  Competition from New 24 GHz and Other Fixed Wireless Service Providers. The Company also faces potential competition from new entrants to the 24 GHz fixed wireless market, including ILECs, CLECs and other leading telecommunications companies. The FCC issued an Order (the "Relocation Order") on March 14, 1997 providing for the relocation of certain fixed wireless licensees in the 18 GHz band to a reallocated portion of the 24 GHz band. In the Relocation Order, the FCC announced that it will conduct a rulemaking proceeding to devise rules for the issuance of licenses for up to five 80 MHz channels in the 24 GHz spectrum band in each market except for those licenses already issued to the Company and other previous 18 GHz licensees. See "Regulation." The grant of additional fixed wireless authorizations by the FCC in the 24 GHz band could result in increased competition and diminish the value of the Company's existing fixed wireless authorizations. The Company believes that any additional 24 GHz licenses will be made available through an auction. The Company believes that, assuming that additional authorizations are made available by the FCC, additional entities having greater resources than the Company could acquire authorizations at auctions from the FCC to provide telecommunications services in the 24 GHz band. See "Regulation."

  The Company will also face competition from other terrestrial fixed wireless services, including Multichannel Multipoint Distribution Service ("MMDS"), 28 GHz Local Multipoint Distribution Service ("LMDS") and 38 GHz wireless communications systems, 2.8 GHz Wireless Communications Service ("WCS"), FCC
Part 15 unlicensed wireless radio devices, and other services that use existing point-to-point wireless channels on other frequencies. Additionally, other companies have filed applications for global broadband satellite systems proposed to be used for broadband voice and data services. If developed, these systems could also present significant competition to the Company.

  The Company faces competition from entities which offer, or are licensed to offer, 38 GHz services, such as Advanced Radio Telecommunications, Inc. ("ART"), WinStar Communications, Inc. ("WinStar") and BizTel, Inc. ("BizTel"). Teligent could also face competition in certain aspects of its existing and proposed businesses from competitors providing wireless services in other portions of the radio spectrum, such as CAI Wireless Systems Inc. a provider of wireless Internet access services, and CellularVision, a provider of wireless television services which, in the future, also may provide wireless Internet access and other local telecommunications services. In many instances, these service providers hold licenses for other frequencies (such as 28 GHz) that enable them to provide comparable telecommunications services to those of the Company in geographic areas that encompass or overlap the Company's market areas. Additionally, some of these entities include among their stockholders major telecommunications entities, such as Ameritech with respect to ART, and Teleport Communications Group, Inc. ("Teleport") with respect to BizTel. Teleport has acquired BizTel and AT&T has announced its agreement to acquire Teleport, subject to FCC and other regulatory approvals. Due to the relative ease and speed of deployment of fixed wireless-based technologies, the Company could face intense price competition from these and other wireless-based service providers. The Company believes that additional entities having greater resources than the Company could acquire licenses to provide 38 GHz, MMDS, LMDS, WCS, DEMS or other fixed wireless services.

  The FCC conducted auctions for 28 GHz LMDS licenses in all markets for the provision of high capacity, wide-area fixed wireless point-to-multipoint systems. In addition, the FCC has adopted rules to auction geographical wide area licenses for the operation of fixed wireless point-to-point and point-to-multipoint communications services in the 38 GHz band, although many 38 GHz licenses have already been issued nationwide. The 28 GHz LMDS auction concluded in March 1998 and the 38 GHz auction is expected to occur later in 1998. The Company initially filed an application for and participated in the early rounds of the LMDS auction, but withdrew from the auction without acquiring any licenses or payment liabilities. The MMDS service, also known as "wireless cable," also currently competes for metropolitan wireless broadband services. At present, wireless cable licenses are used primarily for the distribution of video programming and have only a limited capability to provide two-way communications needed for wireless broadband telecommunications services, but there can be no assurance that this will continue to be the case. The FCC has initiated a proceeding to determine whether to provide wireless cable operators with greater technical flexibility to offer two-way services. Cellular, PCS and other mobile service providers may also offer fixed services over their licensed frequencies. Finally, the FCC has allocated a number of spectrum blocks for use by wireless devices that do not require site or network licensing. A number of vendors have developed such devices that may provide competition to the Company, in particular for certain low data-rate transmission services.

  Other Competitors. The Company will also face both local and long distance competition from AT&T and other IXCs. The Company may face competition from electric utilities (several of whom have secured the necessary authorizations and have begun to provide local telephone service), ILECs operating outside their current local service areas, other IXCs such as MCI and Sprint, and other providers. These entities provide transmission services using technologies that may enjoy a greater degree of market acceptance than the Company's wireless broadband technology in the provision of last mile broadband services. Moreover, the consolidation of telecommunications companies and the formation of business alliances within the telecommunications industry, which are expected to accelerate as a result of the passage of the Telecommunications Act, could give rise to significant new or stronger competitors to the Company. There can be no assurance that the Company will be able to compete effectively in any of its markets.

  The Company's Internet access services also are likely to face significant competition from other ISPs as well as from cable television operators deploying cable modems, which provide high speed data capability over installed coaxial cable television networks and there can be no assurance that such competition will not be significant. Although cable modems currently are not widely available and do not provide for data transfer rates that are as rapid as those which can be provided by the Company's services, the Company believes that the cable industry may support the deployment of cable modems to residential cable customers through methods such as price subsidies. Notwithstanding the cable industry's interest in rapid deployment of cable modems, the Company believes that in order to provide broadband capacity to a significant number of business and government users, cable operators will be required to spend significant time and capital in order to upgrade their existing networks to a more advanced hybrid fiber coaxial network architecture. However, there can be no assurance that cable modems will not emerge as a source of competition to the Company's Internet business. Further, Internet access services based on existing technologies such as ISDN and, in the future, on such technologies as ADSL and HDSL will likely provide additional sources of competition to the Company's Internet access services. Additionally, the Company believes that many ILECs and CLECs already are promoting other Internet access services.

 LONG DISTANCE TELECOMMUNICATIONS MARKET

  The long distance market has relatively insignificant barriers to entry, numerous entities competing for the same customers and a high (and increasing) average churn rate as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. The Company will compete with major carriers such as AT&T, MCI, Sprint and WorldCom (which has agreed to acquire MCI, subject to receipt of necessary government approvals), as well as other national and regional long distance carriers and resellers, many of whom own substantially all of their own facilities and are able to provide services at costs lower than the Company's expected costs since the Company will generally lease its access facilities. The Company believes that the RBOCs also will become significant competitors in the long distance telecommunications industry after 1998. See "Regulation." ISPs also will compete in this market. The Company believes that the principal competitive factors affecting its market share will be pricing, customer service, accurate billing, clear pricing policies and, to a lesser extent, variety of services. The ability of the Company to compete effectively will depend upon its ability to maintain high quality, market-driven services at prices generally perceived to be equal to or below those charged by its competitors. To maintain its competitive posture, the Company believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely affect the Company. In addition, ILECs have been obtaining additional pricing flexibility. This may enable ILECs to grant volume discounts to larger long distance companies, which also would put the Company's long distance business at a disadvantage in competing with larger providers.

VENDOR SELECTION

  The Company has the ability to source key network components from a number of equipment vendors. The Company has initiated a process of evaluating competing products of several vendors. In July 1997, the Company issued a Request for Proposal for the Company's 24 GHz telecommunications network, including radio access and transmission equipment, switching and network management products and services. The Company received and has evaluated proposals from several telecommunication infrastructure integrators and manufacturers. After this evaluation, the Company selected Nortel as its preferred vendor and systems integrator and entered into a Network Products Purchase Agreement with Nortel. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Vendor Financing." Additionally, in support of this effort, the Company has entered into agreements with manufacturers specializing in radio access and transmission equipment to provide technology trials of 24 GHz point-to-multipoint equipment. See "Description of Certain Indebtedness."

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

INTELLECTUAL PROPERTY

  The Company uses the name "Teligent" as its primary business name and servicemark. It is the owner of U.S. Reg. No, 1,893,005--TELIGENT, which was originally issued on May 9, 1995 to Creative Integrated Systems, Inc. for various items of communication equipment, based on use in commerce since January 6, 1994. The Company has licensed Creative Integrated Systems, Inc. to continue using the mark in connection with communications equipment.

  On April 7, 1997, the Company filed applications to register its name and logo design in the United States Patent and Trademark Office for "land based and satellite communications services." First action on the applications is expected in 1998. The Company reasonably believes that the applications will mature to registration, but there is no assurance until the registrations actually issue. The Company has also filed applications to register the name "Teligent" in foreign countries.

  The Company relies upon a combination of licenses, confidentiality agreements and other contractual covenants, to establish and protect its technology and other intellectual property rights. The Company currently has no patents or patent applications pending. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or other intellectual property or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Moreover, although the Company believes that its business as currently conducted does not infringe upon the valid proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against the Company or that, in the event of an unfavorable ruling on any such claim, a license or similar agreement to utilize technology relied upon by the Company in the conduct of its business will be available to the Company on reasonable terms.


EMPLOYEES

  As of March 31, 1998, the Company had a total of 494 employees. The Company is not a party to any collective bargaining agreements. The Company believes its relations with its employees to be good.

PROPERTIES

  Teligent's principal executive offices are located at Vienna, Virginia and consist of approximately 75,000 square feet held under a lease, which expires on March 1, 2002. The Company has entered into a lease, expiring in 2008, for a network operating center consisting of approximately 50,000 square feet of space located in Herndon, Virginia.

  The Company will lease and has been leasing space in and around each of its licensed areas that is necessary to house switches, other equipment and personnel. See "Risk Factors--Distance and Weather Limitations; Line of Sight; Building Access and--Management of Growth."

  See Note 10 to the audited Financial Statements for the year ended December 31, 1997 for additional information regarding future minimum lease payments.

LEGAL PROCEEDINGS

  Other than license and regulatory proceedings described under "Risk Factors--Government Regulation" and "Regulation," the Company is not currently a party to any legal proceedings, which, individually or in the aggregate, the Company believes will have a material adverse effect on the Company's financial condition or results of operations.

                     TELECOMMUNICATIONS INDUSTRY OVERVIEW

  The current telecommunications landscape is being reshaped by the convergence of at least four major trends: (i) deregulation of the growing $100 billion market for business and residential local exchange services, (ii) increasing customer demand for high speed, broadband services, driven by the creation of bandwidth-intensive applications such as the Internet, data networks and video conferencing, (iii) growing customer desire to bundle the billing, pricing and customer care across a proliferating set of telecom services and (iv) technological advances. The growth in demand for high speed digital telecommunications services is being driven by the revolution in microprocessor power and advances in new multimedia and on-line applications such as the Internet. The ability to access and distribute information quickly has become critical to business and government users of telecommunications services. The rapid growth of LANs, Internet services, video teleconferencing and other data intensive applications is significantly increasing the volume of broadband telecommunications traffic. This increasing demand, together with changes in the regulatory environment, is creating an opportunity for competitive telecommunications service providers such as the Company to offer cost-effective, high-capacity last-mile access using both wireline and wireless solutions.

  The present structure of the United States telecommunications industry was shaped principally by the 1984 court-directed divestiture of the Bell System (the "Divestiture"). As part of the Divestiture, seven RBOCs were created and separated from the long distance service provider, AT&T, resulting in two distinct telecommunications service industries: local exchange and interexchange (commonly known as long distance). Local exchange services typically involve the carriage of telecommunications within defined local calling areas, known as LATAs, and the provision of access, or connections, between ILECs and IXCs for the completion of long-distance calls.

  Since the Divestiture, the interexchange business has become increasingly competitive, but the local exchange segment of the telecommunications market has remained the domain of ILECs. Recently, however, regulatory policy has shifted away from monopoly protection of the ILECs. U.S. court decisions, FCC actions and, most recently, the Telecommunications Act have dramatically changed the regulatory environment. These changes have permitted increased competition in the local exchange market and created opportunities for new companies.

  In the late 1980s, competitive access providers ("CAPs") emerged to compete with ILECs by providing dedicated private line transmission and access services. Beginning in 1994, a few states permitted CAPs to also operate as CLECs, by providing local exchange services to business customers in addition to transmission and access services. These CAP/CLEC networks typically consist of fiber optic facilities connecting IXC POPs with customer locations and ILEC switches within a limited metropolitan area. Initially, demand for alternative local access was driven by access charges of approximately 40% to 45% of the cost of a long-distance call levied by ILECs on the IXCs. In addition to providing lower access charges, CAP/CLEC fiber optic services, where available, have generally been considered to provide superior quality and higher capability services than those available from ILECs' legacy copper wire networks. It is estimated that in 1996, CAP/CLECs captured over $2 billion of revenues generated by the business communication market, and as a result of increased competition and growth of enhanced services, CAP/CLECs' revenues continue to grow significantly.

  The Company believes that continued growth in the quality and number of competitors in the local telecommunications market will be driven principally by (i) the growing interest among business customers for an alternative to the ILEC networks in order to obtain higher capacity and better pricing, (ii) the increases in data applications and capacity requirements for local and wide area network connections, high speed Internet access and video conferencing,
(iii) the ILECs' inability to upgrade their copper networks quickly, (iv) growing customer desire for facilities-based network redundancy, integrated and bundled services, and for higher quality, more responsive customer care, and (v) new state and federal legislation mandating interconnection and competition in the local exchange market.


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

  The Company believes that local wireless broadband telecommunications services will be developing rapidly to handle these growing needs for alternative local access. In particular, the Company believes that deployment of terrestrial fixed, wide area wireless system links by the Company and others will enable the provision of greater capacity and reliability at a lower cost per customer than traditional copper wire networks primarily to those customers where fiber is not economical.

                                  REGULATION

OVERVIEW

  The Company's fixed wireless broadband services are subject to regulation by federal, state and local governmental agencies. The Company has obtained all authorizations and approvals necessary and appropriate to conduct its operations as currently conducted and believes that it is in compliance with all laws, rules and regulations governing its current operations. See "Risk Factors-Relocation of 24 GHz Licenses; Pending FCC Petitions." Nevertheless, changes in existing laws and regulations, including those relating to the provision of wireless local telecommunications services via 24 GHz fixed wireless licenses and/or the future granting of 24 GHz fixed wireless authorizations, or any failure or significant delay in obtaining necessary future regulatory approvals, could have a material adverse effect on the Company's business, financial condition and results of operations.

  At the federal level, the FCC has jurisdiction over the use of the electromagnetic spectrum (i.e., wireless services) and has exclusive jurisdiction over all interstate telecommunications services, that is, those that originate in one state and terminate in another state. State regulatory commissions have jurisdiction over intrastate communications, that is, those that originate and terminate in the same state. Municipalities and other local jurisdictions may regulate limited aspects of the Company's business by, for example, imposing zoning and franchise requirements and requiring installation permits. The Company also is subject to taxation at the federal and state levels and may be subject to varying taxes and fees from local jurisdictions.

FEDERAL LEGISLATION

  The Telecommunications Act. The Telecommunications Act, enacted on February 8, 1996, substantially departs from prior legislation in the telecommunications industry by establishing local exchange competition as a national policy through the removal of state regulatory barriers to competition and the preemption of laws restricting competition in the local exchange market. The Telecommunications Act, among other things, mandates that ILECs (i) permit resale of their services and facilities on reasonable and nondiscriminatory terms and at wholesale rates, (ii) allow customers to retain the same telephone number ("number portability") when they switch local service providers, (iii) permit interconnection by competitors to an ILEC's network, at any technically feasible point that is at least equal in quality to that which the local exchange carrier provides to itself and pursuant to reasonable and nondiscriminatory rates and terms, (iv) unbundle their network elements at any technically feasible point and permit competitors and others to use these elements at cost-based and nondiscriminatory rates and (v) ensure that an end user does not have to dial any more digits to reach customers of local competitors than to reach the ILEC's customers to the extent technically feasible ("dialing parity"). The Telecommunications Act also allows RBOCs to provide in-region inter-LATA services on a state-by-state basis once certain market-opening requirements are implemented and entry is determined to be in the public interest. The provisions of the Telecommunications Act are designed to ensure that RBOCs take affirmative steps to level the playing field for their competitors so that others can compete effectively before the RBOC secures in-region long-distance entry. The FCC, in consultation with the United States Department of Justice and the states, is given jurisdiction to determine whether to approve applications for long distance entry. There can be no assurance, however, that the states and the FCC will implement the Telecommunications Act in a manner favorable to the Company and its customers.

  Under the Telecommunications Act, states have begun and, in a number of cases, completed regulatory proceedings to determine the pricing of unbundled network elements and services, and the results of these proceedings will determine whether it is economically attractive to use these elements.

  The RBOCs, but not other ILECs, have an added incentive to open their local exchange networks to facilities-based competition because Section 271 of the Telecommunications Act provides for the removal of the current ban on RBOC provision of in-region inter-LATA long distance service and equipment and manufacturing only after meeting certain requirements. This ban will be removed only after the RBOC demonstrates to the FCC, which must consult with the Department of Justice and the relevant state commissions, that the RBOC has (i) met the requirements of the Telecommunications Act's 14-point competitive checklist and fully implemented an approved interconnection agreement with one or more unaffiliated, facilities-based competitors providing business and residential service somewhere in the state (or that by a date certain no such competitors have "requested" interconnection as defined in the Telecommunications Act and the RBOC is offering all of the elements in the competitive checklist); (ii) demonstrated that it will provide in-region inter-LATA long distance services through a separate affiliate, which is required for three years, unless extended by the FCC; and (iii) demonstrated that entry is consistent with the public interest.

FEDERAL REGULATION

  The Telecommunications Act Regulations. The Telecommunications Act in some sections is self-executing, but in most cases the FCC must issue regulations that identify specific requirements before the Company and its competitors can proceed to implement the changes the Telecommunications Act prescribes. The Company actively monitors all pertinent FCC proceedings and has participated in some of these proceedings. The outcome of these various ongoing FCC rulemaking proceedings or judicial appeals of such proceedings could materially affect the Company's business, financial condition and results of operations.

  As required by the Telecommunications Act, the FCC adopted, in August 1996, new rules implementing the interconnection and resale provisions of the Telecommunications Act (the "Interconnection Order") which are intended to remove or minimize regulatory, economic and operational impediments to full competition for local services, including switched local exchange service. A number of parties filed appeals against the Interconnection Order in Federal court seeking to vacate certain of the rules adopted therein. In a July 18, 1997 decision, the United States Court of Appeals for the Eighth Circuit vacated significant portions of the Interconnection Order, including its provisions governing the pricing of local telecommunications services and unbundled network elements, its unbundling requirements and its "pick and choose" provision (which enabled a telecommunications carrier to demand any term of an ILEC's interconnection contract with another carrier). The Eighth Circuit also issued an October 14, 1997 decision that vacated an FCC rule that obligated ILECs, under certain circumstances, to provide combinations of network elements, rather than provide them individually. This decision may make it more difficult or expensive for competitors to use combinations of ILEC elements. Because the Company does not anticipate widespread use of combinations of elements, the decision should not have a material adverse effect on its operations. Moreover, because the decision may increase the cost and decrease the efficiency of ILEC-network-element-based competitive approaches, the Company believes that the decision may comparatively advantage the Company's entry strategy, which does not heavily rely on the use of ILEC network elements. The U.S. Supreme Court accepted the case for review, but is not expected to issue a decision before the end of 1998. Some of the same parties and certain other parties also have asked the FCC to reconsider these and other regulations implementing the Telecommunications Act. Although the Company believes that the final outcome of the Eighth Circuit cases, including any further proceedings or a Supreme Court appeal, will not have a material adverse affect on its operations, there can be no certainty in this regard.

  On December 31, 1997, a United States District Court judge in Texas held unconstitutional certain sections of the Telecommunications Act, including
Section 271, which prohibits an RBOC from providing long distance service that originates (or in certain cases terminates) in one of its in-region states until the RBOC has satisfied certain statutory conditions in that state and has received the approval of the FCC. This decision would permit the three RBOCs that are parties to the case immediately to begin offering widespread in-region long distance services. Unless overturned on appeal, this decision could have a material adverse effect on the Company. The District Court has granted the request of the FCC and certain IXCs for a stay and the FCC and certain IXCs have filed appeals of the decision with the United States Court of Appeals for the Fifth Circuit. Although there can be no assurance as to the outcome of this litigation, the Company believes that significant parts of the District Court decision may be reversed or vacated on appeal. A recent D.C. Circuit Court decision, in a separate case, held against a RBOC advocating a position similar to that espoused by the Texas District Court. To date, several RBOCs have filed applications with the FCC for in-region long distance authority in various states, but the FCC has denied each application. Several entities have sought reconsideration or appeal of these decisions. In the only appellate decision to date, the FCC's denial of SBC's application for Oklahoma was upheld by the U.S. Court of Appeals for the D.C. Circuit. The Company expects that additional RBOC applications, including that of Bell Atlantic for New York, will be filed in the second half of 1998. See "Business--Competition in the Telecommunications Industry," "Telecommunications Industry Overview" and "Regulation."

  In July 1996, the FCC released rules to permit both residential and business customers to retain their telephone numbers when switching from one local service provider to another (known as "number portability"). RBOCs have begun to implement number portability in the top 100 markets and are required to complete it by December 31, 1998. In smaller markets, RBOCs must implement number portability within six months of a request commencing December 31, 1998. Various waivers to extend the implementation date have been filed by RBOCs, ILECs, and CLECs. Non-RBOC ILECs are not required to implement number portability in any additional markets until December 31, 1998, and then only in markets where the feature is requested by another carrier.

  The FCC recently authorized cellular and other commercial mobile radio service ("CMRS") to provide for other wireless services to fixed locations (rather than to mobile customers), including offering wireless local loop service in whatever capacity such provider determines. Previously, many CMRS providers could provide fixed services on only an ancillary or incidental basis. Moreover, in August 1996 the FCC promulgated regulations that classify CMRS providers as telecommunications carriers, thus giving them the same rights to interconnection and reciprocal compensation under the Telecommunications Act as other non-LEC telecommunications carriers, including the Company.

  In addition pursuant to the Telecommunications Act, the FCC issued new regulations in 1997 regarding the implementation of the universal service program and the assessment of access charges on carriers obtaining access to local exchange networks. Both the access charge and universal service regimes were substantially revised. As a result of these changes, the costs of business and multiple residential lines are expected to increase. Several parties have sought FCC reconsideration or appealed various parts of the new FCC rules, including the revenue basis on which universal service contributions are determined. The Company is unable to predict the final formula for universal service contribution or its own level of contribution.

  FCC Licensing. The Communications Act of 1934 (the "Communications Act") imposes certain requirements relating to licensing, common carrier obligations, reporting and treatment of competition. Under current FCC rules, the recipient of an authorization for fixed wireless microwave facilities, including the Company, is required to construct facilities to place the station "in operation" within 18 months of the date of grant of the authorization. In the event that the recipient fails to comply with the construction deadline, the license is terminated absent an extension of the deadline. Except for those facilities for which the 18-month deadline has not passed, the Company or its predecessor-in-license constructed facilities in each of their licensed markets to satisfy this construction deadline. In addition, if a station does not transmit operational traffic for a consecutive period of twelve months at any time after construction is complete, or if removal of equipment or facilities renders the station incapable of providing service, the license is subject to forfeiture, absent a waiver of the FCC's rules. The FCC's current policy is to align the expiration dates of all fixed wireless licenses of a particular service such that they mature concurrently and, upon expiration, to renew all such licenses for ten years. The initial term of most currently outstanding fixed wireless licenses, including the Company's licenses, expires on February 1, 2001. While FCC custom and practice establishes a presumption in favor of granting the renewal of licenses to licensees, such presumption requires that the licensee substantially comply with its regulatory obligations during its license period. The FCC's failure to renew one or more licenses could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Transfer of Control of Wireless Licenses; Non-Renewal and Fluctuations in Value."

  Under the terms of its licenses, the Company is classified as a common carrier, and as such is required to offer service on a non-discriminatory basis at just and reasonable rates to anyone reasonably requesting such service. Although the Communications Act prohibits the Company from unjustly or unreasonably discriminating

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

among its customers, the statute, as currently interpreted by the FCC, does permit the Company to reasonably classify its customers and reasonably differentiate among such classifications. Under the FCC's streamlined regulation of non-dominant interstate carriers, the Company, as a non-dominant carrier, is not subject to rate regulation but is required to maintain tariffs for its interstate common carrier service. The FCC has recently issued regulations pursuant to which the Company does not need to file tariffs setting forth its rates, terms, and conditions of service for interstate exchange access service ("permissive detariffing") and is currently conducting a rulemaking in which it has proposed prohibiting tariff filing for such services ("mandatory detariffing"). The FCC had previously issued mandatory detariffing regulations for interstate interexchange service, but that ruling is on appeal and has been stayed by the U.S. Court of Appeals for the D.C. Circuit pending its decision on the appeal. The Company's provision of intrastate services, including local exchange service if the Company should offer it, is subject to regulation by each state in which the Company provides intrastate services. The Company has also obtained a "Section 214" authorization from the FCC authorizing it to provide international facilities-based and resale telecommunications services between the U.S. and virtually any other country. The Company must maintain and currently does have tariffs on file with the FCC governing its provisions of interstate and international telecommunications services.

  Transfer of Control of Wireless Licenses. MSI and DSC contributed their fixed wireless licenses to Teligent, L.L.C., the predecessor of the Company. In connection with the acquisition of FirstMark, the Company acquired additional licenses in three SMSAs. The assignment or transfer of control of licenses issued by the FCC is subject to the prior consent of the FCC, which consent generally turns on a number of factors including the identity, background and legal and financial qualifications of the assignee and the satisfaction of certain other regulatory requirements. The FCC granted the application for the transfer of control of FirstMark's fixed wireless licenses to Teligent, L.L.C. in July 1997. The FCC granted the applications to assign the MSI and DSC licenses to Teligent, L.L.C. in October 1997 and transferred control over all such licenses to the Company in November 1997. There were no petitions to deny filed against the FirstMark transfer of control application or the MSI and DSC assignment applications and the FCC grants thereof have become final.

  Relocation of Licenses to 24 GHz. The FCC issued an Order (the "Relocation Order") on March 14, 1997 providing for the relocation of certain fixed wireless licensees in the 18 GHz band to a reallocated portion of the 24 GHz band, pursuant to a request of the National Telecommunications and Information Administration ("NTIA") acting on behalf of the Department of Defense. The Relocation Order provided for the relocation of these licenses from 100 MHz over 5 channels in the 18 GHz band to 400 MHz over 5 corresponding channels in the 24 GHz band. On June 24, 1997, the FCC issued a subsequent order (the "Modification Order") that implemented the Relocation Order by modifying the affected 18 GHz licenses, including those held by the Company, to authorize operations at 24 GHz. Pursuant to the Relocation Order, those 18 GHz fixed wireless operators in the Washington, DC and Denver, CO areas (including the Company's Washington, DC, Baltimore, MD and Denver, CO facilities) were required to relocate to corresponding channels in the 24 GHz band no later than June 5, 1997. The 18 GHz fixed wireless licensees in all other areas must relocate to corresponding channels in the 24 GHz band no later than January 1, 2001. Although the Company is permitted to continue operations in the 18 GHz band outside of the Washington, DC and Denver, CO areas until that date, its intention generally is to convert all of its facilities to 24 GHz band operation as soon as possible.

  The FCC implemented this relocation without notice and comment procedures in order to give effect to NTIA's request on behalf of the Department of Defense to protect national security satellite operations from harmful interference from 18 GHz license stations. A number of parties have filed petitions with the FCC seeking a number of remedies including either partial or full reconsideration or review of one or both of these orders and modification or revocation of the Company's licenses. These parties argued, among other things, that the FCC decision should be reversed because the FCC's allocation of 400 MHz of 24 GHz spectrum for licenses was unnecessary and that the FCC should not have so relocated the fixed wireless licensees without conducting prior notice and comment rulemaking proceedings. The Company filed timely responses with the FCC opposing the petitions and continues to buildout its networks as permitted under its licenses, the Relocation Order and the Modification Order. In addition, one of these parties, DirecTV, has filed a petition for rulemaking with the FCC requesting that the FCC grant permission for DirecTV and others to construct and operate broadcast satellite uplink facilities in certain areas on a portion of the 24 GHz band allocated and granted to the former 18 GHz fixed wireless licensees. The Company has filed a timely opposition to this rulemaking petition.

  The Company cannot determine how the FCC will resolve the petitions for reconsideration or review of the Relocation Order and the Modification Order and the DirecTV rulemaking petition. The FCC could decide this relocation issue in the same way or it could make a different decision, which may be adverse to the Company. Thus, any construction or operation at 24 GHz prior to the final resolution of these petitions is at the Company's risk and expense. If the Relocation Order or Modification Order were subsequently modified or reversed, such a modification or reversal could have a material adverse effect on the Company's business, financial condition and results of operations. In particular, it cannot be determined whether, under a modified license relocation, the Company's equipment would be rendered unusable or usable only after significant expense and delay.

  Grant of the DirecTV rulemaking petition could materially and adversely affect the Company's business, financial condition and results of operations. If implemented, DirecTV's proposals could result in the construction and operation of satellite uplink facilities on 24 GHz frequencies currently allocated to fixed wireless services, which could interfere with the Company's operations in the vicinity of these satellite uplink facilities. In addition, in the Relocation Order the FCC announced that it will commence a rulemaking proceeding to address future fixed wireless licensing in the 24 GHz band, which may include proposals to auction available spectrum and to adopt service rules for 24 GHz operations. There can be no assurance that the Company's point-to-point and point-to-multipoint equipment as currently designed will comply with the service rules ultimately adopted by the FCC.

  The FCC's decisions upon reconsideration will be subject to appeal to a U.S. court of appeals. There can be no assurance that the FCC will be able to defend any such litigation successfully. The court may affirm the Relocation Order or any order made by the FCC upon reconsideration, vacate and remand the matter to the FCC for initiation of a rulemaking proceeding, or make any other ruling. Failure by the court to affirm the terms of the Relocation Order or the Modification Order could have a material adverse effect on the Company's business, financial condition and results of operations.

  Uncertainty during an appeal period regarding the Company's prospects and the implications of the result of such litigation may disrupt the Company's relationships with actual and potential customers, equipment vendors, lenders or other parties, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Teledesic. On September 6, 1996, Teledesic Corporation ("Teledesic") filed a petition seeking the dismissal of then-pending applications for additional transmission (nodal) stations in seven licensed MSI fixed wireless markets, and the rescission of existing licenses, then held by or belonging to MSI or DSC. In its petition, Teledesic claimed that its then-proposed satellite system was incompatible with existing licensed terrestrial networks in the 18 GHz band, that the FCC's initial grants of the fixed wireless licenses to MSI and DSC was inappropriate, and that MSI and DSC had failed to construct and operate their licensed facilities in compliance with the FCC's rules. The Company, MSI and DSC opposed Teledesic's petition in their respective pleadings filed with the FCC.

  In November and December 1996, the FCC inspected each of the MSI and DSC fixed wireless facilities and determined that the companies had complied with all applicable construction and operational requirements. In letters dated April 2, 1997, and April 8, 1997, the FCC notified MSI and DSC, respectively, that the FCC "concluded its inquiry" and "determined not to take any further action" in connection with the investigation. Moreover, on February 24, 1997, the Company, MSI and DSC entered into an agreement pursuant to which Teledesic agreed to withdraw its petition and reimburse MSI, DSC and the Company, respectively, for some of the costs related to the relocation of their 18 GHz fixed wireless systems to the 24 GHz band, conditioned upon the FCC's relocation of 18 GHz fixed wireless licensees to the 24 GHz band.

  In their petitions for reconsideration of the Relocation Order, a number of parties raised substantially similar arguments to those initially raised by Teledesic against the validity of the licenses now held by, and the constructed fixed wireless facilities now owned by, the Company. The Company, MSI and DSC have opposed those claims.

  On March 21, 1997, Teledesic withdrew its petition against MSI's pending applications and MSI's and DSC's licenses.

  Alien Ownership. Under the Communications Act, the FCC may, if it finds the public interest will be served, refuse to grant common carrier licenses to (or may revoke the licenses of) an entity directly or indirectly controlled by non-U.S. citizens or by a corporation, the capital stock of which is more than 25% owned or voted by non-U.S. citizens or companies. The Communications Act also prohibits any entity, more than 20% of whose capital stock is owned or voted by non-U.S. citizens or companies, from receiving a license for common carrier services. Since February 9, 1998, the FCC rules have provided for a rebuttable presumption that greater than 25% indirect ownership or control of a common carrier licensee by citizens or companies from a country that is a signatory to the World Trade Organization General Agreement on Trade in Services ("WTO Agreement") serves the public interest. The 20% restriction on direct foreign ownership will still apply. The Company is not aware of alien ownership of its outstanding stock that would cause it to be in violation of the Communications Act. However, a significant amount of the Company's and Associated's common stock is held in nominee name and, accordingly, the Company is not aware of the citizenship of the actual beneficial owners of such shares. See "Risk Factors--Restrictions on Foreign Ownership." With regard to investors from countries that are not signatories to the WTO Agreement, the FCC continues to apply an "effective competitive opportunities" ("ECO") test in the exercise of its statutory discretion to permit indirect alien ownership of more than a 25% interest in a common carrier licensee. Under this ECO test, if U.S. investors are permitted to own an interest greater than 25% in a communications carrier offering similar services in the alien investor's home market and such market satisfies certain other open competition criteria, the FCC will generally permit that alien to own an equivalent interest in a U.S.-licensed common carrier. Other factors, such as the promotion of competition in the U.S. market and U.S. national security concerns, may affect this determination.

STATE REGULATION

  Many of the Company's services will be classified as intrastate services subject to state regulation. All of the states where the Company operates, or will operate, require some degree of state regulatory commission approval to provide certain intrastate services. In most states, intrastate tariffs are also required for various intrastate services, although the Company is not typically subject to price or rate of return regulation for tariffed intrastate services. The Company has received state authorization to provide facilities-based local services in Alabama, California, Colorado, Connecticut, Delaware, the District of Columbia, Florida, Georgia, Hawaii, Illinois, Indiana, Iowa, Kansas, Maryland, Massachusetts, Michigan, Minnesota, Nebraska, Nevada, New Jersey, New York, Ohio, Pennsylvania, South Carolina, Texas, Virginia, Washington and Wisconsin. In summary, the Company has obtained state authorization in 57 markets and has applied for state authorization in the remaining 17 markets where it holds FCC licenses.

  The Telecommunications Act requires each state to remove barriers to entry and barriers to competition for ILEC competitors. While no assurance can be given as to how quickly and how effectively each state will act to implement this legislation, many state authorization processes are being streamlined and the authorization time frames shortened considerably. Not all states have a streamlined process and in some jurisdictions the Company may experience delays.

  Under the Telecommunications Act, if a request is made by the Company, ILECs have a statutory duty to negotiate interconnection and access arrangements in good faith for the Company's provision of local service. The Company has reached comprehensive interconnection agreements with Ameritech (Illinois and Wisconsin), Bell Atlantic (D.C., Maryland, Pennsylvania, Delaware, New Jersey, and Virginia), BellSouth (Florida and Georgia), GTE (California, Florida, Texas and Virginia), Pacific Bell (California), Southwestern Bell (Texas) and

US West (Colorado). The Company is in the process of negotiating comprehensive interconnection agreements with additional ILEC's in 13 states.

  During these negotiations, the Company or the ILEC may submit disputes to the state regulatory commissions for mediation and, after the expiration of the statutory negotiation period set forth in the Telecommunications Act, the parties may submit outstanding disputes to the states for arbitration. To date the Company has not submitted any disputes to the states for mediation or arbitration. The Company has been working with state regulatory commissions, as well as the FCC, the Congress and other governmental entities, to encourage the adoption of rules or laws facilitating rooftop and building access for competitive carriers.

LOCAL REGULATION

  The Company will need to interact with local governments in a variety of ways. How diverse local governments will exercise traditional functions, including zoning, permitting and management of rights of ways, and address the expansion of telecommunications competition and varying means of entry in particular, is uncertain. The kinds and timing of approvals required to install antennas and conduct other aspects of the Company's business varies among local governments and may also vary with the specific technology or equipment configuration used by the Company.

  While the Telecommunications Act permits local governments to manage rights of way, the scope of that authority, including the circumstances when fees can be charged and the amount of such charges, has already been the subject of numerous disputes between telecommunications carriers and such local governments. In addition, some local governments have been requiring substantial filings and review before telecommunications carriers can operate in their licensed areas and have also required the payment of significant franchise fees or taxes. Some of these disputes involving licensing of telecommunications carriers, antenna siting, and rights of way are in litigation and more administrative and court litigation is likely. The prohibition of entry barriers set forth in the Telecommunications Act and the FCC's power to preempt such barriers have been implicated in such litigation. On December 12, 1997, Teligent accepted under protest a franchise with the City of Dallas, which is similar to other Dallas franchises agreed to by other CLECs. On the same date, Teligent filed a Complaint for Declaratory Judgment against the City of Dallas in the United States District Court for the Northern District of Texas alleging that Teligent does not own, construct, install or maintain facilities located in public rights of way, and that the City of Dallas is therefore prohibited both by federal and state law from barring Teligent's competitive entry into the Dallas market unless Teligent first accepts a franchise. There can be no assurance as to the outcome of the litigation. The FCC has recently preempted, and thereby prevented enforcement of, certain state and local regulations that had the effect of inhibiting local competition. Any inability or unwillingness by the FCC to preempt additional state and local regulations in a timely fashion could have a material adverse impact on the Company.

                                  MANAGEMENT

DIRECTORS AND OFFICERS

  Set forth below is certain information regarding the directors, executive officers and certain other officers of the Company:

                   NAME                     AGE POSITION AND OFFICES
                   ----                     --- --------------------
EXECUTIVE OFFICERS
Alex J. Mandl..............................  54 Chairman of the Board and Chief Executive
                                                Officer
Kirby G. Pickle, Jr........................  41 President and Chief Operating Officer
Laurence E. Harris.........................  62 Senior Vice President, General Counsel and
                                                Assistant Secretary
Abraham L. Morris..........................  39 Senior Vice President, Chief Financial
                                                Officer and Treasurer
Steven F. Bell.............................  48 Senior Vice President for Human Resources
OTHER OFFICERS
Richard J. Hanna...........................     Senior Vice President for Sales and
                                             42 Marketing
Keith W. Kaczmarek.........................  41 Senior Vice President for Engineering and
                                                Operations
David S. Turetsky..........................     Vice President for Law and Regulatory
                                             41 Affairs
Cindy L. Tallent...........................  40 Vice President and Controller
Philip C. McKinney.........................  37 Vice President for Information Technology
Robert H. Schwartz.........................  32 Vice President for Corporate Development
                                                and Strategy
Scott G. Bruce.............................  36 Secretary
OTHER DIRECTORS
Myles P. Berkman...........................  61 Director
David J. Berkman...........................  36 Director
William H. Berkman.........................  33 Director
Donald H. Jones............................  60 Director
Tetsuro Mikami.............................  46 Director
Rajendra Singh.............................  43 Director

  Alex J. Mandl has been Chairman and Chief Executive Officer since September 1996. Prior to joining Teligent, Mr. Mandl served as President and Chief Operating Officer of AT&T. As President and Chief Operating Officer, Mr. Mandl oversaw AT&T's operations including its long-distance, wireless and local communications services, in addition to its credit card and Internet businesses. As Chief Financial Officer of AT&T from 1991 to 1993, Mr. Mandl directed AT&T's financial strategy, policy and operations, and managed the acquisition of McCaw Cellular Communications, Inc. Earlier, Mr. Mandl served as Chairman and CEO of Sea-Land Services, Inc., an ocean transportation and distribution services company. Mr. Mandl serves on the boards of the Warner-Lambert Company, Dell Computer Corporation, Forstmann Little & Co. and NextLevel Corporation.

  Kirby G. Pickle, Jr., has served as President and Chief Operating Officer since February 1997. Prior to that, Mr. Pickle served as Executive Vice President of MFS Communications Company, Inc. and President and Chief Operating Officer of one of its subsidiaries, UUNET Technologies, Inc. Earlier, as President and COO of MFS Intelenet, Inc., Mr. Pickle managed three businesses that generated a majority of MFS' revenues. Prior to his service for MFS, Mr. Pickle was a Vice President at US Sprint (now known as Sprint), a regional sales manager for MCI Communications Corporation, Inc. and held various management positions at AT&T.

  Laurence E. Harris has been Senior Vice President and General Counsel since December 1996. Prior to joining the Company, Mr. Harris served as Senior Vice President of Law and Public Policy for MCI Communications Corporation. Earlier, Mr. Harris was President and Chief Operating Officer of Metromedia Telecommunications, Inc. and CRICO Communications, a privately-held paging company. Mr. Harris also served as chief of the FCC's Mass Media Bureau where he was responsible for regulation and policy for cable, television and radio broadcasting. Mr. Harris was also responsible for regulatory and antitrust activities at MCI before serving at the FCC.

  Abraham L. Morris joined Teligent in April 1997 as Senior Vice President, Chief Financial Officer and Treasurer. Prior to that, he served as Senior Vice President for Operations Support at MFS Communications Company, Inc., where Mr. Morris was involved in business development, revenue assurance and co-carrier/local service activities. Earlier, Mr. Morris was Vice President and Chief Transition Officer for MFS Intelenet, Inc., and previously was Treasurer of MFS. Mr. Morris was involved in MFS' capital raising activities, including its initial public offering. Before joining MFS, Mr. Morris served as General Manager, Mergers and Acquisitions at Peter Kiewit Sons', Inc., a diversified industrial services company.

  Steven F. Bell assumed the position of Senior Vice President for Human Resources in April 1997. Prior to joining Teligent, Mr. Bell served as Vice President for Human Resources and Organization Development at COMSAT Corporation where he was responsible for executive and staff recruitment and development at the 4,000-employee satellite communications company. Earlier, Mr. Bell was Vice President, Human Resources for the worldwide technologies division of American Express Corporation.

  Richard J. Hanna joined Teligent in April 1997 as Senior Vice President for Sales and Marketing. Prior to joining Teligent, Mr. Hanna served as President and Chief Executive Officer of MFS Intelenet, Inc. Prior to that, he served as Vice President of Sales and Marketing for AT&T where he was responsible for developing its commercial sales channel. Mr. Hanna also served in senior sales and marketing positions at MCI Communications Corporation and Sprint.

  Keith W. Kaczmarek joined Teligent in May 1997 as Senior Vice President of Engineering and Operations. Prior to joining Teligent, he served as Vice President of Engineering and Operations for AirTouch/PCS PrimeCo, where he managed the development and installation of PCS deployment of CDMA wireless technology. Between 1993 and 1995, as Vice President of Technology Development and Product Development for Nextel Communications, Mr. Kaczmarek managed technology development for the company's digital mobile wireless networks. He has also held senior positions at AirTouch Communications, GTE Corp. and GTE Mobilnet, Inc.

  David S. Turetsky joined Teligent in May 1997 as Vice President for Law and Regulatory Affairs. He served in the Antitrust Division of the U.S. Department of Justice as Deputy Assistant Attorney General for Civil and Regulatory Affairs and originally as senior counsel to the Assistant Attorney General. He assisted in developing the Clinton Administration's telecommunications policy, including the Telecommunications Act of 1996, and was responsible for the Division's telecommunications work. While at the U.S. Department of Justice, he represented the United States in international telecommunications and antitrust matters and assisted in overseeing a telecommunications services accord through the World Trade Organization. Earlier, he was a partner in the law offices of LeBoeuf, Lamb, Leiby & MacRae.

  Cindy L. Tallent joined Teligent in September 1997 as Vice President and Controller. Prior to joining the Company, Ms. Tallent was Senior Vice President, Finance for Global TeleSystems Group, Inc. There she was involved in establishing and managing international joint ventures, securing financing and implementing systems and controls. Ms. Tallent also held various finance positions at GTE where she was employed for ten years and was Vice President and Chief Financial Officer for GTE Spacenet when she left in 1995. Prior to GTE, Ms. Tallent was a senior accountant with Price Waterhouse LLP.

  Philip C. McKinney joined Teligent in March 1997 as Vice President for Information Technology. Prior to joining the Company, Mr. McKinney was Director of Consulting Services for Computer Sciences Corporation where he oversaw client engagements for start-up and established providers in the communication industry. Earlier, Mr. McKinney was Director of Operations where he managed customer care, billing and information technology outsourcing services to telecommunication clients in North America.

  Robert H. Schwartz joined Teligent upon inception in March 1996 as Vice President of Corporate Development and Strategy. Previously, Mr. Schwartz served as Director of Corporate Development for Nextel where he was involved in strategic planning, mergers and acquisitions and various investment transactions including public fundraising activities. Prior to that, Mr. Schwartz performed consulting work in the communications industry including satellite, cable television, and wireless telecommunications companies.

  Scott G. Bruce has been Secretary of the Company since its inception in March 1996. Mr. Bruce is also General Counsel and Secretary of Associated and served as the Company's General Counsel until December 1996. Mr. Bruce has experience in the fields of corporate mergers and acquisitions and securities law. Between 1987 and 1992, he was a corporate attorney at Wolf, Block, Schorr and Solis-Cohen in Philadelphia. Earlier, he worked in the New York office of Touche Ross & Co., the predecessor to Deloitte & Touche LLP.

  Myles P. Berkman has been a director of the Company since its inception in March 1996. Mr. Berkman is Chairman, President, Chief Executive Officer and Treasurer of Associated, positions he has held since 1994 with the exception of Chairman which has been since November 1995. In addition to owning the largest interest in the Company through MSI, Associated is engaged in the development of wireless location services, and has operations and interests in international wireless telephony, radio broadcasting and cable television. From 1979 to 1994, Mr. Berkman was President, Chief Operating Officer and Treasurer of Associated Communications Corporation ("ACC"), the parent corporation of Associated prior to 1995, which was also a publicly traded company. Mr. Berkman developed ACC into one of the larger U.S. cellular operators at the time of its sale to SBC Communications Inc in 1994. Mr. Berkman is the father of William H. Berkman and David J. Berkman, each of whom is also a director of the Company.

  David J. Berkman has been a director of Teligent since its inception in March 1996. Since 1994, Mr. Berkman has served as Executive Vice President and a director of Associated. From 1993 to 1994, Mr. Berkman was Executive Vice President and a member of the Board of Directors of ACC. Prior to 1993 Mr. Berkman was a Vice President of ACC. He is a member of the Board of Directors of Teletrac, Inc. and a former member of both the Board of Directors and the Executive Committee of the Cellular Telephone Industry Association. Mr. Berkman also serves as director of Grupo Portatel S.A. de C.V., and is Vice Chairman of Portatel del Sureste, S.A. de C.V., both of which are engaged in the ownership and operation of a cellular telephone system in Mexico. David J. Berkman is the son of Myles P. Berkman and the brother of William H. Berkman, each of whom is also a director of the Company.

  William H. Berkman has been a director of Teligent since its inception in March 1996. Mr. Berkman is currently President of MSI, a wholly owned subsidiary of Associated. Since June 5, 1997, Mr. Berkman served as an Assistant Secretary of Associated. Before joining Associated, Mr. Berkman held several executive positions at The News Corporation, Ltd. William H. Berkman is the son of Myles P. Berkman and the brother of David J. Berkman, each of whom is also a director of the Company.

  Donald H. Jones has been a director of the Company since November 1997. He has served as a director of Associated since 1994. Prior to 1994, Mr. Jones served as a director of ACC beginning in 1986, as well as a consultant to ACC beginning in 1982. Mr. Jones is President of DHJ Enterprises, Inc., a firm engaged in the development of new business enterprises and investment activities. Until April 1997, Mr. Jones was Vice Chairman of Net Inc., formerly Industry Net Corporation, a company that was engaged in electronic database publishing, and from 1992 to June 1996, was its Chairman. Mr. Jones is a director of Respironics Inc., a corporation engaged in the development, manufacturing and marketing of medical equipment and PNC Equity Management Corporation, a corporation engaged in the investment in growth companies. Mr. Jones also serves as an adjunct professor of entrepreneurship at the Carnegie Mellon Graduate School of Business.

  Tetsuro Mikami has been a director of the Company since November 1997. Since 1993, Mr. Mikami has been General Manager, Business Solutions Group, Long Distance, Nippon Telegraph and Telephone Corporation. Mr. Mikami has been with NTT for over twenty years and has served in various senior management roles. He currently resides in Tokyo, Japan.

  Dr. Rajendra Singh has been a director of Teligent since its inception in March 1996. Since December 1993, Dr. Singh has served as Chairman of the Board and Chief Executive Officer of Telcom Ventures, L.L.C. and he also served as President of that company, through September 1997. Dr. Singh also serves as President and Treasurer of DSC. Dr. Singh founded Telcom Ventures in 1993 and, together with his family, is one of the principal owners of that company. He also serves as Chairman of the Board of LCC International, Inc., a worldwide provider of wireless engineering and design services and related products, which he co-founded in 1983 and which is an affiliate of Telcom Ventures. The Singh family and The Carlyle Group are the principal owners of Telcom Ventures. Dr. Singh has created widely-used standards of system design and methodology in the cellular industry. Dr. Singh organized and participated in the Cellular Telephone Industry Association's scientific panel which investigated time dispersion for Time Division Multiple Access and Frequency Division Multiple Access wireless technologies.

BOARD OF DIRECTORS

  Election of Directors. Under the Company's Certificate of Incorporation (the "Certificate of Incorporation"), until the number of shares held by holders of the respective series of Class B Common Stock fall below certain thresholds, such holders have the right to elect directors to the Company's Board of Directors as follows: a majority of directors are elected by the holders of Series B-1 Common Stock (as defined below), one director is elected by the holders of Series B-2 Common Stock and one director is elected by the holders of Series B-3 Common Stock. Since the consummation of the Offerings, all of the Series B-1 Common Stock, Series B-2 Common Stock and Series B-3 Common Stock has been held by MSI, the Telcom Stockholder and NTTA&T, respectively. The holders of the Class A Common Stock and Class B Common Stock, voting as a single class, have the right to elect a number of directors equal to the total number of directors less the number of directors elected by the holders of Series B Common Stock. Since the Offerings, the Board has consisted of the seven directors listed above. The Company intends to expand its Board of Directors to the extent, if any, necessary under the rules of the Nasdaq National Market or otherwise to maintain the requisite number of directors who are not officers of or perform other duties for the Company (other than serving as such directors). Upon any such expansion, the Board will be further increased and additional individuals elected by Associated as the holder of Series B-1 Common Stock so that its designees will continue to constitute a majority of the Board.

  Limitation of Liability and Indemnification. The Certificate of Incorporation eliminates, to the fullest extent permitted by law, the liability of directors to the Company and its stockholders for monetary damages for breach of directors' fiduciary duty. This provision is intended to afford the Company's directors the benefit of the Delaware General Corporation Law (the "DGCL"), which provides that directors of Delaware corporations may be relieved of monetary liability for breach of their fiduciary duty of care, except under certain circumstances involving breach of a director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director derived an improper personal benefit. In addition, the Certificate of Incorporation provides that the Company will indemnify its directors and officers to the fullest extent authorized or permitted by law.

  Committees of the Board of Directors; Compensation Committee Interlocks and Insider Participation. The Board of Directors established an audit committee (the "Audit Committee") whose members are Donald H. Jones, Tetsuro Mikami and Dr. Rajendra Singh. The members of the compensation committee (the "Compensation Committee") are Myles P. Berkman, Tetsuro Mikami and Dr. Rajendra Singh.

  The Audit Committee will review the scope and approach of the annual audit, the annual financial statements of the Company and the auditors' report thereon and the auditors' comments relative to the adequacy of the Company's system of internal controls and accounting systems. The Audit Committee will also recommend to the Board of Directors the appointment of independent public accountants for the following year.

  The Compensation Committee reviews management compensation levels and provides recommendations to the Board of Directors regarding salaries and other compensation for the Company's executive officers, including bonuses and incentive programs.

  Compensation of Directors. Certain directors of Teligent, L.L.C. were granted Appreciation Units (as defined below) under Teligent's Long-Term Incentive Compensation Plan during 1996. See "Security Ownership of Certain Beneficial Owners and Management." Directors of the Company are currently not reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities relating to serving on, the Board of Directors and any committees thereof. The Company may consider additional compensation arrangements for its directors from time to time.

DIRECTORS' COMPENSATION

  Directors do not receive compensation in their capacities as directors.

EXECUTIVE COMPENSATION

  The following table sets forth the summary of all compensation earned by the Chief Executive Officer and the four other most highly compensated executive officers for the fiscal years ended 1997 and 1996 for services to the Company.

                          SUMMARY COMPENSATION TABLE

                                                            LONG TERM
                                                          COMPENSATION
                               ANNUAL COMPENSATION           AWARDS
                             ------------------------ ---------------------
                             FISCAL                   SECURITIES UNDERLYING  ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY   BONUS       STOCK OPTIONS     COMPENSATION
---------------------------  ------ -------- -------- --------------------- ------------
Alex J. Mandl............     1997  $500,000 $500,000       6,009,732(1)     $3,988,270(2)
 Chairman and Chief
  Executive Officer           1996   165,753  166,666             --                --
Kirby G. Pickle, Jr......     1997   329,808  250,000       1,011,101(1)        192,081(3)
 President and Chief
  Operating Officer           1996       --       --              --                --
Laurence E. Harris.......     1997   275,000  150,000         606,661(1)          4,750(4)
 Senior Vice President,       1996    15,865  250,000             --                --
  General Counsel and
  Assistant Secretary
Abraham L. Morris........     1997   179,808  125,000         606,661(1)            --
 Senior Vice President,       1996       --       --              --                --
  Chief Financial Officer
  and Treasurer
Steven F. Bell...........     1997   164,423  100,000         404,440(1)          3,375(4)
 Senior Vice President        1996       --       --              --                --
  for Human Resources

--------
(1) Consists of CARs which were converted on November 21, 1997, to options to purchase shares of the Company's Class A Common Stock.
(2) Includes $3,983,520 of forgiveness of indebtedness to MSI and DSC pursuant to Mr. Mandl's Employment Agreement, and $4,750 of contributions by the Company to the Company's 401(k) Savings Plan.
(3) Includes $187,331 in relocation costs paid to Mr. Pickle, and $4,750 of contributions by the Company to the Company's 401(k) Savings Plan.
(4) Consists of contributions by the Company to the Company's 401(k) Savings
    Plan.

THE MANDL EMPLOYMENT AGREEMENT

  The Mandl Employment Agreement between the Company and Alex J. Mandl took effect September 1, 1996 and expires on September 1, 2002, unless further extended pursuant to its terms. Under the Mandl Employment Agreement, Mr. Mandl is entitled to a minimum salary of $500,000 per annum (which may be increased from time to time at the discretion of the Board after the first two years) and an annual bonus of $500,000 per annum for the first three fiscal years of employment, subject to increase after three years at the discretion of the Board. After such period, Mr. Mandl shall also be entitled to participate in all annual non-equity-based executive compensation plans. Pursuant to the Mandl Employment Agreement, Mr. Mandl (a) has received a $15 million recourse loan from MSI and DSC (see "Certain Relationships and Related Transactions--Loans to Executive Officers") and (b) will be entitled to a $5 million special payment upon the fifth anniversary of his employment. The recourse loan will be automatically forgiven (i) twenty percent in year one, twenty percent in year two, and sixty percent in year five, (ii) upon the termination of his employment by him for Good Reason (as defined in the Mandl Employment Agreement) or by the Company without Cause (as defined in the Mandl Employment Agreement) or (iii) his death or disability.

  The Mandl Employment Agreement provides that if either MSI or DSC sells any of their respective member interests in the Company to a third party, such seller shall be obligated to require the purchaser of such interests to purchase, and may require Mr. Mandl to sell to such third party, a proportionate percentage of the vested equity interest represented by Mr. Mandl's CARs valued as of the date of such purchase, at the same price paid by the third party for the interests of such seller. The Mandl Employment Agreement also provides for a right of first refusal on the part of MSI and DSC with respect to the disposition by Mr. Mandl of an equity interest in the Company. In the event of a Change in Control of the Company (as defined in the Mandl Employment

Agreement), all CARs shall vest immediately, the principal balance remaining on the $15 million loan shall be immediately forgiven and the remainder of the $5 million fifth anniversary special payment shall be paid.

  In addition, in the Mandl Employment Agreement the Company granted Mr. Mandl certain registration rights with respect to the shares of Class A Common Stock which are subject to the options into which the CARs were converted pursuant to the Conversion described under "Conversion of CARs and Appreciation Units into Stock Options" (such shares as to which such registration rights apply being referred to as "Mandl Registrable Securities", and the number of such shares as of the date Teligent, L.L.C. was converted to a corporation (the "Conversion Date"), as adjusted for splits, combinations and the like, being referred to as the "Maximum Amount"). Under the Mandl Employment Agreement, the Company is required, if requested by Mr. Mandl, to use its reasonable best efforts to cause to be included in any registration statement with respect to a public offering of shares of Class A Common Stock, a number of shares of Mandl Registrable Securities proportionate to the number of shares of Common Stock then owned by MSI and the Telcom Stockholder which are included in such registration statement (based on the total number of shares of Common Stock then owned by MSI and the Telcom Stockholder, and the Maximum Amount, respectively). Because no shares of Common Stock were sold by MSI or the Telcom Stockholder in the Equity Offerings, Mr. Mandl had no right to, and did not, sell any Mandl Registrable Securities in the Equity Offerings. In addition, in each of four twelve-month periods, the first of which commences on the Conversion Date and each of the remaining three of which commences on each of the remaining three respective subsequent anniversaries thereof, the Company is required, if requested by Mr. Mandl (which request may not be made prior to six months after consummation of the Equity Offerings), to use its reasonable best efforts to promptly cause to be registered under the Securities Act for public sale by Mr. Mandl a number of Mandl Registrable Securities constituting at least 25% of the Maximum Amount (the "Maximum Annual Amount"), provided that in no event may Mr. Mandl sell publicly more than the Maximum Annual Amount in any such twelve-month period. The Company has filed a registration statement on Form S-8 registering shares of Class A Common Stock authorized for issuance under the Stock Plan, including the Mandl Registrable Securities.

  The Mandl Employment Agreement (other than certain restrictive covenants of Mr. Mandl and certain severance obligations of the Company) may be terminated
(a) by the Company (i) without Cause by giving 30-days notice or (ii) for Cause upon the Board's confirmation that the employee has failed to cure the grounds for termination within ten days after notice thereof by the Company and (b) by Mr. Mandl (i) without Good Reason by giving a 120-day notice or
(ii) for Good Reason upon the Company's failure to cure the grounds for termination within 20 days after notice thereof by Mr. Mandl. The Mandl Employment Agreement prohibits disclosure by Mr. Mandl of any Company confidential information at any time. In addition, while he is employed by the Company and for two years thereafter, Mr. Mandl is prohibited from engaging or significantly investing in competing business activities and from soliciting any Company employee to be employed elsewhere.

COMPANY APPRECIATION RIGHTS

  On September 1, 1996, pursuant to the terms of the Mandl Employment Agreement, six separate Company Appreciation Rights ("CARs") were granted to Mr. Mandl. In connection with the Reorganization, the CARs were converted, effective as of the consummation of the Offerings, into options to purchase shares of Class A Common Stock, which options are governed by and subject to the terms of the Stock Plan. See "Conversion of CARs and Appreciation Units into Stock Options."

LONG-TERM INCENTIVE COMPENSATION PLAN AWARDS

  Teligent, L.L.C. adopted a Long-Term Incentive Compensation Plan (the "Long-Term Incentive Compensation Plan") under which an aggregate of 1,600,000 appreciation units ("Appreciation Units") were authorized to be granted to employees, directors, and consultants of the Company. Each Appreciation Unit represented a right to receive consideration equal to a specified fraction of a percentage of the appreciation of the value of Teligent, L.L.C. from and after the date of grant of the Appreciation Unit until the settlement date. As contemplated by the Long-Term Incentive Compensation Plan, in connection with the Reorganization, all

Appreciation Units were converted, effective as of the consummation of the Offerings, into options to purchase Class A Common Stock, which options are governed by and subject to the terms of the 1997 Stock Incentive Plan (the "Stock Plan"). See"--Conversion of CARs and Appreciation Units into Stock Options." No Appreciation Units were granted to the Named Executive Officers.

CONVERSION OF CARS AND APPRECIATION UNITS INTO STOCK OPTIONS

  In connection with the Reorganization and the Equity Offerings, the Company and Mr. Mandl agreed, and as contemplated by the Long-Term Incentive Compensation Plan, the Board of Teligent, L.L.C. determined, that to enable Mr. Mandl and the holders of Appreciation Units, to retain, through Company stock options, the value and continuing equity incentive represented by outstanding CARs and Appreciation Units, outstanding CARs and Appreciation Units would be converted, effective upon consummation of the Equity Offerings (the "Conversion"), into and become options (the "Conversion Options") to purchase a number of shares of Class A Common Stock at respective exercise prices such that the value of such CARs and Appreciation Units would be reflected in the initial "spread value" of (and the number of shares of Class A Common Stock subject to) the Conversion Options, based on (x) in the case of the CARs, the average closing price per share of Class A Common Stock on the Nasdaq National Market over the first 20 days of public trading commencing upon consummation of the Equity Offerings (the "Conversion Trading Price") and
(y) in the case of the Appreciation Units, the initial per share offering price of the Class A Common Stock in the Equity Offerings (the "Offering Price"). The Conversion Options are governed by and subject to the terms of the Stock Plan (see "--1997 Stock Incentive Plan" below) and have the same vesting schedule, vesting rights and term as the applicable CAR or Appreciation Units which was converted.

  The following table sets forth certain stock option information for each of the named executive officers:

                                                  INDIVIDUAL GRANTS
                         --------------------------------------------------------------------
                                                 % OF TOTAL       WEIGHTED
                               NUMBER OF       OPTIONS GRANTED    AVERAGE
                         SECURITIES UNDERLYING  TO EMPLOYEES   EXERCISE PRICE                   GRANT DATE
          NAME              OPTIONS GRANTED    IN FISCAL YEAR    ($/SHARE)    EXPIRATION DATE PRESENT VALUE $
------------------------ --------------------- --------------- -------------- --------------- ---------------
Alex J. Mandl...........       6,009,732            45.65%         $12.41        09/01/06             *
Kirby G. Pickle, Jr.....       1,011,101             7.68%           6.52        01/20/07             *
Laurence E. Harris......         606,661             4.61%           6.52        12/09/06             *
Abraham L. Morris.......         606,661             4.61%           6.52        04/10/07             *
Steven F. Bell..........         404,440             3.07%           6.52        04/07/07             *

* The CARs held by Mr. Mandl and the Appreciation Units held by Mr. Harris were granted in 1996 and the Appreciation Units held by Messrs. Pickle, Morris and Bell were granted in 1997, in each case prior to the Conversion. Although the Conversion did not result in the grant of additional equity to any of the named executive officers, using the Black-Scholes option pricing model (assuming a dividend yield of 0%, a risk free interest rate of 6.6%, an expected life of 10 years, and an expected volatility of .50) the grant date present value for each of the named executive officers would be as follows: Mr. Mandl, $122.8 million; Mr. Pickle, $18.9 million; each of Messrs. Harris and Morris, $11.4 million; and Mr. Bell, $7.6 million.

1997 STOCK INCENTIVE PLAN

  The Teligent, Inc. 1997 Stock Incentive Plan became effective upon consummation of the Equity Offerings (the "Stock Plan"). The Stock Plan is intended to facilitate the ownership of the Company's stock by officers, other employees, directors and consultants of the Company, thereby aligning their interests with those of the Company's stockholders and to assist the Company in attracting, motivating and retaining executive personnel and key employees. Under the Stock Plan, 14,729,125 shares of Class A Common Stock have been authorized for issuance pursuant to awards under the Stock Plan, including 12,480,778 shares issuable upon exercise of the Conversion Options. See "-- Conversion of CARs and Appreciation Units into Stock Options". Shares to be issued pursuant to the exercise or vesting of awards granted under the Stock Plan may be authorized but unissued shares or treasury shares of Class A Common Stock. The Stock Plan provides that no participant can receive awards thereunder (excluding Conversion Options) that relate to shares of Class A Common Stock which in the aggregate exceed 20% of the total number of shares of Common Stock authorized for issuance under the Stock Plan. The Stock Plan provides that the Board of Directors may amend, suspend or terminate the Stock Plan at any time; provided, however, that no amendment that requires stockholder approval under applicable law in order for the Stock Plan to comply with Section 422 or 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), or in order for the Plan to continue to comply with the rules and regulations of any exchange or other trading market on which the shares of Class A Common Stock are traded, shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company. The Stock Plan provides that it will be administered by the Company's Board; provided that the Company's Board may establish one or more committees (a "Committee") which may, to the extent set forth in the resolutions establishing such Committee or Committees, be authorized to grant awards under the Stock Plan to, and administer such awards with respect to, those participants who are subject to
Section 16 of the Exchange Act with respect to the Company ("Section 16 Participants") or who are executive officers of the Company. Any such Committee that is authorized to grant awards to Section 16 Participants (a "Section 16 Committee") shall, to the extent necessary to comply with Rule 16b-3 promulgated under the Exchange Act, be comprised of two or more "non-employee directors" within the meaning of such Rule, and any such Committee that is authorized to grant awards to executive officers of the Company (which may or may not be the same Committee as the Section 16 Committee) shall, to the extent necessary to comply with Section 162(m) of the Code, be comprised of two or more "outside directors" within the meaning of such Section. In the case of grants of Awards to participants who are neither Section 16 Participants nor executive officers of the Company, the Company's Board in its discretion may delegate to a Committee or to members of the Company's management the authority, subject to such guidelines as the Company's Board may approve from time to time and to ratification by the Company's Board, to make grants of awards to, and administer such awards with respect to, such participants. The Board shall have the authority, in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to exercise all the powers and authority either specifically granted to it under the Plan or necessary or advisable in connection with the administration of the Plan.

  The Stock Plan provides for the granting of options intended to be "incentive stock options" within the meaning of Section 422 of the Code ("ISOs") and options which do not qualify as ISOs (collectively, "Options"). Stock appreciation rights ("SARs") may be granted under the Stock Plan, either independently of an Option or in tandem with an Option other than a Conversion Option. The Stock Plan provides that Options shall be granted with an exercise price equal to 100% of the fair market value of the Class A Common Stock on the date of grant. The Stock Plan also provides for the grant of restricted stock awards, which may be subject to such restrictions as the Committee in its sole discretion may deem appropriate; such restrictions may include (without limitation) achievement of certain performance goals relating to the Company's return on assets, return on equity or earnings per share.

  Upon the exercise of any Option, the purchase price must be fully paid. Such purchase price may be paid in cash (including without limitation cash borrowed from the Company), by delivery of Class A Common Stock equal in market value to the exercise price, a combination thereof or, in the sole discretion of the Committee, through a cashless exercise procedure. The Stock Plan provides that the Company has the right to require a participant to satisfy the tax withholding requirements arising with respect to awards granted thereunder. Such obligation may be satisfied by a cash payment, by authorizing the Company to withhold from the shares of Class A Common Stock or cash otherwise payable a number of shares or cash, as applicable, equal to such obligation, or delivery of Class A Common Stock equal in market value to such obligation.

  In the event of a Change in Control of the Company (as defined in the Stock
Plan), all Options under the Stock Plan will become immediately exercisable in full and all restrictions with respect to restricted stock awards shall lapse.

  On January 27, 1998, the Company filed a registration statement on Form S-8 registering shares of Class A Common Stock authorized for issuance under the Stock Plan.

EXERCISE OF STOCK OPTIONS

  No stock options were exercised by any of the named executive officers during the fiscal year ended December 31, 1997. The following table sets forth information regarding the value at December 31, 1997 of any unexercised stock options granted under the Plan.

                         FISCAL YEAR END OPTION VALUES

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                              OPTIONS AT FISCAL YEAR     IN-THE-MONEY OPTIONS
                                        END              AT FISCAL YEAR END(1)
                             ------------------------- -------------------------
            NAME             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
---------------------------- ----------- ------------- ----------- -------------
Alex J. Mandl...............  1,001,622    5,008,110   $21,309,508  $73,529,071
Kirby G. Pickle, Jr.........        --     1,011,101           --    18,305,984
Laurence E. Harris..........    121,332      485,329     2,196,719    8,786,878
Abraham L. Morris...........        --       606,661           --    10,983,597
Steven F. Bell..............        --       404,440           --     7,322,386

--------
(1) The closing stock price of the Company's Class A Common Stock on December 31, 1997 was $24.625.

                    CERTAIN TRANSACTIONS AND OTHER MATTERS

THE REORGANIZATION

  Immediately prior to the consummation of the Offerings, Teligent, L.L.C. merged with and into the Company with the Company surviving the merger (the "Reorganization"). The Company was organized in September 1997 for the purpose of succeeding to the business of Teligent, L.L.C. In connection with the Reorganization, the Company's Certificate of Incorporation and By-laws were amended in their entirety. As a result of the Reorganization, all of Teligent, L.L.C.'s member interests were converted into and became shares of common stock of the Company, as follows: (i) the interest of MSI was converted into 21,436,689 shares of Series B-1 Common Stock; (ii) the interest of Telcom Ventures was converted into 17,206,210 shares of Series B-2 Common Stock;
(iii) the interest of NTTA&T was converted into 2,313,360 shares of Series B-3 Common Stock (further described below); and (iv) the interest of the former sole stockholder of FirstMark (the "FirstMark Sole Stockholder") was converted into 1,831,410 shares of Class A Common Stock. In each case, the number of shares of common stock received by each member of Teligent, L.L.C. pursuant to the Reorganization was proportionate to such member's percentage interest in Teligent, L.L.C. immediately prior to the Reorganization. The Company received no additional consideration in connection with such conversion of member interests into shares of common stock pursuant to the Reorganization.

THE ADDITIONAL SPONSOR EQUITY CONTRIBUTIONS

  In connection with the Strategic Equity Investment (see "--The Strategic Equity Investment" immediately below), the original members of Teligent, L.L.C. made additional cash contributions to Teligent, L.L.C. in the aggregate amount of $60 million (the "Additional Sponsor Cash Contribution"). In addition, on November 7, 1997, Associated agreed to contribute to Teligent, Associated Communications of Los Angeles ("ACLA"), a wireless competitive access provider, and, in consideration of such agreement, received an approximate 1% increase in its member interest in Teligent, L.L.C.

THE STRATEGIC EQUITY INVESTMENT

  NTT Purchase Agreement. The Company and NTT entered into the NTT Purchase Agreement on September 30, 1997, providing for NTT to make the Strategic Equity Investment in two stages. At the First Closing, which occurred on November 13, 1997, NTT, through NTTA&T, purchased for $40 million a 5% member interest in Teligent, L.L.C. (calculated as of the date of the NTT Purchase Agreement after giving pro forma effect to the consummation of the FirstMark Acquisition and the Additional Sponsor Equity Contributions, but before giving effect to the consummation of the Equity Offering and the conversion of existing equity incentive awards into stock options in connection with the Reorganization, which as a result of the Reorganization was converted into 2,313,360 shares of Series B-3 Common Stock). At the Second Closing, which occurred on November 26, 1997, NTT, through NTTA&T, purchased for $60 million 3,470,040 shares of Series B-3 Common Stock representing a 7.5% equity interest in the Company. After giving effect to the Equity Offering, NTT's equity interest in the Company became 11.0%.

  Immediately prior to the consummation of the Equity Offerings, the Company entered into a Stockholders Agreement with NTTA&T and the other stockholders of the Company (other than the FirstMark Sole Stockholder) as of such time, which provides for certain rights and obligations with respect to the ownership and governance of the Company. See "Certain Relationships and Related Transactions--Stockholders Agreement." The Stockholders Agreement also provides for certain rights and obligations of the parties thereto relating to the Company's compliance with the foreign ownership restrictions under the Communications Act of 1934 and the rules, regulations and decisions of the FCC.

  NTT Registration Rights Agreement. In connection with the Strategic Equity Investment, Teligent and NTTA&T entered into a Registration Rights Agreement (the "NTT Registration Rights Agreement"). The NTT Registration Rights Agreement provides that NTTA&T may demand registration (each, a "Demand Registration") of the shares of common stock received by NTTA&T pursuant to the Reorganization ("NTT Registrable Securities") at any time after the six month anniversary after the consummation of the Equity Offering (subject to a maximum of three Demand Registrations in total), provided such demand is (i) made by holders of at least 20% of the outstanding NTT Registrable Securities or (ii) with respect to NTT Registrable Securities the aggregate offering price of which, net of underwriting discounts and commissions, is not less than $20 million. Upon such request, the Company is required to use its reasonable best efforts to register under The Securities Act of 1933, as amended (the "Securities Act"), subject to certain holdback periods, NTT Registrable Securities held by the requesting holders and any other holders who desire to sell common stock pursuant to such Demand Registration. In addition, the NTT Registration Rights Agreement provides that, subject to certain limitations, holders of NTT Registrable Securities may participate in any registration of common stock by the Company under the Securities Act (other than on Form S-4 or S-8 under the Securities Act) (each, a "Piggyback Registration"). Holders of NTT Registrable Securities also have the right, subject to certain holdback periods and other limitations, after the six month anniversary of the consummation of the Equity Offering to demand that the Company effect a registration on Form S-3 under the Securities Act, if available, (a "Form S-3 Registration") of all or part of their NTT Registrable Securities, so long as the anticipated aggregate offering price for such NTT Registrable Securities is in excess of $10 million.

  Under the NTT Registration Rights Agreement, the Company is required to pay all registration expenses (other than underwriting discounts and commissions and fees and disbursements of counsel of the selling stockholders) with respect to all required Demand Registrations and Form S-3 Registrations and up to three Piggyback Registrations. Under the NTT Registration Rights Agreement, the Company is required to indemnify the selling stockholders, and the Company may request as a condition to effecting any registration indemnification from the selling stockholders, against certain liabilities in respect of any registration statement covered by the agreement. NTTA&T is permitted under the NTT Registration Rights Agreement to assign its rights thereunder to any person to which it transfers no less than 20% of the NTT Registrable Securities. The NTT Registration Rights Agreement terminates with respect to particular NTT Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities have been disposed of under such registration statement, (ii) such securities have been transferred pursuant to Rule 144, (iii) such securities have been otherwise transferred or disposed of, and new certificates therefor not bearing a legend restricting further transfer shall have been delivered by the Company, and subsequent transfer or disposition of them does not require registration or qualification under the Securities Act or any similar state law then in force, or (iv) such securities have ceased to be outstanding.

  Technical Services Agreement. Pursuant to the NTT Purchase Agreement and in satisfaction of a condition to the First Closing, the Company entered into a technical services agreement (the "TSA") with NTT America, Inc., a wholly owned subsidiary of NTT ("NTT America"), whereby NTT America will provide certain technical services to the Company relating to network design and implementation. The term of the TSA commenced on December 1, 1997, and terminates on the fifth anniversary of the commencement date, unless extended or earlier terminated as provided therein (the "Term"). After the initial five-year period, the Term is automatically extended for additional one-year periods unless either party gives notice of termination within sixty days prior to the then applicable termination date. Under the TSA, during the first two years of the Term (the "Initial Phase"), the Company is required to pay NTT America a fee in the amount of $4 million per year. The TSA provides that the fees payable by the Company to NTT America during each of the remaining three years of the Term shall be negotiated annually based upon the scope of technical services to be provided under an annual work plan (the "Work Plan") to be prepared by the Company and NTT America. The parties have the right to terminate the TSA in the event they cannot agree on any annual Work Plan or the fees payable therefor.

THE FIRSTMARK ACQUISITION

  In October 1997, pursuant to the Company's acquisition of FirstMark, the Company acquired all of the stock of FirstMark for an aggregate purchase price of approximately $10.5 million in cash and a 5% member interest in Teligent, L.L.C. FirstMark held licenses for fixed wireless channels in the 24 GHz band (which were relocated from the 18 GHz band) in the Los Angeles and San Francisco, CA and New York, NY markets. See "Risk Factors--Relocation of Licenses to 24 GHz; Pending FCC Petitions," "Regulation--Federal Regulation-- Transfer of Control of Wireless Licenses."

VENDOR FINANCING

  The Company has entered into the Network Products Purchase Agreement with Nortel for the purchase of certain telecommunications system equipment, software and services (the "Deliverables") to be purchased by the Company. The Company has also entered into the Financing Commitment Letter with Nortel setting forth the anticipated terms and conditions under which Nortel will provide the Vendor Financing to the Company. Under the Financing Commitment Letter, Nortel has the right to engage financial institutions to underwrite and arrange a syndication of the Vendor Financing and, in contemplation thereof, the Arranging Agents and Nortel have entered into the Arrangement Commitment Letter. Subsequent thereto, the Underwriting Agents (which include the Arranging Agents) entered into the Underwriting Commitment Letter directly with the Company pursuant to which the Underwriting Agents have committed to provide the Syndicate Vendor Financing, which will be provided on behalf of Nortel, and to underwrite and arrange the syndication thereof subject to certain terms and conditions. The Company is currently negotiating the terms of definitive documentation for the Syndicated Vendor Financing with the Underwriting Agents. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The purchase of certain Deliverables from Nortel has commenced in advance of the signing of this agreement. See "Description of Certain Indebtedness."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MEMBERS AGREEMENT

  Prior to the Company entering into the NTT Purchase Agreement, the Company, MSI, Associated, DSC, the Telcom Stockholder and the owners of the Telcom Stockholder entered into an agreement (the "Members Agreement") whereby the Company granted to DSC certain registration rights substantially similar to those granted to NTT (see "Certain Transactions and Other Matters--Strategic Equity Investment--Registration Rights Agreement") with respect to Common Stock held by DSC at the time of consummation of the Equity Offerings. In addition, in the Members Agreement, Associated and MSI agreed with DSC that upon a "Change in Control" (as defined in the Members Agreement) of Associated or MSI, (i) Associated will immediately convert, and cause its controlled affiliates to immediately convert, all of the Series B-1 Common Stock owned by them into Class A Common Stock such that, under the Company's Certificate of Incorporation as then in effect, Associated, alone or together with its controlled affiliates, will no longer have the right to elect a majority of the Company's Board, (ii) MSI will cause its designees on the Company's Board to cause the Board to convene a meeting of the Company's stockholders and
(iii) promptly after taking the action described in (ii) immediately above, MSI will cause such number of its designees on the Company's Board to resign so that such designees no longer constitute a majority thereof. Under the Members Agreement, in order for a "Change in Control" of Associated or MSI to occur, in addition to certain changes in equity ownership or board composition of Associated or MSI as set forth in the Members Agreement, the Telcom Stockholder and its affiliates must own shares of Series B-2 Common Stock representing at least 10% of all then outstanding shares of Common Stock and must continue to be controlled by Rajendra Singh, Neera Singh, any estates or trusts of which such persons are executors, trustees or beneficiaries and any entities controlled by such persons. In the Members Agreement, each of Associated and MSI also agreed with DSC that it will not transfer control of any entity which holds Class B Common Stock of the Company to any third party (other than an affiliate of Associated, provided such affiliate agrees to be bound by the provisions of the Members Agreement applicable to MSI) without the consent of DSC unless, concurrently with or prior to such transfer, AGI and MSI take the actions described in clauses (i) through (iii) above. In addition, in the Members Agreement, MSI and the Telcom Stockholder granted to each other rights of first refusal and co-sale rights with respect to any sale or transfer by the other (other than to an affiliate or pursuant to a pledge arrangement, and excluding any public sale or distribution whether pursuant to a registration statement, Rule 144 or otherwise) of shares of Common Stock (other than Common Stock acquired in public market transactions). Pursuant to the Members Agreement, Associated and the owners of the Telcom Stockholder also granted to each other rights of first refusal and co-sale rights, with the same exceptions, with respect to any sale or transfer by the other of shares of MSI, or member or other equity interests of the Telcom Stockholder, but only if shares of Common Stock constitute all or substantially all of the assets of MSI or the Telcom Stockholder, respectively.

STOCKHOLDERS AGREEMENT

  Prior to the consummation of the Equity Offerings, the Company entered into a Stockholders Agreement (the "Stockholders Agreement") with NTTA&T and the other stockholders of the Company (other than the FirstMark Sole Stockholder) immediately prior to the consummation of the Equity Offerings (such stockholders that are parties to the Stockholders Agreement being referred to as the "Stockholder Parties"). Pursuant to the Stockholders Agreement, NTTA&T and the Telcom Stockholder have certain rights and obligations with respect to their ownership interest in, and the governance of, the Company, including, so long as the Telcom Stockholder and NTTA&T, respectively, have the right to elect a member of the Company's Board, the right of such respective directors to approve (i) any amendment to the Company's Certificate of Incorporation which materially and adversely affects the rights of NTTA&T or the Telcom Stockholder, respectively, in a discriminatory manner vis-a-vis one or more of the other Stockholder Parties, (ii) any transaction between the Company and any Stockholder Party or its affiliates involving an amount in excess of $150,000, subject to certain exceptions (which exceptions include transactions pursuant to the NTT Purchase Agreement and the Technical Services Agreement),
(iii) the appointment of any independent accountants, other than a nationally recognized accounting firm, to serve as the Company's auditors and (iv) any action by the Company seeking protection under any bankruptcy or insolvency law. The Stockholders Agreement also provides that so long as the Telcom Stockholder and NTTA&T, respectively, have the right to elect a member of the Company's Board, the Company will afford to representatives of the Telcom Stockholder and NTTA&T, respectively, certain business consultation rights, including with respect to any action (each a "Consultation Event") which (i) materially changes the fundamental character of the Company's business, (ii) replaces the Company's Chief Executive Officer or Chief Operating Officer, (iii) involves the sale or pledge by the Company of a substantial portion of its assets or any acquisition, divestiture or merger of the Company with another entity or any joint venture outside the ordinary course of the Company's business or (iv) involves the issuance by the Company of shares of Common Stock or Preferred Stock to any telecommunications carrier. With respect to any Consultation Event, the Company is required to provide reasonable advance notice to NTTA&T and the Telcom Stockholder and, in the case of the Consultation Event referred to in clause (iv) of the immediately preceding sentence, to give due consideration to their objections. Under the Stockholders Agreement, so long as NTTA&T and the Telcom Stockholder, respectively, have the right to elect a member of the Company's Board, (i) such respective members of the Company's Board or their designated representative have visitation rights at meetings of all significant internal operating committees and of each committee of the Board which is established of which such respective Board members are not members, and (ii) such respective members of the Company's Board will be members of any technical, compensation or audit committees or any other committee of the Board authorized to negotiate any Consultation Event. Pursuant to the Stockholders Agreement, so long as NTTA&T is entitled to elect a member of the Company's Board, NTTA&T has the right, at its expense, to secund to the Company employees of NTTA&T or its affiliates (not exceeding a total of five such employees in any three month period) to observe the Company's operations, including its technical and marketing activities (such secunded employees being referred to as the "Secunded Employees"). NTTA&T's right to elect a director to the Company's Board terminates (as a result of the automatic conversion of all Series B-3 Common Stock into Class A Common Stock), thereby terminating NTTA&T's rights under the Stockholders Agreement as described above, if at any time the number of issued and outstanding shares of Series B-3 Common Stock is less than (i) 3% of the aggregate number of issued and outstanding shares of Common Stock (exclusive of shares held in the Company's treasury or by subsidiaries of the Company and shares issued pursuant to the exercise of any warrants, options or other rights to purchase shares issued in connection with any debt issued by the Company substantially concurrently with the consummation of the Equity Offerings or (ii) 50% of the aggregate number of shares of Series B-3 Common Stock issued and outstanding (exclusive of any shares held in the Company's treasury or by subsidiaries of the Company and shares issued pursuant to the exercise of any warrants, options or other rights to purchase shares issued in connection with any debt issued by the Company substantially concurrently with the consummation of the Equity Offerings) immediately following the Reorganization, or if NTTA&T or any of its affiliates engage in certain activities which are competitive with the Company as provided in the Certificate of Incorporation. The Telcom Stockholder's right to elect a director to the Company's Board terminates (as a result of the automatic conversion of all Series B-2 Common Stock into Class A Common Stock), thereby terminating the Telcom Stockholder's rights under the Stockholders Agreement as described above, if at any time the number of issued and outstanding shares of Series B-2 Common Stock is less than 10% of the aggregate number of issued and outstanding shares of Common Stock (exclusive of shares held in the Company's treasury). The Stockholder's Agreement also provides that the Stockholder Parties will vote for the election of the Company's Chief Executive Officer as a member of the Company's Board.

  To enable NTTA&T to benefit from secunding the Secunded Employees, in the Stockholders Agreement the Company granted to NTTA&T and its affiliates a non-exclusive, perpetual, irrevocable, royalty free right and license to use, solely in the business of NTTA&T and its affiliates outside the United States, such product, service, marketing, operational and technical information of the Company as shall be learned or obtained by the Seconded Employees. Such right and license does not include any specific patent, copyright, trademark, tradename or similar property rights of the Company and will not be assignable to any third party.

  The Stockholders Agreement also provides that until the second anniversary of the First Closing under the NTT Purchase Agreement, each Stockholder Party must continue to hold at least one-half of the shares of Common Stock held by such Pre-IPO Stockholder as of the Second Closing under the NTT Purchase Agreement, except that such requirement lapses and is without further effect automatically as to NTTA&T and the Telcom Stockholder, respectively, if a Consultation Event occurs even though NTTA&T or the Telcom Stockholder, respectively, has objected thereto. Under the Stockholders Agreement, if such requirement so lapses with respect to the Telcom Stockholder and, at the time of such lapsing, MSI is not entitled, pursuant to the Certificate of Incorporation, to elect a majority of the members of the Company's Board, then such requirement also lapses and is without further effect with respect to MSI. In addition, in the Stockholders Agreement, MSI and the Telcom Stockholder have granted to NTTA&T co-sale rights with respect to any sale or transfer by either of them (other than to an affiliate or pursuant to a pledge arrangement, and excluding any public sale or distribution whether pursuant to a registration statement, Rule 144 or otherwise) of shares of Common Stock (other than Common Stock acquired in public market transactions).

  The Stockholders Agreement also provides for certain rights and obligations relating to the Company's compliance with the foreign ownership restrictions under the Communications Act of 1934 and the rules, regulations and decisions of the FCC.

LOANS TO EXECUTIVE OFFICERS

  On September 1, 1996, Mr. Mandl was obligated to MSI and DSC in the form of loans for an aggregate principal amount of $15.0 million at an interest rate of 6.53% per year, which principal and interest accrued thereon will become due and payable on September 3, 2001. On September 1, 1997, the first anniversary of Mr. Mandl's employment with the Company, 20% of the principal and all underlying accrued interest was forgiven. The remaining principal amount will be forgiven as to 20% thereof and the incremental underlying accrued interest on the second anniversary of his employment with the Company and as to 60% thereof on the fifth such anniversary, provided that he is employed by the Company on such dates. If Mr. Mandl's employment with the Company is terminated prior to September 3, 2001 by the Company other than for cause or by Mr. Mandl for good reason or by reason of his death or disability, the outstanding principal balance and accrued interest thereon will be forgiven; if his employment with the Company is terminated prior to September 3, 2001 for any other reason, the outstanding principal balance (and interest accrued thereof) will become immediately due and payable to MSI and DSC.

  Messrs. Pickle, Morris and Bell received loans each in the aggregate principal amounts of $1,000,000. Such loans bear interest at annual interest rates of 5.73%, 5.76% and 5.83%, respectively. The principal amount and accrued interest on such loans will become due and payable generally on February 1, 2000, April 10, 2000 and April 7, 2000, respectively. Each of the loans provides for the forgiveness of the principal balance and interest accrued thereon; generally, these provisions become applicable either incrementally during the term of the loan or as of its maturity date (in any case, subject to the executive's continued employment with the Company as of such date) or, among other things, in the event the executive's employment is terminated under certain circumstances. In addition, each of the loans provides that the remaining principal balance and interest accrued thereon will become immediately due and payable in the event the executive's employment with the Company is terminated by the Company for cause or, generally, by the executive other than by reason of death or disability. Mr. Harris received a loan in the aggregate principal amount of $600,000, bearing interest at an annual rate of 6.54%. Mr. Harris' loan is forgivable only if he is terminated by the Company other than for cause, otherwise his loan is due and payable to the Company on June 8, 2000. Mr. Harris also received an upfront payment of $250,000, paid in January 1997. At the time Mr. Harris' options are exercised, the $250,000 is expected to be deducted from his option payout.

FIRSTMARK AGREEMENT

  Pursuant to the FirstMark Agreement, the Company granted the FirstMark Sole Stockholder certain registration rights with respect to the shares of Class A Common Stock into which the FirstMark Sole Stockholder's member interest in Teligent, L.L.C. will be converted pursuant to the Reorganization (the "FirstMark Sole Stockholder Registrable Securities"). Such registration rights include "piggyback" rights substantially similar to those granted to Mr. Mandl pursuant to the Mandl Employment Agreement. Such "piggy-back" rights are subject to a customary underwriter's "cutback" whereby all shares of Common Stock to be sold by the Company will first be included in the applicable registration statement and thereafter all other shares requested to be included in such registration statement will be subject to exclusion on a pro rata basis. The FirstMark Sole Stockholder had no right to, and did not, sell any FirstMark Sole Stockholder Registrable Securities in the Equity Offerings. Commencing on the first anniversary of the consummation of the Equity Offerings, the FirstMark Sole Stockholder is entitled to one demand registration under the Securities Act in respect of FirstMark Sole Stockholder Registrable Securities, provided such demand registration right shall apply only if the amount of FirstMark Sole Stockholder Registrable Securities to be registered constitutes at least 50% of the greatest amount of FirstMark Sole Stockholder Registrable Securities owned by the FirstMark Sole Stockholder at any time and has an anticipated aggregate offering price (before underwriters' fees, commissions and discounts) of at least $10,000,000. In the FirstMark Agreement, the FirstMark Sole Stockholder has agreed not to engage, directly or indirectly, in any business which provides or proposes to provide in the United States digital electronic message services in the 18 GHz frequency band or such other frequency band to which digital electronic message services are relocated by the FCC, or which provides fixed wireless voice, video or data transmission services in any frequency band in Canada.

ASSOCIATED

  Prior to the First Closing, Associated agreed to make the ACLA Contribution, and in consideration of such agreement received a 1% increase in its member interest in Teligent, L.L.C. The Company has authorized a registration rights agreement with MSI whereby the Company will grant to MSI certain registration rights substantially similar to those granted to NTT (see "Certain Transactions and Other Matters--the Strategic Equity Investment--NTT Registration Rights Agreement") and to DSC (see "--Members Agreement"). In addition, Associated provides certain general and administrative services to Teligent for a monthly fee of approximately $150,000.

  Associated owns, operates and invests in a variety of communications activities and enterprises that may be in competition with the Company. There can be no assurance that Associated's current or future business activities will not be in competition with the Company's business.

NTT

  In connection with the NTT Purchase Agreement, the Company entered into the Technical Services Agreement with NTT America. See "Certain Transactions and Other Matters--The Strategic Equity Investment--Technical Services Agreement."

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information as of March 20, 1998 regarding the beneficial ownership of each class of the Company's Common Stock by (i) each person known by the Company to own 5% of any class of the Company's Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer, and (iv) all directors and executive officers as a group. The address for the directors and officers of the Company is Teligent, Inc., 8065 Leesburg Pike, Vienna, VA 22182.

                                                                      CLASS B COMMON STOCK
                                                      ----------------------------------------------------
                     CLASS A COMMON   CLASS B COMMON  SERIES B-1 COMMON SERIES B-2 COMMON    SERIES B-3
                          STOCK           STOCK             STOCK             STOCK         COMMON STOCK   PERCENTAGE
                     --------------- ---------------- ----------------- ----------------- ----------------  OF VOTING
  NAME AND ADDRESS                                                                                            POWER
   OF BENEFICIAL      NUMBER     %     NUMBER     %     NUMBER     %      NUMBER     %     NUMBER     %    OUTSTANDING
       OWNER           (13)    (14)     (13)    (14)     (13)     (14)     (13)     (14)    (13)     (14)     (13)
 ------------------  --------- ----- ---------- ----- ---------- ------ ---------- ------ --------- ------ -----------
 The Associated
  Group, Inc.(1)...        --    --  21,436,689 48.3% 21,436,689 100.0%        --     --        --     --     40.8%
 200 Gateway Tow-
  ers
 Pittsburgh, PA
  15222
 Telecom Ventures,
  L.L.C.(2)........        --    --  17,206,210 38.7%        --     --  17,206,210 100.0%       --     --     32.7%
 200 N. Union
  Street
 Suite 300
 Alexandria, VA
  22201
 Lynn Forester.....  1,831,410 22.4%        --    --         --     --         --     --        --     --      3.5%
 c/o FirstMark
  Holdings
 527 Madison Ave-
  nue
 New York, NY
  10022
 Nippon Telegraph
  and Telephone
  Corporation......        --    --   5,783,400 13.0%        --     --         --     --  5,783,400 100.0%    11.0%
 Tokyo Opera City
  Tower
 20-2 Nishi-
  Shinjuku 3-chome
 Shinjuku-ku, To-
  kyo 163-24
 Japan
 Alex J. Mandl(3)..  1,226,622 13.4%        --    --         --     --         --     --        --     --      2.3%
 Myles P. Berk-
  man(4)...........     10,000    *         --    --         --     --         --     --        --     --        *
 David J. Berk-
  man(5)...........    120,968  1.5%        --    --         --     --         --     --        --     --        *
 William H. Berk-
  man(6)...........    120,968  1.5%        --    --         --     --         --     --        --     --        *
 Donald H. Jones...      3,000    *         --    --         --     --         --     --        --     --        *
 Tetsuro Mikami....        --    --         --    --         --     --         --     --        --     --       --
 Dr. Rajendra
  Singh(7).........     80,888  1.0%        --    --         --     --         --     --        --     --        *
 Kirby G. Pickle,
  Jr.(8)...........    217,220  2.6%        --    --         --     --         --     --        --     --        *
 Laurence E. Har-
  ris(9)...........    121,332  1.5%        --    --         --     --         --     --        --     --        *
 Abraham L. Mor-
  ris(10)..........    124,332  1.5%        --    --         --     --         --     --        --     --        *
 Steven F.
  Bell(11).........     80,888  1.0%        --    --         --     --         --     --        --     --        *
 All directors and
  executive offi-
  cers as a group
  (11 per-
  sons)(12)........  2,106,218 21.0%        --    --         --     --         --     --        --     --      3.9%

--------
*  --Less than 1%.
(1) All shares shown are held of record by Microwave Services, Inc., a wholly owned subsidiary of The Associated Group, Inc.
(2) All shares shown are held of record by Telcom-DTS Investors, L.L.C., an affiliate of Telcom Ventures, L.L.C.
(3) Includes 1,001,622 shares of Class A Common Stock issuable upon exercise of Mr. Mandl's stock options.
(4) Does not include 21,436,689 shares of Series B-1 Common Stock held of record by Microwave Services, Inc., a wholly owned subsidiary of The Associated Group, Inc. As a Director and Chairman, President, Chief Executive Officer and Treasurer of The Associated Group, Inc., Myles P. Berkman may be deemed to be the beneficial owner of the shares of Series B-1 Common Stock held by Microwave Services, Inc.
(5) All such 120,968 shares of Class A Common Stock are issuable upon exercise of David J. Berkman's stock options. Does not include 21,436,689 shares of Series B-1 Common Stock held of record by Microwave Services, Inc., a wholly owned subsidiary of The Associated Group, Inc. As a Director and Executive Vice President of The Associated Group, Inc., David J. Berkman may be deemed to be the beneficial owner of the shares of Series B-1 Common Stock held by Microwave Services, Inc.
(6) All such 120,968 shares of Class A Common Stock are issuable upon exercise of William H. Berkman's stock options.

(7) All such 80,888 shares of Class A Common Stock are issuable upon exercise of Dr. Singh's stock options which are exercisable within 60 days. Does not include 17,206,210 shares of Series B-2 Common Stock held of record by Telcom-DTS Investors, L.L.C., a subsidiary of Telcom Ventures, L.L.C. As the Chief Executive Officer, a Director and, together with members of his family, the principal owner of Telcom Ventures, L.L.C., Dr. Singh may be deemed to be the beneficial owner of the shares of Series B-2 Common Stock held by Telcom-DTS Investors, L.L.C.
(8) Includes 202,220 shares of Class A Common Stock issuable upon exercise of Mr. Pickle's stock options.
(9) All such 121,332 shares of Class A Common Stock are issuable upon exercise of Mr. Harris' stock options.
(10) Includes 121,332 shares of Class A Common Stock issuable upon exercise of Mr. Morris' stock options which are exercisable within 60 days.
(11) All such 80,888 shares of Class A Common Stock are issuable upon exercise of Mr. Bell's stock options which are exercisable within 60 days.
(12) Includes 1,850,218 shares of Class A Common Stock issuable upon exercise of stock options held by all directors and executive officers as a group. Does not include 21,436,689 and 17,206,210 shares of Series B-1 and B-2 Common Stock held of record by Microwave Services, Inc. and Telcom-DTS Investors, L.L.C., respectively. See footnotes 4, 5 and 7.
(13) Unless otherwise indicated, each beneficial owner has both sole voting and sole investment power with respect to the shares beneficially owned by such person, entity or group. The number of shares shown as beneficially owned include all options exercisable within 60 days, warrants and convertible securities held by such person, entity or group.
(14) The percentages of beneficial ownership as to each person, entity or group assume the exercise or conversion of all options, warrants and convertible securities held by such person, entity or group, but not the exercise or conversion of options, warrants and convertible securities held by others shown in the table.

                           DESCRIPTION OF THE NOTES

  The New Notes offered hereby will be issued under an indenture dated as of February 20, 1998 (the "Indenture") between the Company, as issuer and First Union National Bank, as trustee (in such capacity, the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Upon the effectiveness of the Registration Statement of which this Prospectus is a part, the Indenture will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions." As used in this "Description of the Notes," the "Company" refers to Teligent, Inc. and does not, unless the context otherwise indicates, include its subsidiaries.

GENERAL

  The New Notes will be senior unsecured obligations of the Company limited in aggregate principal amount at maturity to $440 million and will mature on March 1, 2008. The Notes will rank pari passu in right of payment with all other existing and future senior unsecured indebtedness of the Company. The Notes will be effectively subordinated to all liabilities of each subsidiary of the Company to its respective creditors.

  The Trustee will authenticate and deliver from time to time New Notes for original issue only in exchange for a like principal amount at maturity of Old Notes.

  The Old Notes were issued at a discount to their aggregate principal amount at maturity to generate gross proceeds to the Company of approximately $250.7 million. Original Issue Discount on the New Notes will accrue from the date of original issuance of the Old Notes. The New Notes will accrete at a rate of 11 1/2% compounded semi-annually, to an aggregate principal amount of $440 million by March 1, 2003. Cash interest will not accrue on the New Notes prior to March 1, 2003. Thereafter, interest on the New Notes will accrue at a rate of 11 1/2% per annum and will be payable in cash semi-annually on March 1 and September 1, commencing on March 1, 2003 to Holders of record on the immediately preceding February 15 and August 15, respectively. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

  Principal of, premium, if any, and interest on the New Notes will be payable at the office or agency of the Company in The City of New York maintained for such purposes (which, unless otherwise designated by the Company, will be the office of the Trustee), but, at the option of the Company, interest may be paid by check mailed to the registered Holders at their registered addresses. The New Notes will be issued without coupons and in fully registered form only, in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

  Optional Redemption of Notes. Except as set forth below, the Notes will not be redeemable at the option of the Company prior to March 1, 2003. On or after March 1, 2003, the Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, at the following prices (expressed as percentages of the principal amount at Stated Maturity thereof), if redeemed during the twelve months beginning March 1, of the years indicated below, in each case together with interest accrued to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2003...........................................................  105.750%
      2004...........................................................  103.833%
      2005...........................................................  101.917%
      2006 and thereafter............................................  100.000%

SELECTION AND NOTICE OF REDEMPTION

  If less than all of the Notes are to be redeemed, the Trustee will select the particular Notes or portions thereof to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a securities exchange, pro rata, by lot or by any other method that the Trustee shall deem fair and appropriate. Notice of redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. On or after the redemption date, the Notes shall cease to accrue interest, if the Company makes the redemption payment.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to repurchase all or any part of such Holder's Notes (the "Change of Control Offer") at a purchase price (the "Purchase Price") in cash equal to 101% of the Accreted Value (as defined herein) thereof on any Change of Control Payment Date (as defined below) occurring prior to March 1, 2003, plus any accrued and unpaid cash interest not otherwise included in the Accreted Value to such Change of Control Payment Date, or 101% of the principal amount thereof on any Change of Control Payment Date occurring on or after March 1, 2003, plus accrued and unpaid interest, if any, to such change of Control Payment Date, in accordance with the procedures set forth in the Indenture.

  Within 30 days following the Change of Control, the Company will mail a notice to each Holder and to the Trustee stating, among other things, (i) that a Change of Control has occurred and a Change of Control Offer is being made as described in this provision, and that, although Holders are not required to tender their Notes, all Notes that are timely tendered will be accepted for payment; (ii) the circumstances and relevant facts regarding the Change of Control; (iii) the Purchase Price and the date of purchase, which will be no earlier than 30 days and no later than 60 days after the date such notice is mailed (the "Change of Control Payment Date"); (iv) that, unless the Company defaults in making such purchases, any Note accepted for payment pursuant to the Change of Control Offer will cease to accrete or accrue interest after the Change of Control Payment Date; and (v) the instructions and any other information necessary to enable Holders to tender their Notes and have such Notes purchased pursuant to this covenant. The Company will comply with any applicable tender offer rules (including, without limitation, any applicable requirements of Rule 14e-1 under the Exchange Act) in connection with any Change of Control Offer.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered under the Change of Control Offer and not withdrawn.

  The existence of a Holder's right to require, subject to certain conditions, the Company to repurchase its Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control. If a Change of Control Offer is made, there can be no assurance that the Company will have sufficient funds to pay the Purchase Price for all of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In addition, instruments governing other Debt of the Company may prohibit the Company from purchasing any Notes prior to their Stated Maturity, including pursuant to a Change of Control Offer. In the event that a Change of Control Offer occurs at a time when the Company does not have available funds sufficient to pay the Purchase Price, or at a time when the Company is prohibited from purchasing the Notes (and the Company is unable either to obtain the consent of such holders of other Debt or to repay such other Debt), an Event of Default would occur under the Indenture. In addition, one of the events that constitutes a Change of Control under the Indenture is a sale, conveyance, transfer or lease of all or substantially all of the property of the Company. The Indenture will be governed by New York law, and there is no established quantitative definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if the Company were to engage in a transaction in which it disposed of less than all of its assets, a question of interpretation could arise as to whether such disposition was of "substantially all" of its assets and whether the Company was required to make a Change of Control Offer.

CERTAIN COVENANTS

  Set forth below are certain covenants contained in the Indenture:

  Limitation on Debt. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Debt (including Acquired Debt) unless (i) after giving effect to such incurrence of Debt and the contemporaneous application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing at the time or would occur as a consequence of the incurrence of such Debt, and (ii) such Debt is Permitted Debt.

  Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) on or with respect to any of its property or assets, including any shares of stock or Debt of any Restricted Subsidiary of the Company, whether owned at the Issue Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, where such Lien, assignment or conveyance secures Debt, unless (x) in the case of any Lien securing Subordinated Debt, the Notes are secured by a Lien on such property, assets or income, profits or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien. Any such Lien thereby created in favor of the Notes will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Lien or Liens to which it relates, or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Lien or Liens, or of all of the Capital Stock held by the Company or any of its Restricted Subsidiaries in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien or Liens.

  Limitation on Restricted Payments. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment, (i) no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; (ii) after giving effect, on a pro forma basis, to such Restricted Payment and the incurrence of any Debt the net proceeds of which are used to finance such Restricted Payment, the Company could incur at least $1.00 of additional Debt pursuant to clause (o) of the definition of Permitted Debt; and (iii) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments on or after the Issue Date does not exceed the sum of (A) cumulative EBITDA of the Company and its Restricted Subsidiaries (or, if the cumulative EBITDA is negative, minus 100% of such negative amount) less 1.5 times cumulative Consolidated Interest Expense of the Company and its Restricted Subsidiaries, in each case for the period (treated as one accounting period) beginning on the first day of the Company's fiscal quarter after which the Issue Date occurs, and ending on the last day of the Company's fiscal quarter for which financial statements are available immediately preceding such proposed Restricted Payment, (B) the aggregate Net Cash Proceeds received by the Company subsequent to the Issue Date either (x) as capital contributions to the Company in the form of or with respect to Common Stock of the Company or (y) from the issuance or sale (other than to a Restricted Subsidiary of the Company) of Qualified Capital Stock of the Company (including Qualified Capital Stock issued upon conversion of convertible Debt or convertible Redeemable Capital Stock) or Subordinated Stockholder Debt or any options, warrants or rights to purchase such Qualified Capital Stock of the Company, less 50% of Debt incurred pursuant to clause (l) of the definition of Permitted Debt, and (C) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date (including by redesignation of an Unrestricted Subsidiary of the Company to a Restricted Subsidiary of the Company), an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment.

  The foregoing limitations do not prevent (i) the payment of a dividend or similar distribution on the Capital Stock of the Company or any of its Restricted Subsidiaries at any time within 60 days after the declaration thereof if, on the declaration date, the Company could have paid such dividend in compliance with the Indenture; (ii) the making of Permitted Investments by the Company or any of its Restricted Subsidiaries; (iii) the redemption, repurchase, retirement or other acquisition of any Capital Stock or Subordinated Debt of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in which cash is paid in lieu of fractional shares or scrip), or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Qualified Capital Stock of the Company; (iv) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in which cash is paid in lieu of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary of the Company) of, new Subordinated Debt of the Company so long as
(A) the principal amount of such new Subordinated Debt does not exceed the principal amount (or, if such Subordinated Debt being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Debt being so purchased, redeemed, defeased, acquired or retired, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Debt being refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing, (B) such new Subordinated Debt is subordinated to the Notes to the same extent as such Subordinated Debt so purchased, redeemed, defeased, acquired or retired, and (C) such new Subordinated Debt has an Average Life longer than the Average Life of the Subordinated Debt being refinanced and a final Stated Maturity of principal later than the final Stated Maturity of principal of the Subordinated Debt being refinanced; (v) any purchase or defeasance of Subordinated Debt to the extent required upon a change of control or asset sale (as defined therein) by the indenture or other agreement or instrument pursuant to which such Subordinated Debt was issued, but only if the Company (x) in the case of a Change of Control, has complied with its obligations under the provisions described under "Change of Control" or (y) in the case of an Asset Sale, has applied the Net Cash Proceeds from such Asset Sale in accordance with the provisions under the covenant entitled "Limitation on Asset Sales"; (vi) the repurchase of Capital Stock of the Company (including options, warrants or other rights to acquire such Capital Stock) from departing or deceased directors, officers or employees of the Company or its Subsidiaries in an aggregate amount not to exceed $1.0 million in any fiscal year, provided that the Company may carry forward the unused portion of the $1.0 million in any fiscal year to the next fiscal year, and provided further, that the Company may not carry forward more than $2.0 million to any subsequent fiscal year; and (vii) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company to the extent necessary, in the judgment of the Board of Directors of the Company, to prevent the loss or secure the removal or reinstatement of any license held by the Company or any Restricted Subsidiary from any governmental agency as a result of laws limiting foreign ownership of the Company's Capital Stock.

  Restricted Payments made pursuant to clauses (i), (iii), (vi) and (vii) of the immediately preceding paragraph shall reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the second preceding paragraph and Restricted Payments made pursuant to clauses
(ii), (iv) and (v) of the immediately preceding paragraph shall not reduce the amount that would otherwise be available for Restricted Payments under clause
(iii) of the second preceding paragraph, provided that any Permitted Investments made pursuant to clause (a) of the definition of Permitted Investments will be deemed to be Restricted Payments for the purposes of clause (iii) of the second preceding paragraph.

  For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive and evidenced by a resolution of the Board of Directors of the Company (a "Board Resolution").

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company (i) to pay dividends or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary of the Company; (ii) to make loans or advances to the Company or any Restricted Subsidiary of the Company; or (iii) to transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except:

    (a) any encumbrance or restriction pursuant to an agreement in effect at the Issue Date or any amendment, restatement, renewal or replacement of such agreement, so long as the encumbrances and restrictions are not materially more restrictive than those in the agreement in effect on the Issue Date;

    (b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

    (c) any encumbrance or restriction relating to any Debt of any Restricted Subsidiary of the Company at the date on which such Restricted Subsidiary was acquired by the Company or any Restricted Subsidiary of the Company (other than Debt incurred by such Restricted Subsidiary in connection with or in anticipation of its acquisition);

    (d) any encumbrance or restriction pursuant to an agreement effecting a permitted refinancing of Debt issued pursuant to an agreement referred to in the foregoing clauses (a) through (c), or permitted replacement or increase of Debt referred to in the foregoing clause (a) so long as the encumbrances and restrictions contained in any such refinancing agreement are not materially more restrictive than the encumbrances and restrictions contained in the agreements governing the Debt being so refinanced;

    (e) customary provisions restricting subletting or assignment of any lease, license or similar contract of the Company or any Restricted Subsidiary of the Company or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

    (f) any encumbrance or restriction arising out of any sale of accounts receivable in the ordinary course (including in connection with a financing transaction) to or by (i) an Accounts Receivable Subsidiary or (ii) to Persons that are not Affiliates of the Company or any Subsidiary of the Company;

    (g) any encumbrance or restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property (including, without limitation, customary restrictions relating to assets securing the Credit Agreement, any Vendor Debt or any Telecommunications Assets Debt under the applicable security documents); and

    (h) any encumbrance or restriction contained in contracts for sales of assets permitted by the "Limitation on Asset Sales" covenant with respect to the assets to be sold pursuant to such contract.

Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any of its Restricted Subsidiaries from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restrictions on the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries to the extent that such property or assets secure Debt of the Company or any of its Restricted Subsidiaries not incurred or secured in violation of the Indenture.

  Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries to (i) directly or indirectly Guarantee any Debt Securities of the Company, or (ii) issue any Debt Securities, unless, in either such case, such Restricted Subsidiary (such Restricted Subsidiary, a "Subsidiary Guarantor") simultaneously executes and delivers a Guarantee (a "Subsidiary Guarantee") of the Notes. Any such Subsidiary Guarantee shall not be subordinate in right of payment to any Debt of the Restricted Subsidiary providing the Subsidiary Guarantee. A Restricted Subsidiary shall be deemed released from all of its obligations under its Subsidiary Guarantee at any such time that such Restricted Subsidiary is released from all of its obligations under all of its Guarantees in respect of Debt Securities of the Company or its obligations under its Debt Securities, as applicable. The obligations of each Restricted Subsidiary under a Subsidiary Guarantee will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Restricted Subsidiary, result in the obligations of such Restricted Subsidiary under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the sale or other disposition, by way of merger or otherwise, to any Person not an Affiliate of the Company, of all of the Company's and its Restricted Subsidiaries' Capital Stock in such Restricted Subsidiary. In addition, any Subsidiary Guarantee will be automatically and unconditionally released and discharged upon the merger or consolidation of the applicable Restricted Subsidiary with and into the Company or another Restricted Subsidiary that has guaranteed the Notes and that is the surviving Person in such merger or consolidation.

  Limitation on Issuances and Sales of Capital Stock in Restricted Subsidiaries. The Company (a) will not permit any of its Restricted Subsidiaries to issue any Capital Stock (other than to the Company or a Restricted Subsidiary of the Company) unless the Company acquires at the same time not less than its Proportionate Interest in such issuance of Capital Stock and (b) will not permit any Person (other than the Company or a Restricted Subsidiary of the Company) to own any Capital Stock in any Restricted Subsidiary of the Company; provided, however, that this covenant shall not prohibit (i) the sale or other disposition of all, but not less than all, of the issued and outstanding Capital Stock in any Restricted Subsidiary owned by the Company or any Restricted Subsidiary of the Company in compliance with the other provisions of the Indenture, (ii) the ownership of Capital Stock issued as permitted by clause (a) above, (iii) the ownership by directors of directors' qualifying shares or the ownership by foreign nationals of Capital Stock in any Restricted Subsidiary of the Company, to the extent mandated by applicable law, (iv) the ownership of Capital Stock of a Restricted Subsidiary issued and outstanding prior to the time that such Person becomes a Restricted Subsidiary of the Company so long as such Capital Stock was not issued in contemplation of such Person's becoming a Restricted Subsidiary of the Company or otherwise being acquired by the Company, (v) the issuance or sale of Capital Stock of a Restricted Subsidiary of the Company in a transaction that complies with the covenant described under "Limitation on Asset Sales", provided that such Restricted Subsidiary would remain a Restricted Subsidiary after such transaction, or, if not a Restricted Subsidiary of the Company after such transaction, the remaining Capital Stock held by the Company must be treated as an Investment made at that time and must comply with the covenant described under "Limitation on Restricted Payments" or constitute a Permitted Investment, and (vi) the ownership of Qualified Capital Stock of a Restricted Subsidiary issued in exchange for, or the proceeds of which are used to refinance, Capital Stock of a Restricted Subsidiary owned by a Person other than the Company or a Restricted Subsidiary as permitted by clause (iv), provided that (x) the liquidation value of such Qualified Capital Stock so issued that is preferred stock shall not exceed the liquidation value of the Capital Stock so exchanged or refinanced and (y) the Qualified Capital Stock so issued that is preferred stock (I) shall not have a Stated Maturity earlier than the Stated Maturity of the Capital Stock being exchanged or refinanced and (II) shall not have an Average Life less than the remaining Average Life of the Capital Stock being exchanged or refinanced. Notwithstanding the foregoing, each Restricted Subsidiary of the Company that owns or holds a Federal Communications Commission license for the transmission of wireless telecommunications services shall at all times remain a wholly owned Restricted Subsidiary of the Company and shall not, directly or indirectly, sell, convey, transfer, lease or otherwise dispose of any assets or property used or useful in the operation of the business of the Company or any of its Restricted Subsidiaries, other than (i) to the Company or another wholly owned Restricted Subsidiary of the Company or (ii) in a transaction that complies with the "Limitation on Asset Sales" covenant.

  Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any Person other than the Company or any of its Restricted Subsidiaries assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the Fair Market Value (as evidenced by a Board Resolution, which determination shall be conclusive (including as to the value of all non-cash consideration)) of the property or assets sold or otherwise disposed of,
(ii) at least 75% of the consideration received by the Company or such Restricted Subsidiary for such property or assets consists of cash or Eligible Cash Equivalents and (iii) the Company or such Restricted Subsidiary of the Company, as the case may be, uses the Net Cash Proceeds in the manner set forth in the next paragraph; provided, however, that for purposes of this covenant, "cash" shall include (i) the amount of any liabilities (other than liabilities that are by their terms subordinated to the Notes) of the Company or such Restricted Subsidiary (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or other property in such Asset Sale or are no longer the liability of the Company or any Restricted Subsidiary (and excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale), but only to the extent that such assumption is effected on a basis under which there is no further recourse to the Company or any of its Restricted Subsidiaries with respect to such liabilities, and (ii) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary in connection with such Asset Sale that are converted by the Company or such Restricted Subsidiary into cash within 60 days of receipt.

  Within 360 days after any Asset Sale, the Company or such Restricted Subsidiary of the Company, as the case may be, may at its option (a) reinvest an amount equal to the Net Cash Proceeds (or any portion thereof) from such disposition in Replacement Assets, provided that if such Investment is in a project authorized by the Board of Directors of the Company that will take longer than such 360 day period to complete, the Company shall be entitled to utilize 90 additional days to apply such Net Cash Proceeds, and/or (b) apply an amount equal to such Net Cash Proceeds (or remaining Net Cash Proceeds) to the permanent reduction of any Debt of the Company ranking pari passu with the Notes (including the Notes) or Debt of any Restricted Subsidiary of the Company. Any Net Cash Proceeds from any Asset Sale that are not used to reinvest in Replacement Assets and/or repay any such pari passu Debt of the Company or Debt of its Restricted Subsidiaries constitute Excess Proceeds.

  When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall, as soon as practicable, but in any event within 20 Business Days, make an offer to the extent of the Excess Proceeds to purchase (an "Asset Sale Offer"), on a pro rata basis, the Notes and the other Debt described in the next sentence, at a price in cash for the Notes equal to 100% of the Accreted Value thereof on any Asset Sale Purchase Date occurring prior to March 1, 2003, plus any accrued and unpaid cash interest not otherwise included in Accreted Value to such Asset Sale Purchase Date, or 100% of the principal amount thereof at Stated Maturity on any Asset Sale Purchase Date occurring on or after March 1, 2003, plus accrued and unpaid interest, if any, to such Asset Sale Purchase Date, in accordance with the procedures set forth in the Indenture. Any Asset Sale Offer will include a pro rata offer under similar circumstances to purchase all other unsecured Debt of the Company ranking pari passu with the Notes, which Debt contains similar provisions requiring the Company to purchase such Debt. To the extent that any amount of Excess Proceeds remains after completion of such offer to purchase, the Company or such Restricted Subsidiary of the Company may use such remaining amount for general corporate purposes and the amount of Excess Proceeds shall be zero.

  Notwithstanding the three immediately preceding paragraphs, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that (i) at least 75% of the consideration for such Asset Sale consists of Telecommunications Assets and (ii) such Asset Sale is for Fair Market Value; provided that any such acquisition of Telecommunications Assets that is an Investment is made in compliance with the "Limitation on Restricted Payments" covenant or constitutes a Permitted Investment, other than pursuant to clause (h) of the definition thereof, and any Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries in connection with any such Asset Sale shall be subject to the provisions of the three immediately preceding paragraphs.

  The Company will comply with any applicable tender offer rules (including, without limitation, any applicable requirements of Rule 14e-1 under the Exchange Act) in connection with any Asset Sale Offer.

  Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, but not limited to, the purchase, sale or exchange of property, the making of any Investment, the giving of any Guarantee or the rendering of any service) with any Affiliate of the Company or such Restricted Subsidiary, as the case may be, unless (i) such transaction or series of related transactions is on terms that taken as a whole are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with a Person that is not such an Affiliate and (ii) (a) with respect to a transaction or series of related transactions that involves aggregate payments equal to, or in excess of, $5.0 million but less than $10.0 million, the Company delivers to the Trustee an Officers' Certificate stating that such transaction or series of related transactions complies with clause
(i) above; and (b) with respect to a transaction or series of related transactions that involves aggregate payments equal to, or in excess of, $10.0 million, the Company delivers to the Trustee an Officers' Certificate stating that such transaction or series of related transactions complies with clause
(i) above, and either (x) such transaction or series of related transactions is approved by a majority of the Board of Directors (including a majority of the Disinterested Directors, or in the event there is only one Disinterested Director, by such Disinterested Director), which approval is set forth in a resolution delivered to the Trustee or (y) the Company obtains an opinion from a nationally recognized investment banking firm, accounting firm or appraisal firm stating that such transaction or series of related transactions complies with clause (i) above or is fair to the Company or such Restricted Subsidiary from a financial point of view and delivers such opinion to the Trustee.

  Notwithstanding the foregoing, this covenant will not apply to (i) any transaction entered into by or among the Company or one of its Restricted Subsidiaries with one or more Restricted Subsidiaries of the Company, (ii) any Restricted Payment not prohibited by the "Limitation on Restricted Payments" covenant, or any Permitted Investment, (iii) the payment of reasonable and customary fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Subsidiaries, (iv) loans or advances made to directors, officers or employees of the Company or any Restricted Subsidiary, or Guarantees in respect thereof or otherwise made on their behalf (including any payments under such Guarantees), in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, in an aggregate principal amount not to exceed $500,000 in any fiscal year, (v) the granting and performance of registration rights for shares of Capital Stock of the Company, (vi) transactions pursuant to the Administrative Services Agreement between the Company and Associated as in effect on the Issue Date, and as such agreement may be amended from time to time in a manner no less favorable to the holders of the Notes, (vii) transactions pursuant to the Technical Services Agreement between the Company and NTT America, Inc., as in effect on the Issue Date, and as such agreement may be amended from time to time in a manner no less favorable to the holders of the Notes, and (viii) transactions pursuant to the Stockholders Agreement between the Company, NTT and certain other stockholders of the Company as in effect on the Issue Date, and as such agreement may be amended from time to time in a manner no less favorable to the holders of the Notes.

  Provision of Financial Information. Whether or not the Company is subject to
Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were subject thereto and shall file such documents with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required to file them. The Company shall also in any event (a) within 15 days of each Required Filing Date (i) transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents (without exhibits) that the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provisions thereto if the Company was subject thereto and (b) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents (without exhibits) to any prospective Holder.

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

  The Company will not, in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing corporation), or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any other person, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries, taken as a whole, to another Person, unless:

    (a) either (i) the Company shall be the continuing corporation or (ii) the corporation (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole (such corporation or Person, the "Surviving Entity"), shall be a corporation organized and validly existing under the laws of the United States of America, any political subdivision thereof or any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of the Company's covenants and obligations under the Indenture;

    (b) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

    (c) immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), as if such transaction or series of transactions had occurred on the first day of the determination period, the Company (or the Surviving Entity if the Company is not continuing) would be permitted to incur $1.00 of additional Debt pursuant to clause (o) of the definition of "Permitted Debt".

Notwithstanding the foregoing, the Company may merge with an Affiliate incorporated or organized for the sole purpose of reincorporating or reorganizing the Company in another jurisdiction to realize tax or other benefits provided such merger meets the requirements of clauses (a) and (b) of the preceding paragraph.

  Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, the foregoing paragraphs, the Surviving Entity (if other than the Company) shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as the Company in the Indenture; and when a Surviving Person duly assumes all of the obligations and covenants of the Company pursuant to the Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

EVENTS OF DEFAULT

  Each of the following is an "Event of Default" under the Indenture:

    (a) default in the payment of any installment of interest on the Notes when it becomes due and payable and the continuance of such default for a period of 30 days;

    (b) default in the payment of the principal of (or premium, if any, on) any Note at its Stated Maturity, upon repurchase, acceleration, optional redemption, required repurchase (including pursuant to a Change of Control Offer or an Asset Sale Offer) or otherwise, or the failure to make an offer to purchase as therein required;

    (c) the Company fails to perform or comply with the provisions of the Indenture described under "Consolidation, Merger, Conveyance, Transfer or Lease";

    (d) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is specifically dealt with in (a), (b) or (c) above) and continuance of such default or breach for a period of 60 days after specified written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% of the aggregate principal amount at Stated Maturity of the Notes then outstanding;

    (e) Debt of the Company or any Restricted Subsidiary of the Company is not paid when due within the applicable grace period, if any, or is accelerated by the holders thereof and, in either case, the principal amount of such unpaid or accelerated Debt exceeds $15.0 million;

    (f) the entry by a court of competent jurisdiction of one or more judgments or orders against the Company or any Restricted Subsidiary of the Company in an uninsured or unindemnified aggregate amount in excess of $15.0 million, which remains undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

    (g) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company, or any Significant Restricted Subsidiary of the Company in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state, or foreign bankruptcy, insolvency, or other similar law or (ii) a decree or order adjudging the Company, or any Significant Restricted Subsidiary of the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, or any Significant Restricted Subsidiary of the Company under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state, or foreign bankruptcy, insolvency, or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, or any Significant Restricted Subsidiary of the Company or of any substantial part of the property or assets of the Company or any Significant Restricted Subsidiary of the Company, or ordering the winding up or liquidation of the affairs of the Company or any Significant Restricted Subsidiary of the Company, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

    (h) (i) the commencement by the Company or any Significant Restricted Subsidiary of the Company of a voluntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state, or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or (ii) the consent by the Company or any Significant Restricted Subsidiary of the Company to the entry of a decree or order for relief in respect of the Company or any Significant Restricted Subsidiary of the Company in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state or foreign bankruptcy, insolvency, or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any Significant Restricted Subsidiary of the Company, or (iii) the filing by the Company or any Significant Restricted Subsidiary of the Company of a petition or answer or consent seeking reorganization or relief under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state, or foreign bankruptcy, insolvency or other similar law, or
  (iv) the consent by the Company or any Significant Restricted Subsidiary of the Company to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any Significant Restricted Subsidiary of the Company or of any substantial part of the property or assets of the Company or any Significant Restricted Subsidiary of the Company, or the making by the Company or any Significant Restricted Subsidiary of the Company of an assignment for the benefit of creditors, or
  (v) the admission by the Company or any Significant Restricted Subsidiary of the Company in writing of its inability to pay its debts generally as they become due, or (vi) the taking of corporate action by the Company or any Significant Restricted Subsidiary of the Company in furtherance of any such action.

If any Event of Default (other than an Event of Default specified in clauses
(g) and (h) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee, the Holders of not less than 25% of

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

the outstanding aggregate principal amount at Stated Maturity of Notes may declare the Default Amount (as defined below) and any accrued and unpaid interest on all such Notes then outstanding to be immediately due and payable, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration, such Default Amount and any accrued and unpaid interest will become and be immediately due and payable. If any Event of Default specified in clause (g) or (h) above with respect to the Company occurs, the Default Amount and any accrued and unpaid interest on all such Notes then outstanding, shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Prior to March 1, 2003, the Default Amount with respect to the Notes shall equal the Accreted Value of the Notes as of such date. On or after March 1, 2003, the Default Amount with respect to the Notes shall equal 100% of the principal amount at Stated Maturity of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind an acceleration and its consequences by notice to the Company and the Trustee.

AMENDMENT, SUPPLEMENT AND WAIVER

  The Company and the Trustee, at any time and from time to time, without notice or consent of any Holder, may amend, waive or supplement the Indenture or the Notes (1) to evidence the succession of another Person to the Company and the assumption by such successor of the covenants of the Company under the Indenture and the Notes, (2) to add to the covenants of the Company, for the benefit of the Holders, or to surrender any right or power conferred upon the Company by the Indenture, (3) to add any additional Events of Default, (4) to provide for uncertificated Notes in addition to or in place of certificated Notes, (5) to change or eliminate any of the provisions of the Indenture or the Notes, provided that any such change or elimination will become effective only when there is not outstanding any Note created prior to the execution of such amendment, waiver or supplemental indenture that is entitled to the benefit of such provision, (6) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee, (7) to secure the Notes, (8) to cure any ambiguity, to correct or supplement any provision in the Indenture or the Notes that may be defective or inconsistent with any other provision therein or to add any other provisions with respect to matters or questions arising under the Indenture or the Notes; provided such actions will not adversely affect the interests of the Holders in any material respect, or (9) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

  With the consent (including consents obtained with a purchase of, or a tender or exchange offer for, Notes) of the Holders of not less than a majority in principal amount at Stated Maturity of the outstanding Notes, the Company and the Trustee may amend, waive or supplement the Indenture or the Notes for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions thereof or the modifying in any manner of the rights of the Holders; provided, however, that no such amendment, waiver or supplemental indenture will, without the consent of the Holder of each outstanding Note, (1) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof (or premium, if any) or the interest due and payable thereon, or reduce the Default Amount that would be due and payable on acceleration of the Maturity thereof provided in the Indenture or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Maturity thereof, (2) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is necessary for any such supplemental indenture or required for any waiver of compliance with certain provisions of the Indenture or certain Defaults thereunder, (3) modify the obligations of the Company to make offers to purchase Notes upon a Change of Control or from the proceeds of Asset Sales,
(4) subordinate in right of payment, or otherwise subordinate, the Notes to any other indebtedness, or (5) modify any of the provisions of this paragraph (except to increase any percentage referred to herein).

  The Holders of not less than a majority in principal amount at Stated Maturity of the outstanding Notes may on behalf of the Holders of all such Notes waive (including by way of consents obtained with a purchase of, or a tender offer or exchange offer for, Notes) any past Default under the Indenture and its consequences, except for a Default (1) in the payment of the principal of (or premium, if any) or interest on any Note or (2) in respect of a covenant or provision hereof which under the first proviso to the preceding paragraph cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

  The Holders of a majority in aggregate principal amount at Stated Maturity of the outstanding Notes may waive compliance with certain restrictive covenants and provisions of the Indenture.

SATISFACTION AND DISCHARGE OF THE INDENTURE, DEFEASANCE AND COVENANT
DEFEASANCE

  The Company may terminate its obligations under the Indenture when (i) either (A) all outstanding Notes thereunder (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (B) all the Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee United States dollars in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the date of deposit or Stated Maturity or date of redemption, respectively; (ii) the Company has paid or caused to be paid all sums payable by the Company under the Indenture; and (iii) the Company has delivered an Officers' Certificate and an Opinion of Counsel relating to compliance with the conditions set forth in the Indenture. Such Opinion of Counsel may, as to all matters of fact, rely on, among other things, such Officers' Certificate.

  The Company may, at its option and at any time, terminate its obligations with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Debt on the outstanding Notes and the Indenture shall cease to be of further effect as to all outstanding Notes except as to (i) rights of registration of transfer, substitution and exchange of the Notes and the Company's right of optional redemption, (ii) rights of Holders to receive, solely from the trust fund described below, payments of principal of, premium, if any, and interest on the Notes and any rights of the Holders with respect to such amounts, (iii) the rights, obligations and immunities of the Trustee under the Indenture and
(iv) certain other specified provisions in the Indenture (the foregoing exceptions (i) through (iv) are collectively referred to as the "Reserved Rights"). In addition, the Company may, at its option and at any time, terminate its obligations of the Company with respect to certain covenants set forth in the Indenture and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

  In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust for the benefit of the Holders of the Notes, at any time prior to the Stated Maturity of the Notes, (A) money in an amount, (B) U.S. Government Obligations that, through the payment of interest and principal, will provide, not later than one day before the due date of payment in respect of the Notes, money in an amount, or
(C) a combination thereof, sufficient to pay and discharge the Accreted Value of, premium, if any, and interest on the Notes to redemption or Stated Maturity, as the case may be, then outstanding on the dates on which any such payments are due in accordance with the terms of the Indenture and of the Notes; (ii) no Default or Event of Default will have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Debt, the proceeds of which are applied to such deposit); (iii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture (other than a Default or Event of Default resulting from the incurrence of Debt, the proceeds of which are applied to such deposit), or any material agreement or instrument to which the Company is a party or by which it is bound; (iv) the Company shall have delivered to the Trustee an opinion of outside counsel acceptable to the Trustee (who may be counsel to the Company) to the effect that (a) in the event that the defeasance or covenant defeasance, as the case may be, shall occur more than twelve months prior to the Stated Maturity of the Note, such defeasance or covenant defeasance will not be deemed, or result in, a taxable event for federal income tax purposes, with respect to Holders of the Note (and in the case of defeasance the Internal Revenue Service has provided a ruling to the Company or published a ruling or there has been a change after the

Issue Date in applicable federal income tax law), and (b) after the 91st day following the Company's deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Indenture relating to either defeasance or covenant defeasance, as the case may be, have been complied with.

THE TRUSTEE

  The Trustee's current address is 800 East Main Street, Lower Mezzanine, Richmond, Virginia 23219. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

  The Indenture and the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of the Company to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any "conflicting interest" (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

  The Holders of a majority in principal amount at Stated Maturity of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

  The Trustee is also the trustee under an indenture governing the Company's $300 million principal amount 11 1/2% Senior Notes due 2007.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  The Indenture will provide that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Debt represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or any of its Subsidiaries or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

GOVERNING LAW

  The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized terms used herein for which no definition is provided.

  "Accounts Receivable Subsidiary" means any Restricted Subsidiary of the Company that is, directly or indirectly, wholly owned by the Company (other than directors' qualifying shares) and organized for the purpose of and engaged in (i) purchasing, financing, and collecting accounts receivable obligations of customers of the Company or its Restricted Subsidiaries, (ii) the sale or financing of such accounts receivable or interests therein and
(iii) other activities incident thereto.

  "Acquired Debt" means Debt of a Person (a) existing at the time such Person becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from such Person; provided that, for the purposes of the "Limitation on Debt" covenant, such Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

  "Accreted Value" as of any date (the "Specified Date") means, with respect to each $1,000 principal amount at Stated Maturity of Notes:

    (i) if the Specified Date is one of the following dates (each a "Semi-Annual Accrual Date"), the amount set forth opposite such date below:

                                                                     ACCRETED
   SEMI-ANNUAL ACCRUAL DATE                                            VALUE
   ------------------------                                          ---------
   Issue Date....................................................... $  569.78
   September 1, 1998................................................    604.61
   March 1, 1999....................................................    639.37
   September 1, 1999................................................    676.14
   March 1, 2000....................................................    715.02
   September 1, 2000................................................    756.13
   March 1, 2001....................................................    799.61
   September 1, 2001................................................    845.59
   March 1, 2002....................................................    894.21
   September 1, 2002................................................    945.63
   March 1, 2003.................................................... $1,000.00

    (ii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and (b) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date and (y) a fraction, the numerator of which is the number of days actually elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date and the denominator of which is 180; and

    (iii) if the Specified Date is after March 1, 2003, $1,000.

  "Affiliate" means, as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person that owns directly or indirectly 10% of more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a Person solely by reason of his or her being an officer or director (or equivalent) of such Person.

  "Arrangement Commitment Letter" means the commitment letter among Nortel and the financial institutions acting as arrangement agents thereunder setting forth the terms and conditions under which the arranging agents will provide the facility contemplated by the Financing Commitment Letter and underwrite and arrange the syndication of such facility.

  "Asset Sale" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (including, without limitation, by way of sale-and-leaseback and dispositions pursuant to any consolidation or merger) by such Person or any of its Restricted Subsidiaries to any Person other than to such Person or its Restricted Subsidiaries in any single transaction or series of transactions of (i) shares of Capital Stock or other ownership interests of another Person (other than directors' qualifying shares) or (ii) any other property or assets of such Person or any of its Restricted Subsidiaries other than sales of property or assets in the ordinary course of business and consistent with past practices. For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale when the last such transaction that is a part thereof is effected, provided that such last transaction is effected within 12 months of the first such transaction. For purposes of the "Limitation on Asset Sale" covenant, the term "Asset Sale" (i) when used with respect to the Company, shall exclude any asset disposition permitted pursuant to "Consolidation, Merger, Conveyance, Transfer or Lease" that constitutes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole, (ii) shall exclude any Asset Sale of less than or equal to $2.0 million, (iii) shall exclude sales of Eligible Cash Equivalents and Permitted Temporary Investments; and (iv) shall exclude any sale, conveyance, disposition or other transfer of the Capital Stock of an Unrestricted Subsidiary or other Investment described in clause (iv) of the definition of Restricted Payment, provided that such Investment was permitted by the terms of the Indenture. Notwithstanding the provisions of the covenant under "Limitation on Asset Sales", the Company and its Restricted Subsidiaries may (a) sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company or such Restricted Subsidiary, as applicable, (b) create or assume Liens (or permit any foreclosure thereon) securing Debt to the extent that such Lien does not violate the "Limitation on Liens" covenant above, and (c) sell, convey, transfer, lease or otherwise dispose of accounts receivable to an Accounts Receivable Subsidiary or to Persons that are not Affiliates of the Company or any Subsidiary of the Company in the ordinary course of business, including in connection with financing transactions.

  "Attributable Debt" means, with respect to an operating lease included in any Sale and Leaseback Transaction at the time of determination, the present value (discounted at the interest rate implicit in the lease or, if not known, at the Company's incremental borrowing rate) of the obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

  "Average Life" means, as of any date, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from such date to the dates of each scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied in each case by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the Borough of Manhattan, The City of New York are authorized or obligated by law or executive order to close.

  "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangement conveying the right to use) real or personal property of such Person that is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP and the Stated Maturity thereof shall be the date of the last payment of rent or any amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

  "Change of Control" means the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a

Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total Voting Capital Stock of the Company; provided that Permitted Holders do not otherwise control the election of a majority of the Board of Directors of the Company;
(ii) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Capital Stock of the Company is converted into or exchanged for cash, securities or other property, and immediately after such transaction a "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total Voting Capital Stock of the surviving or transferee Person; provided that Permitted Holders do not otherwise control the election of a majority of the Board of Directors of the Company; (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the members of the Company was approved by (a) one or more Permitted Holders or (b) a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute 66 2/3% of the Board of Directors then in office; and
(iv) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company.

  "Common Stock" means, with respect to the Company, the Class A Common Stock, the Class B Common Stock or any similar common stock of the Company.

  "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication (A) the sum of (i) the aggregate amount of cash and non-cash interest expense (including capitalized interest) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Debt (including, without limitation, (v) any amortization of debt discount, (w) net costs associated with Interest Swap Obligations (including any amortization of discounts), (x) the interest portion of any deferred payment obligation, (y) all accrued interest, and (z) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers" acceptances or similar facilities) paid or accrued, or scheduled to be paid or accrued, during such period; (ii) dividends on preferred stock or preferred equity interests of such Person and of its Restricted Subsidiaries (if paid to a Person other than such Person or its Restricted Subsidiaries) declared and payable in cash; (iii) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP; and (iv) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); less (B) to the extent included in (A) above, amortization or write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to any premium or penalty in connection with redeeming or retiring any Debt of such Person and its Restricted Subsidiaries prior to its stated maturity; in the case of both (A) and (B) above, after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and as determined in accordance with GAAP.

  "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication (a) all items classified as extraordinary, (b) any net income or loss of any Person other than such Person and its Restricted Subsidiaries, except with respect to net income to the extent of the amount of dividends or other distributions actually paid in cash to such Person or its Restricted Subsidiaries by such other Person during such period, (c) the net income or loss of any Person acquired by such Person or any of its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of such acquisition, (d) gains or losses in respect of any sale, transfer or disposition of assets other than in the ordinary course of business by such Person or its Restricted Subsidiaries,
(e) the net income or loss of any Restricted Subsidiary of such Person to the extent that the payment of dividends or other distributions to such Person at the time is restricted by the terms of its charter or any agreement, instrument, contract, judgment, order, decree, statute, rule, governmental regulation or otherwise, except for any dividends or distributions actually paid or that could have been paid by such Restricted Subsidiary to such Person in compliance with such restrictions, (f) any non-cash, nonrecurring charges,
(g) any non-cash compensation charge arising from any grant of stock options and (h) any gain or loss, net of taxes, realized on the termination of an employee pension benefit plan.

  "Credit Agreement" means a secured or unsecured credit agreement providing for revolving credit loans, term loans and/or letters of credit between the Company and one or more lenders, as such agreement may be amended, modified, supplemented, refunded, refinanced, restructured, renewed, repaid or replaced from time to time (whether in whole or in part, whether with the original agent or lenders or other agents or lenders or otherwise and whether provided pursuant to the facility contemplated by the Financing Commitment Letter or otherwise).

  "Currency Hedge Obligations" means the obligations of any Person, whether or not incurred in the ordinary course of business, pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement.

  "Debt" means at any time (without duplication), with respect to any Person, and whether or not contingent, (i) any obligation of such Person for money borrowed, (ii) any obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, including, without limitation, any such obligations incurred in connection with acquisition of property, assets or businesses, excluding trade accounts payable arising in the ordinary course of business, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business that in either case are not more than 90 days overdue or are being contested in good faith), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such service, (v) any Capital Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Stock of such Person at the date of determination, (vii) to the extent not otherwise included in this definition of "Debt", any Interest Swap Obligations or Currency Hedge Obligations of such Person at the date of determination, (viii) Attributable Debt of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party, (ix) preferred stock of a Restricted Subsidiary of such Person, and (x) to the extent not otherwise included in this definition of "Debt", any obligation of the type referred to in clauses (i) through (ix) of this definition of another Person and all dividends and distributions of another Person the payment of which, in either case, such Person has Guaranteed, or the payment of which is secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property or assets owned by such Person, provided, however, if the obligations secured by a Lien (other than a Permitted Lien not securing any liability that would itself constitute Debt) on any assets or property have not been assumed by such Person in full or are not such Person's legal liability in full, the amount of such Debt for purposes of this definition shall be limited to the lesser of the amount of Debt secured by such Lien or the value of the property subject to such Lien. For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were repurchased on any date on which Debt shall be required to be determined pursuant to the Indenture; provided, however, that if such Redeemable Capital Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Stock. The principal amount outstanding of any Debt issued with original issue discount is the accreted value of such Debt and Debt shall not include any liability for federal, state, local or other taxes. The amount of Debt of any Person at any

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date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any Guarantees at such date.

  "Debt Securities" means any debt securities (including any Guarantee of such securities) issued by the Company and/or any Restricted Subsidiary in connection with a public offering (whether or not underwritten) or a private placement (provided such private placement is underwritten for resale pursuant to Rule 144A, Regulation S or otherwise under the Securities Act or sold on an agency basis by a broker-dealer or one of its Affiliates to 10 or more beneficial holders); it being understood that the term "Debt Securities" shall not include any evidence of indebtedness under the Credit Agreement or other commercial bank borrowings or similar borrowings (including the facility contemplated by the Financing Commitment Letter), recourse transfers of financial assets, capital leases or other types of borrowings incurred in a manner not customarily viewed as a "securities offering," or any Guarantees in respect of the foregoing.

  "Debt to Annualized EBITDA Ratio" means, as at any date of determination, the ratio of (i) the aggregate amount of Debt of the Company and its Restricted Subsidiaries on a consolidated basis as at the date of determination to (ii) the aggregate amount of EBITDA of the Company and its Restricted Subsidiaries for the two preceding fiscal quarters for which financial information is available immediately prior to the date of determination multiplied by two; provided that any Debt incurred or retired by the Company or any of its Restricted Subsidiaries during the fiscal quarter in which the transaction date occurs shall be calculated as if such Debt was so incurred or retired on the first day of the fiscal quarter in which the date of determination occurs; and provided further that if the transaction giving rise to the need to calculate the Debt to Annualized EBITDA Ratio would have the effect of increasing or decreasing Debt or EBITDA in the future, Debt or EBITDA shall be calculated on a pro forma basis as if such transaction had occurred on the first day of such two fiscal quarter period preceding the date of determination, and (y) if during such two fiscal quarter period, the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale of any company, entity or business, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the company, entity or business that is the subject of such Asset Sale and any related retirement of Debt as if such Asset Sale and related retirement of Debt had occurred on the first day of such period or (z) if during such two fiscal quarter period the Company or any of its Restricted Subsidiaries shall have acquired any company, entity or business, EBITDA shall be calculated on a pro forma basis as if such acquisition and related financing had occurred on the first day of such period.

  "Default" means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

  "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Company who has no material direct or indirect financial interest in or with respect to such transaction or series of related transactions. For purposes of this definition, no Person would be deemed not to be a Disinterested Director solely because such Person or an Affiliate of such Person holds Capital Stock of the Company.

  "EBITDA" means, with respect to any Person for any period, the sum for such Person for such period of Consolidated Net Income plus, to the extent reflected in the income statement of such Person for such period from which Consolidated Net Income is determined, without duplication, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense including without limitation, amortization of goodwill and other intangibles, (v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt prior to its stated maturity and (vi) any non-cash charges excluded in calculating Consolidated Net Income less any non-cash charges added to the calculation of Consolidated Net Income (excluding in each case any such non-cash charge that requires an accrual of or reserve for cash charges for any future period).

  "Eligible Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities

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of not more than one year and one day from the date of acquisition, (iii)
certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank(s) domiciled in the United States or in any member of the Organization for Economic Cooperation and Development having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper rated no lower than P-2 or the equivalent thereof by Moody's Investors Service, Inc. or no lower than A-2 or the equivalent thereof by Standard & Poor's Rating Services or corporate notes, bonds or medium term notes rated no lower than A-2 or the equivalent thereof by Moody's Investors Service, Inc. or no lower than A or the equivalent thereof by Standard & Poor's Ratings Services, and in each case maturing within one year and one day after the date of acquisition, (vi) direct obligations issued by any state of the United States or any political subdivision of any such state or political instrumentality thereof maturing, or subject to tender at the option of the holder thereof, within 90 days after the date of acquisition, having a rating of A from Standard & Poor's Ratings Services or A-2 from Moody's Investors Service, Inc., (vii) asset-backed securities with an Average Life equal to or less than one year and one day from the time of acquisition and rated no lower than Aaa or the equivalent thereof by Moody's Investors Service, Inc. or AAA or the equivalent thereof by Standard & Poor's Ratings Services; and (viii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through (vii).

  "Fair Market Value" means, with respect to any asset or property, the sale value that could be obtained in an arm's-length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and as of the date on which such determination is made.

  "Financing Commitment Letter" means the commitment letter between the Company and Nortel setting forth the anticipated terms and conditions under which Nortel will provide loans to the Company in an aggregate amount of up to $780.0 million that will be used to provide working capital and finance the purchase of certain telecommunications system equipment, software and services, subject to the Arrangement Commitment Letter.

  "GAAP" means United States generally accepted accounting principles, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, that are applicable to the circumstances as of the date of determination; provided, however, that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the Indenture shall utilize GAAP in effect at the time of preparation of, and in accordance with the GAAP used to prepare, the historical financial statements of the Company on the Issue Date.

  "Guarantee" means, as applied to any obligation of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the obligations of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation of another Person (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing).

  "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), extend, assume, Guarantee or otherwise become liable in respect of such

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

Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an incurrence of Debt (and "incurrence", "incurred", "incurable" and "incurring" shall have meanings correlative to the foregoing); provided further that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an incurrence of such Debt. Debt otherwise incurred by a Person before it becomes a Restricted Subsidiary of the Company shall be deemed to have been incurred at the time at which it becomes a Restricted Subsidiary.

  "Interest Swap Obligations" means, with respect to any Person, the obligations of such Person pursuant to any interest rate swap agreement, interest rate cap, collar or floor agreement or other similar agreement or arrangement.

  "Invested Capital" means the sum of (a) 15% of the aggregate net cash proceeds received by the Company (or its predecessor) from the issuance of (or capital contributions with respect to) any Qualified Capital Stock (b) the aggregate net cash proceeds received by the Company from the issuance of (or capital contributions with respect to) any Qualified Capital Stock (including preferred stock but only if any redemption thereof is permitted only after the Stated Maturity of the Notes) or Subordinated Stockholder Debt subsequent to the Issue Date, other than the issuance of Qualified Capital Stock to a Restricted Subsidiary of the Company, and (c) all net cash proceeds from the sales of Redeemable Capital Stock of the Company or Debt securities of the Company convertible into Qualified Capital Stock of the Company, in each case upon such redemption or conversion thereof into Qualified Capital Stock; provided, however, that Invested Capital shall be excluded from any computation thereof to the extent utilized to make a Restricted Payment.

  "Investment" by any Person means any direct or indirect loan, advance (or other extension of credit, including any Guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any other payments for property or services for the account or use of others), the purchase or acquisition of any Capital Stock, bonds, notes, debentures or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the businesses or assets or stock or other evidence of beneficial ownership of, any Person or making of any Investment in any Person. Investments shall exclude accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

  "Issue Date" means the date on which the Notes are first authenticated and delivered under the Indenture.

  "Lien" means, with respect to any property or other asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, preference, priority or other encumbrance on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

  "Maturity", when used with respect to a Note, means the date on which the principal of such Note becomes due and payable as provided therein or in the Indenture, whether at the Stated Maturity, on the purchase date established pursuant to the terms of the Indenture with regard to a Change of Control Offer or an Asset Sale Offer, as applicable, or by declaration of acceleration, call for redemption or otherwise.

  "Net Cash Proceeds" means, (a) with respect to Asset Sales of any property or other assets by a Person or its Restricted Subsidiaries, cash and cash equivalents received net of (i) all reasonable out-of-pocket expenses of such Person or such Restricted Subsidiary incurred in connection with such sale, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses incurred (but excluding any finder's fee or broker's fee payable to any Affiliate of such Person) and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person or its Restricted Subsidiaries, (ii) all payments made by such Person or its Restricted Subsidiaries on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Debt or in order to obtain a

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

necessary consent to such transaction or by applicable law, be repaid in connection with such Asset Sale, (iii) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction, and
(iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided that, in the event that any consideration for a transaction (which would otherwise constitute Net Cash Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made or is reserved pursuant to clause (iv) above, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person or its Restricted Subsidiaries from escrow or ceases to be reserved, and provided that any non-cash consideration received in connection with any transaction that is subsequently converted to cash shall be deemed to be Net Cash Proceeds at such time, for purposes of an Asset Sale and shall thereafter be applied in accordance with "Certain Covenants--Limitation on Asset Sales", and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof. For purposes of the preceding clause (b) the value of the aggregate Net Cash Proceeds received by the Company upon the issuance of Capital Stock either upon the conversion of convertible Debt or Redeemable Capital Stock, will be the Net Cash Proceeds received upon the issuance of such Debt, or Redeemable Capital Stock, plus the incremental amount received by the Company upon the conversion, exchange or exercise thereof.

  "Officers' Certificate" means a certificate signed by the Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, the President or a Vice President, and by the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company and delivered to the Trustee, which certificate shall comply with the Indentures.

  "Permitted Debt" means (a) Vendor Debt in an aggregate principal amount not to exceed $780 million outstanding at any one time, (b) Debt permitted to be borrowed under the Credit Agreement in an aggregate principal amount not to exceed $175 million outstanding at any time, (c) Telecommunications Assets Debt; (d) Debt under Interest Swap Obligations designed to protect against or manage the Company's or any of its Subsidiaries' exposure to fluctuations in interest rates, provided that such obligations are related to payment obligations on other Permitted Debt, and Currency Hedging Obligations entered into in the ordinary course of business and designed to protect against or manage the Company's or any of its Subsidiaries' exposure to fluctuations in foreign currency exchange rates; (e) Debt of the Company to any of its Restricted Subsidiaries or Debt of a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company (but only so long as such Debt is held by a Person who is the Company or such a Restricted Subsidiary); (f) Debt in respect of (1) letters of credit, bankers' acceptances or other similar instruments or obligations, issued in connection with liabilities incurred in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers' compensation statutes) or (2) surety, judgment, appeal, performance and other similar bonds, instruments or obligations provided in the ordinary course of business; (g) Debt represented by the Notes and the Senior Notes, any Guarantees in respect thereof, and any Debt arising by reason of any Lien granted to secure any of the foregoing Debt; (h) Debt arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees, or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company, in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in

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connection with such disposition; (i) Capital Lease Obligations in an aggregate principal amount outstanding at any time not to exceed $10.0 million; (j) Debt in existence on the Issue Date; (k) Debt arising from the honoring of a check, draft or similar instrument of a Person drawn against insufficient funds, provided that such Debt is extinguished within five Business Days of its incurrence; (l) Debt incurred (and refinancing of such Debt) not to exceed, at any one time outstanding, two times the aggregate Net Cash Proceeds received by the Company after the Issue Date from the issuance and sale of its Capital Stock (other than (1) Redeemable Capital Stock and (2) preferred stock that requires the accrual of dividends in cash prior to the Stated Maturity of the Notes) or Subordinated Stockholder Debt to a Person that is not a Subsidiary of the Company to the extent that such Net Cash Proceeds have not been used to make a Permitted Investment pursuant to clause
(a) of the definition of "Permitted Investments", or to make a Restricted Payment pursuant to the "Limitation on Restricted Payments" covenant, provided that such Debt does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes; (m) any Debt incurred in connection with or given in exchange for the renewal, extension, substitution, refunding, defeasance, refinancing or replacement of any Debt referred to in clauses (c),
(g), (j), (n), and (o) and not incurred in violation of the Indenture ("Refinancing Debt"), provided, however, that (1) the principal amount of such Refinancing Debt shall not exceed the principal amount of the Debt so renewed, extended, substituted, refunded, defeased, refinanced or replaced (plus the premiums paid, and the expenses incurred, in connection therewith), (2) with respect to Refinancing Debt of any Debt, if the Average Life of the Debt being renewed, extended, substituted, refunded, defeased, refinanced or replaced is equal to or greater than the Average Life of the Notes, the Refinancing Debt shall have an Average Life equal to or greater than the Average Life of the Notes and shall not mature prior to the Stated Maturity of the Notes, and (3) with respect to Refinancing Debt of any Debt, such Refinancing Debt shall rank no more senior (including as a result of structural subordination of the Notes), and shall be at least as subordinated, in right of payment to the Notes as the Debt being renewed, extended, substituted, refunded, defeased, refinanced or replaced; (n) Debt incurred in connection with a prepayment or redemption of the Notes or the Senior Notes pursuant to a Change of Control, provided that the principal amount of such Debt does not exceed 101% of the principal amount at Stated Maturity of the Notes or the principal amount of the Senior Notes prepaid (plus the amount of reasonable expenses incurred in connection therewith) and that such Debt (i) has an Average Life to stated maturity equal to or greater than the remaining Average Life to Stated Maturity of the Notes and (ii) does not mature prior to the Stated Maturity of the Notes; (o) Debt incurred if after giving pro forma effect to the incurrence and application of the proceeds thereof, the Debt to Annualized EBITDA Ratio would not equal or exceed 5 to 1 in the case of any such incurrence; (p) Debt of the Company or any of its Restricted Subsidiaries arising by reason of the recharacterization of the sale of accounts receivable to an Accounts Receivable Subsidiary; and (q) Subordinated Stockholder Debt.

  For purposes of determining compliance with, and any particular amount of Debt under, the "Limitation on Debt" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Debt shall be disregarded (x) if otherwise included in the determination of such particular amount, or (y) if incurred by the obligor on such Debt, to the extent that any such Guarantee, Lien or letter of credit secures the principal amount of such Debt. For purposes of determining compliance with the "Limitation on Debt" covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in this definition of Permitted Debt, the Company, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses.

  For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Debt denominated in a foreign currency, the Dollar-equivalent principal amount of such Debt incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Debt was incurred, in the case of term debt, or first committed, in the case of revolving credit debt, provided that (x) the Dollar-equivalent principal amount of any such Debt outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date and (y) if such Debt is incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the

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

principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. The principal amount of any Debt incurred to refinance other Debt, if incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Debt is denominated that is in effect on the date of such refinancing.

  Debt of any Person that is not a Restricted Subsidiary, which Debt is outstanding at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or a Restricted Subsidiary, shall be deemed to have been incurred at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or a Restricted Subsidiary, and Debt which is assumed at the time of the acquisition of any asset shall be deemed to have been incurred at the time of such acquisition.

  "Permitted Holder" means each of MSI, DSC, NTT, Alex J. Mandl and their respective Affiliates on the Issue Date.

  "Permitted Investments" means (a) Investments in an aggregate amount not to exceed the sum of (i) Invested Capital, (ii) the Fair Market Value of Qualified Capital Stock of the Company, Redeemable Capital Stock of the Company, or Debt securities of the Company convertible into Qualified Capital Stock of the Company, in the latter two cases upon such redemption or conversion thereof into Qualified Capital Stock of the Company, issued by the Company or any Restricted Subsidiary of the Company as consideration for any such Investments made pursuant to this clause (a), and (iii) in the case of the disposition or repayment of any Investment made pursuant to this clause
(a) after the Issue Date (including by redesignation of an Unrestricted Subsidiary of the Company to a Restricted Subsidiary of the Company), an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment; (b) Permitted Temporary Investments; (c) Investments in assets used in the ordinary course of business; (d) Investments in any Person as a result of which such Person becomes a Restricted Subsidiary of the Company provided that such Restricted Subsidiary is engaged in a Telecommunications Business; (e) Investments in trade receivables, prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (f) loans and advances to employees made in the ordinary course of business; (g) Interest Swap Obligations and Currency Hedge Obligations; (h) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under the covenant described in "Certain Covenants--Limitation on Asset Sales"; (i) Investments in existence at the Issue Date and any extension, modification or renewal of any such Investment that does not increase the amount of such Investment; (j) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables; (k) any Investment by a Restricted Subsidiary of the Company or any Investment by the Company or a Restricted Subsidiary of the Company in a Restricted Subsidiary of the Company; (l) Investments deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of, or in connection with, the acquisition of such Person; and (m) Investments in or acquisitions of Capital Stock, Debt, securities or other property of Persons (other than Affiliates of the Company) received by the Company or any of its Restricted Subsidiaries in the bankruptcy or reorganization of or by such Person or any exchange of such Investment with the issuer thereof or taken in settlement of or other resolution of claims or disputes, and, in each case, extensions, modifications and renewals thereof.

  "Permitted Liens" means (a) Liens securing Vendor Debt and Debt incurred under the Credit Agreement provided that such Debt was incurred in compliance with clauses (a) and (b), respectively, of the definition of Permitted Debt;
(b) Liens securing Telecommunications Assets Debt; (c) Liens on property of a Person existing at the time such Person is merged with or into, or consolidated with, the Company or becomes a Restricted Subsidiary of the Company (and not incurred in anticipation of such transaction); provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries, other than the acquired Restricted Subsidiary; (d) Liens existing as of the Issue Date; (e) Liens on property or assets acquired by the Company or any of its Restricted Subsidiaries, provided that such Liens were not incurred in connection with, or in contemplation of such acquisition and do not extend to any other property or assets; (f) Liens in respect of

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

Interest Swap Obligations and Currency Hedge Obligations permitted under the Indenture; (g) Liens in favor of the Company or any of its Restricted Subsidiaries; (h) Liens securing the Notes and the Senior Notes or any Guarantees thereof; (i) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation or operating lease; (j) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; (l) Liens on the property or assets or Capital Stock of Accounts Receivable Subsidiaries and Liens arising out of any sale of accounts receivable in the ordinary course (including in connection with a financing transaction) to or by an Accounts Receivable Subsidiary or to Persons that are not Affiliates of the Company; (m) Liens on the Pledged Securities in favor of the Trustee and the holders of the Senior Notes; and
(n) any extension, renewal, refinancing, refunding or replacement of any Permitted Lien (or any arrangement to which such Permitted Lien relates), provided that such new Lien, pledge or deposit is limited to the property or assets that secured (or under the arrangement under which the original Permitted Lien arose, could secure) the obligations to which such Liens relate.

  "Permitted Temporary Investments" means (a) all Eligible Cash Equivalents except that the term "not more than one year and one day after the date of acquisition" is changed to "not more than two years after the Issue Date" and
(b) debt securities with an investment grade rating by Standard & Poor's Rating Services and Moody's Investors Service, Inc. issued by any Person and maturing within two years after the Issue Date.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability corporation or government or any agency or political subdivision thereof.

  "Proportionate Interest" in any issuance of Capital Stock of a Restricted Subsidiary means a ratio (i) the numerator of which is the aggregate amount of all Investments in Capital Stock of such Restricted Subsidiary by the Company and (ii) the denominator of which is the aggregate amount of all Investments in Capital Stock of such Restricted Subsidiary by all Persons.

  "Qualified Capital Stock" of any Person means a class of Capital Stock other than Redeemable Capital Stock.

  "Redeemable Capital Stock" of any Person means any equity security of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including on the happening of an event), is required to be redeemed or is redeemable at the option of the holder thereof, in whole or in part (including by operation of a sinking fund), or is exchangeable for Debt (other than at the option of such Person), in whole or in part, at any time prior to the Stated Maturity of the Notes.

  "Regular Record Date", for the interest payable on any interest payment date, means the February 15 or August 15 (whether or not a Business Day), as the case may be, next preceding such interest payment date.

  "Replacement Assets" means, with respect to any Asset Sale, properties or assets that, as determined by the Board of Directors, as evidenced by a Board Resolution, are used or will be used in the Telecommunications Business of the Company or a Restricted Subsidiary of the Company.

  "Restricted Payment" means (i) a dividend or other distribution declared and paid on the Capital Stock of the Company or to the Company's stockholders (in their capacity as such), or declared and paid to any Person other than the Company or a Restricted Subsidiary of the Company on the Capital Stock of any Restricted Subsidiary of the Company, in each case, other than dividends, distributions or payments made solely in Qualified Capital Stock of the Company or such Restricted Subsidiary (and other than pro rata dividends or distributions on Qualified Capital Stock of such Restricted Subsidiaries),
(ii) a payment made by the Company or any of its Restricted Subsidiaries (other than a payment to the Company or any Restricted Subsidiary of the

Company) to purchase, redeem, acquire or retire any Capital Stock of the Company or of a Restricted Subsidiary of the Company, (iii) a payment made by the Company or any of its Restricted Subsidiaries to redeem, repurchase, defease (including an in-substance or legal defeasance) or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, any Subordinated Debt of the Company, (iv) an Investment in any Person, including an Unrestricted Subsidiary, other than (a) a Permitted Investment, (b) an Investment by the Company in a Restricted Subsidiary of the Company or (c) an Investment by a Restricted Subsidiary of the Company in the Company or a Restricted Subsidiary of the Company or (v) a payment of principal, interest or other payment on or in respect of Subordinated Stockholder Debt. For calculation purposes upon any Person becoming a Restricted Subsidiary of the Company, no investments in that Person shall be considered to be Restricted Payments.

  "Restricted Subsidiary" of any Person means (i) any corporation other than an Unrestricted Subsidiary more than 50% of the outstanding shares of Voting Stock of which is owned or controlled, directly or indirectly, by such Person or (ii) any limited partnership other than an Unrestricted Subsidiary of which such Person or any Restricted Subsidiary of such Person is a general partner or (iii) any other Person (other than a corporation or limited partnership) other than an Unrestricted Subsidiary in which such Person, or one or more other Restricted Subsidiaries of such Person, or such Person and one or more other Restricted Subsidiaries thereof, directly or indirectly, have more than 50% of the outstanding partnership or similar interests or have the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

  "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

  "Significant Restricted Subsidiary" means a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act, or that owns or holds a Federal Communications Commission license for the transmission of wireless telecommunications services.

  "Stated Maturity", when used with respect to a Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

  "Subordinated Debt" means Debt of the Company that is subordinated in right of payment to the Notes.

  "Subordinated Stockholder Debt" means Debt of the Company to a Permitted Holder; provided that, except to the extent expressly permitted by the "Limitation on Restricted Payments" covenant, such Debt shall not by its terms or by the terms of any security into which it is convertible or for which it is exchangeable (including upon the happening of any event), pay principal, premium, if any, or interest (upon acceleration or otherwise) until the earlier of (a) six months after the Stated Maturity of the Notes and (b) the payment in full in cash of all the Notes and provided further that (i) such Debt shall be subordinated to the Notes pursuant to the terms of a subordinated note in the form attached to the Indenture and (ii) the Company shall have delivered one or more opinions of counsel as to the validity and enforceability of such subordinated note.

  "Subsidiary" means, with respect to any Person, (i) any corporation more than 50% of the outstanding shares of Voting Stock of which is owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person,
(ii) any general partnership, joint venture or similar entity, more than 50% of the outstanding partnership or similar interests of which are owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person and (iii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner.

  "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or useful in connection with a Telecommunications Business.

  "Telecommunications Assets Debt" means any Debt of the Company or any of its Restricted Subsidiaries to finance the acquisition, construction, expansion or development of Telecommunications Assets; provided that, at the time of incurrence, such Debt does not exceed 100% of the lesser of cost or Fair Market Value of the Telecommunications Assets to be so acquired, constructed, expanded or developed.

  "Telecommunications Business" means, when used in reference to any Person, that such Person is engaged primarily in the business of (i) transmitting or providing services relating to the transmission of voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunications Business or (iii) evaluating, participating in or pursuing any other activity or opportunity that is related to those identified in (i) or (ii) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company.

  "U.S. Government Obligations" means (x) securities that are (i) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which securities, in either case under clause (i) or (ii) above, are not callable or redeemable at the option of the issuer thereof, and
(y) depository receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest of the U.S. Government Obligation evidenced by such depository receipt.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company (a) that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below), (b) that shall be engaged in the same or similar line of business as the Company and its Restricted Subsidiaries, and (c) all the Debt of which shall be non-recourse to the Company and its Subsidiaries other than its Unrestricted Subsidiaries and (ii) any Subsidiary of an Unrestricted Subsidiary; provided that notwithstanding clause (i)(c) above, the Company or a Restricted Subsidiary of the Company may Guarantee, endorse, agree to provide funds for the payment or maintenance of, or otherwise become directly or indirectly liable with respect to, Debt of an Unrestricted Subsidiary but only to the extent that the Company or such Restricted Subsidiary could make an Investment in such Unrestricted Subsidiary pursuant to the covenant described under "Certain Covenants--Limitation on Restricted Payments" and any such Guarantee, endorsement or agreement shall be deemed an incurrence of Debt by the Company for purposes of the covenant described under "Certain Covenants--Limitation on Debt". The Board of Directors of the Company may designate any newly acquired or newly formed Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any capital stock of, or owns or holds any Lien on any property of, any other Subsidiary of the Company that is not an Unrestricted Subsidiary (other than an Subsidiary of the type referred to in clause (ii) above). Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers" Certificate certifying that such designation complied with the foregoing conditions. The Company's Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary (a "Revocation"); provided, however, that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing, including, without limitation, under the covenants described above under the captions "Limitation on Debt" and "Limitation on Liens," assuming the incurrence by the Company and its Restricted Subsidiaries at the time of such designation of all existing Debt and Liens of the Unrestricted Subsidiary to be so designated as a Restricted Subsidiary of the Company.

  "Vendor Debt" means any Debt incurred (x) pursuant to the facility contemplated by the Financing Commitment Letter and/or the Arrangement Commitment Letter or (y) pursuant to any agreement with one or more other vendors, suppliers or lessors of equipment (including any facility entered into with any vendor, supplier or lessor or any financial institution acting on behalf of any vendor, supplier or lessor as such agreement may be amended, modified, supplemented, refunded, refinanced, restructured, renewed or replaced from time to time (whether in whole or in part, whether with the original agent or lenders or other agents or lenders and whether provided under the original agreement or otherwise).

  "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

BOOK-ENTRY DELIVERY AND FORM

  The certificates representing the New Notes will be issued in fully registered form. Except as described below, the New Notes initially will be represented by one or more global Notes, in definitive, fully registered form without interest coupons (together the "Global Note") and will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. or such other nominee as DTC may designate. One Global Note shall be issued with respect to each $200 million aggregate principal amount at maturity of the New Notes and an additional certificate will be issued for any remaining amount of the New Notes tendered for exchange.

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provision of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the respective principal amounts at maturity of the New Notes represented by such Global Note to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

  So long as DTC or its nominee is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the New Notes represented by such Global Note for all purposes under the Indenture and the New Notes. No beneficial owners of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures in addition to those provided for under the Indenture. Owners of beneficial interests in the Global Note will not be entitled to have the New Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any New Notes under the Global Note. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any right of a holder of New Notes under the Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of the

Global Note, is entitled to take, DTC would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Payments of the principal of, premium, if any, and interest on the New Notes represented by the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest in respect of the Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such Global Note, as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfer between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a Holder requires physical delivery of Notes in certificated form ("Certificated Notes") for any reason, including to sell Notes to persons in states which require such delivery of such Notes or to pledge such Notes, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

  Unless and until they are exchanged in whole or in part for certificated New Notes in definitive form, the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

  Beneficial owners of New Notes registered in the name of DTC or its nominee will be entitled to be issued, upon request, New Notes in definitive certificated form.

  DTC has advised the Company that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction.

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for New Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Note.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

  Holders of New Notes are not generally entitled to any registration rights with respect to such New Notes. In connection with the initial issuance and sale of the Old Notes, the Initial Purchasers and their assignees became entitled to the benefits of the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, for the benefit of the holders of the Old Notes, Teligent is obligated to, at its own expense, (i) file the Exchange Offer Registration Statement with the Commission with respect to the Exchange Offer to exchange the New Notes for the Old Notes having substantially identical terms in all material respects to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions or interest rate increases as described herein) by May 21, 1998, (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective by the Commission under the Securities Act by July 20, 1998, (iii) use its best efforts to cause the Exchange Offer Registration Statement to remain effective until the closing of the Exchange Offer and (iv) use its best efforts to consummate the Exchange Offer by August 19, 1998. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the New Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open for at least 20 business days (or longer if required by applicable law) after the date that notice of the Exchange Offer is mailed to holders of the Old Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder who surrendered such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Original Issue Discount on the New Notes will accrue from the date of original issuance of the Old Notes.

  Under existing interpretations of the Securities Act by the staff of the Commission contained in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the New Notes would generally be freely transferable by holders thereof after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of Old Notes, as set forth below). However, any purchaser of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

  In addition, in connection with any resales of New Notes, any broker-dealer (a "Participating Broker-Dealer") which acquired the Old Notes for its own account as a result of market making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. The Company will agree to make available for a period of up to 90 days after consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any Participating Broker-Dealer and any other persons, if any, with similar prospectus delivery requirements, for use in connection with any resale of New Notes. A Participating Broker-Dealer or any other person that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations thereunder).

  Each holder of the Old Notes (other than certain specified holders) who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes, (iii) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable and (iv) it is not acting on behalf of any person who could not truthfully make the foregoing representations.

  In the event that (i) any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, (ii) for any other reason the Exchange Offer Registration Statement is not declared effective by July 20, 1998 or the Exchange Offer is not consummated by August 19, 1998, (iii) any holder of Old Notes (other than the Initial Purchasers) is not eligible to participate in the Exchange Offer, or (iv) under certain circumstances, if the Initial Purchasers shall so request, the Company will, at its expense, (a) as promptly as practicable, file with the Commission the Shelf Registration Statement covering resales of the Old Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by August 19, 1998 and (c) use its best efforts to keep effective the Shelf Registration Statement until the earlier of two years from the Issuance Date or such shorter period ending when all Notes covered by the Shelf Registration Statement have been sold in the manner set forth and as contemplated in the Shelf Registration Statement or when the Notes become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions, if any. The Company will, in the event of the filing of the Shelf Registration Statement, provide to each holder of the Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder of Notes that sells its Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

  Although the Company intends to file the registration statements described above, as required, there can be no assurance that such registration statements will be filed, or, if filed, that they will become effective. In the event that either (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to May 21, 1998, (ii) the Exchange Offer Registration Statement has not been declared effective on or prior to July 20, 1998 or (iii) the Exchange Offer is not consummated, and a Shelf Registration Statement is not declared effective, on or prior to August 19, 1998, cash interest ("Additional Interest") will accrue and become payable on the Notes (in addition to the accrual of original issue discount on the Notes), at a rate per annum equal to one-quarter of one percent of the Accreted Value of the Old Notes following May 21, 1998 in the case of clause (i) above, following July 20, 1998 in the case of clause (ii) above or following August 19, 1998 in the case of clause (iii) above, which rate will be increased by an additional one-quarter of one percent per annum for each 90-day period that any such additional interest continues to accrue; provided that the aggregate increase in such annual interest rate may in no event exceed one percent. Such Additional Interest shall become payable semi-annually on each March 1 and September 1, as applicable, following the periods set forth in clauses (i),
(ii) or (iii) above. Upon (x) the filing of the Exchange Offer Registration Statement after May 21, 1998, (y) the effectiveness of the Exchange Offer Registration Statement after July 20, 1998 described in clause (ii) above or
(z) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after August 19, 1998 described in clause (iii) above, such Additional Interest rate borne by the Old Notes from the date of such filing, effectiveness or consummation, as the case may be, will be reduced to the original interest rate if the Company is otherwise in compliance with this paragraph; provided, however, that if, after any such reduction in interest rate, a different event specified in clause (i), (ii) or
(iii) above occurs, the interest rate may again be increased pursuant to the foregoing provisions.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which will be made available upon request to the Company.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

GENERAL

  Teligent has the ability to source key network components from a number of equipment vendors. Unlike many cellular and PCS networks, fixed wireless networks can be constructed using equipment from different manufacturers because customers do not roam between base stations. Teligent believes that the flexibility provided by vendor diversity will assist in ensuring an adequate and prompt supply of equipment at attractive prices.

  The Company has entered into the Network Products Purchase Agreement with Nortel for the purchase of the Deliverables. The Company has also entered into the Financing Commitment Letter with Nortel setting forth the anticipated terms and conditions under which Nortel will provide the Nortel Loans to the Company in an aggregate amount of up to $780 million which will be used to finance the purchase of the Deliverables and to provide working capital. The obligation of Nortel to provide the Vendor Financing is subject to numerous conditions, including the negotiation, execution and delivery of definitive documentation relating to the Vendor Financing. There can be no assurance that the parties will be able to reach agreement on the terms of such definitive documentation. In addition, the Financing Commitment Letter is subject to, among other things, the completion of Nortel's due diligence review and the absence, as determined by Nortel in its reasonable discretion, of (i) material adverse changes in the U.S. financial or capital markets generally, or in the loan syndication market for comparable facilities and (ii) any material adverse change in the business, condition (financial or otherwise), operations, performance, prospects or properties of the Company and its subsidiaries, taken as a whole.

  Under the Financing Commitment Letter, Nortel has the right to engage financial institutions to underwrite a syndication of the Vendor Financing, and in contemplation thereof, the Arranging Agents have entered into the Arrangement Commitment Letter with Nortel pursuant to which the Arranging Agents have committed to provide the full amount of the Vendor Financing and to underwrite and arrange the syndication of the Vendor Financing on behalf of Nortel subject to certain terms and conditions. Subsequent thereto, the Underwriting Agents (which include the Arranging Agents) entered into the Underwriting Commitment Letter directly with the Company pursuant to which the Underwriting Agents have committed to (i) provide the Syndicated Loans to the Company in an aggregate amount up to $800 million in lieu of the Nortel Loans contemplated by the Financing Commitment Letter, which Syndicated Loans (other than $20 million of telecommunications assets debt thereunder) will be provided on behalf of Nortel, and (ii) underwrite and arrange the Syndicated Vendor Financing, subject to certain terms and conditions. The Company is currently negotiating the terms of definitive documentation for the Syndicated Vendor Financing with the Underwriting Agents. The obligations of the Underwriting Agents under the Underwriting Commitment Letter are subject to numerous conditions, including the negotiation, execution and delivery of definitive documentation with respect to the matters described therein. There can be no assurance the parties will be able to reach agreement on the terms of such definitive documentation. In addition, the Underwriting Commitment Letter is subject to, among other things, the completion of the Underwriting Agents' due diligence review, and the absence of (i) material adverse change in the business, condition (financial or otherwise), operations, performance, prospects or properties of the Company and its subsidiaries, and (ii) a material disruption of, or material adverse change in, financial, banking or capital market conditions.

  If the Underwriting Agents, together with any other lenders or agents, and the Company execute and deliver definitive documentation as contemplated by the Underwriting Commitment Letter and the Syndicated Loans become initially available to the Company, Nortel will be released from its obligations under the Financing Commitment Letter. Unless and until such definitive documentation has been executed and delivered, Nortel shall remain obligated under the Financing Commitment Letter. If definitive documentation as contemplated either by the Financing Commitment Letter or the Underwriting Commitment Letter is not executed and delivered by the Option Date, each of Nortel and the Company may, but shall not be obligated to, terminate the Network Products Purchase Agreement, subject to any extensions of the Option Date.

NETWORK PRODUCTS PURCHASE AGREEMENT

  The Network Products Purchase Agreement outlines the principal terms and conditions under which the Company will purchase certain portions of its 24 GHz telecommunications systems network infrastructure equipment needs from Nortel (such equipment being herein referred to as the "Deliverables"). The provision of financing by Nortel is a condition precedent to the Company's obligation to purchase Deliverables from Nortel pursuant to the terms contemplated by the Network Products Purchase Agreement.

  The Network Products Purchase Agreement has a term of five years (the
"Term").

  The Network Products Purchase Agreement provides that Nortel will supply Teligent with switching infrastructure (Teligent Central Offices, or "TCOs") made by Nortel. The Network Products Purchase Agreement provides that Nortel will also supply microwave transmission products (Teligent Nodes, or "TNs", and Teligent Access Sites, or "TASs") in standard configurations. The TNs and TASs will be manufactured by Teligent-Approved Radio Vendors which will manufacture the products under the supervision of Nortel, which will then re-sell the products to Teligent. The Network Products Purchase Agreement provides that multiple Teligent-Approved Radio Vendors will be established in the next two years, and that Nortel could develop its own radio product manufacturing capability in order to also become a Teligent-Approved Radio Vendor.

  In addition, the Network Products Purchase Agreement provides that Nortel will provide various services to Teligent under Teligent's direction, including installation, commissioning, equipment engineering, and system integration such that ancillary third-party equipment may be supplied by Nortel.

  The Network Products Purchase Agreement distinguishes between "Core Deliverables" and "Adjunct Deliverables." Core Deliverables are the TCOs, TNs and TASs, and related Nortel-supplied services. The Equipment Purchase Letter of Intent contemplates that Nortel will provide Core Deliverables to the Company and that the Company will provide Nortel with the opportunity to bid on the supply of Adjunct Deliverables. Adjunct Deliverables are various types of third-party equipment necessary to the completion of the network infrastructure. The Network Products Purchase Agreement provides that Nortel will also bid on the supply of Adjunct Deliverables. The Network Products Purchase Agreement provides that both Core Deliverables and Adjunct Deliverables will be financed by Nortel pursuant to the arrangements contemplated by the Financing Letter of Intent, whether or not such Adjunct Deliverables are purchased from Nortel.

  Teligent has designated Nortel as a "Preferred Supplier" in the Network Products Purchase Agreement. By reason of this designation Teligent agrees to place all purchase orders for Core Deliverables during the Term with Nortel. The Network Products Purchase Agreement provides that certain additional benefits will be provided by Nortel to the Company so long as Nortel retains its Preferred Supplier status, including (i) Nortel will provide certain price and equipment performance protection to Teligent to ensure it remains competitive within the wireless CLEC industry; (ii) Nortel will provide assistance to the Company in network monitoring, management and provisioning for the first year of operations and (iii) Nortel will establish specialized corporate and regional support teams for Teligent's network deployment. The Network Products Purchase Agreement provides that the Company may terminate Nortel's Preferred Supplier status at any time.

  The Core Deliverables are subject to a volume discount arrangement between the parties under the terms contemplated by the Network Products Purchase Agreement. The volume discount will be increased as long as Nortel is Teligent's "Preferred Supplier." If Teligent issues purchase orders for Core Deliverables to other vendors, however, the basic volume discount remains intact.

  The Network Products Purchase Agreement provides that the basic volume discount will be tied to a projected dollar amount of purchases over the Term. If this projected amount is exceeded, Teligent will be entitled to credits or rebates at the end of the term. If Teligent's purchases fall short of the projected range, Nortel will be entitled to additional monies, as established by a volume discount table to be agreed to by the parties. However, the Network Products Purchase Agreement provides that if Nortel retains its Preferred Supplier status throughout the Term, there will be no true-up against Teligent at the end of the Term regardless of the actual purchase volume.

  The Network Products Purchase Agreement provides that Teligent will have no obligation to purchase any of its equipment from Nortel, and there will be no penalties for the termination of Nortel's preferred supplier status or for the termination of the definitive agreements themselves. Moreover, the Network Products Purchase Agreement provides that Nortel will face certain penalties for the late acceptance of equipment and system outages due to Nortel-supplied equipment and services.

  The Network Products Purchase Agreement provides that the definitive agreement will contain certain customary representations and warranties and limitations on liabilities. The Network Products Purchase Agreement provides that Nortel will warrant the capacity, operating parameters and availability of the equipment. In addition, the parties have also agreed in the Equipment Purchase Letter of Intent to a plan for the development of future features and functionality of the radio products.

  The Network Products Purchase Agreement provides that strategic partners of Teligent will be entitled to purchase Core Deliverables at the same price as Teligent and upon reasonably similar terms and conditions. While Nortel will not have the obligation to finance such purchases, this aspect of the agreement will enable such strategic partners to rapidly establish terms and conditions for the supply of equipment and services from Nortel.

FINANCING COMMITMENT LETTER AND UNDERWRITING COMMITMENT LETTER

  The Financing Commitment Letter contemplates that the Nortel Loans will be available in an aggregate amount of up to $780 million, in five tranches, as follows:

   Tranche A-1..................................................... $150 million
   Tranche A-2..................................................... $450 million
   Tranche B-1..................................................... $ 45 million
   Tranche B-2..................................................... $135 million
   Tranche C.......................................................           *
                                                                    ------------
       Total....................................................... $780 million
                                                                    ============

--------
*Tranche C is equal to $180 million less any amounts outstanding under Tranches B-1 and B-2.

  The Financing Commitment Letter contemplates that advances from Tranches A-1 and A-2 will be used to finance payments owing to Nortel in connection with the purchase of the Deliverables and that advances from Tranches B-1 and B-2 may be used by the Company to fund its working capital needs. Advances under Tranche C are only to be used to pay interest due on Tranche A and B advances during the first two years following initial funding.

  The Financing Commitment Letter contemplates that the Nortel Loans will be available to the Company in multiple drawings until the earlier of (i) the fourth anniversary of the date of the initial advance and (ii) December 31, 2001 (the relevant date, the "Commitment Termination Date"). Principal will be repaid in quarterly escalating installments commencing on the fourth anniversary of the date of the initial advance.

  The Financing Commitment Letter contemplates that Nortel may, with the prior written agreement of the Company, convert up to $195.0 million of advances under Tranches A-1 and B-1 into a nine-year senior secured term loan, which would be subject to limited annual amortization and otherwise be payable in full at maturity.

  The Financing Commitment Letter contemplates that the Nortel Loans will be subject to mandatory prepayment in the amount of (i) 100% of the proceeds of certain asset sales by the Company and its restricted subsidiaries which are not reinvested in the Company's business, (ii) 100% of voluntary or mandatory prepayments or redemptions of certain other indebtedness of the Company, (iii) beginning on the Commitment Termination Date, 50% of excess cash flow (as defined in the Financing Commitment Letter) of the Company, and (iv) 100% of certain pension plan reversions. The Company will also be entitled to optionally prepay the Nortel Loans at its option at any time without premium or penalty (other than standard breakage costs).

  The Underwriting Commitment Letter contemplates that the Syndicated Loans will be available in an aggregate amount of up to $800 million as follows:

   Term Loan Facility............................................. $600,000,000
   364-Day Revolving Credit Facility..............................  200,000,000
                                                                   ------------
       Total...................................................... $800,000,000
                                                                   ============

  All advances under each of the facilities may be used to finance the purchase of Deliverables and for other general corporate and working capital purposes, provided that $20 million under the facilities will be telecommunications assets debt. The 364-Day Revolving Credit Facility may be extended for an additional 364 days with the consent of the Lenders or converted into seven year amortizing term loans. The Term Loan Facility will be available in multiple draws for a period of 4 years and will be payable in 16 consecutive quarterly escalating installments commencing 51 months after closing. Availability under the facilities will be limited to $300,000,000 until the Company is commercially operational in at least 10 markets and limited to $550,000,000 until the Company is commercially operational in 25 markets. The facilities contemplated by the Underwriting Commitment Letter, when initially available to the Company, will be in lieu of any facilities contemplated by the Financing Commitment Letter and will be provided on behalf of Nortel.

  The Underwriting Commitment Letter contemplates that the facilities will be subject to mandatory prepayment in substantially similar circumstances (other than with respect to pension plan reversions) as the Financing Commitment Letter. Mandatory prepayments will also be required for change of control. Optional prepayments (and prepayments as a result of a change of control) occurring prior to the first anniversary of the closing will be subject to a prepayment fee.

  The Financing Commitment Letter contemplates that the Nortel Loans will accrue interest, at the Company's option, at an interest rate equal to a base rate or an adjusted eurodollar rate ("LIBOR"), plus an applicable margin consistent with comparable transactions, determined in accordance with the amount of new capital received by the Company. The Underwriting Commitment Letter contemplates that the Syndicated Loans will accrue interest, at the Company's option, at an interest rate equal to a base rate or LIBOR, plus an applicable margin determined in accordance with initially the revenues of the Company and thereafter the total leverage ratio of the Company. Under both the Financing Commitment Letter and the Underwriting Commitment Letter, interest will be payable quarterly in arrears for base rate advances and at the end of each interest period (and also after three months) for LIBOR advances.

  Both the Financing Commitment Letter and the Underwriting Commitment Letter contemplate that the loans contemplated thereby will be secured by substantially all of the existing and future assets of the Company. Certain of the Company's subsidiaries will also guarantee the Company's obligations under the loan documentation and will also pledge substantially all of their existing and future assets as collateral. Both the Financing Commitment Letter and the Underwriting Commitment Letter contemplate that all collateral for the loans contemplated thereby will be held for the equal and ratable benefit of, and shared by, Nortel, the other secured lenders to whom the loans contemplated thereby are syndicated and certain subsequent secured lenders or financiers of the Company (who will be expected to enter into collateral sharing or similar arrangements). The definitive loan documentation under either the Financing Commitment Letter or the Underwriting Commitment Letter is expected to contain significant covenants of the Company and its restricted subsidiaries, including, but not limited to, the following: (a) affirmative covenants with respect to compliance with laws, inspection rights, performance of other obligations, delivery of financing statements and other information, interest rate cap arrangements, and maintenance of licenses, (b) negative covenants restricting the ability to incur or create (with standard baskets and exceptions) liens, debt and lease obligations, and otherwise restricting (with customary exceptions) mergers or consolidations, disposal of assets, investments, payments of dividends and distributions changes in the nature of the business of the Company, prepayment or redemption of debt, conduct of business through its license or property companies and transactions with affiliates, and (c) financial covenants (including the following ratios: secured debt to total capitalization, total debt to total capitalization, and, in subsequent years, total debt to annualized EBITDA and fixed charge coverage; and the following operational measures: capital expenditures, minimum revenue and minimum lines).

  The definitive loan documentation under either the Financing Commitment Letter or the Underwriting Commitment Letter is expected to contain customary representations and warranties for similarly situated borrowers in secured transactions. The definitive loan documentation will also contain events of default (with standard grace periods and exceptions) with respect to payments, representations and warranties, covenants, cross default, bankruptcy and similar proceedings, judgments, enforceability of the loan documentation, validity and perfection of security interests, change of control, ERISA and other such other events of default as may be mutually agreed.

  In connection with the arranging and making of the Nortel Loans or the Syndicated Loans, as the case may be, the Company will be required to pay various arrangement, commitment and other fees to Nortel or the Underwriting Agents, as the case may be, and to the lenders under the applicable facilities customary for such facilities.

THE SENIOR NOTES

  On November 26, 1997, the Company issued, in a public offering, $300,000,000 aggregate principal amount of 11 1/2% Senior Notes due 2007. The Senior Notes rank pari passu with the Notes and contain provisions similar to the Notes offered hereby regarding optional redemption, change of control and covenants substantially similar to those in the Notes. The Senior Notes are senior unsecured obligations of the Company except for the pledge by the Company of certain securities which provide for payment of the first six scheduled interest payments.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of certain United States federal income tax consequences associated with the exchange of the Old Notes for the New Notes pursuant to the Exchange Offer and the ownership and disposition of the New Notes. This summary applies only to a beneficial owner of a New Note who acquired an Old Note at the initial offering for the original offering price thereof and who acquires the New Note pursuant to the Exchange Offer. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to subsequent purchasers of the New Notes and is limited to investors who hold the Old Notes and New Notes as capital assets. Furthermore, this discussion does not address all aspects of United States federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under United States federal income tax law (including, without limitation, certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have acquired the New Notes as part of a straddle, hedge, conversion transaction or other integrated investment).

  EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH PURCHASER OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

EXCHANGE OFFER

  For United States federal income tax purposes, a New Note received pursuant to the Exchange Offer will be treated as a continuation of the Old Note in the hands of a holder. As a result, there will be no United States federal income tax consequences to a holder who exchanges an Old Note for a New Note pursuant to the Exchange Offer and any such holder will have the same adjusted tax basis, holding period and original issue discount in the New Note as it had in the Old Note immediately before the exchange.

SALE, EXCHANGE AND REDEMPTION OF NOTES

  A sale, exchange or redemption of a New Note will result in capital gain or loss equal to the difference between the amount of cash or other property received for such New Note and the holder's adjusted tax basis in the New Note (except to the extent that such cash or other property is attributable to the payment of accrued and unpaid interest not previously included in income, which amount will be taxable as ordinary income). In the case of individual and other noncorporate taxpayers, capital gains recognized on New Notes held
(i) one year or less will be treated as short-term capital gains and taxed at ordinary income tax rates, (ii) more than one year but 18 months or less will be treated as mid-term capital gains and taxed at a maximum rate of 28% and
(iii) more than 18 months will be treated as long-term capital gains and taxed at a maximum rate of 20%. In addition, holders should consult their tax advisors regarding the availability and effect of a certain tax election to mark-to-market New Notes held on January 1, 2001.

  The foregoing does not discuss special rules that may affect the treatment of purchasers that acquired Old Notes other than at the initial offering for the original offering price thereof, including those provisions of the Code relating to the treatment of "market discount," "acquisition premium" and "amortizable bond premium."

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. In addition, until 180 days from the date of this Prospectus, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 90 days after the Expiration Date, Teligent will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Teligent has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the New Notes offered hereby will be passed upon for the Company by Laurence E. Harris.

                                    EXPERTS

  The financial statements of Teligent, Inc. (a development stage company) (formerly Teligent, L.L.C.) as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 1997 and for the periods March 5, 1996 (date of inception) to December 31, 1997 and 1996 appearing in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein. The financial statements audited by Ernst & Young LLP have been included in reliance on their report as experts in accounting and auditing.

                                                                        ANNEX A

                                   GLOSSARY

  24 GHz--The portion of the radio frequency spectrum in which fixed wireless licensees may hold up to five 80 MHz channels located between 24.25 GHz and
24.45 GHz and 25.05 and 25.25 GHz.

  Access charges--The fees paid by long distance carriers to LECs for originating and terminating long distance calls on their local networks.

  ADSL (Asymmetrical Digital Subscribers Line)--A technology designed for conventional copper wire connections which provides a 1.5-8 Mbps downstream data transfer rates, and 16-640 Kbps upstream data transfer rates. The speed of the connection is limited by the distance the signal must travel.

  ATM (Asynchronous Transfer Mode)--ATM is packet-based switching and transmission technology used to transmit voice, data and video.

  Bandwidth--At any given level of compression, the amount of information transportable over a link per unit of time. A single T-1 circuit will carry up to 1,544,000 bits (or 1.544 megabits) per second.

  Bit--A bit is the basic unit of information, yes-or-no, on-or-off, 1-or-0 in the binary (base 2) system which is the basis of digital computing. In contrast, a voice telephone signal over a copper wire is analog, reflecting a continuous range of vocal tone (frequency) and volume (amplitude).

  Broadband--Data streams of at least 1.544 megabits per second. Broadband communications systems can transmit large quantities of voice, data and video by way of digital or analog signals. Examples of broadband communications systems include DS-3 systems, which can transmit 672 simultaneous voice conversations, or a broadcast television station signal that transmits high resolution audio and video signals into the home. Broadband connectivity is an essential element for interactive multimedia applications.

  CAP (Competitive Access Provider)--A company that provides its customers with an alternative to the local telephone company for local and interstate transport of private line, special access and switched access telecommunications services. CAPs are also referred to in the industry as competitive local exchange carriers (CLECs), alternative local telecommunications service providers (ALTs) and metropolitan area network providers (MANs) and were formerly referred to as alternative access vendors
(AAVs).

  Cellular--Characterized by "cells," the area accessible by radio/antenna unit(s) typically located at one site. A cellular phone connects to the ratio/antenna unit in its current cell, then the connection is handed-off when the user moves to any other cell.

  Centrex--A central office managed group of lines; each line is individually connected to the central office switch, but four or five digit dialing is permitted among the line group.

  CLEC (Competitive Local Exchange Carrier)--A company that provides local exchange services in competition with the incumbent local exchange carrier.

  Compression--Any process that transforms a signal to a more compact form (fewer bits) for easier transfer, and then restores the signal after transfer.

  Copper wire--A shorthand reference to traditional telephone lines using electric current to carry signals over copper wire.

  CPE (Customer premise equipment)--Telecommunications equipment, such as a radio/antenna unit, which is installed on the customer premises.

  DEMS (Digital Electronic Message Service)--A two-way, end-to-end digital fixed microwave radio service utilizing both point-to-point and point-to-multipoint equipment for the provision of telecommunications services.

  Dialing parity--Dialing parity is one of the changes, required by the Telecommunications Act, intended to level the competitive playing field. Dialing parity when implemented will enable customers to dial only 1+ or 0+ for service no matter which local or long distance carrier they choose.

  Digital--A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary code digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. Digital transmission and switching technologies offer a threefold improvement in speed and capacity over analog techniques, allowing much more efficient and cost-effective transmission of voice, video, and data.

  Direct Inward Dial--A PBX trunk feature that allows the central office switch to recognize individual extension numbers and route calls to the PBX trunk.

  DNS (Domain Name System)--A general purpose, distributed, replicated, data query service chiefly used on the Internet for translating host names into their corresponding Internet addresses.

  DS-0, DS-1, DS-3--Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second, DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

  FCC--Federal Communications Commission.

  Fiber optics--Fiber optic cable largely immune to electrical interference and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information.

  Frame Relay--A high speed data packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56 kps to 1.5 mps.

  GHz (Gigahertz)--Billions of hertz or cycles per second; a measure used to characterize the frequency or amount of bandwidth of a radio frequency signal.

  HDSL (High Data Rate Digital Subscriber Line)--A technology designed for copper wire connections which provides, over limited distances (; 15,000 feet), T1 data transfer rates for both the downstream and upstream connection.

  Hertz--Cycles per second. A Hertz is one full cycle (sine curve with one peak and one valley).

  Inter-LATA long distance--Inter-LATA long distance calls are calls that pass from one LATA to another. Typically, these calls are simply referred to as "long distance" calls although intra-LATA calls can also be long distance calls.

  Internet--An array of interconnected networks using a common set of protocols defining the information coding and processing requirements that can communicate across hardware platforms and over many links now operated by a consortium of telecommunications service providers and others.

  ILEC (Incumbent Local Exchange Carrier)--A company providing local exchange services on the date of enactment of the Telecommunications Act. Traditional local telephone companies including RBOCs and GTE.

  ISDN--Integrated Services Digital Network, a standardized all-digital network that integrates voice and data communications through existing copper wiring.

  ISP--Internet service provider.

  IXC (Inter-exchange Carriers)--Usually referred to as long-distance service providers. There are many facilities-based IXCs, including AT&T, MCI, WorldCom, Sprint and Frontier.

  Kbps--Kilobits per second.

  Kilobit--One thousand bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "kilobits per second."

  LANs (Local Area Networks)--The interconnection of computers for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs. Most office computer networks use a LAN to share files, printers, modems and other items. Where computers are separated by greater distances, a Metropolitan Area Network (MAN) or other Wide Area Network (WAN) may be used.

  Last mile--A shorthand reference to the last section of a telecommunications path, to the ultimate end user, typically provided by a local exchange carrier.

  LATAs (Local Access and Transport Areas)--The geographically defined areas in which RBOCs were authorized by the MFJ to provide local exchange services. These LATAs roughly reflect the population density of their respective states (California has 11 LATAs while Wyoming has only one). There are 163 LATAs in the United States. LATAs have one or more area codes and may cross state lines.

  LEC (Local Exchange Carrier)--A company that provides local exchange services; see ILEC, CAP and CLEC.

  Legacy Network--Mature, proprietary network serviced by ILECs.

  Line of sight--An unobstructed view between a base station and a radio/antenna unit.

  Link--A transmission link between a base station and a radio/antenna unit.

  LMDS (Local Multipoint Distribution Service)--Digital wireless service in the 28-30 GHz frequency band. The FCC plans to hold spectrum auctions in this frequency band starting in February 1998.

  MAN--Metropolitan Area Network; see LAN.

  Market Area--The geographic market boundaries of a wireless license. Each license application as granted defines its own market area boundaries.

  Mbps--Megabits per second.

  Megabit--One million bits of information. The information-carrying capacity (i.e. bandwidth) of a circuit may be measured in "megabits per second."

  MFJ (Modified Final Judgment)--The MFJ was a settlement of an antitrust suit reached made in 1982 between AT&T and the Department of Justice which forced the breakup of the old Bell System. This judgment, also known as the Divestiture of AT&T, established seven separate RBOCs and enhanced the establishment of two distinct segments of telecommunications service; local and long distance. This laid the groundwork for intense competition in the long distance industry. The MFJ has been superseded by the Telecommunications Act of 1996.

  MHz (Megahertz)--Millions of hertz or cycles per second; a measure used to characterize the frequency or amount of bandwidth of a radio frequency signal.

  Microwave--A portion of the radio spectrum having radio waves that are physically very short, ranging in length between about 30 cm and 0.3 cm and generally used to refer to frequencies above 2 GHz.

  NTIA--National Telecommunications and Information Administration.

  Number portability--The ability of an end user to change local exchange or long distance carriers while retaining the same telephone number. If number portability does not exist, customers will have to change phone numbers when they change carriers.

  PBX (Private Branch Exchange)--A device located on the customer premises that provides call routing capability.

  PCS (Personal Communications Services)--Cellular-like services provided at the 2 GHz band of the radio spectrum rather than 800 MHz. A type of wireless telephone system that uses light, inexpensive handheld sets and communicates via low power antennas.

  POPs (Points of Presence)--Locations where a carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that carrier.

  RBOCs (Regional Bell Operating Companies)--The holding companies owning LEC affiliates of the old AT&T or Bell system.

  Resellers--Companies which purchase telecommunications services wholesale from underlying carriers and resell them to end users at retail rates.

  Roof rights--The legal right to locate, maintain and operate equipment (most commonly radio/antenna units) on the roofs of buildings, on special structures or even on utility poles or pylons, each of which provides the necessary line of sight location for wireless broadband transmission.

  SONET (Synchronous Optical Network)--A set of standards of optical communications transmission systems that define the optical rates and formats, signal characteristics, performance, management and maintenance information to be embedded within the signals and the multiplexing techniques to be employed in optical communications transmission systems. SONET facilitates the interoperability of dissimilar "vendors" equipment. SONET benefits business customers by minimizing the equipment necessary for various telecommunications applications and supports networking diagnostic and maintenance features.

  T1--Telecommunications industry standard data transfer rate of 1.544 Mbps.

  VDSL (Very High Data Rate Digital Subscriber Line)--A technology designed for copper wire which provides downstream data transfer rates over limited distance (1000-4500 feet) of 13-52 Mbps and upstream rates of 1.5-2.3 Mbps.

  WAN--Wide Area Network; see LAN

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                         NUMBER
                                                                         ------
Audited Financial Statements
  Report of Ernst & Young LLP, Independent Auditors.....................   F-2
  Balance Sheets as of December 31, 1997 and 1996.......................   F-3
  Statements of Operations for the year ended December 31, 1997 and the periods from March 5, 1996 (date of inception) to December 31, 1997
   and 1996.............................................................   F-4
  Statements of Stockholders' Equity (Deficit) for the period from March
   5, 1996 (date of inception) to December 31, 1997.....................   F-5
  Statements of Cash Flows for the year ended December 31, 1997 and the periods from March 5, 1996 (date of inception) to December 31, 1997
   and 1996.............................................................   F-6
  Notes to Financial Statements.........................................   F-7
Unaudited Financial Statements
  Condensed Balance Sheets as of March 31, 1998 (unaudited) and December
   31, 1997.............................................................  F-15
  Unaudited Condensed Statements of Operations for the three months ended March 31, 1998 and 1997, and for the period March 5, 1996 (date of inception) to March 31, 1998......................................  F-16
  Condensed Statements of Shareholders' Equity (Deficit) for the period
   March 5, 1996 (date of inception) to December 31, 1997, and for the three months ended March 31, 1998 (unaudited)........................  F-17
  Unaudited Condensed Statements of Cash Flows for the three months ended March 31, 1998 and 1997, and for the period March 5, 1996 (date of inception) to March 31, 1998......................................  F-18
  Notes to Unaudited Condensed Financial Statements.....................  F-19

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Teligent, Inc.

  We have audited the accompanying balance sheets of Teligent, Inc., (a development stage company) (formerly Teligent, L.L.C.) as of December 31, 1997 and 1996, and the related statements of operations, and stockholders' equity (deficit) and cash flows for the year ended December 31, 1997, and for the periods from March 5, 1996 (date of inception) to December 31, 1997 and 1996. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Teligent, Inc., (formerly Teligent, L.L.C.) at December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997, and for the periods from March 5, 1996 (date of inception) to December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Vienna, Virginia
February 27, 1998

                                 TELIGENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                          DECEMBER 31,
                                                   ---------------------------
                                                       1997           1996
                                                   -------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents....................... $ 424,900,715  $  1,302,612
  Prepaid expenses and other current assets.......     7,087,268       147,073
  Restricted cash and investments.................    30,372,962           --
                                                   -------------  ------------
    Total current assets..........................   462,360,945     1,449,685
  Property and equipment, net.....................     8,185,899     3,544,949
  Restricted cash and investments.................    64,702,148           --
  Intangible assets, net..........................    60,354,191           --
  Other assets....................................       777,085       150,695
                                                   -------------  ------------
    Total assets.................................. $ 596,380,268  $  5,145,329
                                                   =============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable................................ $  16,577,277  $  3,002,179
  Accrued interest and other......................     4,467,473       646,972
  Revolving line of credit........................           --      2,000,000
  Accrued company appreciation rights.............           --      2,778,165
                                                   -------------  ------------
    Total current liabilities.....................    21,044,750     8,427,316
11 1/2% Senior Notes, due 2007....................   300,000,000           --
Other non-current liabilities.....................     1,189,296       292,548
Commitments and contingencies
Stockholders' equity (deficit):
  Preferred stock.................................           --            --
  Common stock....................................       525,827           --
  Member contributions............................           --     24,058,158
  Additional paid-in capital......................   436,307,243           --
  Deficit accumulated during the development stage
   ...............................................  (151,686,848)  (13,632,693)
                                                   -------------  ------------
                                                     285,146,222    10,425,465
  Notes receivable from Executive.................  (11,000,000)   (14,000,000)
                                                   -------------  ------------
    Total stockholders' equity (deficit)..........   274,146,222    (3,574,535)
                                                   -------------  ------------
  Total liabilities and stockholders' equity (def-
   icit).......................................... $ 596,380,268  $  5,145,329
                                                   =============  ============

                       See notes to financial statements.

                                 TELIGENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                             PERIOD FROM MARCH 5, 1996 (DATE
                                              OF INCEPTION) TO DECEMBER 31,
                              YEAR ENDED     ---------------------------------
                           DECEMBER 31, 1997       1997             1996
                           ----------------- ----------------  ---------------
REVENUES:
  Management fees and
   other services provided
   to members.............   $   3,278,254   $      4,664,596  $     1,386,342
  Wireless communication
   services...............          32,745             32,745              --
                             -------------   ----------------  ---------------
    Total revenues........       3,310,999          4,697,341        1,386,342
COSTS AND EXPENSES:
  Cost of services........       4,785,589          6,410,595        1,625,006
  Sales, general and
   administrative
   expenses...............      43,465,732         53,048,369        9,582,637
  Stock-based
   compensation...........      84,042,581         86,820,746        2,778,165
  Depreciation and
   amortization...........       6,453,632          6,617,683          164,051
                             -------------   ----------------  ---------------
    Total costs and ex-
     penses...............     138,747,534        152,897,393       14,149,859
                             -------------   ----------------  ---------------
  Loss from operations....    (135,436,535)      (148,200,052)     (12,763,517)
Interest and other in-
 come.....................       3,241,837          3,251,932           10,095
Interest expense..........      (5,859,457)        (6,738,728)        (879,271)
                             -------------   ----------------  ---------------
Net loss..................   $(138,054,155)  $   (151,686,848) $   (13,632,693)
                             =============   ================  ===============
Net loss per share........   $       (2.94)  $          (3.25) $         (0.29)
                             =============   ================  ===============
Weighted average common
 shares outstanding.......      46,950,860         46,638,160       46,257,709
                             =============   ================  ===============


                       See notes to financial statements.

                                 TELIGENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
       PERIOD FROM MARCH 5, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1997

                                                                                                            NOTES
                                                 COMMON STOCK                 ADDITIONAL                  RECEIVABLE
                      CAPITAL     ------------------------------------------   PAID-IN     ACCUMULATED       FROM
                   CONTRIBUTIONS     A      B-1      B-2      B-3    TOTAL     CAPITAL       DEFICIT      EXECUTIVE
                   -------------  ------- -------- -------- ------- -------- ------------ -------------  ------------
Balance at March
 5, 1996 (date of
 inception)......  $        --    $   --  $    --  $    --  $   --  $    --  $        --  $         --   $        --
Member capital
 contributions...    24,058,158
Notes receivable
 from Executive..                                                                                         (15,000,000)
Amortization of
 notes receivable
 from Executive..                                                                                           1,000,000
Net loss.........                                                                           (13,632,693)
                   ------------   ------- -------- -------- ------- -------- ------------ -------------  ------------
 Balance at
  December 31,
  1996...........    24,058,158       --       --       --      --       --           --    (13,632,693)  (14,000,000)
                   ------------   ------- -------- -------- ------- -------- ------------ -------------  ------------
Contribution of
 licenses from
 members.........     8,497,006
Acquisition......    31,500,000
Cash
 contributions...   100,300,612
Contribution of
 equity prior to
 public
 offering........                                            34,700   34,700   59,965,300
Conversion of
 member interests
 to capital
 stock...........  (164,355,776)   18,314  214,367  172,062  23,134  427,877  163,927,899
Conversion of
 CARs and
 Appreciation
 Units to stock
 options.........                                                              86,820,746
Public stock
 offering........                  63,250                             63,250  125,593,298
Amortization of
 notes receivable
 from Executive..                                                                                           3,000,000
Net loss.........                                                                          (138,054,155)
                   ------------   ------- -------- -------- ------- -------- ------------ -------------  ------------
 Balance at
  December 31,
  1997...........  $        --    $81,564 $214,367 $172,062 $57,834 $525,827 $436,307,243 $(151,686,848) $(11,000,000)
                   ============   ======= ======== ======== ======= ======== ============ =============  ============
                      TOTAL
                   -------------
Balance at March
 5, 1996 (date of
 inception)......  $        --
Member capital
 contributions...    24,058,158
Notes receivable
 from Executive..   (15,000,000)
Amortization of
 notes receivable
 from Executive..     1,000,000
Net loss.........   (13,632,693)
                   -------------
 Balance at
  December 31,
  1996...........    (3,574,535)
                   -------------
Contribution of
 licenses from
 members.........     8,497,006
Acquisition......    31,500,000
Cash
 contributions...   100,300,612
Contribution of
 equity prior to
 public
 offering........    60,000,000
Conversion of
 member interests
 to capital
 stock...........           --
Conversion of
 CARs and
 Appreciation
 Units to stock
 options.........    86,820,746
Public stock
 offering........   125,656,548
Amortization of
 notes receivable
 from Executive..     3,000,000
Net loss.........  (138,054,155)
                   -------------
 Balance at
  December 31,
  1997...........  $274,146,222
                   =============


                       See notes to financial statements.

                                 TELIGENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                            PERIOD FROM MARCH 5, 1996 (DATE
                                             OF INCEPTION) TO DECEMBER 31,
                             YEAR ENDED     ---------------------------------
                          DECEMBER 31, 1997       1997             1996
                          ----------------- ----------------  ---------------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net loss                   $(138,054,155)     $(151,686,848)    $(13,632,693)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
  Depreciation and amor-
   tization.............        6,453,632          6,617,683          164,051
  Amortization of notes
   receivable from
   Executive............        3,000,000          4,000,000        1,000,000
  Amortization of debt
   issue costs..........           59,381             59,381              --
  Other noncurrent lia-
   bilities.............          896,748          1,189,296          292,548
  Stock-based compensa-
   tion.................       84,042,581         86,820,746        2,778,165
  Other.................         (626,390)          (777,085)        (150,695)
  Changes in current as-
   sets and current lia-
   bilities:
    Restricted cash and
     investments........       (1,168,357)        (1,168,357)             --
    Prepaid expenses and
     other current
     assets.............       (6,426,665)        (6,573,738)        (147,073)
    Accounts payable....       13,575,098         16,577,277        3,002,179
    Accrued expenses and
     other current lia-
     bilities...........        3,820,501          4,467,473          646,972
                           --------------   ----------------  ---------------
      Net cash used in
       operating
       activities.......      (34,427,626)       (40,474,172)      (6,046,546)
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Restricted cash and in-
 vestments..............      (93,906,753)       (93,906,753)             --
Purchase of property and
 equipment..............       (9,960,652)       (13,669,652)      (3,709,000)
Acquisition and other
 investments............      (10,720,000)       (10,720,000)             --
                           --------------   ----------------  ---------------
    Net cash used in in-
     vesting activi-
     ties...............     (114,587,405)      (118,296,405)      (3,709,000)
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Proceeds from bank
   borrowing............       40,500,000         42,500,000        2,000,000
  Repayment of bank bor-
   rowing...............      (42,500,000)       (42,500,000)             --
  Equity contribution
   prior to public
   offering.............       60,000,000         60,000,000              --
  Net proceeds from is-
   suance of common
   stock................      125,656,548        125,656,548              --
  Proceeds from long-
   term debt............      300,000,000        300,000,000              --
  Debt financing costs..      (11,344,026)       (11,344,026)             --
  Member contributions..      100,300,612        109,358,770        9,058,158
                           --------------   ----------------  ---------------
    Net cash provided by
     financing
     activities.........      572,613,134        583,671,292       11,058,158
                           --------------   ----------------  ---------------
Net increase in cash and
 equivalents............      423,598,103        424,900,715        1,302,612
Cash and cash equiva-
 lents, beginning of pe-
 riod...................        1,302,612                --               --
                           --------------   ----------------  ---------------
Cash and cash equiva-
 lents, end of period...   $  424,900,715   $    424,900,715  $     1,302,612
                           ==============   ================  ===============
SUPPLEMENTAL CASH FLOW
 INFORMATION:
Cash paid for interest..   $    2,450,000   $      3,325,000  $       875,000
                           ==============   ================  ===============

                       See notes to financial statements.

                                TELIGENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY

  Teligent, Inc. ("Teligent" or the "Company") (a development stage company) was formed in September 1997, as a wholly owned subsidiary of Teligent, L.L.C. On November 21, 1997 concurrent with an initial public offering of the Company's Class A Common Stock, Teligent, L.L.C. merged with and into the Company (the "Merger") with the Company as the surviving entity. Teligent, L.L.C. was originally formed in March 1996, by Microwave Services, Inc. ("MSI") and Digital Services Corporation ("DSC"), both of which, through affiliates, have extensive experience in pioneering wireless telecommunications businesses. Prior to the Merger, Nippon Telegraph and Telephone Corporation ("NTT"), through its wholly owned subsidiary NTTA&T, acquired a 5% interest in Teligent L.L.C., and immediately after the Merger acquired an additional 7.5% equity interest in the Company. All of Teligent, L.L.C.'s member interests were converted into shares of common stock upon the Merger in a manner proportionate to each member's percentage interest in Teligent, L.L.C. immediately prior to the Merger.

  Teligent, currently in the development stage, intends to be a premier provider of high quality, low cost voice, data, and video telecommunications services primarily to small and medium size businesses through its own fixed local wireless point-to-multipoint broadband networks and leased long distance facilities. The Company intends to deploy its 24 GHz fixed wireless licenses in 74 major U.S. metropolitan market areas.

2. SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with maturity dates of 90 days or less at the time of purchase to be cash equivalents. Cash equivalents consist of money market fund investments and short-term commercial paper. Restricted cash and investments relates to cash and securities held exclusively to fund future interest payments and to secure letters of credit obtained by the Company.

 Property and Equipment

  Property and equipment is recorded at cost. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the assets: 5-10 years for operating equipment, computer equipment, and furniture, and the lesser of the life of the asset or the lease term for leasehold improvements. Maintenance and repairs are charged to expense when incurred.

 Long-Lived Assets

  In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", management periodically reviews, if impairment indicators exist, the carrying value and lives of property and equipment and intangible assets based on expected future cash flows.

  The Company uses certain property and equipment to provide service to customers on an 18 GHz frequency. However, the Company's future business plans are to deploy a 24 GHz frequency network in its capacity as a

                                TELIGENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

telecommunications provider. As such, the Company has recorded, as a component of depreciation expense, an impairment loss of $5.0 million, which represents the difference between the net book value of the assets prior to the impairment loss and the estimated future cash flows to be derived by the assets.

 Intangible Assets

  Intangible assets, and their respective amortization lives, are as follows as of December 31, 1997:

                                                     YEARS
                                                     -----
            Fixed wireless licenses...  $49,808,769    15
            Debt financing costs......   11,344,022    10
                                        -----------
                                         61,152,791
            Accumulated amortization..     (798,600)
                                        -----------
                                        $60,354,191
                                        ===========

  Fixed wireless licenses represent the direct costs of obtaining such licenses, including $41.6 million acquired from FirstMark Communications, Inc. ("FirstMark", see Note 7). Debt financing costs represent fees and other costs incurred in connection with the issuance of long-term debt. Debt financing costs are amortized to interest expense over the term of the related debt.

 Income Taxes

  The Company uses the liability method of accounting for income taxes. Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and the basis reported in the financial statements. Prior to the Merger, Teligent, L.L.C. was treated as a partnership for U.S. Federal income tax purposes. Therefore, no provision for income taxes was made prior to the Merger, and tax losses recognized prior to the Merger are not available to offset any future earnings of the Company.

 Revenue Recognition

  Revenue from providing wireless communications services is recognized when services are rendered based on usage of the Company's exchange networks and facilities. Revenue from management fees, equipment leases, and other services provided to members or affiliated companies is recognized as earned on the accrual basis.

 Net Loss Per Share

  During 1997, the Company adopted SFAS No. 128 ("Earnings Per Share"), which requires the Company to present basic and fully diluted earnings per share for all years presented. The Company's net loss per share calculation (basic and fully diluted), is based upon the number of common shares outstanding immediately prior to the initial public offering, as if outstanding for all periods presented similar to a stock split, plus the weighted average common shares issued subsequently through December 31, 1997. There are no reconciling items in the numerator or denominator of the Company's net loss per share calculation. Employee stock options (see note 4) have been excluded from the net loss per share calculation because their effect would be anti-dilutive.

 Stock-Based Compensation

  SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") established a fair value method of accounting for employee stock options and similar equity instruments. The fair value method requires compensation cost to be measured at the grant date, based on the value of the award, and recognized over the

                                TELIGENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

service period. SFAS No. 123 allows companies to either account for stock-based compensation under the provisions of SFAS No. 123 or under the provisions of APB No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). The Company has elected to account for its stock-based compensation in accordance with the provisions of APB No. 25 and will present pro forma disclosures of net loss as if the fair value method had been adopted.

 Recent Pronouncements

  In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), which is required to be adopted during the first quarter of fiscal 1998. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the Statement of Stockholders' Equity. The Company will be required to restate earlier periods provided for comparative purposes, but believes that the adoption of SFAS No. 130 will not be material to the Company's reported financial condition or results of operations.

  In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which is required to be adopted during the year ended December 31, 1998. SFAS No. 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to stockholders. The effect of the disclosure for segment information on the Company's reported financial condition or results of operations is not expected to be material.

 Reclassifications

  Certain amounts in the prior periods' financial statements have been reclassified to conform to the current year's presentation.

3. CAPITAL STOCK

  The Company has authorized two classes of common stock, Class A Common Stock and Class B Common Stock. The rights of the two classes of Common Stock are substantially identical, except that until the number of shares held by holders of the respective series of Class B Common Stock fall below certain thresholds, such holders will have the right to elect directors to the Company's Board of Directors as follows: a majority of the directors will be elected by the holders of Series B-1 Common Stock, one director will be elected by the holders of Series B-2 Common Stock, and one director will be elected by the holders of Series B-3 Common Stock.

  The number of shares authorized, issued and outstanding at December 31, 1997, for each class of stock is summarized below:

                                                       SHARES     SHARES ISSUED
   CLASS                                   PAR VALUE AUTHORIZED  AND OUTSTANDING
   -----                                   --------- ----------- ---------------
   A......................................   $ .01   200,000,000    8,156,410
   Series B-1.............................     .01    30,000,000   21,436,689
   Series B-2.............................     .01    25,000,000   17,206,210
   Series B-3.............................     .01    10,000,000    5,783,400

  The Company has authorized 10,000,000 shares of Preferred Stock, par value $.01 per share, of which none are issued and outstanding.

                                TELIGENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Initial Public Common Stock Offering

  In November 1997, the Company completed an initial public offering of 6,325,000 shares of Common Stock at $21.50 per share (the "Equity Offering"), raising approximately $125.7 million of net proceeds, after deducting approximately $10.3 million of offering expenses.

4. STOCK-BASED COMPENSATION

 Company Appreciation Rights and Appreciation Units

  On September 1, 1996, Teligent, L.L.C. granted six separate Company Appreciation Rights ("CARs") to an executive officer of the Company (the "Executive") pursuant to an employment agreement dated September 1, 1996 (The "Employment Agreement"). For each CAR, the Executive was entitled to receive a percentage of the excess of the Company's fair market value, as defined, over the target value for the CAR. The CARs vested over a period of six years.

  During 1996, Teligent, L.L.C. adopted a Long-Term Incentive Compensation Plan (the "Plan") under which an aggregate of 1,600,000 appreciation units (the "Appreciation Units") were available and granted to employees and directors of the Company.

 Conversion of CARs and Appreciation Units into Stock Options

  Upon consummation of the Equity Offering, all outstanding CARs and Appreciation Units were converted into options (the "Conversion Options") to purchase a number of shares of Class A Common Stock at respective exercise prices such that the intrinsic value of the stock options approximated the intrinsic value of the CARs and Appreciation Units. The stock options granted in connection with this conversion are governed by and subject to the terms of the 1997 Plan (see "1997 Stock Incentive Plan" below) and have the same vesting schedule, vesting rights and term as the applicable CAR or Appreciation Units which were converted.

  Upon the conversion described above, the Company issued options to purchase an aggregate of 12,480,779 shares of the Company's Class A Common Stock at exercise prices ranging from $3.35 to $46.00 per share. In connection with the issuance of these options, the Company will recognize $186.3 million of compensation expense over the vesting period of the options. The Company recognized $84.0 million of compensation expense during the year ended December 31, 1997 ($86.8 million for the period from March 5, 1996 (date of inception) to December 31, 1997) and will recognize additional expense up to $99.5 million through September 1, 2002, as follows: $25.2 million per year through 2000, $21.4 million in 2001 and $2.5 million in 2002.

 1997 Stock Incentive Plan

  The Company maintains the Teligent, Inc. 1997 Stock Incentive Plan (the "1997 Plan"). As of December 31, 1997, the maximum number of shares of common stock available for grant under the 1997 Plan was 14,729,125. Generally, all options granted under the 1997 Plan vest over a period of five years and expire ten years from the date of grant.

  The Company applies the provisions of APB No. 25 in accounting for its stock-based compensation. Had compensation expense been determined in accordance with SFAS No. 123, the Company's net loss for the year ended December 31, 1997, and the periods from March 5, 1996 (date of inception) to December 31, 1996 and 1997 would have been $161.2 million, $12.5 million and $173.7 million, respectively. Options arising from the conversion of CARs and Appreciation Units have been valued based on the number and exercise price of the options issued upon conversion. The weighted average fair value of options granted was $18.57 and $14.04 in

                                TELIGENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

1997 and 1996, respectively, using the Black-Scholes option pricing model with the following assumptions: dividend yield 0%, risk free rate interest rate of 6.6% in 1997 and 7.0% for the period from March 5, 1996 (date of inception) to December 31, 1996, an expected life of ten years, and an expected volatility of .50 in 1997 and .34 for the period from March 6, 1996 (date of inception) to December 31, 1996.

  Additional information with respect to the Company's 1997 Plan is as follows.

                                   NUMBER OF   WEIGHTED AVERAGE
                                    OPTIONS     EXERCISE PRICE
                                   ----------  ----------------
     Options at beginning of
      year.......................         --           --
     Converted from Appreciation
      Units......................   6,471,047       $ 7.07
     Converted from CARs.........   6,009,732       $12.41
     Options granted under 1997
      Plan.......................     380,450       $22.18
     Options forfeited and re-
      turned to the plan.........     (50,544)      $12.94
                                   ----------
       Options outstanding at end
        of year..................  12,810,685       $10.00
                                   ==========
     Weighted average remaining
      contractual life...........   9.4 years
     Options exercisable at end
      of year:
       Exercise price of $6.52...     454,107
       Exercise price of $3.35...   1,001,622
                                   ----------
         Total...................   1,455,729
                                   ==========

5. NOTES RECEIVABLE FROM EXECUTIVE AND DEFERRED COMPENSATION

  The Executive's Employment Agreement provides for, among other things, a forgivable loan of $15,000,000 with a five-year term, at an interest rate of 6.53% per year, which was advanced to the Executive from certain stockholders of the Company. The loan is recorded as a reduction to stockholders' equity in the Company's financial statements. The Employment Agreement also provides for a payment of $5,000,000 on the fifth anniversary of the Executive's employment, or earlier in certain circumstances. The Company accrues the present value of the payment due over the expected service period of five years.

6. LONG-TERM DEBT

 Public Debt Offering

  In November 1997, the Company issued $300 million of 11 1/2% Senior Notes due 2007 (the "Senior Notes".) The Company used approximately $93.9 million of the net proceeds of this offering to purchase a portfolio of U.S. Treasury securities which are classified as restricted cash and investments on the balance sheet, and have been pledged as collateral for the payment of interest on the Senior Notes through December 1, 2000. Interest on the Senior Notes accrues at a rate of 11 1/2% per annum and is payable semi-annually on June 1 and December 1, commencing June 1, 1998.

  On or after December 1, 2002, the Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, at the following prices (expressed in percentages of the principal amount thereof).

            YEAR                               PERCENTAGE
            ----                               ----------
            2002..............................  105.750%
            2003..............................  103.833
            2004..............................  101.917
            2005 and thereafter...............  100.000

                                TELIGENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  Upon the occurrence of a change in control, as defined in the Senior Notes agreement, each holder of the Senior Notes will have the right to require the Company to repurchase all or any part of such holder's Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof on any change of control payment date, plus accrued and unpaid interest, if any, to such change of control payment date.

 Credit Facility

  In December 1996, the Company entered into a loan agreement with a bank providing for a $50.0 million senior secured revolving credit facility (the Credit Facility) which expired December 19, 1997. In November 1997, the Company used $42.5 million of proceeds from member cash contributions to repay all outstanding amounts under the Credit Facility, which was terminated.

7. ACQUISITION

  In October 1997, Teligent, L.L.C. acquired all of the outstanding stock of FirstMark (the "FirstMark Acquisition"), for an aggregate purchase price of approximately $42.0 million which consisted of $10.5 million in cash and a 5% member interest in Teligent, L.L.C valued at $31.5 million. As a result of the Merger, the sole stockholder of FirstMark received 1,831,410 shares of Teligent, Inc. Class A Common Stock. The FirstMark Acquisition was accounted for under the purchase method of accounting. The majority of the purchase price ($41.6 million) was allocated to the fixed wireless licenses acquired and the remaining amount was allocated to the net assets acquired. The acquisition of FirstMark would not have had a material impact on the Company's operating results for the year ended December 31, 1997 and thus no pro forma information has been disclosed herein.

8. PROPERTY AND EQUIPMENT

  The amounts included in property and equipment are as follows.

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1997         1996
                                                        -----------  ----------
   Operating equipment................................. $ 4,815,283  $1,999,690
   Computer equipment..................................   2,105,557     183,605
   Furniture and leasehold improvements................   2,072,462     366,937
   Systems in progress.................................   5,178,080   1,158,768
                                                        -----------  ----------
                                                         14,171,382   3,709,000
   Accumulated depreciation............................  (5,985,483)   (164,051)
                                                        -----------  ----------
                                                        $ 8,185,899  $3,544,949
                                                        ===========  ==========

9. INCOME TAXES

  Income and losses were reported on the respective tax returns of the members of Teligent L.L.C. and, therefore, no provision for income taxes was made for the period March 5, 1996 (date of inception) through December 31, 1996. As a result of the Merger, the Company has recorded income taxes in accordance with SFAS No. 109 for the year ended December 31, 1997.

                                TELIGENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  The tax effects of temporary differences as of December 31, 1997 are as follows:

   Deferred tax assets:
     Net operating loss carryforward.............................. $  2,356,383
     Stock based compensation.....................................   29,519,054
     Property and equipment.......................................    1,737,829
     Deferred compensation........................................    1,230,400
     Other........................................................      704,100
                                                                   ------------
       Total deferred tax assets..................................   35,547,766
   Deferred tax liability:
     Intangible assets............................................  (13,106,847)
                                                                   ------------
   Net deferred tax assets........................................   22,440,919
   Valuation allowance............................................  (22,440,919)
                                                                   ------------
       Total...................................................... $        --
                                                                   ============

  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company has not recorded its deferred tax assets and liabilities on its balance sheet given the fact that the majority of the assets and liabilities are long term and as such have no impact on the balance sheet.

  During the period ended December 31, 1997, the Company did not record an income tax provision given the significant operating losses and based on the fact that any resultant asset would be fully reserved. At December 31, 1997, the Company has a federal net operating loss carryforward of $6.9 million, which expires in the year 2017.

  A reconciliation between income taxes computed using the statutory federal income tax rate (34%) and the effective rate, for the year ended December 31, 1997, is as follows:

   Federal income tax (credit) at statutory rate................ $(46,938,413)
   Operating losses recognized by Teligent L.L.C. for which no
    tax benefit is available....................................   13,350,045
   Purchase accounting adjustment...............................   13,106,847
   Net change in valuation allowance (from beginning balance of
    $2,128,665).................................................   20,312,254
   Other........................................................      169,267
                                                                 ------------
                                                                 $        --
                                                                 ============

10. COMMITMENTS AND CONTINGENCIES

  The Company leases various operating sites, roof-tops, storage, and administrative offices under operating leases. Rent expense was approximately $2.3 million and $0.9 million for the year ended December 31, 1997 and the period March 5, 1996 (date of inception) to December 31, 1996, respectively. Future minimum lease payments by year and in the aggregate, are as follows at December 31, 1997:

   1998............................................................. $ 5,013,242
   1999.............................................................   5,200,713
   2000.............................................................   5,140,898
   2001.............................................................   5,180,322
   2002.............................................................   4,223,945
   Thereafter.......................................................  20,614,343
                                                                     -----------
                                                                     $45,373,463
                                                                     ===========

                                TELIGENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

11. RELATED PARTY TRANSACTIONS

  Employees of the parent companies of MSI and DSC performed administrative and management services on behalf of the Company. These services were billed to the Company at cost for the year ended December 31, 1997, and for the period March 5, 1996 (date of inception) through December 31, 1996, and totaled approximately $1.7 million and $1.5 million, respectively.

  Employees of the Company are covered under certain health and benefit plans of the parent company of MSI. The Company is billed for their pro rata cost of these benefits.

  The company entered into a five-year technical service agreement (the "TSA") with a subsidiary of NTT (the "Provider"). Under the terms of the TSA, the Provider will provide certain technical services to the Company relating to network design and implementation. During the first two years of the TSA which commenced December 1, 1997, the Company is required to pay the Provider a fee in the amount of $4.0 million per year. Payments during the remaining three years shall be negotiated annually based on the scope of technical services to be provided.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair value of the Company's financial instruments classified as current assets or liabilities, including cash and cash equivalents, restricted cash and investments and other assets, accounts payable and accrued expenses, approximate carrying value, principally because of the short maturity of these items. The fair value of the Company's non-current restricted cash and investments approximate carrying value based on their effective interest rates compared with market interest rates.

  As of December 31, 1997, the estimated fair value and carrying amount of the Company's 11 1/2% Senior Notes due 2007 was $301,590,000 and $300,000,000,
respectively.

13. SUBSEQUENT EVENT

  On February 20, 1998, the Company completed an offering (the "Discount Notes Offering") of $440 million 11 1/2% Senior Discount Notes due 2008 (the "Discount Notes"). The Discount Notes carry zero-coupon interest until March 1, 2003, after which the Discount Notes pay interest at 11 1/2% payable March 1 and September 1 through March 1, 2008. The Company received approximately $243.1 million net proceeds from the Discount Notes Offering, after deductions for offering expenses of approximately $7.6 million.

                                 TELIGENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            CONDENSED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                         MARCH31,    DECEMBER 31,
                                                           1998          1997
                                                        -----------  ------------
                                                        (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............................ $  636,933    $ 424,901
  Prepaid expenses and other current assets............      8,646        7,087
  Restricted cash and investments......................     31,796       30,373
                                                        ----------    ---------
    Total current assets...............................    677,375      462,361
Property and equipment, net............................     58,019        8,186
Restricted cash and investments........................     64,599       64,702
Intangible assets, net.................................     66,821       60,354
Other assets...........................................        807          777
                                                        ----------    ---------
    Total assets....................................... $  867,621    $ 596,380
                                                        ==========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................... $   53,723    $  16,577
  Accrued interest and other current liabilities.......     15,812        4,468
                                                        ----------    ---------
    Total current liabilities..........................     69,535       21,045
11 1/2% Senior Notes, due 2007.........................    300,000      300,000
11 1/2% Senior Discount Notes, due 2008................    253,650          --
Other non-current liabilities..........................      1,423        1,189
Commitments and contingencies
Stockholders' equity:
  Preferred stock......................................        --           --
  Common stock.........................................        526          526
  Additional paid-in capital...........................    442,982      436,307
  Deficit accumulated during the development stage.....  (190,245)     (151,687)
                                                        ----------    ---------
                                                           253,263      285,146
  Notes receivable from Executive, net.................    (10,250)     (11,000)
                                                        ----------    ---------
    Total stockholders' equity.........................    243,013      274,146
                                                        ----------    ---------
  Total liabilities and stockholders' equity........... $  867,621    $ 596,380
                                                        ==========    =========

                  See notes to condensed financial statements.

                                 TELIGENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       CONDENSED STATEMENTS OF OPERATIONS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                                                   PERIOD FROM
                                                                     MARCH 5,
                                                                       1996
                                            THREE MONTHS ENDED       (DATE OF
                                                 MARCH 31,          INCEPTION)
                                           ----------------------  TO MARCH 31,
                                              1998        1997         1998
                                           ----------  ----------  ------------
REVENUES:
  Communications services................. $       98  $      --    $      131
  Management fees and other services......        --          635        4,664
                                           ----------  ----------   ----------
    Total revenues........................         98         635        4,795
                                           ----------  ----------   ----------
COSTS AND EXPENSES:
  Cost of services........................      7,391         547       13,801
  Sales, general and administrative ex-
   penses.................................     19,229       4,556       72,277
  Stock-based compensation................      6,630       2,084       93,451
  Depreciation and amortization...........      1,573          87        8,191
                                           ----------  ----------   ----------
    Total costs and expenses..............     34,823       7,274      187,720
                                           ----------  ----------   ----------
  Loss from operations....................    (34,725)     (6,639)    (182,925)
Interest and other income.................      8,096           3       11,348
Interest expense..........................    (11,929)       (127)     (18,668)
                                           ----------  ----------   ----------
Net loss.................................. $  (38,558) $   (6,763)  $ (190,245)
                                           ==========  ==========   ==========
Net loss per share........................ $    (0.73) $    (0.15)  $    (4.02)
                                           ==========  ==========   ==========
Weighted average common shares outstand-
 ing...................................... 52,585,382  44,426,299   47,347,100
                                           ==========  ==========   ==========


                  See notes to condensed financial statements.

                                 TELIGENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

        PERIOD FROM MARCH 5, 1996 (DATE OF INCEPTION) TO MARCH 31, 1998
                             (AMOUNTS IN THOUSANDS)

                                                                                           NOTES
                                              COMMON STOCK        ADDITIONAL             RECEIVABLE
                             CAPITAL    -------------------------  PAID-IN   ACCUMULATED    FROM
                          CONTRIBUTIONS  A   B-1  B-2  B-3  TOTAL  CAPITAL     DEFICIT   EXECUTIVE   TOTAL
                          ------------- ---- ---- ---- ---- ----- ---------- ----------- ---------- --------
Balance at March 5, 1996
 (date of inception)....    $    --     $--  $--  $--  $--  $--    $    --    $     --    $    --   $    --
Member capital
 contributions..........      24,058                                                                  24,058
Notes receivable from
 Executive..............                                                                   (15,000)  (15,000)
Amortization of notes
 receivable from
 Executive..............                                                                     1,000     1,000
Net loss................                                                        (13,633)             (13,633)
                            --------    ---- ---- ---- ---- ----   --------   ---------   --------  --------
 Balance at December 31,
  1996..................      24,058     --   --   --   --   --         --      (13,633)   (14,000)   (3,575)
                            --------    ---- ---- ---- ---- ----   --------   ---------   --------  --------
Contribution of licenses
 from members...........       8,497                                                                   8,497
Acquisition.............      31,500                                                                  31,500
Cash contributions......     100,301                                                                 100,301
Conversion of member
 interests to capital
 stock..................    (164,356)     19  214  172   23  428    163,928                              --
Conversion of CARs and
 Appreciation Units to
 stock options..........                                             86,821                           86,821
Equity contribution
 prior to public
 offering...............                                 35   35     59,965                           60,000
Public stock offering...                  63                  63    125,593                          125,656
Amortization of notes
 receivable from
 Executive..............                                                                     3,000     3,000
Net loss................                                                       (138,054)            (138,054)
                            --------    ---- ---- ---- ---- ----   --------   ---------   --------  --------
 Balance at December 31,
  1997..................         --       82  214  172   58  526    436,307    (151,687)   (11,000)  274,146
                            --------    ---- ---- ---- ---- ----   --------   ---------   --------  --------
Exercise of stock
 options................                                                 45                               45
Stock-based
 compensation...........                                              6,630                            6,630
Amortization of notes
 receivable from
 Executive..............                                                                       750       750
Net loss................                                                        (38,558)             (38,558)
                            --------    ---- ---- ---- ---- ----   --------   ---------   --------  --------
 Balance at March 31,
  1998 (unaudited)......    $    --     $ 82 $214 $172 $ 58 $526   $442,982   $(190,245)  $(10,250) $243,013
                            ========    ==== ==== ==== ==== ====   ========   =========   ========  ========

                  See notes to condensed financial statements.

                                 TELIGENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       CONDENSED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                PERIOD FROM
                                       THREE MONTHS ENDED      MARCH 5, 1996
                                           MARCH 31,        (DATE OF INCEPTION)
                                       --------------------    TO MARCH 31,
                                         1998       1997           1998
                                       ---------  --------- -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.............................  $ (38,558) $ (6,763)      $(190,245)
Adjustments to reconcile net loss to
 net cash used in operating
 activities:
  Depreciation and amortization......      1,573        87           8,191
  Amortization of notes receivable
   from Executive....................        750       750           4,750
  Amortization of discount on long-
   term debt.........................      2,947       --            2,947
  Amortization of debt issue costs...        262       --              321
  Other noncurrent liabilities.......        234       219           1,423
  Stock-based compensation...........      6,630     2,084          93,451
  Other..............................        (30)      --             (807)
  Changes in current assets and cur-
   rent liabilities:
    Prepaid expenses and other cur-
     rent assets.....................     (1,559)     (353)         (8,133)
    Accounts payable.................     (3,783)     (789)         12,794
    Accrued interest and other cur-
     rent liabilities................     11,344       252          15,812
                                       ---------  --------       ---------
      Net cash used in operating ac-
       tivities......................    (20,190)   (4,513)        (59,496)
                                       ---------  --------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Restricted cash and investments....     (1,320)      --          (96,395)
  Purchase of property and equip-
   ment..............................     (9,648)   (1,388)        (23,317)
  Acquisitions and other invest-
   ments.............................        --     (5,570)        (10,720)
                                       ---------  --------       ---------
  Net cash used in investing activi-
   ties..............................    (10,968)   (6,958)       (130,432)
                                       ---------  --------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from bank borrowing.......        --     11,500          42,500
  Repayment of bank borrowing........        --        --          (42,500)
  Members contributions..............        --        --          109,359
  Equity contribution prior to public
   offering..........................        --        --           60,000
  Net proceeds from issuance of com-
   mon stock.........................        --        --          125,656
  Proceeds from long-term debt.......    250,703       --          550,703
  Debt financing costs...............     (7,558)      --          (18,902)
  Proceeds from exercise of stock op-
   tions.............................         45       --               45
                                       ---------  --------       ---------
    Net cash provided by financing
     activities......................    243,190    11,500         826,861
                                       ---------  --------       ---------
Net increase in cash and equiva-
 lents...............................    212,032        29         636,933
Cash and cash equivalents, beginning
 of period...........................    424,901     1,303             --
                                       ---------  --------       ---------
Cash and cash equivalents, end of pe-
 riod................................  $ 636,933  $  1,332       $ 636,933
                                       =========  ========       =========

                  See notes to condensed financial statements.

                                TELIGENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. THE COMPANY

  Teligent, Inc. ("Teligent" or the "Company") (a development stage company) was formed in September 1997, as a wholly owned subsidiary of Teligent, L.L.C. On November 21, 1997, concurrent with an initial public offering of the Company's Class A Common Stock, Teligent, L.L.C. merged with and into the Company (the "Merger") with the Company as the surviving entity. Teligent, L.L.C. was originally formed in March 1996, by Microwave Services, Inc. ("MSI") and Digital Services Corporation ("DSC"), both of which, through affiliates, have extensive experience in pioneering wireless telecommunications businesses. Prior to the Merger, Nippon Telegraph and Telephone Corporation ("NTT"), through its wholly owned subsidiary NTTA&T, acquired a 5% interest in Teligent L.L.C., and immediately after the Merger acquired an additional 7.5% equity interest in the Company. All of Teligent, L.L.C.'s member interests were converted into shares of common stock upon the Merger in a manner proportionate to each member's percentage interest in Teligent, L.L.C. immediately prior to the Merger.

  Teligent, currently in the development stage, intends to be a premier provider of high quality, low cost voice, data, and video telecommunications services primarily to small and medium size businesses.

2. SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying unaudited condensed financial statements included herein have been prepared by the Company in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC"). In the opinion of the Company's management, all adjustments and reclassifications of a normal and recurring nature necessary to present fairly the financial position, results of operations and cash flows for the periods presented have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles ("GAAP") have been condensed or omitted pursuant to SEC rules and regulations. These condensed unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the period ended December 31, 1997 filed with the Securities and Exchange Commission. The results of operations for the three months ending March 31, 1998 are not necessarily indicative of the results that may be expected for the full year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Income Taxes

  The Company uses the liability method of accounting for income taxes. Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and the basis reported in the financial statements. During the period ended March 31, 1998, the Company did not record an income tax provision given the significant operating losses and based on the fact that any resultant asset would be fully reserved.

 Net Loss Per Share

  During 1997, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", which requires the Company to present basic and fully diluted

                                TELIGENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

earnings per share for all years presented. For the period prior to 1998, the Company's net loss per share calculation (basic and fully diluted), is based upon the number of common shares outstanding immediately prior to the initial public offering, as if outstanding for all periods presented similar to a stock split, plus the weighted average common shares issued subsequent to the initial public offering. The Company's 1998 net loss per share calculation (basic and fully diluted) is based on the weighted average common shares outstanding. There are no reconciling items in the numerator or denominator of the Company's net loss per share calculation. Employee stock options have been excluded from the net loss per share calculation because their effect would be anti-dilutive.

 Comprehensive Income

  Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting of Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for the display of comprehensive income and its components in a full set of financial statements. Comprehensive income includes all changes in equity during a period except those resulting from the issuance of shares of stock and distributions to shareholders. There were no differences between net loss and comprehensive loss.

3. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

 Investing Activities

  During the three months ended March 31, 1998, the Company incurred capital expenditures of approximately $50.6 million, of which $40.9 million was accrued, and is not reflected in the accompanying condensed statement of cash flows.

4. CAPITAL STOCK

  During the three months ended March 31, 1998, stock options were exercised to purchase 6,860 shares of the Company's Class A Common Stock. The number of shares of the Company's Class A Common Stock issued and outstanding as of March 31, 1998 was 8,163,270.

5. DISCOUNT NOTE OFFERING

  On February 20, 1998, the Company completed an offering (the "Discount Notes Offering") of $440 million 11 1/2% Senior Discount Notes due 2008 (the "Discount Notes"). The Discount Notes carry zero-coupon interest until March 1, 2003, after which the Discount Notes pay interest at 11 1/2%, payable March 1 and September 1 through March 1, 2008. The Company received approximately $243.1 million net proceeds from the Discount Notes Offering, after deductions for offering expenses of approximately $7.6 million.

              PART II--INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

  Section 145 of the DGCL, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

 Certificate of Incorporation

  Article Eighth of the Company's Certificate of Incorporation provides that the Company will indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification will continue as to a person who has ceased to be a director or officer of the Company and will inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, that except for proceedings to enforce rights to indemnification, the Company will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by Article Eighth includes the right to be paid by the Company the expenses as incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

  The rights to indemnification and to the advance of expenses conferred in Article Eighth is not exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation, the By-Laws of the Company, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

 By-laws

  Section 1 of Article VIII of the By-laws provides that subject to Section 3 of Article VIII, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

  Section 2 of Article VIII of the By-laws provides that subject to Section 3 of Article VIII, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 3 of Article VIII of the By-laws provides that any indemnification under Article VIII (unless ordered by a court) will be made by the Company only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in
Section 1 or Section 2 of Article VIII, as the case may be. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders. To the extent, however, that a director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

  Section 5 of Article VIII of the By-laws provides that, notwithstanding any contrary determination in the specific case under Section 3 of Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of
Article VIII. The basis of such indemnification by a court will be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 1 or 2 of Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of Article VIII nor the absence of any determination thereunder will be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to Section 5 shall be given to the Company promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification will also be entitled to be paid the expense of prosecuting such application.

  Section 7 of Article VIII of the By-laws provides that the indemnification and advancement of expenses provided by or granted pursuant to Article VIII will not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the persons specified in Sections 1 and 2 of Article VIII shall be made to the fullest extent permitted by law. The provisions of Article VIII are not deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of Article VIII but whom the Company has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

  Section 8 of Article VIII of the By-laws provides that the Company may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of Article VIII.

  Section 11 of Article VIII of the By-laws provides that notwithstanding anything contained in Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 thereof), the Company will not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Company.

 Insurance

  The directors and officers of the Company are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), which might be incurred by them in such capacities and against which they cannot be indemnified by the Company.

 Underwriting Agreement

  The Underwriting Agreement dated November 20, 1997 entered into by the Company in connection with the IPO provides for the indemnification of the directors and officers of the Company and certain controlling persons against certain liabilities under certain circumstances, including certain liabilities under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) THE FOLLOWING EXHIBITS ARE FILED AS PART OF THE REGISTRATION STATEMENT

 3.1  Form of Certificate of Incorporation of Registrant, filed as Exhibit 3.1 to the
      Company's Registration Statement on Form S-1 (Registration No. 333-37381), dated
      November 26, 1997, and incorporated herein by reference.
 3.2  Form of By-laws of Registrant, filed as Exhibit 3.2 to the Company's Registration
      Statement on Form S-1 (Registration No. 333-37381), dated November 26, 1997, and incorporated herein by reference.
 4.1  Form of Stockholders Agreement, filed as Exhibit 4.1 to the Company's Registration
      Statement on Form S-1 (Registration No. 333-37381), dated November 26, 1997, and incorporated herein by reference.
 4.2  Form of Indenture between the Registrant, as issuer, and First Union National Bank, as Trustee, relating to Registrant's Senior Notes due 2007, including form of Note, filed as Exhibit 4.2 to the Company's Registration Statement on Form S-1
      (Registration No. 333-37381), dated November 26, 1997, and incorporated herein by reference.
 4.3  Form of Pledge Agreement between Registrant, as issuer, and First Union National
      Bank, as Escrow Agent, relating to Registrant's Senior Notes due 2007, filed as
      Exhibit 4.3 to the Company's Registration Statement on Form S-1 (Registration No.
      333-37381), dated November 26, 1997, and incorporated herein by reference.
 4.4  Form of Indenture between the Registrant, as issuer, and First Union National Bank, as Trustee, relating to Registrant's Senior Discount Notes due 2008, including form of Note filed as Exhibit to the Company's Form of Annual Report on Form 10-K, filed on March 31, 1998, and incorporated by reference herein.

 4.5   Form of Certificate for the Class A Common Stock, filed as Exhibit 4.4 to the
       Company's Registration Statement on Form S-1 (Registration No. 333-37381), dated
       November 26, 1997, and incorporated herein by reference.
 5.1   Opinion of Laurence E. Harris regarding the legality of the securities being registered.***
10.1   Employment Agreement, dated August 19, 1996, between Associated Communications,
       L.L.C. and Alex J. Mandl, filed as Exhibit 10.1 to the Company's Registration
       Statement on Form S-1 (Registration No. 333-37381), dated November 26, 1997, and incorporated herein by reference.
10.2   Stock Contribution Agreement, dated as of March 10, 1997, among Associated
       Communications, L.L.C., FirstMark Communications, Inc. and Lynn Forester, filed as
       Exhibit 10.2 to the Company's Registration Statement on Form S-1 (Registration
       No.333-37381), dated November 26, 1997, and incorporated herein by reference.
10.3   Securities Purchase Agreement, dated as of September 30, 1997, by and among
       Teligent, L.L.C., Microwave Services, Inc., Digital Services Corporation, and Nippon
       Telegraph and Telephone Corporation, filed as Exhibit 10.3 to the Company's
       Registration Statement on Form S-1 (Registration No. 333-37381), dated November 26,
       1997, and incorporated herein by reference.
10.4   Form of Registration Rights Agreement, by and among Teligent, L.L.C. and Nippon
       Telegraph and Telephone Corporation, filed as Exhibit 10.4 to the Company's
       Registration Statement on Form S-1 (Registration No. 333-37381), dated November 26,
       1997, and incorporated herein by reference.
10.5   Form of Technical Services Agreement, by and among Teligent, L.L.C. and NTT America,
       Inc., filed as Exhibit 10.5 to the Company's Registration Statement on Form S-1
       (Registration No. 333-37381), dated November 26, 1997, and incorporated herein by reference.
10.6   Agreement, dated September 29, 1997, among Teligent, L.L.C., Digital Services
       Corporation, Telcom-DTS Investors, L.L.C., Microwave Services, Inc., The Associated
       Group, Inc. and certain other parties, filed as Exhibit 10.6 to the Company's
       Registration Statement on Form S-1 (Registration No. 333-37381), dated November 26,
       1997, and incorporated herein by reference.
10.7   Agreement and Plan of Merger, dated as of October 6, 1997, by and between Teligent,
       Inc. and Teligent, L.L.C., filed as Exhibit 10.7 to the Company's Registration
       Statement on Form S-1 (Registration No. 333-37381), dated November 26, 1997, and incorporated herein by reference.
10.8   Form of Lease Agreement, dated as of July 22, 1997, for the 8065 Leesburg Pike,
       Vienna, Virginia office space lease between NHP Incorporated and Teligent, L.L.C., filed as Exhibit 10.8 to the Company's Registration Statement on Form S-1
       (Registration No. 333-37381), dated November 26, 1997, and incorporated herein by reference.
10.9   Form of Teligent, Inc. 1997 Stock Incentive Plan, filed as Exhibit 10.9 to the
       Company's Registration Statement on Form S-1 (Registration No. 333-37381), dated
       November 26, 1997, and incorporated herein by reference.
10.10  Network Products Purchase Agreement, dated December 11, 1997, by and between
       Northern Telecom Inc. and Teligent, Inc.* filed as Exhibit 10.10 to the Company's
       Form of Annual Report on Form
       10-K, filed on March 31, 1998, and incorporated herein by reference.
10.11  Financing Commitment Letter of Intent, dated October 28, 1997, by and between
       Northern Telecom Inc. and Teligent, Inc, filed as Exhibit 10.9 to the Company's
       Registration Statement on Form S-1 (Registration No. 333-37381), dated November 26,
       1997 and incorporated herein by reference.
10.12  Promissory Note, dated February 1, 1997, by Kirby G. Pickle, Jr. to Associated
       Communications, L.L.C., filed as Exhibit 10.10 to the Company's Registration
       Statement on Form S-1 (Registration No. 333-37381), dated November 26, 1997, and incorporated herein by reference.

10.13  Promissory Notes, each dated October 29, 1997, by Abraham L. Morris to Teligent,
       L.L.C., filed as Exhibit 10.11 to the Company's Registration Statement on Form S-1
       (Registration No. 333-37381), dated November 26, 1997, and incorporated herein by reference.
10.14  Promissory Note, dated August 5, 1997, by Laurence E. Harris to Associated
       Communications, L.L.C., filed as Exhibit 10.12 to the Company's Registration
       Statement on Form S-1 (Registration No. 333-37381), dated November 26, 1997, and incorporated herein by reference.
10.15  Promissory Note, dated April 7, 1997, by Steven F. Bell to Associated
       Communications, L.L.C., filed as Exhibit 10.14 to the Company's Registration
       Statement on Form S-1 (Registration No. 333-37381), dated November 26, 1997, and incorporated herein by reference.
10.16  Registration Rights Agreement dated as of March 6, 1998, by and between Teligent,
       Inc., and Microwave Services, Inc. filed as Exhibit 10.16 to the Company's Form of
       Annual Report on Form 10-K, filed on March 31, 1998, and incorporated herein by reference.
10.17  Registration Rights Agreement dated as of February 20, 1998, by and between
       Teligent, Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith
       Incorporated ("Merrill Lynch"), Goldman, Sachs & Co., Salomon Brothers Inc., and TD
       Securities (USA) Inc. filed as Exhibit 10.17 to the Company's Form of Annual Report
       on Form 10-K, filed on March 31, 1998, and incorporated herein by reference.
21.1   Significant Subsidiaries of the Registrant, filed as Exhibit 21.1 to the Company's
       Form of Annual Report on Form 10-K, filed on March 31, 1998, and incorporated by reference herein.
23.1   Consent of Ernst & Young LLP, Independent Auditors.**
23.2   Consent of Laurence E. Harris (included in exhibit 5.1).***
24.1   Power of Attorney (included in the signature pages to this Registration Statement).
25.1   Form T-1, Statement of Eligibility of Trustee.**
27.1   Financial Data Schedule filed as Exhibit 27.1 to the Company's Form of Annual Report on Form
       10-K, filed on March 31, 1998, and incorporated herein by reference (filed only electronically with the Securities and Exchange Commission).
27.2   Financial Data Schedule filed as exhibit 27.1 to the Company's Quarterly Report on
       Form 10-Q for the three months ended March 31, 1998, filed on May 15, 1998, and incorporated here by reference (filed only electronically with the Securities and
       Exchange Commission).
99.1   Form of Letter of Transmittal.***
99.2   Form of Notice of Guaranteed Delivery.***

--------
* Portions of this document have been omitted pursuant to a request for confidential treatment.
** Filed herein.
*** To be filed by amendment.

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes as follows:

    (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to between an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (6) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (7) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF VIENNA, STATE OF VIRGINIA, ON MAY 21, 1998.

                                          Teligent, Inc.

                                                     /s/ Alex J. Mandl
                                          By: _________________________________
                                                    Name: Alex J. Mandl
                                            Title: Chairman of the Board and
                                                 Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

  EACH PERSON IN SO SIGNING, ALSO MAKES, CONSTITUTES AND APPOINTS ALEX J. MANDL AND LAURENCE E. HARRIS, AND EACH OF THEM ACTING ALONE, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT, WITH FULL POWER OF SUBSTITUTION, TO EXECUTE AND CAUSE TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), ANY AND ALL AMENDMENTS AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, AND ANY RELATED REGISTRATION STATEMENT AND ITS AMENDMENTS AND POST-EFFECTIVE AMENDMENTS FILED PURSUANT TO RULE 462(B) UNDER THE ACT, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, AND HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEY-IN-FACT OR HIS SUBSTITUTE OR SUBSTITUTES MAY DO OR CAUSE TO BE DONE BY VIRTUE THEREOF.

              SIGNATURE                        TITLE                 DATE

         /s/ Alex J. Mandl             Chairman of the           May 21, 1998
-------------------------------------   Board, Chief
            ALEX J. MANDL               Executive Officer
                                        and Director

                                       Senior Vice               May 21, 1998
                                        President and Chief
       /s/ Abraham L. Morris            Financial Officer
-------------------------------------   (Principal
          ABRAHAM L. MORRIS             Financial Officer)

       /s/ Cindy L. Tallent            Vice President and        May 21, 1998
-------------------------------------   Controller
          CINDY L. TALLENT              (Principal
                                        Accounting Officer)

       /s/ Myles P. Berkman            Director                  May 21, 1998
-------------------------------------
          MYLES P. BERKMAN

              SIGNATURE                 TITLE                        DATE

       /s/ David J. Berkman             Director                 May 21, 1998
-------------------------------------
          DAVID J. BERKMAN

      /s/ William H. Berkman            Director                 May 21, 1998
-------------------------------------
         WILLIAM H. BERKMAN

       /s/ Donald H. Jones              Director                 May 21, 1998
-------------------------------------
           DONALD H. JONES

        /s/ Tetsuro Mikami              Director                 May 21, 1998
-------------------------------------
           TETSURO MIKAMI

        /s/ Rajendra Singh              Director                 May 21, 1998
-------------------------------------
           RAJENDRA SINGH